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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 29, 2010

Registration No. 333-168612

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Demand Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7379	20-4731239
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1299 Ocean Avenue, Suite 500
Santa Monica, California 90401
(310) 394-6400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Richard M. Rosenblatt
Chairman and Chief Executive Officer
Demand Media, Inc.
1299 Ocean Avenue, Suite 500
Santa Monica, California 90401
(310) 394-6400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
W. Alex Voxman, Esq. Robert A. Koenig, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071-1560 (213) 485-1234	Matthew P. Polesetsky, Esq. David T. Ho, Esq. Demand Media, Inc. 1299 Ocean Avenue, Suite 500 Santa Monica, California 90401 (310) 394-6400	Kevin P. Kennedy, Esq. Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2010

7,500,000 Shares

Common Stock

          This is an initial public offering of shares of common stock of Demand Media, Inc.

          Demand Media is offering 4,500,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 3,000,000 shares. Demand Media will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

          Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            .

          Application has been made for listing on the New York Stock Exchange under the symbol "DMD."

          See the section entitled "Risk Factors" on page 14 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Demand Media	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          To the extent that the underwriters sell more than 7,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 675,000 shares from Demand Media and 450,000 shares from the selling stockholders at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                        , 2010.

Goldman, Sachs & Co.	Morgan Stanley

UBS Investment Bank	Allen & Company LLC	Jefferies & Company

Stifel Nicolaus Weisel	RBC Capital Markets	Pacific Crest Securities

Raine Securities	JMP Securities

Prospectus dated                                    , 2010

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We're Listening.

Proprietary Algorithms and Processes
13,000+ member Professional Freelancer Community
Online Studio and Editorial Workspace

We're Creating
the content that consumers demand.

We're Publishing

SFGate
Home Guides
LIVESTRONG.COM
eHow
How to Install a Granite Bathroom Shower
Instructions
CONTENT
MONETIZATION
SOCIAL MEDIA

- More than 2.5 MM articles and 200,000 videos created
- 94 MM monthly visitors to our owned and operated properties
- Platform deployed to network of 375 customer websites

Demand Media™

          You should rely only on the information contained in this prospectus and in any free writing prospectus. We, the underwriters and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus. We, the underwriters and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

          Neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Business" and our consolidated financial statements and related notes before deciding whether to purchase shares of our capital stock. Unless the context otherwise requires, the terms "Demand Media," "the Company," "we," "us" and "our" in this prospectus refer to Demand Media, Inc., and its subsidiaries taken as a whole.

Our Mission

          Our mission is to fulfill the world's demand for commercially valuable content.

Our Company

          We are a leader in a new Internet-based model for the professional creation of high-quality, commercially valuable content at scale. While traditional media companies create content based on anticipated consumer interest, we create content that responds to actual consumer demand. Our approach is driven by consumers' desire to search for and discover increasingly specific information across the Internet. By listening to consumers, we are able to create and deliver accurate and precise content that fulfills their needs. Through our innovative platform—which combines a studio of freelance content creators with proprietary algorithms and processes—we identify, create, distribute and monetize in-demand content. We believe continued advancements in search, social media, mobile computing and targeted monetization will continue to be growth catalysts for our business.

          Our business is comprised of two distinct and complementary service offerings: Content & Media and Registrar. Our Content & Media service offering includes the following components:

  •
  Content creation studio that identifies, creates and distributes online text articles and videos, utilizing our proprietary algorithms, editorial processes and community of freelance content creators;

  •
  Enterprise-class social media applications that enable websites to offer features such as user profiles, comments, forums, reviews, blogs and photo and video sharing; and

  •
  A system of monetization tools that are designed to match targeted advertisements with content in a manner that optimizes advertising revenue and end-user experience.

          We deploy our proprietary Content & Media platform both to our owned and operated websites, such as eHow.com, and to websites operated by our customers, such as USATODAY.com. As a result, our platform serves a large and growing audience. According to comScore, for the month ended September 30, 2010, our owned and operated websites comprised the 17th largest web property in the United States and we attracted over 94 million unique visitors with over 621 million page views globally. Our reach is further extended through over 375 websites operated by our customers where we deploy one or more features of our platform. These customer websites generated over 1 billion page views to our platform during the month ended September 30, 2010, according to our internal data. As of September 30, 2010, our content studio had over 13,000 freelance content creators, who generated a daily average of over 6,300 text articles and videos during the quarter ended September 30, 2010. We believe the output from our content studio makes us one of the world's most prolific producers of professional online content.

          Our Registrar, with over 10 million Internet domain names under management, is the world's largest wholesale registrar and the world's second largest registrar overall. As a wholesaler, we provide domain name registration services and offer value-added services to over 7,000 active resellers, including small businesses, large e-commerce websites, Internet service providers and web-hosting companies. Our Registrar complements our Content & Media service offering by providing us with a recurring base of subscription revenue, a valuable source of data regarding Internet users' online interests, expanded third-party distribution opportunities and proprietary access to commercially valuable domain names that we selectively add to our owned and operated websites.

          We generate substantially all of our revenue through the sale of advertising in our Content & Media service offering and through domain name registrations in our Registrar service offering. For the year ended December 31, 2009 and the nine months ended September 30, 2010, we reported revenue of $198 million and $179 million, respectively. For these same periods, we reported net losses of $22 million and $6 million, respectively, operating loss of $18 million and $3 million, respectively, and adjusted operating income before depreciation and amortization, or Adjusted OIBDA, of $37 million and $42 million, respectively. See "Summary Consolidated Financial Information and Other Data—Non-GAAP Financial Measures" for a reconciliation of Adjusted OIBDA to the closest comparable measures calculated in accordance with GAAP.

Industry Background

          Over the last decade, the Internet has challenged traditional media business models by reshaping how content is consumed, created, distributed and monetized. Consumers today spend more of their time online, venturing beyond major Internet portals and visiting an increasing number of websites to find specific content for their personal needs and interests. In addition, consumers are changing the way they discover content online, primarily through advancements in web search technology and the popularity of social media. However, consumers are often unable to find the precise content that they are seeking because the demand for highly specific, pertinent information outpaces the supply of thoughtfully researched, trusted content.

          The increased specificity of consumer demand for online content strains many existing content creation business models. Traditional models focus on producing content with sufficiently broad audiences to justify elevated production costs. This traditional approach is less effective for fulfilling at scale the increasingly fragmenting consumer demand for content. Meanwhile, the widespread adoption of social media and other publishing tools has enabled a large number of individuals to more easily create and publish content on the Internet. However, the difficulty in constructing profitable business models has limited such individual endeavors largely to bloggers and passionate enthusiasts who, while often knowledgeable, may lack recognized credibility, production scale and broad distribution and monetization capabilities.

          The demand for highly specific content also presents new opportunities for advertisers seeking to effectively reach targeted audiences. Finding better ways to reach this fragmented consumer base remains a priority for advertisers, a trend that is likely to accelerate as online advertising growth outpaces that of offline advertising growth, and as advertising dollars follow audiences from offline to online media. From 2009 to 2012, online advertising in the United States is projected to grow to $31 billion, reflecting a compound annual growth rate of 16%. However, over that same period, total media advertising is only expected to grow at a compound annual growth rate of less than 1%, according to ZenithOptimedia.

          These trends present new and complex challenges for consuming, creating, distributing and monetizing online content that traditional and even new online business models have struggled to address. These challenges have had a profound impact on consumers, content creators, website publishers and advertisers who are in need of a solution that connects this disparate media ecosystem.

Our Solution

          Our solution is based on the following key elements:

  •
  Content.  We create highly relevant and specific online text and video content that we believe will have commercial value over a long useful life. We employ a rigorous process to select the subject matter of our content, including the use of automated algorithms with third-party and proprietary data along with several levels of editorial input. The objective of this process is to determine what content consumers are seeking, if it is likely to be valuable to advertisers and whether it can be cost-effectively produced. To produce professional content at scale, we engage our robust community of over 13,000 highly-qualified freelance content creators. Our technology and innovative processes allow us to produce articles and videos in a cost-effective manner while ensuring high quality output.

  •
  Social Media.  Our enterprise-class social media tools allow websites to add feature-rich applications, such as user profiles, comments, forums, reviews, blogs and photo and video sharing. These social media applications facilitate social media interactions and allow websites to better engage their users, as well as ensure interoperability with popular social destinations such as Facebook and Twitter.

  •
  Monetization.  The system of monetization tools in our platform includes contextual matching algorithms that place advertisements based on website content, yield optimization systems that continuously evaluate the performance of online advertisements to maximize revenue, and ad management infrastructures to manage multiple ad formats and control ad inventory.

  •
  Distribution.  We deploy some or all of the components of our platform to our owned and operated websites, such as eHow and LIVESTRONG.com, as well as to over 375 websites operated by our customers, such as the online version of the San Francisco Chronicle and the National Football League website. We also deploy the monetization features of our platform by placing advertising on a portfolio of over 500,000 undeveloped websites that we own. We have also begun to expand the distribution of our content by offering our Registrar customers the ability to add contextually relevant content from our extensive wholly-owned content library to their sites.

          Through our platform, we are able to deliver significant value to consumers, advertisers, customers and freelance content creators. We make the Internet a more useful resource to the millions of users searching for information online by analyzing consumer demand to create and deliver commercially valuable, high-quality content. Our advertisers benefit from gaining access to targeted audiences by matching their advertisements with our highly specific content delivered to both our owned and operated websites and our network of customer websites. Our customers benefit from the more engaging experience they are able to provide to their visitors by using our platform. Our freelance content creators benefit from the ready supply of work assignments available to them which allow them to earn income that is paid twice-weekly and to gain recognition by creating valuable content that reaches an audience of millions.

Our Competitive Advantages

  •
  Proprietary Technologies and Processes.  We have well-developed proprietary technologies and processes that underlie our Content & Media and Registrar service offerings. We continue to refine our algorithms and processes, incorporating the substantial data we are able to collect as a result of the significant scale of our operations.

  •
  Extensive Freelance Content Creator Community.  Our freelance content creator community consists of more than 13,000 individuals who have satisfied our rigorous qualification standards. A significant majority of our community has had prior journalism experience, and includes

    Associated Press and Society of Professional Journalists award-winning authors and Emmy award-winning filmmakers.

  •
  Valuable and Growing Content Library.  Our wholly-owned content library, consisting of over 2.5 million articles and approximately 200,000 videos as of September 30, 2010, forms the foundation of our growing and recurring revenue base. We strive to create content with positive growth characteristics over a long useful life. Our content library also provides other benefits to us, including generating strategic data regarding user behavior and preferences, building brand recognition by attracting significant traffic to our owned and operated websites and facilitating strategic revenue-sharing relationships with customers.

  •
  Substantial and Growing Audience.  We believe that the significant audience reach across our owned and operated websites and our network of customer websites increases our advertising opportunities, provides valuable feedback data that we utilize to refine our platform, enhances monetization and end-user experience and delivers economic benefits to our customers through our revenue-sharing program. For the month ended September 30, 2010, our owned and operated websites attracted over 94 million unique visitors who generated over 621 million page views globally according to comScore, and our network of customer websites generated over 1 billion page views to our platform during the same period according to our internal data.

  •
  Large, Complementary Registrar Service Offering.  We own and operate the world's second largest domain name registrar, with over 10 million domain names under management, which provides us with proprietary and valuable data, access to new sources of traffic and valuable websites as well as expanded third-party distribution opportunities for our platform.

  •
  Highly Scalable Operating Platform.  We have built an extensive operating infrastructure that is designed to scale with our growing services. Additionally, our systems have been customized to meet our unique service needs and provide us both the scale and flexibility that we need to manage our highly dynamic and growing service.

Our Strategy

          Key elements of our strategy are to:

  •
  Grow Our Audiences.  We aim to grow our online audience reach and build passionate, online user communities. We intend to specifically target high-value vertical market segments, expand partnerships with brands and leading publishers and increase the scope of our relationships with our current Registrar customers.

  •
  Improve Monetization.  We intend to increase monetization opportunities by improving ad-serving algorithms, growing our advertising base and expanding our direct sales force.

  •
  Enhance Our Value Proposition to our Content Creators, Website Publishers and Advertisers.  We intend to continuously deliver outstanding service, scale of audience and feedback to our freelance content creators, customers and advertisers in a manner that enhances our leadership position in the professional creation of original content at scale.

  •
  Increase Our Production Scale of High-Quality, Commercially Valuable Content.  We intend to build on our success as one of the world's largest creators of professional online content by utilizing our proprietary technologies, algorithms and processes to increase the scale at which we identify, produce and deliver high-quality, commercially valuable content.

  •
  Expand Internationally.  We believe our model is scalable and readily transferrable to international markets. We intend to capitalize on the growing breadth of skills of our freelance creator community and the versatility of our evergreen content that can often transcend geographies and cultures to target certain foreign, including non-English speaking, countries.

  •
  Embrace New Content Distribution Channels.  We intend to leverage and expand our existing distribution network to emerging and alternative channels, including complementary social media platforms, custom applications for mobile platforms and new types of devices used to access the Internet.

  •
  Grow Our Registrar.  We intend to continue to increase the number of domain names under management on our Registrar by offering registration services at attractive price points, increasing customer loyalty through the sale of reliable and affordable value-added services and offering turnkey solutions to help new and existing resellers manage and grow their customer bases.

Risk Factors

          There are numerous risks and uncertainties that may affect our financial and operating performance and our growth. You should carefully consider all of the risks discussed in "Risk Factors," which begins on page 14, before investing in our common stock. These risks include the following:

  •
  our history of operating losses and the limited operating history in our market, which makes evaluating our business and future prospects difficult;

  •
  the possibility that we may not be able to maintain or improve our competitive position or market share with respect to our Content & Media and Registrar service offerings;

  •
  the possibility that our relationship with Google from which a significant portion of our revenue is generated may be terminated or renewed on less favorable terms;

  •
  the possibility that our future internal rates of return on content may be less than our historic internal rates of return on content;

  •
  the current dependence of our Content & Media service offering on the success of eHow.com; and

  •
  the possibility that our customers may not renew their domain name registrations or may transfer their existing registrations to our competitors and we fail to replace their business.

Corporate Information

          We are incorporated in Delaware and headquartered in Santa Monica, California. We commenced operations in April 2006 with the acquisitions of eHow.com, a leading "how-to" content-oriented website, and eNom, a provider of Internet domain name registration services. Our principal executive offices are located at 1299 Ocean Ave, Suite 500, Santa Monica, California 90401, and our telephone number is (310) 394-6400. Our corporate website is www.demandmedia.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. Unless the context requires otherwise, the words "Demand Media," "we," "company," "us" and "our" refer to Demand Media, Inc. and our wholly owned subsidiaries.

          Demand Media®, the Demand Media logo and other trademarks or service marks of Demand Media appearing in this prospectus are the property of Demand Media. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of the respective holders.

 The Offering

Common stock offered by us	4,500,000 shares
Common stock offered by the selling stockholders	3,000,000 shares
Common stock outstanding after this offering	shares
Use of proceeds

We expect to receive net proceeds from this offering of approximately $       million, based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares in this offering by the selling stockholders, including upon the sale of shares if the underwriters exercise their option to purchase additional shares from certain of the selling stockholders in this offering. We intend to use the net proceeds from this offering for investments in content, working capital, product development, sales and marketing activities, general and administrative matters, capital expenditures and international expansion. We currently anticipate that our aggregate investments in content during the year ending December 31, 2011 will range from $50 million to $75 million. See "Use of Proceeds."

Directed share program

The underwriters have reserved for sale, at the initial public offering price, up to            shares of our common stock being offered for sale to business associates and Demand Media customers. We will offer these shares to the extent permitted under applicable regulations in the United States and in various countries. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Proposed New York Stock Exchange symbol	DMD

Conflict of interest

Entities affiliated with Goldman, Sachs & Co. beneficially owned as of September 30, 2010, 11,666,667 shares of Series D Preferred Stock. Because Goldman, Sachs & Co. is an underwriter, Goldman, Sachs & Co. is deemed to have a "conflict of interest" under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which is overseen by the Financial Industry Regulatory Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that a "qualified independent underwriter" meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. Incorporated has agreed to act as a "qualified independent underwriter" within the meaning of Rule 2720 in connection with this offering. See "Conflict of Interest" for a more detailed discussion of potential conflicts of interest.

          The number of shares of common stock to be outstanding after this offering is based on                  shares outstanding as of September 30, 2010 and excludes:

  •
  19,024,633 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2010 to purchase our common stock at a weighted average exercise price of $11.72 per share;

  •
  131,000 shares of common stock issuable upon the exercise of options granted on October 27, 2010 pursuant to our 2010 Incentive Award Plan at a weighted average exercise price of $15.36 per share;

  •
  12,500 restricted stock units granted on October 27, 2010 pursuant to our 2010 Incentive Award Plan;

  •
  15,500,000 shares of common stock reserved for issuance under our 2010 Incentive Award Plan and 10,000,000 shares of our common stock reserved for issuance under our 2010 Employee Stock Purchase Plan, as well as shares that become available under the 2010 Incentive Award Plan due to shares subject to awards under our Amended and Restated 2006 Equity Incentive Plan that terminate, expire or lapse for any reason and pursuant to provisions in the 2010 Incentive Award Plan that automatically increase the share reserve under the plan each year, as more fully described in "Executive Compensation—Equity Incentive Plans"; and

  •
  The issuance of 375,000 shares of common stock upon the exercise of a common stock warrant that does not expire upon the completion of this offering.

          Unless otherwise indicated, all information in this prospectus assumes:

  •
  A 1-for-2 reverse stock split of our common stock and a corresponding adjustment to the conversion price of all outstanding convertible preferred stock to be effected prior to the effectiveness of this offering;

  •
  The automatic conversion of all outstanding shares of our preferred stock into an aggregate of 61,672,256 shares of common stock effective immediately prior to the closing of this offering;

  •
  The issuance of            shares of common stock upon the net exercise of common stock warrants and a convertible preferred stock warrant, respectively, that would otherwise expire upon the completion of this offering based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus;

  •
  The filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering; and

  •
  No exercise by the underwriters of their right to purchase up to an additional                        shares of common stock from us and the selling stockholders.

Summary Consolidated Financial Information and Other Data

          The following summary consolidated financial information and other data for the nine months ended December 31, 2007 and the years ended December 31, 2008 and 2009 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The summary unaudited consolidated financial information and other data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

          Prospective investors should read these summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Nine Months ended December 31,	Year ended December 31,		Nine Months ended September 30,
	2007	2008	2009	2009	2010
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenue	$102,295	$170,250	$198,452	$142,965	$179,357
Operating expenses(1)(2)
Service costs (exclusive of amortization of intangible assets)	57,833	98,238	114,482	82,941	95,209
Sales and marketing	3,601	15,360	19,994	14,324	16,805
Product development	10,965	14,407	21,502	15,253	19,136
General and administrative	19,584	28,191	28,358	21,076	27,035
Amortization of intangible assets	17,393	33,204	32,152	24,254	24,482

Total operating expenses	109,376	189,400	216,488	157,848	182,667

Loss from operations	(7,081)	(19,150)	(18,036)	(14,883)	(3,310)

Other income (expense)
Interest income	1,415	1,636	494	285	19
Interest expense	(1,245)	(2,131)	(1,759)	(1,508)	(517)
Other income (expense), net	(999)	(250)	(19)	(2)	(164)

Total other expense	(829)	(745)	(1,284)	(1,225)	(662)

Loss before income taxes	(7,910)	(19,895)	(19,320)	(16,108)	(3,972)
Income tax (benefit) provision	(2,293)	(5,736)	2,663	1,990	2,382

Net loss	(5,617)	(14,159)	(21,983)	(18,098)	(6,354)
Cumulative preferred stock dividends	(14,059)	(28,209)	(30,848)	(22,858)	(24,649)

Net loss attributable to common stockholders	$(19,676)	$(42,368)	$(52,831)	$(40,956)	$(31,003)

Net loss per share: Basic and diluted(3)	$(4.25)	$(5.18)	$(4.73)	$(3.78)	$(2.32)

Weighted average number of shares	4,631	8,184	11,159	10,823	13,350
Pro forma net loss per share Basic and diluted(4)(5)			$(0.30)		$(0.08)

Weighted average number of shares used in computing pro forma net loss per share Basic and diluted(4)			72,831		75,022

(1) Depreciation expense included in the above line items:
Service costs	$2,581	$8,158	$11,882	$8,435	$10,424
Sales and marketing	42	94	184	137	128
Product development	509	1,094	1,434	1,033	996
General and administrative	458	1,160	1,463	1,032	1,415

Total depreciation expense	$3,590	$10,506	$14,963	$10,637	$12,963

(2) Stock-based compensation included in the above line items:
Service costs	$52	$586	$473	$327	$663
Sales and marketing	241	1,576	1,561	1,056	1,621
Product development	504	1,030	1,349	991	1,216
General and administrative	2,873	3,158	3,973	2,987	3,643

Total stock-based compensation	$3,670	$6,350	$7,356	$5,361	$7,143

(3)
Basic loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net loss attributable to common stockholders is increased for cumulative preferred stock dividends earned during the period. For the periods where we presented losses, all potentially dilutive common shares comprising of stock options, restricted stock purchase rights, or RSPRs, warrants and convertible preferred stock are antidilutive.

  RSPRs are considered outstanding common shares and included in the computation of basic earnings per share as of the date that all necessary conditions of vesting are satisfied. RSPRs are excluded from the dilutive earnings per share calculation when their impact is antidilutive. Prior to satisfaction of all conditions of vesting, unvested RSPRs are considered contingently issuable shares and are excluded from weighted average common shares outstanding.

(4)
Unaudited pro forma basic and diluted net loss per common share have been computed to give effect to the conversion of our convertible preferred stock (using the if-converted method) into an aggregate of 61,672,256 shares of our common stock on a two-for-one basis as though the conversion had occurred at January 1, 2009.

(5)
In October 2010, our stockholders approved a 1-for-2 reverse stock split of our outstanding common stock, and a proportional adjustment to the existing conversion ratios for each series of preferred stock to be made prior to the effectiveness of this offering. Accordingly, all share and per share amounts for all periods presented have been adjusted retrospectively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratio.

The following table presents a summary of our balance sheet as of September 30, 2010:

  •
  On an actual basis;

  •
  On a pro forma basis giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 61,672,256 shares of common stock immediately prior to the closing of this offering; and

  •
  On a pro forma as adjusted basis, after giving effect to the pro forma adjustments and our receipt of the net proceeds from the sale by us in this offering of 4,500,000 shares of common stock based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$29,230	$29,230	$
Working capital	(4,317)	(4,317)
Total assets	479,575	479,575
Capital lease obligations, long term	89	89
Convertible preferred stock	373,754	—		—
Total stockholders' (deficit) equity	(18,264)	355,877

Non-GAAP Financial Measures

          To provide investors and others with additional information regarding our financial results, we have disclosed in the table below and within this prospectus the following non-GAAP financial measures: adjusted operating income before depreciation and amortization expense, or Adjusted OIBDA, and revenue less traffic acquisition costs, or revenue less TAC. We have provided a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measures. Our non-GAAP Adjusted OIBDA financial measure differs from GAAP in that it excludes certain expenses such as depreciation, amortization, stock-based compensation, and certain non-cash purchase accounting adjustments, as well as the financial impact of gains or losses on certain asset sales or dispositions. Our non-GAAP revenue less TAC financial measure differs from GAAP as it reflects our consolidated revenues net of our traffic acquisition costs. Adjusted OIBDA, or its equivalent, and revenue less TAC are frequently used by security analysts, investors and others as a common financial measure of operating performance.

          We use these non-GAAP financial measures to measure our consolidated operating performance, to understand and compare operating results from period to period, to analyze growth trends, to assist in internal budgeting and forecasting purposes, to develop short and long term operational plans, to calculate annual bonus payments for substantially all of our employees, and to evaluate our financial performance. Management believes these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful period to period comparisons and analysis of trends in our business. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our consolidated revenue and operating results in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

          The following table presents a reconciliation of revenue less TAC and Adjusted OIBDA for each of the periods presented:

	Nine Months ended December 31,	Year ended December 31,		Nine Months ended September 30,
	2007	2008	2009	2009	2010
	(in thousands)
Non-GAAP Financial Measures (unaudited):
Content & Media revenue	$49,342	$84,821	$107,717	$75,641	$106,108
Registrar revenue	52,953	85,429	90,735	67,324	73,249
Less: TAC(1)	(7,254)	(7,655)	(10,554)	(6,974)	(8,911)

Total revenue less TAC	$95,041	$162,595	$187,898	$135,991	$170,446

Loss from operations	$(7,081)	$(19,150)	$(18,036)	$(14,883)	$(3,310)
Add (deduct):
Depreciation	3,590	10,506	14,963	10,637	12,963
Amortization	17,393	33,204	32,152	24,254	24,482
Stock-based compensation(2)	3,670	6,350	7,356	5,361	7,143
Non-cash purchase accounting adjustments(3)	1,282	1,533	960	740	615
Gain on sale of asset(4)	—	—	(582)	—	—

Adjusted OIBDA	$18,854	$32,443	$36,813	$26,109	$41,893

(1)
Represents revenue-sharing payments made to our network customers from advertising revenue generated from such customers' websites.

(2)
Represents the fair value of stock-based awards and certain warrants to purchase our stock included in our GAAP results of operations.

(3)
Represents adjustments for certain deferred revenue and costs that we do not recognize under GAAP because of GAAP purchase accounting.

(4)
Represents a gain recognized on the sale of certain assets included in our GAAP operating results.

          The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect our operations. We compensate for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

RISK FACTORS

          Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition, future results and cash flow. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to our Content & Media Service Offering

We are dependent upon certain material agreements with Google for a significant portion of our revenue. A termination of these agreements, or a failure to renew them on favorable terms, would adversely affect our business.

          We have an extensive relationship with Google and a significant portion of our revenue is derived from cost-per-click performance-based advertising provided by Google. For the year ended December 31, 2009 and the nine months ended September 30, 2010, we derived approximately 18% and 28%, respectively, of our total revenue from our various advertising arrangements with Google. We use Google for cost-per-click advertising and search results on our owned and operated websites and on our network of customer websites, and receive a portion of the revenue generated by advertisements provided by Google on those websites. Our Google cost-per-click agreement for our developed websites, such as eHow, expires in the second quarter of 2012 and our Google cost-per-click agreement for our undeveloped websites expires in the first quarter of 2011. In addition, we also engage Google's DoubleClick ad-serving platform to deliver advertisements to our developed websites and have another revenue-sharing agreement with respect to revenue generated by our content posted on Google's Youtube.com, both of which are currently on year to year terms that expire in the fourth quarter of 2010. Google, however, has termination rights in these agreements with us, including the right to terminate before the expiration of the terms upon the occurrence of certain events, including if our content violates the rights of third parties and other breaches of contractual provisions, a number of which are broadly defined. There can be no assurance that our agreements with Google will be extended or renewed after their respective expirations or that we will be able to extend or renew our agreements with Google on terms and conditions favorable to us. If our agreements with Google, in particular the cost-per-click agreement for our developed websites, are terminated we may not be able to enter into agreements with alternative third-party advertisement providers or ad-serving platforms on acceptable terms or on a timely basis or both. Any termination of our relationships with Google, and any extension or renewal after the initial term on terms and conditions less favorable to us would have a material adverse effect on our business, financial condition and results of operations.

          Our agreements with Google may not continue to generate levels of revenue commensurate with what we have achieved during past periods. Our ability to generate online advertising revenue from Google depends on its assessment of the quality and performance characteristics of Internet traffic resulting from online advertisements on our owned and operated websites and on our undeveloped websites as well as other components of our relationship with Google's advertising technology platforms. We have no control over any of these quality assessments or over Google's advertising technology platforms. Google may from time to time change its existing, or establish new, methodologies and metrics for valuing the quality of Internet traffic and delivering cost-per-click advertisements. Any changes in these methodologies, metrics and advertising technology platforms could decrease the amount of revenue that we generate from online advertisements. Since most of our agreements with Google contain exclusivity provisions, we are prevented from using other providers of services similar to those provided by Google. In addition, Google may at any time change or suspend the nature of the service that it provides to online advertisers and the catalog of advertisers from which online advertisements are sourced. These types of changes or suspensions would adversely impact our ability to generate revenue from cost-per-click advertising. Any decrease in revenue due to lower traffic or a change in the type of services that Google provides to us would have a material adverse effect on our business, financial condition and results of operations.

We base our capital allocation decisions primarily on our analysis of the predicted internal rate of return on content. If the estimates and assumptions we use in calculating internal rate of return on content are inaccurate, our capital may be inefficiently allocated. If we fail to appropriately allocate our capital, our growth rate and financial results will be adversely affected.

          We invest in content based on our calculation of the internal rate of return on previously published content cohorts for which we believe we have sufficient data. For purposes of these calculations, a content cohort is all of the content we publish in a particular quarter. We calculate the internal rate of return on a cohort of content as the annual discount rate that, when applied to the advertising revenue, less certain direct ongoing costs, generated from the cohort over a period of time, produces an amount equal to the initial investment in that cohort. Our calculations are based on certain material estimates and assumptions that may not be accurate. Accordingly, the calculation of internal rate of return may not be reflective of our actual returns. The material estimates and assumptions upon which we rely include estimates about portions of the costs to create content and the revenue allocated to that content. We make estimates regarding when revenue for each cohort will be received. Our internal rate of return calculations are highly dependent on the timing of this revenue, with revenue earned earlier resulting in greater internal rates of return than the same amount of revenue earned in subsequent periods. Further, our internal rate of return measure assumes a fair value of zero as of the measurement date.

          We make the following estimates and assumptions about the cost of creating content:

  •
  For purposes of calculating internal rate of return, we use averages to estimate the upfront cost involved in creating content. Specifically, we estimate the aggregate cost to create a specific cohort of content by multiplying the average payment made to our freelance content creators by the number of articles produced in that period. Additionally, we allocate certain in-house editorial costs to each cohort of content.

  •
  Our estimates exclude depreciation costs for capitalized equipment and equipment related software and the indirect service costs that support content creation and distribution, such as bandwidth and general corporate overhead, which support other aspects of our business in addition to content creation and distribution.

          Our estimates and assumptions about the revenue generated by content include the following:

  •
  With respect to each cohort, we estimate the revenue generated over its lifetime to date by using the average revenue per thousand page views multiplied by the number of page views generated in that period. This revenue estimate may not accurately reflect the actual revenue generated by a particular cohort of content because while we have page views for individual cohorts, page views are not necessarily proportionate to the amount of revenue generated by a given cohort.

  •
  Our revenue estimates exclude indirect revenue such as the revenue generated from advertising appearing on non-article pages or subscription revenues of websites to which content is distributed.

          We use more estimates and assumptions to calculate the internal rate of return on video content because our systems and processes to collect historical data on video content are less robust. As a result, our data on video content may be less reliable. If our estimates and calculations do not accurately reflect the costs or revenues associated with our content, the actual internal rate of return of a cohort may be more or less than our estimated internal rate of return for such cohort. In such an event, we may misallocate capital and our growth, revenue, financial condition and results of operations could be negatively impacted.

Since our content creation and distribution model is new and evolving, the future internal rates of return on content may be less than our historical internal rates of return on content.

          The majority of the content that we published from January 1, 2008 through September 30, 2010 consists of text articles published to our owned and operated website, eHow. We have disclosed in this prospectus an internal rate of return of 76% for text content published in the third quarter of 2008, or our Q308 cohort, which consists entirely of articles published to eHow.

          We selected the Q308 cohort for analysis because it represents the oldest cohort that utilized the core elements of our current content creation process, yielding eight quarters of historical results to date. However, due to the evolving nature of our business, the composition and distribution of the Q308 cohort is not the same as the composition and distribution of the content produced in all other historical periods and will not be the same as the composition and distribution of future content cohorts. Certain variables that may affect our internal rate of return on content include the following:

  •
  Distribution outlets for our content are changing. We are distributing increasing amounts of content to customer websites and to owned and operated websites other than eHow. For example, 69% of our content produced in the third quarter of 2010 was published to eHow while 100% of the content in our Q308 cohort was published to eHow. To date, eHow is our largest and most established distribution outlet for our content. On average, internal rates of return on content published on less established distribution outlets have not been as high as the rates achieved on eHow.

  •
  We have used and will continue to use new methodologies for content production. For example, approximately 32% of our Q308 cohort was sourced from third parties who were more expensive than our freelance content creators and who did not widely utilize our internal algorithms. Since the second quarter of 2009 our internal algorithms and freelance content creation processes have been used to produce substantially all of our article content.

  •
  The format, category and media of the content that we produce changes over time, including the mix of article content versus video content. Although historically our data on video performance is not as comprehensive as our data on article performance, we believe currently that the internal rate of return on video is less than the internal rate of return on article content. Our Q308 cohort had no video content in it.

  •
  Content production costs, monetization rates and page views all affect internal rates of return, and these factors may vary among cohorts. For example, internal rates of return from articles published on eHow year to date in 2010 have, on average, been comparable to the internal rates of return from articles published on eHow over the comparable period of 2008, but have, on average, been lower than the internal rates of return from articles published on eHow over the comparable period of 2009. This is due to significantly higher page views generated on eHow by 2009 published content as compared to that initially published in 2008 and 2010. Further, in an effort to create long-term growth opportunities for our business such as expanding internationally or producing more expensive, long form content, we may elect to make investments that generate lower internal rates of return than those experienced in the past.

  •
  We have historically had a small number of revenue-sharing arrangements with our content creators and our customers. We are currently planning on entering into more of these revenue-sharing arrangements. Our Q308 cohort had no revenue sharing agreements.

          As a result, you should not rely on the internal rate of return for a cohort, including our Q308 cohort, as being indicative of the internal rate of return for any other cohorts. In the event that our content does not generate internal rates of return consistent with the internal rates of return achieved in prior periods or related to content produced for different areas of consumer interest, our growth, revenue, financial condition and results of operations could be adversely affected.

We face significant competition to our Content & Media service offering, which we expect will continue to intensify, and we may not be able to maintain or improve our competitive position or market share.

          We operate in highly competitive and still developing markets. We compete for advertisers and customers on the basis of a number of factors including return on marketing expenditures, price of our offerings, and ability to deliver large volumes or precise types of customer traffic. This competition could make it more difficult for us to provide value to our consumers, our advertisers and our freelance content creators and result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, decreased website traffic and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, revenue, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current or future competitors.

          We face intense competition from a wide range of competitors, including online marketing and media companies, integrated social media platforms and other specialist and enthusiast websites. Our current principal competitors include:

  •
  Online Marketing and Media Companies.  We compete with other Internet marketing and media companies, such as AOL, About.com and various startup companies as well as leading online media companies such as Yahoo!, for online marketing budgets. Most of these competitors compete with us across several areas of consumer interest, such as do-it-yourself, health, home and garden, golf, outdoors and humor.

  •
  Integrated Social Media Applications.  We compete with various software technology competitors, such as Jive Software and KickApps, in the integrated social media space where we offer our social media applications.

  •
  Specialized and Enthusiast Websites.  We compete with companies that provide specialized consumer information websites, particularly in the do-it-yourself, health, home and garden, golf, outdoors and humor categories, as well as enthusiast websites in specific categories, including message boards, blogs and other enthusiast websites maintained by individuals and other Internet companies.

  •
  Distributed Content Creation Platforms.  We compete with a growing number of companies, such as AOL and Yahoo! that employ a content creation model with aspects similar to our platform, such as the use of freelance content creators.

          We may be subject to increased competition with any of these types of businesses in the future to the extent that they seek to devote increased resources to more directly address the online market for the professional creation of commercially valuable content at scale. For example, if Google chose to compete more directly with us, we may face the prospect of the loss of business or other adverse financial consequences given that Google possesses a significantly greater consumer base, financial resources, distribution channels and patent portfolio. In addition, should Google decide to directly compete with us in areas such as content creation, it may decide for competitive reasons to terminate or not renew our commercial agreements and, in such an event, we may experience a rapid decline in our revenue from the loss of our source for cost-per-click advertising on our owned and operated websites and on our network of customer websites. In addition, Google's access to more comprehensive data regarding user search queries through its search algorithms would give it a significant competitive advantage over everyone in the industry, including us. If this data is used competitively by Google, sold to online publishers or given away for free, our business may face increased competition from companies, including Google, with substantially greater resources, brand recognition and established market presence.

          In addition to Google, many of our current and other potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, substantially greater financial, technical and other resources and, in some cases, the ability to combine their online marketing products with traditional offline media such as newspapers or magazines. These companies may use these advantages to offer products similar to ours at a lower price, develop different products to compete with our current offerings and respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. For example, both AOL and Yahoo! have access to proprietary search data which could be utilized to assist them in their content creation processes. In addition, many of our current and potential competitors have established marketing relationships with and access to larger customer bases. As the markets for online and social media expand, we expect new competitors, business models and solutions to emerge, some of which may be superior to ours. Even if our platform is more effective than the products and services offered by our competitors, potential customers might adopt competitive products and services in lieu of using our services. For all of these reasons, we may not be able to compete successfully against our current and potential competitors.

Our Content & Media service offering primarily generates its revenue from advertising, and the reduction in spending by or loss of advertisers could seriously harm our business.

          We generated 41% and 47% of our revenue for the year ended December 31, 2009 and nine months ended September 30, 2010 from advertising. One component of our platform that we use to generate advertiser interest in our content is our system of monetization tools, which is designed to match content with advertisements in a manner that maximizes revenue yield and end-user experience. Advertisers will not continue to do business with us if their investment in advertising with us does not generate sales leads, and ultimately customers, or if we do not deliver their advertisements in an appropriate and effective manner. The failure of our yield-optimized monetization technology to effectively match advertisements with our content in a manner that results in increased revenue for our advertisers would have an adverse impact on our ability to maintain or increase our revenue from advertising.

          We rely on third-party ad-providers, such as Google, to provide advertisements on our owned and operated websites and on our network of customer websites. Even if our content is effectively matched with such ad content, we cannot assure our current advertisers will fulfill their obligations under their existing contracts, continue to provide advertisements beyond the terms of their existing contracts or enter into any additional contracts. If any of our advertisers, but in particular Google, decided not to continue advertising on our owned and operated websites and on our network of customer websites, we could experience a rapid decline in our revenue over a relatively short period of time.

          In addition, our customers who receive a portion of the revenue generated from advertisements matched with our content displayed on their websites, may not continue to do business with us if our content does not generate increased revenue for them. If we are unable to remain competitive and provide value to advertisers they may stop placing advertisements with us or with our network of customer websites, which would negatively harm our business, revenue, financial condition and results of operations.

          Lastly, we believe that advertising spending on the Internet, as in traditional media, fluctuates significantly as a result of a variety of factors, many of which are outside of our control. These factors include:

  •
  variations in expenditures by advertisers due to budgetary constraints;

  •
  the cancellation or delay of projects by advertisers;

  •
  the cyclical and discretionary nature of advertising spending;

  •
  general economic conditions, as well as economic conditions specific to the Internet and online and offline media industry; and

  •
  the occurrence of extraordinary events, such as natural disasters, international or domestic terrorist attacks or armed conflict.

If we are unable to generate advertising revenue due to factors outside of our control, then our business, revenue, financial condition and results of operation would be adversely affected.

If we are unable to continue to drive and increase visitors to our owned and operated websites and to our customer websites and convert these visitors into repeat users and customers cost-effectively, our business, financial condition and results of operations could be adversely affected.

          The primary method that we use to attract traffic to our owned and operated websites and to our customer websites and convert these visitors into repeat users and customers is the content created by our freelance content creators. How successful we are in these efforts depends, in part, upon our continued ability to create and distribute high-quality, commercially valuable content in a cost effective manner at scale that connects consumers with content that meets their specific interests and enables them to share and interact with the content and supporting communities. We may not be able to create content in a cost effective manner or that meets rapidly changing consumer demand in a timely manner, if at all. Any such failure to do so could adversely affect user and customer experiences and reduce traffic driven to our owned and operated websites and to our customer websites through which we distribute our content, which would adversely affect our business, revenue, financial condition and results of operations.

          One effort we employ to create and distribute our content in a cost effective manner is our proprietary technology and algorithms which are designed to predict consumer demand and return on investment. Our proprietary technology and algorithms have a limited history, and as a result the ultimate returns on our investment in content creation are difficult to predict, and may not be sustained in future periods at the same level as in past periods. Furthermore, our proprietary technology and algorithms are dependent on analyzing existing Internet search traffic data, and our analysis may be impaired by changes in Internet traffic or search engines' methodologies which we do not have any control over. The failure of our proprietary technology and algorithms to accurately identify content that generates traffic on websites through which we distribute our content and which creates a sufficient return on investment for us and our customer websites would have an adverse impact on our business, revenue, financial condition and results of operations.

          Another method we employ to attract and acquire new, and retain existing, users and customers is commonly referred to as search engine optimization, or SEO. SEO involves developing websites to rank well in search engine results. Our ability to successfully manage SEO efforts across our owned and operated websites and our customer websites is dependent on the timely modification of SEO efforts from time to time in response to periodic changes in search engine algorithms, search query trends and related efforts by providers of search services designed to ensure the display of unique offerings in search results. Our failure to successfully manage our SEO strategy could result in a substantial decrease in traffic to our owned and operated websites and to our customer websites through which we distribute our content, which would result in substantial decreases in conversion rates and repeat business, as well as increased costs if we were to replace free traffic with paid traffic. Any or all of these results would adversely affect our business, revenue, financial condition and results of operations.

          Even if we succeed in driving traffic to our owned and operated websites and to our customer websites, neither we nor our advertisers and customers may be able to monetize this traffic or otherwise retain consumers. Our failure to do so could result in decreases in customers and related advertising revenue, which would have an adverse effect on our business, revenue, financial condition and results of operations.

If Internet search engines' methodologies are modified, traffic to our owned and operated websites and to our customers' websites and corresponding consumer origination volumes could decline.

          We depend in part on various Internet search engines, such as Google, Bing, Yahoo!, and other search engines to direct a significant amount of traffic to our owned and operated websites. For the quarter ended September 30, 2010, approximately 41% of the page view traffic directed to our owned and operated websites came directly from these Internet search engines (and a majority of the traffic from search engines came from Google), according to our internal data. Our ability to maintain the number of visitors directed to our owned and operated websites and to our customers' websites through which we distribute our content by search engines is not entirely within our control. For example, search engines frequently revise their algorithms in an attempt to optimize their search result listings. Changes in the methodologies used by search engines to display results could cause our owned and operated websites or our customer websites to receive less favorable placements, which could reduce the number of users who link to our owned and operated websites and to our customers' websites from these search engines. Some of our owned and operated websites and our customers' websites have experienced fluctuations in search result rankings and we anticipate similar fluctuations in the future. Internet search engines could decide that content on our owned and operated websites and on our customers' websites, including content that is created by our freelance content creators, is unacceptable or violates their corporate policies. Any reduction in the number of users directed to our owned and operated websites and to our customers' websites would negatively affect our ability to earn revenue. If traffic on our owned and operated websites and on our customers' websites declines, we may need to resort to more costly sources to replace lost traffic, and such increased expense could adversely affect our business, revenue, financial condition and results of operations.

Since the success of our Content & Media service offering has been closely tied to the success of eHow, if eHow's performance falters it could have a material adverse effect on our business, financial condition, and operations.

          For the year ended December 31, 2009 and the nine months ended September 30, 2010, Demand Media generated approximately 13% and 23%, respectively, of our revenue from eHow. No other individual site was responsible for more than 10% of our revenue in these periods. In addition, most of the content that we published during these periods was published to eHow.

          eHow depends on various Internet search engines to direct traffic to the site. For the quarter ended September 30, 2010, approximately 66% of eHow's page view traffic came from Google searches. Any changes in search engine methodologies or our failure to properly manage SEO efforts for eHow may adversely impact the traffic directed to eHow and in turn the performance of the content created for and distributed on eHow. Furthermore, as the amount of content housed on eHow grows, its increased size may slow future growth. For example, we have found that users' ability to find content on eHow through popular search engines is impaired if the increased volume of content on the site is not matched by an improved site architecture. Additionally, we have already produced a significant amount of content that is housed on eHow and it may become difficult for us to continue to identify topics and produce content with the same level of broad consumer appeal as the content we have produced up to this point. A material adverse effect on eHow could result in a material adverse effect to Demand Media and its business, financial condition, and operations.

Poor perception of our brand, business or industry could harm our reputation and adversely affect our business, financial condition and results of operations.

          Our business is dependent on attracting a large number of visitors to our owned and operated websites and our network of customer websites and providing leads and clicks to our advertisers and customers, which depends in part on our reputation within the industry and with our customers. Because our business is transforming traditional content creation models and is therefore not easily understood by casual observers, our brand, business and reputation is vulnerable to poor perception. For example, perception that the quality of our content may not be the same or better than that of other published Internet content, even though baseless, can damage our reputation. We are frequently the subject of unflattering reports in the media about our business and our model. While disruptive businesses are often criticized early on in their life cycles, we believe we are more frequently targeted than most because of the nature of the business we are disrupting — namely the traditional print and publication media as well as popular Internet publishing methods such as blogging. Any damage to our reputation could harm our ability to attract and retain advertisers, customers and freelance content creators, which would materially adversely affect our results of operations, financial condition and business. Furthermore, certain of our owned and operated websites, such as LIVESTRONG.com, are associated with high-profile experts to enhance the websites' brand recognition and credibility. In addition, any adverse news reports, negative publicity or other alienation of all or a segment of our consumer base relating to these high-profile experts would reflect poorly on our brands and could have an adverse effect on our business.

We rely primarily on freelance content creators for our online content. We may not be able to attract or retain sufficient freelance content creators to generate content on a scale sufficient to grow our business. As we do not control those persons or the source of content, we are at risk of being unable to generate interesting and attractive features and other material content.

          We rely primarily on freelance content creators for the content that we distribute through our owned and operated websites and our network of customer websites. We may not be able to attract or retain sufficient freelance creators to generate content on a scale sufficient to grow our business. In addition, our competitors may attempt to attract members of our freelance content creator community by offering compensation that we are unable to match. We believe that over the past two years our ability to attract and retain freelance content creators has benefited from the weak overall labor market and from the difficulties and resulting layoffs occurring in traditional media, particularly newspapers. We believe that this combination of circumstances is unlikely to continue and any change to the economy or the media jobs market may make it more difficult for us to attract and retain freelance content creators. While each of our freelance content creators are screened through our pre-qualification process, we cannot guarantee that the content created by our freelance content creators will be of sufficient quality to attract users to our owned and operated websites and to our network of customer websites. In addition, we have no written agreements with these persons which obligate them to create articles or videos beyond the one article or video that they elect to create at any particular time and have no ability to control their future performance. As a result, we cannot guarantee that our freelance content creators will continue to contribute content to us for further distribution through our owned and operated websites and our network of customer websites or that the content that is created and distributed will be sufficient to sustain our current growth rates. In the event that these freelance content creators decrease their contributions of such content, we are unable to attract or retain qualified freelance content creators or if the quality of such contributions is not sufficiently attractive to our advertisers or to drive traffic to our owned and operated websites and to our network of customer websites, we may incur substantial costs in procuring suitable replacement content, which could have a negative impact on our business, revenue and financial condition.

The loss of third-party data providers could significantly diminish the value of our services and cause us to lose customers and revenue.

          We collect data regarding consumer search queries from a variety of sources. When a user accesses one of our owned and operated websites, we may have access to certain data associated with the source and specific nature of the visit to our website. We also license consumer search query data from third parties. Our Content & Media algorithms utilize this data to help us determine what content consumers are seeking, if that content is valuable to advertisers and whether we can cost-effectively produce this content. These third-party consumer search data agreements are generally for perpetual licenses of a discrete amount of data and generally do not provide for updates of the data licensed. There can be no assurances that we will be able to enter into agreements with these third parties to license additional data on the same or similar terms, if at all. If we are not able to enter into agreements with these providers, we may not be able to enter into agreements with alternative third-party consumer search data providers on acceptable terms or on a timely basis or both. Any termination of our relationships with these consumer search data providers, or any entry into new agreements on terms and conditions less favorable to us, could limit the effectiveness of our content creation process, which would have a material adverse effect on our business, financial condition and results of operations. In addition, new laws or changes to existing laws in this area may prevent or restrict our use of this data. In such event, the value of our algorithms and our ability to determine what consumers are seeking could be significantly diminished.

If we are unable to attract new customers for our social media applications products or to retain our existing customers, our revenue could be lower than expected and our operating results may suffer.

          Our enterprise-class social media tools allow websites to add feature-rich applications, such as user profiles, comments, forums, reviews, blogs, photo and video sharing, media galleries, groups and messaging offered through our social media application product suite. In addition to adding new customers for our social media products, to increase our revenue, we must sell additional social media products to existing customers and encourage existing customers to maintain or increase their usage levels. If our existing and prospective customers do not perceive our social media products to be of sufficiently high quality, we may not be able to retain our current customers or attract new customers. We sell our social media products pursuant to service agreements that are generally one to two years in length. Our customers have no obligation to renew their contracts for our products after the expiration of their initial commitment period, and these agreements may not be renewed at the same or higher level of service, if at all. In addition, these agreements generally require us to keep our product suite operational with minimal service interruptions and to provide limited credits to media customers in the event that we are unable to maintain these service levels. To date, service level credits have not been significant. Moreover, under some circumstances, some of our customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements, including the right to cancel if our social media product suite suffers repeated service interruptions. If we are unable to attract new customers for our social media products, our existing customers do not renew or terminate their agreements for our social media products or we are required to provide service level credits in the future as a result of the operational failure of our social media products, then our operating results could be harmed.

Our success depends upon the continued commercial use of the Internet, and acceptance of online advertising as an alternative to offline advertising.

          The percentage of the advertising market allocated to online advertising lags the percentage of time spent by people consuming media online by a significant percentage. Growth in our business largely depends on this distinction between online and off-line advertising narrowing or being eliminated. This may not happen in a way or to the extent that we currently expect. Many advertisers still have limited experience with online advertising and may continue to devote significant portions of their advertising budgets to traditional, offline advertising media. Accordingly, we continue to compete for advertising dollars with traditional media, including print publications, in addition to websites with higher levels of traffic. We believe that the continued growth and acceptance of online advertising generally will depend on its perceived effectiveness and the acceptance of related advertising models, and the continued growth in commercial use of the Internet, among other factors. Any lack of growth in the market for various online advertising models could have an adverse effect on our business, financial condition and results of operations.

Wireless devices and mobile phones are increasingly being used to access the Internet, and our online marketing services may not be as effective when accessed through these devices, which could cause harm to our business.

          The number of people who access the Internet through devices other than personal computers has increased substantially in the last few years. Our Content & Media services were designed for persons accessing the Internet on a desktop or laptop computer. The smaller screens, lower resolution graphics and less convenient typing capabilities of these devices may make it more difficult for visitors to respond to our offerings. In addition, the cost of mobile advertising is relatively high and may not be cost-effective for our services. We must also ensure that our licensing arrangements with third-party content providers allow us to make this content available on these devices. If we cannot effectively make our content, products and services available on these devices, fewer consumers may access and use our content, products and services. Also, if our services continue to be less effective or economically attractive for customers seeking to engage in advertising through these devices and this segment of Internet traffic grows at the expense of traditional computer Internet access, we will experience difficulty attracting website visitors and attracting and retaining customers and our operating results and business will be harmed.

We are dependent upon the quality of traffic in our network to provide value to online advertisers, and any failure in our quality control could have a material adverse effect on the value of our websites to our third-party advertisement distribution providers and online advertisers and adversely affect our revenue.

          We use technology and processes to monitor the quality of, and to identify any anomalous metrics associated with, the Internet traffic that we deliver to online advertisers and our network of customer websites. These metrics may be indicative of low quality clicks such as non-human processes, including robots, spiders or other software; the mechanical automation of clicking; and other types of invalid clicks or click fraud. Even with such monitoring in place, there is a risk that a certain amount of low-quality traffic, or traffic that is deemed to be invalid by online advertisers, will be delivered to such online advertisers. As a result, we may be required to credit future amounts owed to us by our advertisers. Furthermore, low-quality or invalid traffic may be detrimental to our relationships with third-party advertisement distribution providers and online advertisers, and could adversely affect our revenue.

The expansion of our owned and operated websites into new areas of consumer interest, products, services and technologies subjects us to additional business, legal, financial and competitive risks.

          An important element of our business strategy is to grow our network of owned and operated websites to cover new areas of consumer interest, expand into new business lines and develop additional services, products and technologies. In directing our focus into new areas, we face numerous risks and challenges, including increased capital requirements, long development cycles, new competitors and the requirement to develop new strategic relationships. We cannot assure you that our strategy will result in increased net sales or net income. Furthermore, growth into new areas may require changes to our existing business model and cost structure, modifications to our infrastructure and exposure to new regulatory and legal risks, any of which may require expertise in areas in which we have little or no experience. If we cannot generate revenue as a result of our expansion into new areas that are greater than the cost of such expansion, our operating results could be harmed.

As a creator and a distributor of Internet content, we face potential liability and expenses for legal claims based on the nature and content of the materials that we create or distribute, or that are accessible via our owned and operated websites and our network of customer websites. If we are required to pay damages or expenses in connection with these legal claims, our operating results and business may be harmed.

          We rely on the work product of freelance content creators to create original content for our owned and operated websites and for our network of customer websites and for use in our marketing messages. As a creator and distributor of original content and third-party provided content, we face potential liability based on a variety of theories, including defamation, negligence, unlawful practice of a licensed profession, copyright or trademark infringement or other legal theories based on the nature, creation or distribution of this information, and under various laws, including the Lanham Act and the Copyright Act. We may also be exposed to similar liability in connection with content that we do not create but that is posted to our owned and operated websites and to our network of customer websites by users and other third parties through forums, comments, personas and other social media features. In addition, it is also possible that visitors to our owned and operated websites and to our network of customer websites could make claims against us for losses incurred in reliance upon information provided on our owned and operated websites or our network of customer websites. These claims, whether brought in the United States or abroad, could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merit of these claims. If we become subject to these or similar types of claims and are not successful in our defense, we may be forced to pay substantial damages. While we run our content through a rigorous quality control process, including an automated plagiarism program, there is no guarantee that we will avoid future liability and potential expenses for legal claims based on the content of the materials that we create or distribute. Should the content distributed through our owned and operated websites and our network of customer websites violate the intellectual property rights of others or otherwise give rise to claims against us, we could be subject to substantial liability, which could have a negative impact on our business, revenue and financial condition.

We may face liability in connection with our undeveloped owned and operated websites and our customers' undeveloped websites whose domain names may be identical or similar to another party's trademark or the name of a living or deceased person.

          A number of our owned and operated websites and our network of customer websites are undeveloped or minimally developed properties that primarily contain advertising listings and links. As part of our registration process, we perform searches and screenings to determine if the domain names of our owned and operated websites in combination with the advertisements displayed on those sites violate the trademark or other rights owned by third parties. Despite these efforts, we may inadvertently register the domain names of properties that are identical or similar to another party's trademark or the name of a living or deceased person. Moreover, our efforts are inherently limited due to the fact that the advertisements displayed on our undeveloped websites are delivered by third parties and the advertisements may vary over time or based on the location of the viewer. We may face primary or secondary liability in the United States under the Anticybersquatting Consumer Protection Act or under general theories of trademark infringement or dilution, unfair competition or under rights of publicity with respect to the domain names used for our owned and operated websites. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, financial penalties and reputational harm, which could increase our costs of operations, reduce our profits or cause us to forgo opportunities that would otherwise support our growth.

We may not succeed in establishing our businesses internationally, which may limit our future growth.

          One potential area of growth for us is in the international markets. We have launched sites in the United Kingdom and China, among others and are exploring launches in certain other countries. We have also been investing in translation capabilities for our technologies. Operating internationally, where we have limited experience, exposes us to additional risks and operating costs. We cannot be certain that we will be successful in introducing or marketing our services internationally or that our services will gain market acceptance or that growth in commercial use of the Internet internationally will continue. There are risks inherent in conducting business in international markets, including the need to localize our products and services to foreign customers' preferences and customs, difficulties in managing operations due to language barriers, distance, staffing and cultural differences, application of foreign laws and regulations to us, tariffs and other trade barriers, fluctuations in currency exchange rates, establishing management systems and infrastructures, reduced protection for intellectual property rights in some countries, changes in foreign political and economic conditions, and potentially adverse tax consequences. Our inability to expand and market our products and services internationally may have a negative effect on our business, revenue, financial condition and results of operations.

Risks Relating to our Registrar Service Offering

We face significant competition to our Registrar service offering, which we expect will continue to intensify. We may not be able to maintain or improve our competitive position or market share.

          We face significant competition from existing registrars and from new registrars that continue to enter the market. As of October 26, 2010, ICANN had accredited approximately 962 registrars to register domain names in one or more of the generic top level domains, or gTLDs, that it oversees. There are relatively few barriers to entry in this market, so as this market continues to develop we expect the number of competitors to increase. The continued entry into the domain name registration market of competitive registrars and unaccredited entities that act as resellers for registrars, and the rapid growth of some competitive registrars and resellers that have already entered the market, may make it difficult for us to maintain our current market share.

          The market for domain name registration and other related web-based services is intensely competitive and rapidly evolving. We expect competition to increase from existing competitors as well as from new market entrants. Most of our existing competitors are expanding the variety of services that they offer. These competitors include, among others, domain name registrars, website design firms, website hosting companies, Internet service providers, Internet portals and search engine companies, including GoDaddy, Network Solutions, Tucows, Microsoft and Yahoo!. Some of these competitors have greater resources, more brand recognition and consumer awareness, greater international scope, larger customer bases and larger bases of existing customers than we do. As a result, we may not be able to compete successfully against them in future periods.

          In addition, these and other large competitors, in an attempt to gain market share, may offer aggressive price discounts on the services they offer. These pricing pressures may require us to match these discounts in order to remain competitive, which would reduce our margins, or cause us to lose customers who decide to purchase the discounted service offerings of our competitors. As a result of these factors, in the future it may become increasingly difficult for us to compete successfully.

If our customers do not renew their domain name registrations or if they transfer their existing registrations to our competitors and we fail to replace their business, our business would be adversely affected.

          Our success depends in large part on our customers' renewals of their domain name registrations. Domain name registrations represented approximately 41% of total revenue in the year ended December 31, 2009, and approximately 36% of our total revenue in the nine months ended September 30, 2010. Our customer renewal rate for expiring domain name registrations was approximately 69% in the year ended December 31, 2009, and approximately 72% in the nine months ended September 30, 2010. If we are unable to maintain or increase our overall renewal rates for domain name registrations or if any decrease in our renewal rates, including due to transfers, is not offset by increases in new customer growth rates, our customer base and our revenue would likely decrease. This would also reduce the number of domain name registration customers to whom we could market our other higher-margin services, thereby further potentially impacting our revenue and profitability, driving up our customer acquisition costs and harming our operating results. Since our strategy is to expand the number of services we provide to our customers, any decline in renewals of domain name registrations not offset by new domain name registrations would likely have an adverse effect on our business, revenue, financial condition and results of operations.

Regulation could reduce the value of Internet domain names or negatively impact the Internet domain name acquisition process, which could significantly impair the value attributable to our acquisitions of Internet domain names.

          The acquisition of expiring domain names for development, undeveloped website commercialization, sale or other uses, involves the registration of thousands of Internet domain names, both with registries in the United States and internationally. We have and intend to continue to acquire previously-owned Internet domain names that have expired and that, following the period of permitted redemption by their prior owners, have been made available for registration. The acquisition of Internet domain names generally is governed by regulatory bodies. The regulation of Internet domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional requirements for previously-owned Internet domain names or modify the requirements for holding Internet domain names. As a result, we might not acquire or maintain names that contribute to our financial results in the same manner as we currently do. A failure to acquire or maintain such Internet domain names could adversely affect our business, revenue, financial condition and results of operations.

We could face liability, or our corporate image might be impaired, as a result of the activities of our customers or the content of their websites.

          Our role as a registrar of domain names and a provider of website hosting services may subject us to potential liability for illegal activities by our customers on their websites. For example, we are a party to a lawsuit in which a group registered a domain name through our registrar and proceeded to fill the site with content that was allegedly defamatory to another business whose name is similar to the domain name. We provide an automated service that enables users to register domain names and populate websites with content. We do not monitor or review, nor does our accreditation agreement with ICANN require that we monitor or review, the appropriateness of the domain names we register for our customers or the content of our network of customer websites, and we have no control over the activities in which our customers engage. While we have policies in place to terminate domain names or to take other appropriate action if presented with a court order, governmental injunction or evidence of illegal conduct from law enforcement or a trusted industry partner, we have in the past been publicly criticized for not being more proactive in this area by consumer watchdogs and we may encounter similar criticism in the future. This criticism could harm our reputation. Conversely, were we to terminate a domain name registration in the absence of legal compulsion or clear evidence of illegal conduct from a legitimate source, we could be criticized for prematurely and improperly terminating a domain name registered by a customer. In addition, despite the policies we have in place to terminate domain name registrations or to take other appropriate actions, customers could nonetheless engage in prohibited activities.

          For example, we have been criticized for not being more proactive in policing online pharmacies acting in violation of U.S. laws. We recently entered into an agreement with LegitScript, LLC, an

Internet pharmacy verification and monitoring service recognized by the National Association of Boards of Pharmacy, to assist us in identifying customers who are violating our terms of service by operating online pharmacies in violation of U.S. state or federal law. Under that agreement, LegitScript provides us a list, updated regularly, of customers using their domain names knowingly to host illegal online pharmacies, allowing us to better enforce our policy of terminating services or taking other appropriate action against customers engaged in illegal activity in violation or our terms of service. In addition, LegitScript has agreed to serve as a resource to us regarding issues concerning drug safety, pharmacy laws and regulations, coordination with law enforcement authorities, and complaints regarding action taken by us against our customers based on information provided by LegitScript. We have agreed to assist LegitScript with its research concerning illegal online pharmacies by providing our expertise in the domain name registrar business. Our agreement with LegitScript may not be sufficient to identify all illegal online pharmacies hosted by our customers, may not protect us from further criticism when our customers engage in illegal activities, will not address any illegal activities other than in the online pharmacy area, and may subject us to complaints or liability if we terminate customer websites mistakenly.

          Several bodies of law may be deemed to apply to us with respect to various customer activities. Because we operate in a relatively new and rapidly evolving industry, and since this field is characterized by rapid changes in technology and in new and growing illegal activity, these bodies of laws are constantly evolving. Some of the laws that apply to us with respect to customer activity include the following:

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  The Communications Decency Act of 1996, or CDA, generally protects online service providers, such as Demand Media, from liability for certain activities of their customers, such as posting of defamatory or obscene content, unless the online service provider is participating in the unlawful conduct. Notwithstanding the general protections from liability under the CDA, we may nonetheless be forced to defend ourselves from claims of liability covered by the CDA, resulting in an increased cost of doing business.

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  The Digital Millennium Copyright Act of 1998, or DMCA, provides recourse for owners of copyrighted material who believe that their rights under U.S. copyright law have been infringed on the Internet. Under this statute, we generally are not liable for infringing content posted by third parties. However, if we receive a proper notice from a copyright owner alleging infringement of its protected works by web pages for which we provide hosting services, and we fail to expeditiously remove or disable access to the allegedly infringing material, fail to post and enforce a digital rights management policy or a policy to terminate accounts of repeat infringers, or otherwise fail to meet the requirements of the safe harbor under the statute, the owner may seek to impose liability on us.

          Although established statutory law and case law in these areas to date generally have shielded us from liability for customer activities, court rulings in pending or future litigation may serve to narrow the scope of protection afforded us under these laws. In addition, laws governing these activities are unsettled in many international jurisdictions, or may prove difficult or impossible for us to comply with in some international jurisdictions. Also, notwithstanding the exculpatory language of these bodies of law, we may be embroiled in complaints and lawsuits which, even if ultimately resolved in our favor, add cost to our doing business and may divert management's time and attention. Finally, other existing bodies of law, including the criminal laws of various states, may be deemed to apply or new statutes or regulations may be adopted in the future, any of which could expose us to further liability and increase our costs of doing business.

We may face liability or become involved in disputes over registration of domain names and control over websites.

          As a domain name registrar, we regularly become involved in disputes over registration of domain names. Most of these disputes arise as a result of a third party registering a domain name that is identical or similar to another party's trademark or the name of a living person. These disputes are typically resolved through the Uniform Domain-Name Dispute-Resolution Policy, or UDRP, ICANN's administrative process for domain name dispute resolution, or less frequently through litigation under the Anticybersquatting Consumer Protection Act, or ACPA, or under general theories of trademark infringement or dilution. The UDRP generally does not impose liability on registrars, and the ACPA provides that registrars may not be held liable for registering or maintaining a domain name absent a showing of bad faith intent to profit or reckless disregard of a court order by the registrars. However, we may face liability if we fail to comply in a timely manner with procedural requirements under these rules. In addition, these processes typically require at least limited involvement by us, and therefore increase our cost of doing business. The volume of domain name registration disputes may increase in the future as the overall number of registered domain names increases.

          Domain name registrars also face potential tort law liability for their role in wrongful transfers of domain names. The safeguards and procedures we have adopted may not be successful in insulating us against liability from such claims in the future. In addition, we face potential liability for other forms of "domain name hijacking," including misappropriation by third parties of our network of customer domain names and attempts by third parties to operate websites on these domain names or to extort the customer whose domain name and website were misappropriated. Furthermore, our risk of incurring liability for a security breach on a customer website would increase if the security breach were to occur following our sale to a customer of an SSL certificate that proved ineffectual in preventing it. Finally, we are exposed to potential liability as a result of our private domain name registration service, wherein we become the domain name registrant, on a proxy basis, on behalf of our customers. While we have a policy of providing the underlying Whois information and reserve the right to cancel privacy services on domain names giving rise to domain name disputes including when we receive reasonable evidence of an actionable harm, the safeguards we have in place may not be sufficient to avoid liability in the future, which could increase our costs of doing business.

We may experience unforeseen liabilities in connection with our acquisitions of Internet domain names or arising out of third-party domain names included in our distribution network, which could negatively impact our financial results.

          We have acquired and intend to continue to acquire in the future additional previously-owned Internet domain names. While we have a policy against acquiring domain names that infringe on third-party intellectual property rights, including trademarks or confusingly similar business names, in some cases, these acquired names may have trademark significance that is not readily apparent to us or is not identified by us in the bulk purchasing process. As a result we may face demands by third-party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet domain names under the UDRP administered by ICANN or actions under the ACPA. Additionally, we display paid listings on third-party domain names and third-party websites that are part of our distribution network, which also could subject us to a wide variety of civil claims including intellectual property infringement.

          We intend to review each claim or demand which may arise from time to time on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third-party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Our failure to register, maintain, secure, transfer or renew the domain names that we process on behalf of our customers or to provide our other services to our customers without interruption could subject us to additional expenses, claims of loss or negative publicity that have a material adverse effect on our business.

          Clerical errors and system and process failures made by us may result in inaccurate and incomplete information in our database of domain names and in our failure to properly register or to maintain, secure, transfer or renew the registration of domain names that we process on behalf of our customers. In addition, any errors of this type might result in the interruption of our other services. Our failure to properly register or to maintain, secure, transfer or renew the registration of our customers' domain names or to provide our other services without interruption, even if we are not at fault, might result in our incurring significant expenses and might subject us to claims of loss or to negative publicity, which could harm our business, revenue, financial condition and results of operations.

Governmental and regulatory policies or claims concerning the domain name registration system, and industry reactions to those policies or claims, may cause instability in the industry, disrupt our domain name registration business and negatively impact our business.

          ICANN is a private sector, not for profit corporation formed in 1998 for the express purposes of overseeing a number of Internet related tasks previously performed directly on behalf of the U.S. government, including managing the domain name registration system. ICANN has been subject to strict scrutiny by the public and by the United States government. For example, in the United States, Congress has held hearings to evaluate ICANN's selection process for new top level domains. In addition, ICANN faces significant questions regarding its financial viability and efficacy as a private sector entity. ICANN may continue to evolve both its long term structure and mission to address perceived shortcomings such as a lack of accountability to the public and a failure to maintain a diverse representation of interests on its board of directors. We continue to face the risks that:

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  the U.S. or any other government may reassess its decision to introduce competition into, or ICANN's role in overseeing, the domain name registration market;

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  the Internet community or the U.S. Department of Commerce or U.S. Congress may refuse to recognize ICANN's authority or support its policies, which could create instability in the domain name registration system;

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  some of ICANN's policies and practices, and the policies and practices adopted by registries and registrars, could be found to conflict with the laws of one or more jurisdictions;

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  the terms of the Registrar Accreditation Agreement, under which we are accredited as a registrar, could change in ways that are disadvantageous to us or under certain circumstances could be terminated by ICANN preventing us from operating our Registrar;

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  ICANN and, under their registry agreements, VeriSign and other registries may impose increased fees received for each ICANN accredited registrar and/or domain name registration managed by those registries;

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  international regulatory or governing bodies, such as the International Telecommunications Union or the European Union, may gain increased influence over the management and regulation of the domain name registration system, leading to increased regulation in areas such as taxation and privacy;

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  ICANN or any registries may implement policy changes that would impact our ability to run our current business practices throughout the various stages of the lifecycle of a domain name; and

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  foreign constituents may succeed in their efforts to have domain name registration removed from a U.S. based entity and placed in the hands of an international cooperative.

          If any of these events occur, they could create instability in the domain name registration system. These events could also disrupt or suspend portions of our domain name registration solution, which would result in reduced revenue.

The relevant domain name registry and the ICANN regulatory body impose a charge upon each registrar for the administration of each domain name registration. If these fees increase, it would have a significant impact upon our operating results.

          Each registry typically imposes a fee in association with the registration of each domain name. For example, the VeriSign registry presently charges a $7.34 fee for each .com registration. ICANN charges a $0.18 fee for each domain name registered in the generic top level domains, or gTLDs, that fall within its purview. We have no control over these agencies and cannot predict when they may increase their respective fees. In terms of the registry agreement between ICANN and VeriSign that was approved by the U.S. Department of Commerce on November 30, 2006, VeriSign will continue as the exclusive registry for the .com gTLD through at least November 30, 2012 and is entitled to increase the fee it receives for each .com domain name once in either 2011 or 2012. Any increase in these fees either must be included in the prices we charge to our service providers, imposed as a surcharge or absorbed by us. If we absorb such cost increases or if surcharges act as a deterrent to registration, we may find that our profits are adversely impacted by these third-party fees.

As the number of available domain names with commercial value diminishes over time, our domain name registration revenue and our overall business could be adversely impacted.

          As the number of domain registrations increases and the number of available domain names with commercial value diminishes over time, and if it is perceived that the more desirable domain names are generally unavailable, fewer Internet users might register domain names with us. If this occurs, it could have an adverse effect on our domain name registration revenue and our overall business.

Risks Relating to our Company

We have a history of operating losses and may not be able to operate profitably or sustain positive cash flow in future periods.

          We were founded in 2006 and have a limited operating history. We have had a net loss in every year since inception. As of September 30, 2010, we had an accumulated deficit of approximately $52 million and we may incur net operating losses in the future. Moreover, we anticipate that our cash flows from operating activities in the near term will not be sufficient to fund our investments in the production of content and the purchase of property and equipment, domain names and other intangible assets and may never be. Our business strategy contemplates making substantial investments in our content creation, distribution processes and the development and launch of new products and services, each of which will require significant expenditures. In addition, as a public company, we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. Our ability to generate net income in the future will depend in large part on our ability to generate and sustain substantially increased revenue levels, while continuing to control our expenses. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee. Our inability to generate net income and positive cash flows would materially and adversely affect our business, revenue, financial condition and results of operations.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

          Our revenue and operating results could vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance because of a variety of factors, many of which are outside of our control. In particular, our operating expenses are fixed and variable and, to the extent variable, less flexible to manage period-to-period, especially in the short-term. For example, our ability to manage our expenses in the near term period-to-period is affected by our sales and marketing expenses to refer traffic to or promote our owned and operated websites, generally a variable expense which can be managed based on operating performance in the near term. This expense has historically represented a relatively small percentage of our operating expenses. In addition, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

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  lower than anticipated levels of traffic to our owned and operated websites and to our customers' websites;

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  failure of our content to generate sufficient revenue during its useful life to recover its creation costs, or any changes in the estimated useful life our content;

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  our ability to continue to create and develop content that attracts users to our owned and operated websites and to our network of customer websites that distribute our content;

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  our ability to generate revenue from traffic to our owned and operated websites and to our network of customer websites;

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  our ability to expand our existing distribution network to include emerging and alternative channels, including complementary social media platforms such as Facebook, custom applications for mobile platforms such as the iPhone, Blackberry and Android operating systems, and new types of devices used to access the Internet such as the iPad;

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  our ability to attract and retain sufficient freelance content creators to generate content on a scale sufficient to grow our business;

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  our ability to effectively manage rapid growth in the number of our freelance content creators, direct advertising sales force, in-house personnel and operations;

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  a reduction in the number of domain names under management or in the rate at which this number grows, due to slow growth or contraction in our markets, lower renewal rates or other factors;

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  reductions in the percentage of our domain name registration customers who purchase additional services from us;

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  timing of and revenue recognition for large sales transactions such as significant new contracts for branded advertising;

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  the mix of services sold in a particular period between our Registrar and our Content & Media service offerings;

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  changes in our pricing policies or those of our competitors, changes in domain name fees charged to us by Internet registries or the Internet Corporation for Assigned Names and Numbers, or ICANN, or other competitive pressures on our prices;

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  the timing and success of new services and technology enhancements introduced by our competitors, which could impact both new customer growth and renewal rates;

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  the entry of new competitors in our markets;

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  our ability to keep our platform, domain name registration services and our owned and operated websites operational at a reasonable cost and without service interruptions;

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  increased product development expenses relating to the development of new services;

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  the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our services, operations and infrastructure;

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  changes in generally accepted accounting principles;

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  our focus on long-term goals over short-term results;

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  federal, state or foreign regulation affecting our business; and

  •
  weakness or uncertainty in general economic or industry conditions.

          It is possible that in one or more future quarters, due to any of the factors listed above, a combination of those factors or other reasons, our operating results may be below our expectations and the expectations of public market analysts and investors. In that event, the price of our shares of common stock could decline substantially.

Changes in our business model or external developments in our industry could negatively impact our operating margins.

          Our operating margins may experience downward pressure as a result of increasing competition and increased expenditures for many aspects of our business, including expenses related to content creation. For example, historically, we have paid substantially all of our freelance content creators upon the creation of text articles and videos, rather than on a revenue share basis, and we capitalize these payments. However, if we increase the use of revenue sharing arrangements to compensate our freelance content creators, our operating margins may suffer if such revenue-share payments exceed our amortization expense on comparably performing content. In addition, we intend to enter into additional revenue sharing arrangements with our customers which could cause our operating margins to experience downward pressure if a greater percentage of our revenue comes from advertisements placed on our network of customer websites compared to advertisements placed on our owned and operated websites. Additionally, the percentage of advertising fees that we pay to our customers may increase, which would reduce the margin we earn on revenue generated from those customers.

Our recent revenue growth rate may not be sustainable.

          Our revenue increased rapidly in each of the fiscal years ended December 31, 2007 through December 31, 2009. However, our revenue growth rate could decline in the future as a result of a number of factors, including increasing competition and the decline in growth rates as our revenue increases to higher levels. We may not be able to sustain our revenue growth rate in future periods and you should not rely on the revenue growth of any prior quarterly or annual period as an indication of our future performance. If our future growth fails to meet investor or analyst expectations, it could have a materially negative effect on our stock price. If our growth rate were to decline significantly or become negative, it would adversely affect our business, financial condition and results of operations.

If we do not effectively manage our growth, our operating performance will suffer and we may lose consumers, advertisers, customers and freelance content creators.

          We have experienced rapid growth in our operations, and we expect to experience continued growth in our business, both through internal growth and potential acquisitions. For example, our employee headcount has grown from approximately 360 to 600 in the thirty-three months ended

September 30, 2010. During this same period, the number of freelance content creators affiliated with us has grown to over 13,000. This growth has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. In particular, continued rapid growth may make it more difficult for us to accomplish the following:

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  successfully scale our technology and infrastructure to support a larger business;

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  continue to grow our platform at scale and distribute through our new and existing properties while successfully monetizing our content;

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  maintain our standing with key advertisers as well as Internet search companies and our network of customer websites;

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  maintain our customer service standards;

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  develop and improve our operational, financial and management controls and maintain adequate reporting systems and procedures;

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  acquire and integrate websites and other businesses;

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  successfully expand our footprint in our existing areas of consumer interest and enter new areas of consumer interest; and

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  respond effectively to competition and potential negative effects of competition on profit margins.

          In addition, our personnel, systems, procedures and controls may be inadequate to support our current and future operations. The improvements required to manage our growth will require us to make significant expenditures, expand, train and manage our employee base and allocate valuable management resources. If we fail to effectively manage our growth, our operating performance will suffer and we may lose our advertisers, customers and key personnel.

If we do not continue to innovate and provide products and services that are useful to our customers, we may not remain competitive, and our revenue and operating results could suffer.

          Our success depends on our ability to innovate and provide products and services useful to our customers in both our Content & Media and Registrar service offerings. Our competitors are constantly developing innovations in content creation and distribution as well as in domain name registration and related services, such as web hosting, email and website creation solutions. As a result, we must continue to invest significant resources in product development in order to maintain and enhance our existing products and services and introduce new products and services that deliver a sufficient return on investment and that our customers can easily and effectively use. If we are unable to provide quality products and services, we may lose consumers, advertisers, customers and freelance content creators, and our revenue and operating results would suffer. Our operating results would also suffer if our innovations are not responsive to the needs of our customers and our advertisers, are not appropriately timed with market opportunities or are not effectively brought to market.

We may have difficulty scaling and adapting our existing technology and network infrastructure to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of consumers, advertisers, customers and freelance content creators, and cause us to incur expenses to make architectural changes.

          To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. In the future, we may spend substantial amounts to purchase or lease data centers and equipment, upgrade our technology and network infrastructure to handle increased traffic on our owned and operated websites and roll out new products and services. This expansion could be expensive and complex and could result in inefficiencies or operational failures. If we do not implement this expansion successfully, or if we experience inefficiencies and operational failures during its implementation, the quality of our products and services and our users' experience could decline. This could damage our reputation and lead us to lose current and potential consumers, advertisers, customers and freelance content creators. The costs associated with these adjustments to our architecture could harm our operating results. Cost increases, loss of traffic or failure to accommodate new technologies or changing business requirements could harm our business, revenue and financial condition.

We rely on technology infrastructure and a failure to update or maintain this technology infrastructure could adversely affect our business.

          Significant portions of our content, products and services are dependent on technology infrastructure that was developed over multiple years. Updating and replacing our technology infrastructure may be challenging to implement and manage, may take time to test and deploy, may cause us to incur substantial costs and may cause us to suffer data loss or delays or interruptions in service. These delays or interruptions in our service may cause our consumers, advertisers, customers and freelance content creators to become dissatisfied with our offerings and could adversely affect our business. Failure to update our technology infrastructure as new technologies become available may also put us in a weaker position relative to a number of our key competitors. Competitors with newer technology infrastructure may have greater flexibility and be in a position to respond more quickly than us to new opportunities, which may impact our competitive position in certain markets and adversely affect our business.

We are currently expanding and improving our information technology systems. If these implementations are not successful, our business and operations could be disrupted and our operating results could suffer.

          We recently deployed the first phase of our enterprise reporting system, Oracle Applications ERP and Platform, to assist us in the management of our financial data and reporting, as well as to automate certain business wide processes and internal controls. We anticipate that this system will be a long-term investment and that the addition of future build-outs, customizations and/or applications associated with this system will require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding information systems. We cannot be sure that the expansion of any of our systems, including our Oracle system, will be fully or effectively implemented on a timely basis, if at all. If we do not successfully implement informational systems on a timely basis or at all, our operations may be disrupted and or our operating results could suffer. In addition, any new information system deployments may not operate as we expect them to, and we may be required to expend significant resources to correct problems or find alternative sources for performing these functions.

Changes in regulations or user concerns regarding privacy and protection of user data, or any failure to comply with such laws, could diminish the value of our services and cause us to lose customers and revenue.

          When a user visits our websites or certain pages of our customers' websites, we use technologies, including "cookies," to collect information related to the user, such as the user's Internet Protocol, or IP, address, demographic information, and history of the user's interactions with advertisements previously delivered by us. The information that we collect about users helps us deliver appropriate content and targeted advertising to the user. A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. We post privacy policies on all of our owned and operated websites which set forth our policies and practices related to the collection and use of consumer data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with industry standards or laws or regulations could result in a loss of consumer confidence in us, or result in actions against us by governmental entities or others, all of which could potentially cause us to lose consumers and revenues.

          In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Recent developments related to "instant personalization" and similar technologies potentially allow us and other publishers access to even broader and more detailed information about users. These developments have led to greater scrutiny of industry data collection practices by regulators and privacy advocates. New laws may be enacted, or existing laws may be amended or re-interpreted, in a manner which limits our ability to analyze user data. If our access to user data is limited through legislation or any industry development, we may be unable to provide effective technologies and services to customers and we may lose customers and revenue.

We depend on key personnel to operate our business, and if we are unable to retain our current personnel or hire additional personnel, our ability to develop and successfully market our business could be harmed.

          We believe that our future success is highly dependent on the contributions of our executive officers, in particular the contributions of our Chairman and Chief Executive Officer, Richard M. Rosenblatt, as well as our ability to attract and retain highly skilled managerial, sales, technical and finance personnel. We do not maintain "key person" life insurance policies for our Chief Executive Officer or any of our executive officers. Qualified individuals are in high demand, and we may incur significant costs to attract them. All of our officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. If we are unable to attract and retain our executive officers and key employees, our business, operating results and financial condition will be harmed.

          Volatility or lack of performance in our stock price may also affect our ability to attract employees and retain our key employees. Our executive officers have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock.

Our industry is undergoing rapid change, and our business model is also evolving, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

          We derive a significant portion of our revenue from the sale of advertising on the Internet, which is an evolving industry that, in its short history, has undergone rapid and dramatic changes in industry standards and consumer and customer demands. For example, devices through which consumers are accessing information, the types of information being delivered and the types of websites through which consumers access information are all in a rapid state of change. Our business model is also evolving and is distinct from many other companies in our industry, and it may not be successful. In addition, the ways in which online advertisements are delivered are also rapidly changing. For example, an increasing percentage of advertisements are being delivered through social media websites such as Facebook. While we sell social media tools, we currently do not operate any properties that are solely social media sites. If advertisers determine that their yields on such social media sites significantly outstrip their return on other types of websites, such as eHow, our results could be impacted. We need to continually evolve our services and the way we deliver them to keep up with such changes to remain relevant to our customers. We may not be able to do so.

The interruption or failure of our information technology and communications systems, or those of third parties that we rely upon, may adversely affect our business, operating results and financial condition.

          The availability of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems, or those of third parties that we rely upon (co-location providers for data servers, storage devices, and network access) could result in interruptions in our service, which could reduce our revenue and profits, and damage our brand. Our systems are also vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses or other attempts to harm our systems. We, and in particular our Registrar, have experienced an increasing number of computer distributed denial of service attacks which have forced us to shut down certain of our websites, including eNom.com. We have implemented certain defenses against these attacks, but we may continue to be subject to such attacks, and future denial of service attacks may cause all or portions of our websites to become unavailable. In addition, some of our data centers are located in areas with a high risk of major earthquakes. Our data centers are also subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning is currently underdeveloped and does not account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

          Furthermore, third-party service providers may experience an interruption in operations or cease operations for any reason. If we are unable to agree on satisfactory terms for continued data center hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. We also rely on third-party providers for components of our technology platform, such as hardware and software providers. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business, revenue, financial condition and results of operations.

If our security measures are breached and unauthorized access is obtained to a user's or freelance content creator's data, our service may be perceived as not being secure and customers may curtail or stop using our service.

          Our Content & Media and Registrar service offerings involve the storage and transmission of users', Registrar customers' and our freelance content creators' personal information, such as names, social security numbers, addresses, email addresses and credit card and bank account numbers, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. Our payment services may be susceptible to credit card and other payment fraud schemes, including unauthorized use of credit cards, debit cards or bank account information, identity theft or merchant fraud.

          As nearly all of our products and services are Internet based, the amount of data we store for our users on our servers (including personal information) has increased. If our security measures are breached or our systems fail in the future as a result of third-party action, employee error, malfeasance or otherwise, and as a result, someone obtains unauthorized access to our users' and our freelance content creators' data, our reputation and brands will be damaged, the adoption of our products and services could be severely limited, our business may suffer and we could incur significant liability.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also need to expend significant resources to protect against security breaches, including encrypting personal information, or remedy breaches after they occur, including notifying each person whose personal data may have been compromised. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of Internet-based products and services we offer as well as increase the number of countries where we operate. If an actual or perceived breach of our security measures occurs, the market perception of the effectiveness of our security measures and our reputation could be harmed and we could lose sales, advertisers, freelance content creators and customers and potentially face costly litigation.

If we do not adequately protect our intellectual property rights, our competitive position and business may suffer.

          Our intellectual property, consisting of trade secrets, trademarks, copyrights and patents, is, in the aggregate, important to our business. We rely on a combination of trade secret, trademark, copyright and patent laws in the United States and other jurisdictions together with confidentiality agreements and technical measures to protect our proprietary rights. As of September 30, 2010, we have been granted eight patents by the United States Patent and Trademark Office, or USPTO, and we have 19 patent applications pending in the United States and other jurisdictions. Our patents expire between 2021 and 2027. We rely more heavily on trade secret protection than patent protection. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties. Effective trade secret, copyright, trademark and patent protection may not be available in all countries where we currently operate or in which we may operate in the future. Some of our systems and technologies are not covered by any copyright, patent or patent application and, because of the relatively high cost we would experience in registering all of our copyrights with the United States Copyright Office, we generally do not register the copyrights associated with our content. We cannot guarantee that:

  •
  our intellectual property rights will provide competitive advantages to us;

  •
  our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

  •
  our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak;

  •
  any of the patents, trademarks, copyrights, trade secrets or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged or abandoned;

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  competitors will not design around our protected systems and technology; or

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  we will not lose the ability to assert our intellectual property rights against others.

          We have from time to time become aware of third parties who we believe may have infringed or are infringing on our intellectual property rights. The use of our intellectual property rights by others could reduce any competitive advantage we have developed and cause us to lose advertisers and website publishers or otherwise cause harm to our business. Policing unauthorized use of our proprietary rights can be difficult and costly. In addition, it may be necessary to enforce or protect our intellectual property rights through litigation or to defend litigation brought against us, which could result in substantial costs and diversion of resources and management attention and could adversely affect our business, even if we are successful on the merits.

Confidentiality agreements with employees, consultants and others may not adequately prevent disclosure of trade secrets and other proprietary information.

          We have devoted substantial resources to the development of our proprietary systems and technology. Although we enter into confidentiality agreements with our employees, consultants, independent contractors and other advisors, these agreements may not effectively prevent or provide remedies for unauthorized disclosure of confidential information or unauthorized parties from copying aspects of our services or obtaining and using information that we regard as proprietary. Others may independently discover or develop trade secrets and proprietary information, and in such cases we may not be able to assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could reduce any competitive advantage we have and cause us to lose customers and advertisers, or otherwise cause harm to our business.

Third parties may sue us for intellectual property infringement or misappropriation which, if successful, could require us to pay significant damages or curtail our offerings.

          We cannot be certain that our internally-developed or acquired systems and technologies do not and will not infringe the intellectual property rights of others. In addition, we license content, software and other intellectual property rights from third parties and may be subject to claims of infringement or misappropriation if such parties do not possess the necessary intellectual property rights to the products or services they license to us. We have in the past and may in the future be subject to legal proceedings and claims that we have infringed the patent or other intellectual property rights of a third party. These claims sometimes involve patent holding companies or other patent owners who have no relevant product revenue and against whom our own patents may provide little or no deterrence. In addition, third parties may in the future assert intellectual property infringement claims against our customers, which we have agreed in certain circumstances to indemnify and defend against such claims. Any intellectual property-related infringement or misappropriation claims, whether or not meritorious, could result in costly litigation and could divert management resources and attention. Moreover, should we be found liable for infringement or misappropriation, we may be required to enter into licensing agreements, if available on acceptable terms or at all, pay substantial damages or limit or curtail our systems and technologies. Also, any successful lawsuit against us could subject us to the invalidation of our proprietary rights. Moreover, we may need to redesign some of our systems and technologies to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and increase our costs.

Certain U.S. and foreign laws could subject us to claims or otherwise harm our business.

          We are subject to a variety of laws in the U.S. and abroad that may subject us to claims or other remedies. Our failure to comply with applicable laws may subject us to additional liabilities, which could adversely affect our business, financial condition and results of operations. Laws and regulations that are particularly relevant to our business address:

  •
  privacy;

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  freedom of expression;

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  information security;

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  pricing, fees and taxes;

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  content and the distribution of content, including liability for user reliance on such content;

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  intellectual property rights, including secondary liability for infringement by others;

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  taxation;

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  domain name registration; and

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  online advertising and marketing, including email marketing and unsolicited commercial email.

          Many applicable laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. Moreover, the applicability and scope of the laws that do address the Internet remain uncertain. For example, the laws relating to the liability of providers of online services are evolving. Claims have been either threatened or filed against us under both U.S. and foreign laws for defamation, copyright infringement, cybersquatting and trademark infringement. In the future, claims may also be alleged against us based on tort claims and other theories based on our content, products and services or content generated by our users.

          We receive, process and store large amounts of personal data of users on our owned and operated websites and from our freelance content creators. Our privacy and data security policies govern the collection, use, sharing, disclosure and protection of this data. The storing, sharing, use, disclosure and protection of personal information and user data are subject to federal, state and international privacy laws, the purpose of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. If requirements regarding the manner in which certain personal information and other user data are processed and stored change significantly, our business may be adversely affected, impacting our financial condition and results of operations. In addition, we may be exposed to potential liabilities as a result of differing views on the level of privacy required for consumer and other user data we collect. We may also need to expend significant resources to protect against security breaches, including encrypting personal information, or remedy breaches after they occur, including notifying each person whose personal data may have been compromised. Our failure or the failure of various third-party vendors and service providers to comply with applicable privacy policies or applicable laws and regulations or any compromise of security that results in the unauthorized release of personal information or other user data could adversely affect our business, revenue, financial condition and results of operations.

          Our business operations in countries outside the United States are subject to a number of United States federal laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act, or FCPA, as well as trade sanctions administered by the Office of Foreign Assets Control, or OFAC, and the Commerce Department. The FCPA is intended to prohibit bribery of foreign officials or parties and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies' transactions. OFAC and the Commerce Department administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals.

          If we fail to comply with these laws and regulations, we could be exposed to claims for damages, financial penalties, reputational harm, incarceration of our employees or restrictions on our operations, which could increase our costs of operations, reduce our profits or cause us to forgo opportunities that would otherwise support our growth.

We are subject to a number of risks related to credit card payments we accept. If we fail to be in compliance with applicable credit card rules and regulations, we may incur additional fees, fines and ultimately the revocation of the right to accept credit card payments, which would have a material adverse effect on our business, financial condition or results of operations.

          Many of the customers of our Content & Media and Registrar service offerings pay amounts owed to us using a credit card or debit card. For credit and debit card payments, we pay interchange and other fees, which may increase over time and raise our operating expenses and adversely affect our net income. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. We believe we are compliant with the Payment Card Industry

Data Security Standard, which incorporates Visa's Cardholder Information Security Program and MasterCard's Site Data Protection standard. However, there is no guarantee that we will maintain such compliance or that compliance will prevent illegal or improper use of our payment system. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, revenue, financial condition and results of operations.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our marketing services and our financial results.

          Due to the global nature of the Internet, it is possible that, although our services and the Internet transmissions related to them originate in California, Texas, Illinois, Virginia and the Netherlands, governments of other states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised international, federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

A reclassification of our freelance content creators from independent contractors to employees by tax authorities could require us to pay retroactive taxes and penalties and significantly increase our cost of operations.

          As of September 30, 2010, we contracted with over 13,000 freelance content creators as independent contractors to create content for our owned and operated websites and for our network of customer websites. Because we consider our freelance content creators with whom we contract to be independent contractors, as opposed to employees, we do not withhold federal or state income or other employment related taxes, make federal or state unemployment tax or Federal Insurance Contributions Act payments, or provide workers' compensation insurance with respect to such freelance content creators. Our contracts with our independent contractor freelance content creators obligate these freelance content creators to pay these taxes. The classification of freelance content creators as independent contractors depends on the facts and circumstances of the relationship. In the event of a determination by federal or state taxing authorities that the freelance content creators engaged as independent contractors are employees, we may be adversely affected and subject to retroactive taxes and penalties. In addition, if it was determined that our content creators were employees, the costs associated with content creation would increase significantly and our financial results would be adversely affected.

We rely on outside providers for our billing, collection, payment processing and payroll. If these outside service providers are not able to fulfill their service obligations, our business and operations could be disrupted, and our operating results could be harmed.

          Outside providers perform various functions for us, such as billing, collection, payment processing and payroll. These functions are critical to our operations and involve sensitive interactions between us and our advertisers, customers and employees. Although in some instances we have implemented service level agreements and have established monitoring controls, if we do not successfully manage our service providers or if the service providers do not perform satisfactorily to agreed-upon service levels, our operations could be disrupted resulting in advertiser, customer or employee dissatisfaction. In addition, our business, revenue, financial condition and results of operations could be adversely affected.

Our credit facility with a syndicate of commercial banks contains financial and other restrictive covenants which, if breached, could result in the acceleration of our outstanding indebtedness.

          Our existing credit facility with a syndicate of commercial banks contains financial covenants that require, among other things, that we maintain a minimum fixed charge coverage ratio and a maximum net senior leverage ratio. In addition, our credit facility with a syndicate of commercial banks contains covenants restricting our ability to, among other things:

  •
  incur additional debt or incur or permit to exist certain liens;

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  pay dividends or make other distributions or payments on capital stock;

  •
  make investments and acquisitions;

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  enter into transactions with affiliates; and

  •
  transfer or sell our assets.

          These covenants could adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities, including acquisitions. A breach of any of these covenants could result in a default and acceleration of our indebtedness. Furthermore, if the syndicate is unwilling to waive certain covenants, we may be forced to amend our credit facility on terms less favorable than current terms or enter into new financing arrangements. As of September 30, 2010, we had no indebtedness outstanding under this facility.

We may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

          We may require additional funding to meet our ongoing obligations and to pursue our business strategy, which may include the selective acquisition of businesses and technologies. There can be no assurance that if we were to need additional funds that additional financing arrangements would be available in amounts or on terms acceptable to us, if at all. Furthermore, if adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed businesses.

We have made and may make additional acquisitions that could entail significant execution, integration and operational risks.

          We have made numerous acquisitions in the past and our future growth may depend, in part, on acquisitions of complementary websites, businesses, solutions or technologies rather than internal development. We may consider making acquisitions in the future to increase the scope of our business domestically and internationally. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. If we are unable to identify suitable future acquisition opportunities, reach agreement with such parties or obtain the financing necessary to make such acquisitions, we could lose market share to competitors who are able to make such acquisitions. This loss of market share could negatively impact our business, revenue and future growth.

          Furthermore, even if we successfully complete an acquisition, we may not be able to successfully assimilate and integrate the websites, business, technologies, solutions, personnel or operations of the company that we acquired, particularly if key personnel of an acquired company decide not to work for us. In addition, we may incur indebtedness to complete an acquisition, which would increase our costs and impose operational limitations, or issue equity securities, which would dilute our stockholders' ownership and could adversely affect the price of our common stock. We may also unknowingly inherit liabilities from previous or future acquisitions that arise after the acquisition and are not adequately covered by indemnities.

Impairment in the carrying value of goodwill or long-lived assets could negatively impact our consolidated results of operations and net worth.

          Goodwill represents the excess of cost of an acquired entity over the fair value of the acquired net assets. Goodwill is not amortized, but is reviewed for impairment at least annually or more frequently if impairment indicators are present. In general, long-lived assets are only reviewed for impairment if impairment indicators are present. In assessing goodwill and long-lived assets for impairment, we make significant estimates and assumptions, including estimates and assumptions about market penetration, anticipated growth rates and risk-adjusted discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and industry data. Some of the estimates and assumptions used by management have a high degree of subjectivity and require significant judgment on the part of management. Changes in estimates and assumptions in the context of our impairment testing may have a material impact on us, and any potential impairment charges could substantially affect our financial results in the periods of such charges.

The impact of worldwide economic conditions may adversely affect our business, operating results and financial condition.

          Our performance is subject to worldwide economic conditions. We believe that the current recession has adversely affected our business. To the extent that the current economic recession continues, or worldwide economic conditions materially deteriorate, our existing and potential advertisers and customers may no longer use our content or register domain names through our Registrar service offering, or our advertisers may elect to reduce advertising budgets. Historically, economic downturns have resulted in overall reductions in advertising spending. In particular, online advertising may be viewed by some of our existing and potential advertisers and customers as a lower priority and may be among the first expenditures reduced as a result of unfavorable economic conditions. These developments could have an adverse effect on our business, revenue, financial condition and results of operations.

Risks Relating to Owning Our Common Stock

An active, liquid and orderly market for our common stock may not develop or be sustained, and the trading price of our common stock is likely to be volatile.

          Prior to this offering, there has been no public market for shares of our common stock. An active trading market for our common stock may not develop or be sustained, which could depress the market price of our common stock and could affect your ability to sell your shares. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which our common stock will trade following the completion of this offering. The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

  •
  our operating performance and the operating performance of similar companies;

  •
  the overall performance of the equity markets;

  •
  the number of shares of our common stock publicly owned and available for trading;

  •
  threatened or actual litigation;

  •
  changes in laws or regulations relating to our solutions;

  •
  any major change in our board of directors or management;

  •
  publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

  •
  large volumes of sales of our shares of common stock by existing stockholders; and

  •
  general political and economic conditions.

          In addition, the stock market in general, and the market for Internet-related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company's securities. This litigation, if instituted against us, could result in very substantial costs, divert our management's attention and resources and harm our business, operating results and financial condition. In addition, the recent distress in the financial markets has also resulted in extreme volatility in security prices.

The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our common stock.

          The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our common stock. Based on shares outstanding as of September 30, 2010, we will have                   shares of common stock outstanding after this offering. This number is comprised of all the shares of our common stock that we are selling in this offering, which may be resold immediately in the public market. The holders of            shares of outstanding common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock until 180-days following the date of this prospectus, except with the prior written consent each of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. After the expiration of the 180-day restricted period, these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from U.S. registration, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144.

Number of Shares and % of Total Outstanding	Date Available for Sale into Public Markets
or %	Immediately after this offering.
or %
180 days after the date of this prospectus due to contractual obligations and lock-up agreements. However, the underwriters can waive the provisions of these lock-up agreements and allow these stockholders to sell their shares at any time, provided their respective six-month holding periods under Rule 144 have expired.
or %	From time to time after the date 180 days after the date of this prospectus upon expiration of their respective one-year holding periods in the U.S.

          Any participant in the directed share program who purchases more than $1,000,000 of shares will be subject to a 25-day lock-up with respect to any shares sold to him or her pursuant to that program.

          Following the date that is 180 days after the completion of this offering, stockholders owning an aggregate of                        shares will be entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them for public sale in the United States, subject to the restrictions of Rule 144. In addition, we intend to file a registration statement to register the approximately                        shares previously issued or reserved for future issuance under our equity compensation plans and agreements. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and, in certain cases, lock-up agreements with the representatives of the underwriters referred to above, the shares of common stock issued upon exercise of outstanding options will be available for immediate resale in the United States in the open market.

          Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our common stock.

          We also may issue our shares of common stock from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares in connection with any such acquisitions and investments.

Investors purchasing common stock in this offering will experience immediate and substantial dilution.

          The assumed initial public offering price of our common stock is substantially higher than the net tangible book value per outstanding share of our common stock immediately after this offering. As a result, you will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. Purchasers of our common stock in this offering will incur immediate and substantial dilution of $        per share in the net tangible book value of our common stock based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus. If the underwriters exercise in full their option to purchase additional shares, there will be an additional dilution of $        per share in the net tangible book value of our common stock, assuming the same public offering price.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and will be subject to other requirements that will be burdensome and costly. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

          We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management's assessment of our internal controls.

          We are just beginning the costly and challenging process of compiling the system and processing documentation before we perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control is effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to attest that our management's report is fairly stated or they are unable to express an opinion on the effectiveness of our internal control, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock. Failure to comply with the new rules might make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

          The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

          The terms of our credit agreement currently prohibit us from paying cash dividends on our common stock. In addition, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

          Our management will generally have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. We expect that we will use the net proceeds of this offering for investments in content, working capital, product development, sales and marketing activities, general and administrative matters, capital expenditures and international expansion. We have not otherwise allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Certain provisions in our charter documents and Delaware law could discourage takeover attempts and lead to management entrenchment.

          Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors, including, among other things:

  •
  a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

  •
  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

  •
  the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

  •
  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

  •
  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders may be called only by the chairman of our board of directors, the Chief Executive Officer, the president (in absence of a Chief Executive Officer) or our board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the issuance of preferred stock and management of our business or our amended and restated bylaws, which may inhibit the ability of an acquiror from amending our certificate of incorporation or bylaws to facilitate a hostile acquisition;

  •
  the ability of our board of directors, by majority vote, to amend the bylaws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquiror from amending the bylaws to facilitate a hostile acquisition; and

  •
  advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of us.

          We are also subject to certain anti-takeover provisions under Delaware law. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, our board of directors has approved the transaction.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

          This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors." Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

          You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

          You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET, INDUSTRY AND OTHER DATA

          Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

 USE OF PROCEEDS

          We estimate that our net proceeds from the sale of 4,500,000 shares of common stock in this offering will be approximately $       million, based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses that we must pay in connection with this offering. Each $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, would increase or decrease our net proceeds by approximately $     million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          If the underwriters option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $       million, based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting estimated underwriter discounts and commissions and estimated offering expenses that we must pay in connection with this offering.

          We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders in connection with the underwriters' exercise of their option to purchase additional shares of common stock, although we will bear the costs, other than underwriting discounts and commissions, associated with the sale of these shares. The selling stockholders may include certain of our executive officers and members of our board of directors or entities affiliated with or controlled by them.

          We intend to use the net proceeds from this offering for investments in content, working capital, product development, sales and marketing activities, general and administrative matters, capital expenditures and international expansion. We currently anticipate that our aggregate investments in content during the year ending December 31, 2011 will range from $50 million to $75 million. We intend to fund a portion of these estimated investments with the proceeds of the offering, although as of the date of this prospectus, we cannot estimate the amount of net proceeds that will be used for the other purposes described above. The amounts and timing of our actual expenditures, including content investments, will depend on numerous factors, including data supporting our predicted internal rates of return, the status of our product development efforts, our sales and marketing activities, the amount of cash generated or used by our operations, and competitive pressures. We believe that we will be able to fund our content investments and other expenditures described above through 2011 with our cash flow from operations, our existing cash balances and the availability under our revolving credit facility and without using the net proceeds from this offering. Our management will have broad discretion over the uses of the net proceeds in this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

          Some of the other principal purposes of this offering are to create a public market for our common stock and increase our visibility in the marketplace. A public market for our common stock will facilitate future access to public equity markets and enhance our ability to use our common stock as a means of attracting and retaining key employees and as consideration for acquisitions or strategic transactions.

 DIVIDEND POLICY

          We have never declared or paid cash dividends on our common or convertible preferred stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Instead, we anticipate that all of our earnings on our common stock will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. In addition, our credit agreement with a syndicate of commercial banks prohibits our payment of dividends.

 CAPITALIZATION

          The following table sets forth our capitalization as of September 30, 2010:

  •
  on an actual basis;

  •
  on a pro forma basis giving effect to (i) the automatic conversion of all outstanding preferred stock into an aggregate of 61,672,256 shares of common stock upon completion of this offering, (ii) the issuance of            shares of common stock upon the net exercise of common stock warrants and a convertible preferred stock warrant, respectively, that would otherwise expire upon the completion of this offering based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus and (iii) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the closing of this offering; and

  •
  on a pro forma, as adjusted basis, giving effect to the pro forma adjustments and our receipt of the net proceeds from the sale by us in this offering of 4,500,000 shares of common stock based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

          You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except per share data)
Cash and cash equivalents	$29,230	$29,230	$

Preferred stock warrant liability	387	—
Convertible preferred stock, par value $0.0001; 200,000,000 shares authorized, 123,344,512 shares issued and outstanding, actual; no shares authorized, issued and outstanding pro forma and pro forma as adjusted	373,754	—
Stockholders' equity:
Preferred stock, par value $0.0001; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, pro forma, 25,000,000 shares authorized, pro forma as adjusted; no shares issued and outstanding, pro forma and pro forma as adjusted	—	—

Common stock, par value $0.0001; 500,000,000 shares authorized; 15,217,051 shares issued and outstanding, actual; 500,000,000 shares authorized pro forma and pro forma as adjusted; shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted(2)	2	8
Additional paid-in capital	33,671	407,806
Accumulated deficit	(52,044)	(52,044)
Accumulated other comprehensive income	107	107

Total stockholders' (deficit) equity	(18,264)	355,877

Total capitalization	$355,877	$355,877	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $        per share of our common stock in this offering, which is the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders' (deficit) equity and total capitalization by $     million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The share information in the table above excludes, as of September 30, 2010:

  •
  19,024,633 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2010 to purchase our common stock at a weighted average exercise price of $11.72 per share;

  •
  131,000 shares of common stock issuable upon the exercise of options granted on October 27, 2010 pursuant to our 2010 Incentive Award Plan at a weighted average exercise price of $15.36 per share;

  •
  12,500 restricted stock units granted on October 27, 2010 pursuant to our 2010 Incentive Award Plan;

  •
  15,500,000 shares of common stock reserved for issuance under our 2010 Incentive Award Plan and 10,000,000 shares of our common stock reserved for issuance under our 2010 Employee Stock Purchase Plan, as well as shares that become available under the 2010 Incentive Award Plan due to shares subject to awards under our Amended and Restated 2006 Equity Incentive Plan that terminate, expire or lapse for any reason and pursuant to provisions in the 2010 Incentive Award Plan that automatically increase the share reserve under the plan each year, as more fully described in "Executive Compensation—Equity Incentive Plans"; and

  •
  The issuance of 375,000 shares of common stock upon the exercise of a common stock warrant that does not expire upon the completion of this offering.

(2)
The number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. This is because, as further described in "Related Party Transactions," the terms of our Series D Preferred Stock provide that the ratio at which each share of Series D Preferred Stock automatically converts into shares of our common stock in connection with a qualified financing will increase if the qualified financing is priced below a specified minimum dollar amount per share of common stock. The specified minimum dollar amount with respect to this offering depends on the completion date of this offering. As of September 30, 2010, an initial public offering price below $15.82 per share would result in an increase in the conversion ratio of our Series D Preferred Stock. Pricing at this point or higher would have no additional impact on our outstanding shares of common stock. In addition, assuming that the closing of this offering occurs on                         , 2010:

•
An initial public offering price of $        per share would result in an increase in the number of shares of common stock outstanding after this offering by approximately            shares;

•
An initial public offering price of $        per share would result in an increase in the number of shares of common stock outstanding after this offering by approximately            shares;

•
An initial public offering price of $        per share would result in an increase in the number of shares of common stock outstanding after this offering by approximately            shares; and

•
An initial public offering price below $        per share would result in a further increase in the number of shares of common stock outstanding after this offering.

DILUTION

          If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the offering. After giving effect to a 1-for-2 reverse stock split of our common stock and a corresponding adjustment to the conversion price of all outstanding convertible preferred stock and the automatic conversion of our preferred stock in connection with this offering, our pro forma historical net tangible book value of our common stock as of September 30, 2010 was $31.9 million, or $      per share. Historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the number of shares of our outstanding common stock.

          After giving effect to the (i) above referenced reverse stock split and the automatic conversion of all outstanding preferred stock into an aggregate of 61,672,256 shares of common stock upon completion of this offering, (ii) the issuance of             shares of common stock upon the net exercise of common stock warrants and a convertible preferred stock warrant, respectively that would otherwise expire upon the completion of this offering based upon an assumed initial public offering price of $         per share, which is the mid-point of the range set forth on the cover of this prospectus and (iii) receipt of the net proceeds from our sale of 4,500,000 shares of common stock in this offering based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2010 would have been approximately $       million, or $      per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $       per share to existing stockholders and an immediate dilution of $        per share to new investors purchasing common stock in this offering.

          The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2010	$
Increase per share attributable to this offering from new investors

Pro forma net tangible book value per share, as adjusted to give effect to this offering

Dilution per share to new investors in this offering		$

          If the underwriters exercise their option to purchase additional shares of our common stock in full, based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, the pro forma as adjusted net tangible book value per share after this offering would be $      per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $         per share.

          The number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. This is because, as further described in "Related Party Transactions," the terms of our Series D Preferred Stock provide that the ratio at which each share of Series D Preferred Stock automatically converts into shares of our common stock in connection with a qualified financing will increase if the qualified financing is priced below a specified minimum dollar amount per share of common stock. The specified minimum dollar amount with respect to this offering depends on the completion date of this offering. As of September 30, 2010, an initial public offering price below $15.82 per share would result in an increase in the conversion ratio of our Series D Preferred Stock. Pricing at this point or higher would have no additional impact on our outstanding

shares of common stock. Accordingly, assuming that the closing of this offering occurs on                        , 2010:

  •
  A $1.00 increase in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would increase our pro forma as adjusted net tangible book value by $      per share, and increase the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  A $1.00 decrease in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would decrease our pro forma as adjusted net tangible book value by $      per share, and decrease the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  A $2.00 increase in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would increase our pro forma as adjusted net tangible book value by $      per share, and increase the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  A $2.00 decrease in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would decrease our pro forma as adjusted net tangible book value by $      per share, and decrease the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

  •
  More than a $2.00 increase in the assumed public offering price of $            per share, the mid-point of the range set forth on the cover of this prospectus, would further increase our pro forma as adjusted net tangible book value, and further increase the dilution to new investors; and

  •
  More than a $2.00 decrease in the assumed public offering price of $            per share, the mid-point of the range set forth on the cover of this prospectus, would further decrease our pro forma as adjusted net tangible book value, and further decrease the dilution to new investors.

          The following table sets forth, as of September 30, 2010, on a pro forma as adjusted basis, the differences between existing stockholders and new investors with respect to the total number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting underwriting discounts and commissions and estimated offering expenses payable by us, based upon an assumed initial public offering price of $        per share of common stock, which is the mid-point of the range set forth on the cover of this prospectus:

				Total Consideration
	Total Shares
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New stockholders in this offering	4,500,000		%			%

Total		100%		$	100%

          Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to                  shares, or    % of the total number of shares of our common stock outstanding after this offering. If the underwriters' option to purchase additional shares is exercised in full, the number of shares held by existing stockholders after this offering would be reduced to                  , or    %, of the total number of shares of our common stock outstanding after this offering.

          As discussed above, the number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. Accordingly, assuming that the closing of this offering occurs on                        , 2010, upon completion of this offering at:

  •
  A $1.00 increase in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would increase total consideration paid by new investors and total consideration paid by all stockholders by approximately $     million, and result in our existing stockholders owning    % and new investors owning    % of the total number of shares of common stock outstanding;

  •
  A $1.00 decrease in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would decrease total consideration paid by new investors and total consideration paid by all stockholders by approximately $     million, and result in our existing stockholders owning    % and new investors owning    % of the total number of shares of common stock outstanding;

  •
  A $2.00 increase in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would increase total consideration paid by new investors and total consideration paid by all stockholders by approximately $     million, and result in our existing stockholders owning    % and new investors owning    % of the total number of shares of common stock outstanding;

  •
  A $2.00 decrease in the assumed public offering price of $        per share, the mid-point of the range set forth on the cover of this prospectus, would decrease total consideration paid by new investors and total consideration paid by all stockholders by approximately $     million, and result in our existing stockholders owning    % and new investors owning    % of the total number of shares of common stock outstanding;

  •
  More than a $2.00 increase in the assumed public offering price of $            per share, the mid-point of the range set forth on the cover of this prospectus, would further increase total consideration paid by new investors and total consideration paid by all stockholders; and

  •
  More than a $2.00 decrease in the assumed public offering price of $            per share, the mid-point of the range set forth on the cover of this prospectus, would further decrease total consideration paid by new investors and total consideration paid by all stockholders, and result in our existing stockholders owning a larger percentage and new investors owning a smaller percentage of the total number of shares of common stock outstanding.

          The above discussion and tables are based on a pro forma, as adjusted basis, of                  shares of common stock issued and outstanding as of September 30, 2010, and excludes:

  •
  19,024,633 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2010 to purchase our common stock at a weighted average exercise price of $11.72 per share;

  •
  131,000 shares of common stock issuable upon the exercise of options granted October 27, 2010 pursuant to our 2010 Incentive Award Plan at a weighted average exercise price of $15.36 per share;

  •
  12,500 restricted stock units granted on October 27, 2010 pursuant to our 2010 Incentive Award Plan;

  •
  15,500,000 shares of common stock reserved for issuance under our 2010 Incentive Award Plan and 10,000,000 shares of our common stock reserved for issuance under our 2010 Employee Stock Purchase Plan, as well as shares that become available under the 2010 Incentive Award Plan due to shares subject to awards under our Amended and Restated 2006 Equity Incentive Plan that terminate, expire or lapse for any reason and pursuant to provisions in the 2010 Incentive Award Plan that automatically increase the share reserve under the plan each year, as more fully described in "Executive Compensation—Equity Incentive Plans"; and

  •
  The issuance of 375,000 shares of common stock upon the exercise of a common stock warrant that does not expire upon the completion of this offering.

          To the extent that any outstanding options or warrants are exercised, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          Demand Media was incorporated on March 23, 2006 and had no substantive business activities prior to the acquisition of eNom, Inc in April 2006. As a result eNom is considered to be the Predecessor company (the "Predecessor"). eNom had a fiscal year ended September 30.

          The consolidated statements of operations data for the nine months ended December 31, 2007 and the two years ended December 31, 2008 and 2009, as well as the consolidated balance sheet data as of December 31, 2008 and 2009, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statements of operations data for the year ended September 30, 2005, seven months ended April 28, 2006 and the year ended March 31, 2007, as well as the consolidated balance sheet data as of September 30, 2005, April 28, 2006, March 31, 2007 and December 31, 2007, are derived from audited consolidated financial statements not included in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2009 and 2010 and balance sheet data as of September 30, 2010 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary, which include only normal recurring adjustments, for the fair statement of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

          The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Predecessor		Successor
	Year ended September 30,	Seven Months ended April 28,	Year ended March 31,	Nine Months ended December 31,	Year ended December 31,		Nine Months ended September 30,
	2005	2006	2007(3)	2007(3)	2008(3)	2009	2009	2010
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenue	$38,967	$30,145	$58,978	$102,295	$170,250	$198,452	$142,965	$179,357
Operating expenses
Service costs (exclusive of amortization of intangible assets)	26,371	19,515	26,723	57,833	98,238	114,482	82,941	95,209
Sales and marketing	1,751	1,224	3,016	3,601	15,360	19,994	14,324	16,805
Product development	3,032	2,773	9,3383	10,965	14,407	21,502	15,253	19,136
General and administrative	3,328	3,514	8,826	19,584	28,191	28,358	21,076	27,035
Amortization of intangible assets	941	854	15,074	17,393	33,204	32,152	24,254	24,482

Total operating expenses	35,423	27,880	62,977	109,376	189,400	216,488	157,848	182,667

Income (loss) from operations	3,544	2,265	(3,999)	(7,081)	(19,150)	(18,036)	(14,883)	(3,310)

Other income (expense)
Interest income	10	60	1,772	1,415	1,636	494	285	19
Interest expense	(36)	(7)	(3,206)	(1,245)	(2,131)	(1,759)	(1,508)	(517)
Other income (expense), net	(55)	100	54	(999)	(250)	(19)	(2)	(164)

Total other income (expense)	(81)	153	(1,380)	(829)	(745)	(1,284)	(1,225)	(662)

Income (loss) before income taxes	3,463	2,418	(5,379)	(7,910)	(19,895)	(19,320)	(16,108)	(3,972)
Income tax (benefit) provision	172	1,050	(1,448)	(2,293)	(5,736)	2,663	1,990	2,382

Net income (loss)	3,291	1,368	(3,931)	(5,617)	(14,159)	(21,983)	(18,098)	(6,354)
Cumulative preferred stock dividends	—	—	(10,199)	(14,059)	(28,209)	(30,848)	(22,858)	(24,649)

Net income (loss) attributable to common stockholders	$3,291	$1,368	$(14,130)	$(19,676)	$(42,368)	$(52,831)	$(40,956)	$(31,003)

Net income (loss) per share:(1)
Basic	$1.27	$0.49	$(7.13)	$(4.25)	$(5.18)	$(4.73)	$(3.78)	$(2.32)

Diluted	$1.19	$0.45	$(7.13)	$(4.25)	$(5.18)	$(4.73)	$(3.78)	$(2.32)

Weighted average number of shares(1)(4)
Basic	2,598	2,772	1,981	4,631	8,184	11,159	10,823	13,350
Diluted	2,755	3,064	1,981	4,631	8,184	11,159	10,823	13,350
Pro forma net loss per share of common stock, basic and diluted(2)						$(0.30)		$(0.08)

Shares used in computing the pro forma net loss per share of common stock, basic and diluted(2)						72,831		75,022

(1)
Basic loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net loss attributable to common stockholders is increased for cumulative preferred stock dividends earned during the period. For the periods where we presented losses, all potentially dilutive common shares comprising of stock options, restricted stock purchase rights, or RSPRs, warrants and convertible preferred stock are antidilutive.

  RSPRs are considered outstanding common shares and included in the computation of basic earnings per share as of the date that all necessary conditions of vesting are satisfied. RSPRs are excluded from the dilutive earnings per share calculation when their impact is antidilutive. Prior to satisfaction of all conditions of vesting, unvested RSPRs are considered contingently issuable shares and are excluded from weighted average common shares outstanding.

(2)
Unaudited pro forma basic and diluted net loss per common share have been computed to give effect to the conversion of our convertible preferred stock (using the if-converted method) into an aggregate of 61,672,256 shares of our common stock on a two-for-one basis as though the conversion had occurred at January 1, 2009.

(3)
During the year ended March 31, 2007, nine months ended December 31, 2007 and year ended December 31, 2008 the Company completed 26 business acquisitions.

(4)
In October 2010, our stockholders approved a 1-for-2 reverse stock split of our outstanding common stock, and a proportional adjustment to the existing conversion ratios for each series of preferred stock to be made prior to the effectiveness of this offering. Accordingly, all share and per share amounts for all periods presented have been adjusted retrospectively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratio.

	Predecessor		Successor
	September 30,	April 28,	March 31,	December 31,			September 30,
	2005	2006	2007	2007	2008	2009	2010
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and marketable securities	$1,310	$3,594	$32,975	$47,365	$103,496	$49,908	$29,230
Working capital	(8,578)	(10,097)	12,781	44,992	64,639	19,665	(4,317)
Total assets	36,593	42,475	318,772	424,328	527,152	468,318	479,575
Long term debt	—	—	16,499	4,000	55,000	10,000	—
Capital lease obligations, long term	16	—	—	—	—	488	89
Convertible preferred stock	—	—	239,445	338,962	373,754	373,754	373,754
Total stockholders' equity (deficit)	(1,591)	(2,446)	(2,203)	(3,205)	(7,622)	(21,847)	(18,264)

Non-GAAP Financial Measures

          To provide investors and others with additional information regarding our financial results, we have disclosed in the table below and within this prospectus the following non-GAAP financial measures: adjusted operating income before depreciation and amortization expense, or Adjusted OIBDA, and revenue less traffic acquisition costs, or revenue less TAC. We have provided a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measures. Our non-GAAP Adjusted OIBDA financial measure differs from GAAP in that it excludes certain expenses such as depreciation, amortization, stock-based compensation, and certain non-cash purchase accounting adjustments, as well as the financial impact of gains or losses on certain asset sales or dispositions. Our non-GAAP revenue less TAC financial measure differs from GAAP as it reflects our consolidated revenues net of our traffic acquisition costs. Adjusted OIBDA, or its equivalent, and revenue less TAC are frequently used by security analysts, investors and others as a common financial measure of operating performance.

          We use these non-GAAP financial measures to measure our consolidated operating performance, to understand and compare operating results from period to period, to analyze growth trends, to assist in internal budgeting and forecasting purposes, to develop short and long term operational plans, to calculate annual bonus payments for substantially all of our employees, and to evaluate our financial performance. Management believes these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful period to period comparisons and analysis of trends in our business. We also believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our consolidated revenue and operating results in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies.

          The following table presents a reconciliation of revenue less TAC and Adjusted OIBDA for each of the periods presented:

	Predecessor		Successor
	Year ended September 30,	Seven Months ended April 28,	Year ended March 31,	Nine Months ended December 31,	Year ended December 31,		Nine Months ended September 30,
	2005	2006	2007	2007	2008	2009	2009	2010
	(in thousands)
Non-GAAP Financial Measures:
Content & Media revenue	$—	$—	$18,073	$49,342	$84,821	$107,717	$75,641	$106,108
Registrar revenue	38,967	30,145	40,906	52,953	85,429	90,735	67,324	73,249
Less: traffic acquisition costs (TAC)(1)	—	—	(5,087)	(7,254)	(7,655)	(10,554)	(6,974)	(8,911)

Total revenue less TAC	$38,967	$30,145	$53,892	$95,041	$162,595	$187,898	$135,991	$170,446

Loss from operations				$(7,081)	$(19,150)	$(18,036)	$(14,883)	$(3,310)
Add (deduct):
Depreciation				3,590	10,506	14,963	10,637	12,963
Amortization				17,393	33,204	32,152	24,254	24,482
Stock-based compensation(2)				3,670	6,350	7,356	5,361	7,143
Non-cash purchase accounting adjustments(3)				1,282	1,533	960	740	615
Gain on sale of asset(4)				—	—	(582)	—	—

Adjusted OIBDA				$18,854	$32,443	$36,813	$26,109	$41,893

(1)
Represents revenue-sharing payments made to our network customers from advertising revenue generated from such customers' websites.

(2)
Represents the fair value of stock-based awards and certain warrants to purchase our stock included in our GAAP results of operations.

(3)
Represents adjustments for certain deferred revenue and costs that we do not recognize under GAAP because of GAAP purchase accounting.

(4)
Represents a gain recognized on the sale of certain assets included in our GAAP operating results.

          The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect our operations. We compensate for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Overview

          We are a leader in a new Internet-based model for the professional creation of high-quality, commercially valuable content at scale. Our business is comprised of two distinct and complementary service offerings: Content & Media and Registrar. Our Content & Media offering is engaged in creating media content, primarily consisting of text articles and videos, and delivering it along with our social media and monetization tools to our owned and operated websites and to our network of customer websites. Our Content & Media service offering also includes a number of websites primarily containing advertising listings, which we refer to as our undeveloped websites. Our Registrar is the world's largest wholesale registrar of Internet domain names and the world's second largest registrar overall, based on the number of names under management, and provides domain name registration and related value-added services.

          Our principal operations and decision-making functions are located in the United States. We report our financial results as one operating segment, with two distinct service offerings. Our operating results are regularly reviewed by our chief operating decision maker on a consolidated basis, principally to make decisions about how we allocate our resources and to measure our consolidated operating performance. Together, our service offerings provide us with proprietary data that enable commercially valuable content production at scale combined with broad distribution and targeted monetization capabilities. We currently generate substantially all of our Content & Media revenue through the sale of advertising, and to a lesser extent through subscriptions to our social media applications and select content and service offerings. Substantially all of our Registrar revenue is derived from domain name registration and related value-added service subscriptions. Our chief operating decision maker regularly reviews revenue for each of our Content & Media and Registrar service offerings in order to gain more depth and understanding of the key business metrics driving our business. Accordingly, we report Content & Media and Registrar revenue separately.

          For the year ended December 31, 2009 and the nine months ended September 30, 2010, we reported revenue of $198 million and $179 million, respectively. For the year ended December 31, 2009 and the nine months ended September 30, 2010, our Content & Media offering accounted for 54% and 59% of our total revenues, respectively, and our Registrar service accounted for 46% and 41% of our total revenues, respectively.

          As of December 31, 2007 we changed our fiscal year-end from March 31 to December 31, resulting in our financial statements reflecting a nine-month period from April 1, 2007 to December 31, 2007.

Key Business Metrics

          We regularly review a number of business metrics, including the following key metrics, to evaluate our business, measure the performance of our business model, identify trends impacting our business, determine resource allocations, formulate financial projections and make strategic business decisions. Measures which we believe are the primary indicators of our performance are as follows:

Content & Media Metrics

  •
  page views:  We define page views as the total number of web pages viewed across our owned and operated websites and/or our network of customer websites, including web pages viewed by consumers on our customers' websites using our social media tools. Page views are primarily tracked through internal systems, such as our Omniture web analytics tool, contain estimates for our customer websites using our social media tools and may use data compiled from certain customer websites. We periodically review and refine our methodology for monitoring, gathering, and counting page views in an effort to improve the accuracy of our measure.

  •
  RPM:  We define RPM as Content & Media revenue per one thousand page views.

Registrar Metrics

  •
  domain:  We define a domain as an individual domain name paid for by a third-party customer where the domain name is managed through our Registrar service offering. This metric does not include any of the company's owned and operated websites.

  •
  average revenue per domain:  We calculate average revenue per domain by dividing Registrar revenues for a period by the average number of domains registered in that period. The average number of domains is the simple average of the number of domains at the beginning and end of the period. Average revenue per domain for partial year periods is annualized. For example, average revenue per domain for the nine months ended September 30, 2010 is calculated by multiplying Registrar revenue for the nine month period ended September 30, 2010 by twelve ninths, divided by the average number of domains registered in this period.

          The following table sets forth additional performance highlights of key business metrics for the periods presented:

	Year ended December 31,			Nine Months ended September 30,
	2008(1)	2009(1)	% Change	2009(1)	2010(1)	% Change
Content & Media Metrics:
Owned & operated
Page views (in billions)	5.9	6.8	15%	5.0	6.0	20%
RPM	$10.56	$10.69	1%	$10.33	$12.60	22%
Network of customer websites
Page views (in billions)	5.4	10.0	84%	7.4	9.3	26%
RPM	$4.04	$3.45	(15)%	$3.25	$3.24	—
Registrar Metrics:
End of Period # of Domains (in millions)	8.8	9.1	3%	9.0	10.6	18%
Average Revenue per Domain	$9.85	$10.11	3%	$10.04	9.93	(1)%

(1)
For a discussion of these period to period changes in the number of page views, RPM, end of period domains and average revenue per domain and how they impacted our financial results, see "Nine Months ended September 30, 2009 and 2010" and "Nine Months ended December 31, 2007 and Years ended December 31, 2008 and 2009" below.

 Opportunities, Challenges and Risks

          To date, we have derived substantially all of our revenue through the sale of advertising in connection with our Content & Media service offering and through domain name registration subscriptions in our Registrar service offering. Our advertising revenue is primarily generated by performance-based Internet advertising, such as cost-per-click where an advertiser pays only when a user clicks on its advertisement that is displayed on our owned and operated websites and our network of customer websites. For the nine months ended September 30, 2010, the majority of our advertising revenue was generated by our relationship with Google on a cost-per-click basis. We deliver online advertisements provided by Google on our owned and operated websites as well as on certain of our customer websites where we share a portion of the advertising revenue. For the year ended December 31, 2009 and the nine months ended September 30, 2010, approximately 18% and 28%, respectively, of our total consolidated revenue was derived from our advertising arrangements with Google. Google maintains the direct relationships with the advertisers and provides us with cost-per-click advertising services.

          Our historical growth in Content & Media revenue has principally come from growth in RPM and page views due to increased volume of commercially valuable content published. To a lesser extent, Content & Media revenue growth has resulted from customers utilizing our social media tools and from publishing our content on our network of customer websites, including YouTube. We believe that, in addition to opportunities to grow our revenue and our page views by creating and publishing more content, there is a substantial long term revenue opportunity with respect to selling online advertisements through our internal sales force, particularly on our owned and operated websites. During the first nine months of 2010, we began to more aggressively hire and expand our internal advertising sales force, including hiring a chief revenue officer, to exploit this opportunity.

          As we continue to create more content, we may face challenges in finding effective distribution outlets. To address this challenge, we recently began to deploy our content and related advertising capabilities to certain of our customers, such as the online versions of the San Francisco Chronicle and the Houston Chronicle. Previously these customers had used our platform on their websites for social media applications only. Under the terms of our customer arrangements, we are entitled to a share of the underlying revenues generated by the advertisements displayed with our content on these websites. We believe that expanding this business model across our network of customer websites presents a potentially large long-term revenue opportunity. As is the case with our owned and operated websites, under these arrangements we incur substantially all of our content costs up front. However, because under the revenue sharing arrangements we are sharing the resulting revenue, there is a risk that these relationships over the long term will not generate sufficient revenue to meet our financial objectives, including recovering our content creation costs. In addition, the growing presence of other companies that produce online content, including AOL's Seed.com and Associated Content, which was recently acquired by Yahoo!, may create increased competition for available distribution opportunities, which would limit our ability to reach a wider audience of consumers.

          Our content studio identifies and creates online text articles and videos through a community of freelance content creators and is core to our business strategy and long term growth initiatives. As of September 30, 2010, our studio had over 13,000 freelance content creators, who generated a daily average of over 6,300 text articles and videos during the quarter ended September 30, 2010. Historically, we have made substantial investments in our platform to support our expanding community of freelance content creators and the growth of our content production and distribution, and expect to continue to make such investments. As discussed above, we have also seen increasing competition from large Internet companies such as AOL and Yahoo!. Although these competitive offerings are not directly comparable to all aspects of our content offering, increased competition for freelance content creators could increase our freelance creator costs and adversely impact our ability to attract and retain content creators.

          Registrar revenue growth historically has been driven by growth in the number of domains and growth in average revenue per domain due to an increase in the amounts we charge for registration and related value-added services. Prior to June 30, 2010, our Registrar experienced stable growth in both domains and average revenue per domain. Growth in average revenue per domain was due in part to an increase in our registration pricing in response to price increases from registries which control the rights of large top level domains, or TLDs (such as VeriSign which is the registry for the .com TLD). Beginning in the second quarter of 2010 and extending through early 2011, we expect modest declines in average revenue per domain as a result of recently attracting certain large volume customers, from which we have only begun to recognize revenue, and as a result of more aggressive pricing.

          Our direct costs to register domain names on behalf of our customers are almost exclusively controlled by registries and by the Internet Corporation for Assigned Names and Numbers, or ICANN. ICANN is a private sector, not for profit corporation formed to oversee a number of Internet related tasks, including domain registrations for which it collects fees, previously performed directly on behalf of the U.S. government. In addition, the market for wholesale registrar services is both price sensitive and competitive, particularly for large volume customers, such as large web hosting companies and owners of large portfolios of domain names. We have a relatively limited ability to increase the pricing of domain name registrations without negatively impacting our ability to maintain or grow our customer base. Moreover, we anticipate that any price increases mandated by registries could adversely increase our service costs as a percentage of our total revenue. ICANN is currently deliberating on the timing and framework for a potentially significant expansion of the number of generic TLDs, or gTLDs. Although there can be no assurance that any gTLD expansion will occur, we believe that such expansion, if any, would result in an increase in the number of domains we register and related revenues.

          Our service costs, the largest component of our operating expenses, can vary from period to period based upon the mix of the underlying Content & Media and Registrar services revenue we generate. We believe that our service costs as a percentage of total revenue decrease as our percentage of revenues derived from our Content & Media service offering increases. In the near term and consistent with historical trends, we expect that the growth in our Content & Media revenue will exceed the growth in our Registrar revenue. As a result, we expect that our service costs as a percentage of our total revenue will decrease when compared to our historical results. However, as we expand our Content & Media offering and enter into more revenue-sharing arrangements with our customers and content creators in the long term, our service costs as a percentage of our total revenue when compared to our historical results may not decrease at a similar rate.

          For the nine months ended September 30, 2010, more than 90% of our revenue has been derived from websites and customers located in the United States. While our content is primarily targeted towards English-speaking users in the United States today, we believe that there is a substantial opportunity in the long term for us to create content targeted to users outside of the United States and thereby increase our revenue generated from countries outside of the United States.

Basis of Presentation

Revenues

          Our revenues are derived from our Content & Media and Registrar service offerings.

Content & Media Revenues

          We currently generate substantially all of our Content & Media revenue through the sale of advertising, and to a lesser extent through subscriptions to our social media applications and select content and service offerings. Our revenue generating advertising arrangements, for both our owned and operated websites and our network of customer websites, include cost-per-click performance-based advertising; contain display advertisements where revenue is dependent upon the number of page views;

and lead generating advertisements where revenue is dependent upon users registering for, or purchasing or demonstrating interest in, advertisers' products and services. We generate revenue from advertisements displayed alongside our content offered to consumers across a broad range of topics and categories on our owned and operated websites and on certain customer websites. Our advertising revenue also includes revenue derived from cost-per-click advertising links we place on undeveloped websites owned both by us and certain of our customers. To a lesser extent, we also generate revenue from our subscription-based offerings, which include our social media applications deployed on our network of customer websites and subscriptions to premium content or services offered on certain of our owned and operated websites.

          Where we enter into revenue sharing arrangements with our customers, such as for the online version of the San Francisco Chronicle and for undeveloped customer websites, and when we are considered the primary obligor, we report the underlying revenues on a gross basis in our consolidated statements of operations, and record these revenue-sharing payments to our customers as traffic acquisition costs, or TAC, which are included in service costs. In circumstances where the customer acts as the primary obligor, such as YouTube which sells advertisements alongside our video content, we recognize revenue on a net basis.

Registrar Revenue

          Our Registrar revenue is principally comprised of registration fees charged to resellers and consumers in connection with new, renewed and transferred domain name registrations. In addition, our Registrar also generates revenue from the sale of other value-added services that are designed to help our customers easily build, enhance and protect their domains, including security services, e-mail accounts and web-hosting. Finally, we generate revenues from fees related to auction services we provide to facilitate the selling of third-party owned domains. Our Registrar revenue varies based upon the number of domains registered, the rates we charge our customers and our ability to sell value-added services. We market our Registrar wholesale services under our eNom brand, and our retail registration services under the eNomCentral brand, among others.

Operating Expenses

          Operating expenses consist of service costs, sales and marketing, product development, general and administrative, and amortization of intangible assets. Included in our operating expenses are depreciation expenses associated with our capital expenditures and stock-based compensation.

Service Costs

          Service costs consist of: fees paid to registries and ICANN associated with domain registrations; advertising revenue recognized by us and shared with others as a result of our revenue-sharing arrangements, such as TAC and content creator revenue-sharing arrangements; Internet connection and co-location charges and other platform operating expenses associated with our owned and operated websites and our network of customer websites, including depreciation of the systems and hardware used to build and operate our Content & Media platform and Registrar; and personnel costs related to in-house editorial, customer service and information technology. Our service costs are dependent on a number of factors, including the number of page views generated across our platform and the volume of domain registrations and value-added services supported by our Registrar. In the near term and consistent with historical trends, we expect that the growth in our Content & Media revenue will exceed the growth in our Registrar revenue. As a result, we expect that our service costs as a percentage of our total revenue will decrease when compared to our historical results.

Sales and Marketing

          Sales and marketing expenses consist primarily of sales and marketing personnel costs, sales support, public relations advertising and promotional expenditures. Fluctuations in our sales and marketing expenses are generally the result of our efforts to support the growth in our Content & Media service, including expenses required to support the expansion of our direct advertising sales force. We currently anticipate that our sales and marketing expenses will continue to increase and will increase in the near term as a percent of revenue as we continue to build our sales and marketing organizations to support the growth of our business.

Product Development

          Product development expenses consist primarily of expenses incurred in our software engineering, product development and web design activities and related personnel costs. Fluctuations in our product development expenses are generally the result of hiring personnel to support and develop our platform, including the costs to further develop our content algorithms, our owned and operated websites and future product and service offerings of our Registrar. We currently anticipate that our product development expenses will increase as we continue to hire more product development personnel and further develop our products and offerings to support the growth of our business, but may decrease as a percentage of revenue.

General and Administrative

          General and administrative expenses consist primarily of personnel costs from our executive, legal, finance, human resources and information technology organizations and facilities related expenditures, as well as third party professional fees, insurance and bad debt expenses. Professional fees are largely comprised of outside legal, audit and information technology consulting. To date, we have not experienced any significant amount of bad debt expense. During the year ended December 31, 2009 and nine months ended September 30, 2010, our allowance for doubtful accounts and bad debt expense were not significant and we expect that this trend will continue in the near term. However, as we grow our revenue from direct advertising sales, which tend to have longer collection cycles, we expect that our allowance for doubtful accounts will increase, which may lead to increased bad debt expense. In addition, we have historically operated as a private company. As we continue to expand our business and incur additional expenses associated with being a publicly traded company, we anticipate general and administrative expenses will increase and will increase as a percentage of revenue in the near term. Specifically, we expect that we will incur additional general and administrative expenses to provide insurance for our directors and officers and to comply with SEC reporting requirements, exchange listing standards, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. We anticipate that these insurance and compliance costs will substantially increase certain of our general and administrative expenses in the near term although its percentage of revenue will depend upon a variety of factors as listed above.

Amortization of Intangibles

          We capitalize certain costs allocated to the purchase price of certain identifiable intangible assets acquired in connection with business combinations, to acquire content and to acquire, including through initial registration, undeveloped websites. We amortize these costs on a straight-line basis over the related expected useful lives of these assets, which have a weighted average useful life of approximately 5.4 years on a combined basis as of September 30, 2010. The Company determines the appropriate useful life of intangible assets by performing an analysis of expected cash flows based on its historical experience of intangible assets of similar quality and value. We currently estimate the useful life of our content to be five years. We expect amortization expense to increase modestly in the near term, although its percentage of revenues will depend upon a variety of factors, such as the mix of our investments in content as compared to our identifiable intangible assets acquired in business combinations.

Stock-based Compensation

          Included in our operating expenses are expenses associated with stock based compensation, which are allocated and included in service costs, sales and marketing, product development and general and administrative expenses. Stock-based compensation expense is largely comprised of costs associated with stock options granted to employees and restricted stock issued to employees. We record the fair value of these equity-based awards and expense their cost ratably over related vesting periods, which is generally four years. The determination of the fair value of these equity awards on the date of grant as discussed in detail below in "Critical Accounting Policies and Estimates." In addition, stock-based compensation expense includes the cost of warrants to purchase common and preferred stock issued to certain non-employees.

          As of September 30, 2010, we had approximately $23 million of unrecognized employee related stock-based compensation, net of estimated forfeitures, that we expect to recognize over a weighted average period of approximately 2.7 years. Of this amount, we expect to recognize approximately $2.4 million during the remaining three months ended December 31, 2010. In addition, we expect to recognize approximately $5 million in additional stock-based compensation during the first year following this offering related to awards granted to certain executive officers to acquire approximately 2.6 million of our shares that will vest upon the fulfillment of certain liquidity events and market conditions, including but not limited to an initial public offering occurring prior to June 1, 2013 and the maintenance of an average closing price of our stock above certain amounts for a stipulated period of time. Assuming these conditions are met prior to December 31, 2010, we would recognize the additional stock-based compensation expense of approximately $5 million during the three months ended December 31, 2010. Further, we also expect to recognize approximately $30.8 million in additional stock-based compensation related to awards granted to certain executive officers in August 2010 to acquire 5.8 million of our shares that will commence vesting upon the completion of an initial public offering prior to March 31, 2011. This expense would be recognized from the date of the consummation of an initial public offering prior to March 2011 over a five year period with a weighted average period of 4.79 years. In future periods, our stock-based compensation is expected to increase materially as a result of our existing unrecognized stock-based compensation and as we issue additional stock-based awards to continue to attract and retain employees and non-employee directors.

Interest Expense

          Interest expense principally consists of interest on outstanding debt and certain prepaid underwriting costs associated with our $100 million revolving credit facility with a syndicate of commercial banks. As of September 30, 2010, we had no indebtedness outstanding under this facility.

Interest Income

          Interest income consists of interest earned on cash balances and short-term investments. We typically invest our available cash balances in money market funds, short-term United States Treasury obligations and commercial paper.

Other Income (Expense), Net

          Other income (expense), net consists primarily of the change in the fair value of our preferred stock warrant liability, transaction gains and losses on foreign currency-denominated assets and liabilities and changes in the value of certain long term investments. We expect our transaction gains and losses will vary depending upon movements in underlying currency exchange rates, and could become more significant when we expand internationally. We expect our preferred stock warrant liability, and thus all future charges associated with it, to be eliminated following our initial public offering, because the warrants currently outstanding will either be exercised or expire upon the completion of this offering.

Provision for Income Taxes

          Since our inception, we have been subject to income taxes principally in the United States, and certain other countries where we have legal presence, including the United Kingdom, the Netherlands, Canada and Sweden. We anticipate that as we expand our operations outside the United States, we will become subject to taxation based on the foreign statutory rates and our effective tax rate could fluctuate accordingly.

          Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

          We currently believe that based on the available information, it is more likely than not that our deferred tax assets will not be realized, and accordingly we have taken a full valuation allowance against all of our United States deferred tax assets. As of December 31, 2009, we had approximately $71 million of federal and $10 million of state operating loss carry-forwards available to offset future taxable income which expire in varying amounts beginning in 2020 for federal and 2013 for state purposes if unused. Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carry-forwards in the event of an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Currently, we do not expect the utilization of our net operating loss and tax credit carry-forwards in the near term to be materially affected as no significant limitations are expected to be placed on these carry-forwards as a result of our previous ownership changes. If an ownership change is deemed to have occurred as a result of this offering, potential near term utilization of these assets could be reduced. We do not expect this offering to cause a material limitation to the utilization of our net operating loss and tax credits carry-forwards.

Critical Accounting Policies and Estimates

          Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

          We believe that the assumptions and estimates associated with our revenue recognition, accounts receivable and allowance for doubtful accounts, capitalization and useful lives associated with our intangible assets, including our internal software and website development and content costs, income taxes, stock-based compensation and the recoverability of our goodwill and long-lived assets have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Revenue Recognition

          We recognize revenue when four basic criteria are met: persuasive evidence of a sales arrangement exists; performance of services has occurred; the sales price is fixed or determinable; and collectability is reasonably assured. We consider persuasive evidence of a sales arrangement to be the receipt of a signed contract. Collectability is assessed based on a number of factors, including transaction history and the credit worthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We record cash received in advance of revenue recognition as deferred revenue.

Content & Media

Advertising Services

          In determining whether an arrangement for our advertising services exists, we ensure that a binding arrangement is in place, such as a standard insertion order or a fully executed customer-specific agreement. Obligations pursuant to our advertising revenue arrangements typically include a minimum number of impressions or the satisfaction of the other performance criteria. Revenue from performance-based arrangements, including cost-per-click and referral revenues, is recognized as the related performance criteria are met. We assess whether performance criteria have been met and whether our fees are fixed or determinable based on a reconciliation of the performance criteria and an analysis of the payment terms associated with a transaction. The reconciliation of the performance criteria generally includes a comparison of third-party performance data, such as periodic online reports provided by certain of our customer websites, to the contractual performance obligation and to internal or customer performance data in circumstances where such data is available. Historically, any difference between the amounts recognized based on preliminary information and cash collected has not been material to our results of operations.

          Where we enter into revenue sharing arrangements with our customers, such as for the online version of the San Francisco Chronicle or with respect to undeveloped customer websites, and when we are considered the primary obligor, we report the underlying revenues on a gross basis in our consolidated statements of operations. In circumstances where the customer acts as the primary obligor, such as YouTube, we recognize the underlying revenue on a net basis in our statement of operations.

Subscription and Social Media Services

          Subscription services revenue is generated through the sale of membership fees paid to access content available on certain owned and operated websites, such as Trails.com. The majority of the memberships range from six to twelve month terms, and generally renew automatically at the end of the membership term, if not previously cancelled. Membership revenue is recognized on a straight-line basis over the membership term.

          We configure, host and maintain almost all of our platform's social media services for commercial customers. We earn revenues from our social media services through initial set-up fees, recurring management support fees, overage fees in excess of standard usage terms and outside consulting fees. Due to the fact that our social media services customers have no contractual right to take possession of our software, we account for our social media services as subscription service arrangements, whereby social media services revenues are recognized when persuasive evidence of an arrangement exists, delivery of the service has occurred and no significant obligations remain, the selling price is fixed or determinable and collectability is reasonably assured.

          Social media service arrangements may contain multiple elements, including, but not limited to, single arrangements containing set-up fees, monthly support fees and overage billings and consulting services. To the extent that consulting services have value on a standalone basis and there is objective and reliable evidence of social media services, we allocate revenue to each element based upon each element's objective and reliable evidence of fair value. Objective and reliable evidence of fair value for all elements of a service arrangement is based upon our normal pricing and discounting practices for those services when such services are sold separately. To date, substantially all consulting services entered into concurrent with the original social media service arrangements are not treated as separate deliverables as such services are essential to the functionality of the hosted social media services and do not have value to the customer on a standalone basis. Such fees are recognized as revenue on a straight-line basis over the greater of the contractual or estimated customer life once monthly recurring services have commenced. Fees for other items are recognized as follows:

  •
  Customer set-up fees:  set-up fees are generally paid prior to the commencement of monthly recurring services. We initially defer set-up fees and recognize the related revenue straight-line over the greater of the contractual or estimated customer life once monthly recurring services have commenced.

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  Monthly support fees:  recognized each month at contractual rates.

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  Overage billings:  recognized when delivered and at contractual rates in excess of standard usage terms.

          We determine the estimated customer life based on analysis of historical attrition rates, average contractual term and renewal expectations. We periodically review the estimated customer life at least quarterly and when events or changes in circumstances, such as significant customer attrition relative to expected historical or projected future results, occur. Outside consulting services performed for customers on a stand-alone basis are recognized ratably as services are performed at contractual rates.

Registrar

Domain Name Registration Fees

          Registration fees charged to third parties in connection with new, renewed and transferred domain name registrations are recognized on a straight line basis over the registration term, which range from one to ten years. Payments received in advance of the domain name registration term are included in deferred revenue in our consolidated balance sheets. The registration term and related revenue recognition commences once we confirm that the requested domain name has been recorded in the appropriate registry under accepted contractual performance standards. Associated direct and incremental costs, which principally consist of registry and ICANN fees, are also deferred and expensed as service costs on a straight line basis over the registration term.

          Our wholly owned subsidiary, eNom, is an ICANN accredited registrar. Thus, we are the primary obligor with our reseller and retail registrant customers and are responsible for the fulfillment of our registrar services. As a result, we report revenue derived from the fees we receive from our resellers and retail registrant customers for registrations on a gross basis in our consolidated statements of operations. A minority of our resellers have contracted with us to provide billing and credit card processing services to the resellers' retail customer base in addition to registration services. Under these circumstances, the cash collected from these resellers' retail customer base exceeds the fixed amount per transaction that we charge for domain name registration services. Accordingly, these amounts, which are collected for the benefit of the reseller, are not recognized as revenue and are recorded as a liability until remitted to the reseller on a periodic basis. Revenue from these resellers is reported on a net basis because the reseller determines the price to charge retail customers and maintains the primary customer relationship.

Value-added Services

          Revenue from online Registrar value-added services, which include, but are not limited to, security certificates, domain name identification protection, charges associated with alternative payment methodologies, web hosting services and email services is recognized on a straight line basis over the period in which services are provided. Payments received in advance of services being provided are included in deferred revenue.

Auction Service Revenues

          Domain name auction service revenues represent fees received from facilitating the sale of third-party owned domains through an online bidding process primarily through NameJet, a domain name aftermarket auction company formed in October 2007 by us and an unrelated third party. While certain names sold through the auction process are registered on our Registrar platform upon sale, we have determined that auction revenues and related registration revenues represent separate units of accounting, given that the domain name has value to the customers on a standalone basis and there is objective and reliable evidence of the fair value of the registration service. We recognize the related registration fees on a straight-line basis over the registration term. We recognize the bidding portion of auction revenues upon sale, net of payments to third parties since we are acting as an agent only.

Accounts Receivable and Allowance for Doubtful Accounts

          Accounts receivable primarily consist of amounts due from:

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  third parties such as Google who provide advertising services to our owned and operated websites and certain customer websites in exchange for a share of the underlying advertising revenue. Accounts receivable from these advertising providers are recorded as the amount of the revenue share as reported to us by them and are generally due within 30 to 45 days from the month-end in which the invoice is generated. Certain accounts receivable from these providers are billed quarterly and are due within 45 days from the quarter-end in which the invoice is generated, and are non-interest bearing;

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  social media services customers and include: account set-up fees, which are generally billed and collected once set-up services are completed; monthly recurring services, which are billed in advance of services on a quarterly or monthly basis; account overages, which are billed when incurred and contractually due; and consulting services, which are generally billed in the same manner as set-up fees. Accounts receivable from social media customers are recorded at the invoiced amount, are generally due within 30 days and are non-interest bearing;

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  direct advertisers who engage us to deliver branded advertising views. Accounts receivable from our direct advertisers are recorded at negotiated advertising rates (customarily based on advertising impressions) and as the related advertising is delivered over our owned and operated websites. Direct advertising accounts receivables are due within 30 to 60 days from the date the advertising services are delivered and billed; and

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  customers who syndicate the Company's content over their websites in exchange for a share of related advertising revenue. Accounts receivable from our customers are recorded at the revenue share as reported by our customers and are due within 30 to 45 days.

          We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables from our customers based on our best estimate of the amount of probable losses from existing accounts receivable. We determine the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. In addition, past due balances over 90 days and specific other balances are reviewed individually for collectability on at least a quarterly basis.

Goodwill

          Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. We perform our impairment testing for goodwill at the reporting unit level. As of December 31, 2009, we determined that we have three reporting units. For the purpose of performing the required impairment tests, we primarily apply a present value (discounted cash flow) method to determine the fair value of the reporting units with goodwill. We test goodwill for impairment annually during the fourth quarter of our fiscal year or when events or circumstances change that would indicate that goodwill might be permanently impaired. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

          The testing for a potential impairment of goodwill involves a two-step process. The first step involves comparing the estimated fair values of our reporting units with their respective book values, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, the second step is performed to determine if goodwill is impaired and to recognize the amount of impairment loss, if any. The estimate of the fair value of goodwill is primarily based on an estimate of the discounted cash flows expected to result from that reporting unit and may require valuations of certain recognized and unrecognized intangible assets such as our content, software, technology, patents and trademarks. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. To date, we have not recognized an impairment loss associated with our goodwill.

          We estimate the fair value of our reporting units, using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about discount rates are based on a weighted-average cost of capital for comparable companies. Assumptions about sales, operating margins, and growth rates are based on our forecasts, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the long-term business plan period. As of December 31, 2009, the date of the most recent impairment assessment, we determined that the fair value of each of our reporting units was substantially in excess of its carrying value.

Capitalization and Useful Lives Associated with our Intangible Assets, including Content and Internal Software and Website Development Costs

          We capitalize certain costs incurred to develop, acquire and deploy our intangible assets, which principally include our content and initial registration and acquisition costs of our undeveloped websites. We also capitalize our internally developed software and website development costs during their development phase. In addition we have also capitalized certain identifiable intangible assets acquired in connection with business combinations and we use valuation techniques to value these intangibles assets, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires us to make various judgmental assumptions and estimates including projected revenues, operating costs, growth rates, useful lives and discount rates.

          Our finite lived intangible assets are amortized over their estimated useful lives using the straight-line method, which approximate the estimated pattern in which the underlying economic benefits are consumed. Capitalized website registration costs for undeveloped websites are amortized on a straight-line basis over their estimated useful lives of one to seven years. Internally developed software and website development costs are depreciated on a straight-line basis over their estimated three year useful life. We amortize our intangible assets acquired through business combinations on a straight-line basis over the period in which the underlying economic benefits are expected to be consumed.

          Capitalized content is amortized on a straight-line basis over five years, representing our estimate of the pattern that the underlying economic benefits are expected to be realized and based on our estimates of the projected cash flows from advertising revenues expected to be generated by the deployment of our content. These estimates are based on our current plans and projections for our content, our comparison of the economic returns generated by content of comparable quality and an analysis of historical cash flows generated by that content to date which, particularly for more recent content cohorts, is somewhat limited. To date, certain content that we acquired in business combinations has generated cash flows from advertisements beyond a five year useful life. The creation and acquisition of content, at scale, however, is a new and rapidly evolving model, and therefore we closely monitor its performance and, periodically, assess its estimated useful life.

          Advertising revenue generated from the deployment of our media content makes up a significant element of our business such that amounts we record in our financial statements related to our content are material. Significant judgment is required in estimating the useful life of our content. Changes from the five year useful life we currently use to amortize our capitalized content would have a significant impact on our financial statements. For example, if underlying assumptions were to change such that our estimate of the weighted average useful life of our media content was higher by one year from January 1, 2010, our net loss would decrease by approximately $1.6 million for the nine months ended September 30, 2010, and would increase by approximately $2.4 million should the weighted average useful life be reduced by one year. We periodically assess the useful life of our content, and when adjustments in our estimate of the useful life of content are required, any changes from prior estimates are accounted for prospectively.

Recoverability of Long-lived Assets

          We evaluate the recoverability of our intangible assets, and other long-lived assets with finite useful lives for impairment when events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. These trigger events or changes in circumstances include, but are not limited to a significant decrease in the market price of a long-lived asset, a significant adverse change in the extent or manner in which a long-lived asset is being used, significant adverse change in legal factors or in the business climate that could affect the value of our long-lived asset, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrates continuing losses associated with the use of our long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. An impairment test would be performed when the estimated undiscounted future cash flows expected to result from the use of the asset group is less than its carrying amount. Impairment is measured by assessing the usefulness of an asset by comparing its carrying value to its fair value. If an asset is considered impaired, the impairment loss is measured as the amount by which the carrying value of the asset group exceeds its estimated fair value. Fair value is determined based upon estimated discounted future cash flows. The key estimates applied when preparing cash flow projections relate to revenues, operating margins, economic life of assets, overheads, taxation and discount rates. To date, we have not recognized any such impairment loss associated with our long-lived assets.

Income Taxes

          We account for our income taxes using the liability and asset method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or in our tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate the realizability of our deferred tax assets and valuation allowances are provided when necessary to reduce deferred tax assets to the amounts expected to be realized.

          We operate in various tax jurisdictions and are subject to audit by various tax authorities. We provide tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, and relevant tax law and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

          We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. We recognize interest and penalties accrued related to unrecognized tax benefits in our income tax (benefit) provision in the accompanying statements of operations.

          We calculate our current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified. The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of any uncertain tax issue is subject to management's assessment of relevant risks, facts, and circumstances existing at that time. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

Stock-based Compensation

          We measure and recognize compensation expense for all share-based payment awards made to employees and directors based on the grant date fair values of the awards. For stock option awards to employees with service and/or performance based vesting conditions, the fair value is estimated using the Black-Scholes option pricing model. The value of an award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statements of operations. We elected to treat share-based payment awards, other than performance awards, with graded vesting schedules and time-based service conditions as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period. Stock-based compensation expenses are classified in the statement of operations based on the department to which the related employee reports. Our stock-based awards are comprised principally of stock options and restricted stock purchase rights.

          Some employee award grants contain certain performance and/or market conditions. We recognize compensation cost for awards with performance conditions based upon the probability of that performance condition being met, net of an estimate of pre-vesting forfeitures. Awards granted with performance and/or market conditions are amortized using the graded vesting method. The effect of a market condition is reflected in the award's fair value on the grant date. We use a binomial lattice model to determine the grant date fair value of awards with market conditions. All compensation cost for an award that has a market condition is recognized as the requisite service period is fulfilled, even if the market condition is never satisfied.

          We account for stock options issued to non-employees in accordance with the guidance for equity-based payments to non-employees. Stock option awards to non-employees are accounted for at fair value using the Black-Scholes option pricing model. Our management believes that the fair value of stock options is more reliably measured than the fair value of the services received. The fair value of the unvested portion of the options granted to non-employees is re-measured each period. The resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

          The Black-Scholes option pricing model requires management to make assumptions and to apply judgment in determining the fair value of our awards. The most significant assumptions and judgments include estimating the fair value of underlying stock, expected volatility and expected term. In addition, the recognition of stock-based compensation expense is impacted by estimated forfeiture rates.

          Because our common stock has no publicly traded history, we estimate the expected volatility of our awards from the historical volatility of selected public companies within the Internet and media industry with comparable characteristics to us, including similarity in size, lines of business, market capitalization, revenue and financial leverage. From our inception through December 31, 2008, the weighted average expected life of options was calculated using the simplified method as prescribed under guidance by the SEC. This decision was based on the lack of relevant historical data due to our limited experience and the lack of an active market for our common stock. Effective January 1, 2009, we calculated the weighted average expected life of our options based upon our historical experience of option exercises combined with estimates of the post-vesting holding period. The risk free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the option. The expected dividend rate is zero based on the fact that we currently have no history or expectation of paying cash dividends on our common stock. The forfeiture rate is established based on the historical average period of time that options were outstanding and adjusted for expected changes in future exercise patterns.

	Nine Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009	Nine Months ended September 30, 2010
Expected term (in years)	6.25	6.19	5.72	6.29
Risk-free interest rate	3.28 - 4.98%	1.54 - 3.52%	1.37 - 2.86%	1.31 - 2.83%
Expected volatility range	77 - 80%	65 - 72%	60 - 62%	54 - 56%
Weighted average expected volatility	79%	69%	61%	56%
Dividend yield	—	—	—	—

          We do not believe there is a reasonable likelihood that there will be material changes in the estimates and assumptions we use to determine stock-based compensation expense. In the future, if we determine that other option valuation models are more reasonable, the stock-based compensation expense that we record may differ significantly from what we have historically recorded using the Black-Scholes option pricing model.

          We recorded stock-based compensation expense of approximately $3.7 million for the nine months ended December 31, 2007, $6.4 million and $7.4 million for the years ended December 31, 2008 and 2009, respectively, and $7.1 million for the nine months ended September 30, 2010. Included in our stock-based compensation expense for the years ended December 31, 2008 and 2009 and nine months ended September 30, 2010 were cash payments of $0.9 million, $0.6 million and $0.3 million, respectively, in connection with our agreement to pay out certain unvested options to former employees continuing employment with us after our acquisition of Pluck Corporation, or Pluck, which formed the basis of our social media tools offering, in March 2008 and non-cash charges of $0.4 million, $0.4 million and $0.3 million, respectively, related to consideration paid to Lance Armstrong in January 2008 in the form of a ten-year warrant to purchase 625,000 shares of our common stock at $12.00 per share in exchange for certain services to be performed by Mr. Armstrong through December 2011. Also included in our stock-based compensation expense for the nine months ended September 30, 2010 were non-cash charges of $0.1 million related to consideration paid to Tyra Banks in June 2010 in the form of a ten-year warrant to purchase 375,000 shares of our common stock at $12.00 per share in exchange for certain services to be performed by Ms. Banks through June 2014. In addition and as part of our capitalization of internally developed software, we capitalized $0.1 million, $0.7 million, $0.7 million, and $0.7 million of stock-based compensation during the nine months ended December 31, 2007, years ended December 31, 2008 and 2009, and the nine months ended September 30, 2010, respectively.

Significant Factors, Assumptions and Methodologies Used in Determining the Fair Market Value of Our Common Stock

          We have regularly conducted contemporaneous valuations to assist us in the determination of the fair value of our common stock for each stock option grant. Our board of directors was regularly apprised that each valuation was being conducted and considered the relevant objective and subjective factors deemed important by our board of directors in each valuation conducted. Our board of directors also determined that the assumptions and inputs used in connection with such valuations reflected our board of directors' best estimate of our business condition, prospects and operating performance at each valuation date. The deemed fair value per common share underlying our stock option grants was determined by our board of directors with input from management at each grant date.

          In the absence of a public trading market for our common stock, our board of directors reviewed and discussed a variety of objective and subjective factors when exercising its judgment in determining the deemed fair value of our common stock. These factors generally include the following:

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  the nature and history of our business;

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  general economic conditions and specific industry outlook;

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  our book value and financial condition;

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  our operating and financial performance;

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  contemporaneous independent valuations performed at periodic intervals;

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  the introduction of new products or services;

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  the market price of companies engaged in the same or similar line of business having their equity securities actively traded in a free and open market;

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  the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions and the nature and history of our business;

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  the differences between our preferred and common stock in respect of liquidation preferences, conversion rights, voting rights and other features; and

  •
  an adjustment necessary to recognize a lack of marketability for our common stock.

          The valuation of our common stock was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In order to value our common stock, we first determined our business enterprise value, and then allocated this business enterprise value to each part of our capital structure (associated with both preferred and common equity). Our business enterprise value was estimated using a combination of two generally accepted approaches: the income approach and the market-based approach. The income approach estimates value based on the expectation of future net cash flows that were then discounted back to the present using a rate of return available from alternative companies of similar type and risk. The market approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets, and in our case, focused on comparing us to similar publicly traded entities. In applying this method, valuation multiples are derived from historical operating data of selected comparable entities and evaluated and/or adjusted based on the strengths and weaknesses of our company relative to the comparable entities. We then apply an adjusted multiple to our operating data to arrive at a value indication. The value indicated by the market approach was consistent with the valuation derived from the income approach for the periods presented.

          For each valuation, we prepared a financial forecast to be used in the computation of the value of invested capital for both the market approach and income approach. The financial forecast took into account our past experience and future expectations. The risk associated with achieving this forecast was assessed in selecting the appropriate discount rate. There is inherent uncertainty in these estimates as the assumptions used are highly subjective and subject to changes as a result of new operating data and economic and other conditions that impact our business.

          In order to determine the value of our common stock for purposes of applying the Black-Scholes option pricing model, the enterprise value was allocated among the holders of preferred stock and common stock. The aggregate value of the common stock derived from application of the Black-Scholes option pricing model was then divided by the number of shares of common stock outstanding to arrive at the per share value. The per share value was then adjusted for a lack of marketability discount which was determined based on the analysis performed on the restricted stock of companies whose unrestricted stock is freely traded, as well as a put option model calculation.

          We also utilize a probability-weighted expected return method as a reasonableness check to validate the fair value of our common stock based on the methods discussed above. The recent growth and expansion of our business in 2009, combined with a continuing trend of general improvement in the capital markets during the same period, had provided us better visibility into the likelihood of a liquidity event transpiring in the next one to two years. This probability-weighted expected return method includes the following steps:

  •
  We estimate the timing of each possible liquidity outcome and its future value. In our analysis, we considered potential liquidity scenarios related to an initial public offering, staying private, a sale and bankruptcy. The anticipated timing of a potential liquidity event utilized in these valuations, such as an initial public offering of our common stock, was based primarily on then current plans and estimates of our board of directors and management.

  •
  We determine the appropriate allocation of value to the common stockholders under each liquidity scenario based on the rights and preferences of each class of stock at that time.

  •
  The resulting value of common stock under each scenario is multiplied by a present value factor, calculated based on our cost of equity and the expected timing of the event.

  •
  The value of common stock is then multiplied by an estimated probability for each of the expected events determined by our management.

  •
  We then calculate the probability-weighted value per share of common stock and apply a lack of marketability discount.

          The calculated fair values of our common stock derived from the income approach, market approach and probability-weighted expected return method were principally consistent throughout the years ended December 31, 2008 and 2009, and the nine months ended September 30, 2010.

Common Stock Valuations

          The most significant factors considered by our board of directors in determining the fair value of our common stock at these valuation dates were as follows:

February 2, 2009, February 24, 2009 and March 24, 2009

  •
  The most recent independent contemporaneous valuation report as of December 31, 2008.

  •
  The business enterprise value based on the income approach decreased by $175 million to $600 million since the previous valuation date of September 15, 2008. This was due to a wide variety of variables in the valuation model but was primarily driven by a significant decline in the general economy due to the financial crisis in the fourth quarter of 2008 and a resulting decline in our business outlook.

  •
  Discount rate applied was 15% based on the calculated weighted average cost of capital.

  •
  Lack of marketability discount was determined to be 20.4%.

  •
  Probability-weighted expected return method scenario probabilities—Based upon the prevailing business outlook and an uncertain economy, our management estimated a 30% initial public offering probability, a 30% sale or merger probability and a 30% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 10% probability.

April 16, 2009, May 12, 2009, June 9, 2009 and June 24, 2009

  •
  The most recent independent contemporaneous valuation report as of March 31, 2009.

  •
  The business enterprise value based on the income approach increased by $50 million to $650 million since the previous valuation date. This was due to a wide variety of variables in the valuation model but was primarily driven by an improvement in the confidence for our longer term outlook for our Content & Media revenue.

  •
  Discount rate applied was 15% based on the calculated weighted average cost of capital.

  •
  Lack of marketability discount was determined to be 20%.

  •
  Probability-weighted expected return method scenario probabilities—Our management estimated a 30% initial public offering probability, a 30% sale or merger probability and a 30% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 10% probability.

July 30, 2009 and September 16, 2009

  •
  The most recent independent contemporaneous valuation report as of June 30, 2009.

  •
  The business enterprise value based on the income approach increased by $75 million to $725 million since the previous valuation date. This was due to a wide variety of variables in the valuation model but was primarily driven by a continued improvement in the confidence for our outlook for our Content & Media revenue based on our actual results in the second quarter of 2009.

  •
  Discount rate applied was 15% based on the calculated weighted average cost of capital.

  •
  Lack of marketability discount was determined to be 17.6%.

  •
  Probability-weighted expected return method scenario probabilities—Our management estimated a 50% initial public offering probability, a 20% sale or merger probability and a 20% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 10% probability.

November 5, 2009

  •
  The most recent independent contemporaneous valuation report as of September 30, 2009.

  •
  The business enterprise value based on the income approach increased by $75 million to $800 million since the previous valuation date. This was due to a wide variety of variables in the valuation model but was primarily driven by a continued improvement in the confidence for our outlook for our Content & Media revenue based on increasing revenues and yields from our growing investment in content.

  •
  Discount rate applied was 14% based on the calculated weighted average cost of capital, representing a reduction of one percentage point from the previous valuation.

  •
  Lack of marketability discount was determined to be 18.9%.

  •
  Probability-weighted expected return method scenario probabilities—Our management estimated a 50% initial public offering probability, a 20% sale or merger probability and a 20% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 10% probability.

January 20, 2010, March 3, 2010, March 24, 2010 and March 26, 2010

  •
  The most recent independent contemporaneous valuation report as of December 31, 2009.

  •
  The business enterprise value based on the income approach remained at $800 million unchanged since the previous valuation date. This was due to a wide variety of variables in the valuation model but was primarily driven by a continued improvement in the confidence for our business model being offset by an increase in expected operating costs needed to support our growing business.

  •
  Discount rate applied was 14% based on the calculated weighted average cost of capital.

  •
  Lack of marketability discount was determined to be 9.3% as it became apparent that the revenue growth trends throughout 2009 stemming from our increased investment in content provided support for the current viability and future potential of our business model. In addition, we expanded our relationship with our customer network, such as USATODAY.com, to deploy some or all parts of our platform across their websites, thus increasing the scale of our business.

  •
  Probability-weighted expected return method scenario probabilities—Our management estimated a 50% initial public offering probability, a 20% sale or merger probability and a 20% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 10% probability.

May 4, 2010, May 18, 2010 and June 11, 2010

  •
  The most recent independent contemporaneous valuation report as of April 15, 2010.

  •
  The business enterprise value based on the income approach increased by $130 million to $930 million since the previous valuation date as the continued successful performance of our business further increased the probability of an initial public offering.

  •
  Discount rate applied was 13% based on the calculated weighted average cost of capital, representing a reduction by one percentage point from the previous valuation as the potential for an initial public offering continued to increase as our business grew.

  •
  Lack of marketability discount was determined to be 7.4%, representing a decrease of 1.9 percentage points from the previous valuation.

  •
  Probability-weighted expected return method scenario probabilities—Our management estimated a 70% initial public offering probability (an increase from the previous valuation by 20 percentage points), a 20% sale or merger probability and a 5% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 5% probability.

July 15, 2010, August 3, 2010 and August 27, 2010

  •
  The most recent independent contemporaneous valuation report as of June 30, 2010.

  •
  The business enterprise value based on the income and market approaches increased by $220 million to $1,150 million since the previous valuation date. The movement since the previous valuation was primarily driven by an increased confidence in our projected revenue primarily stemming from better than expected performance of our Content & Media service offering's revenue throughout the six months ended June 30, 2010, including branded advertising sales during the three months ended June 30, 2010 and progress in developing advertising relationships and recurring revenue contracts in the preceding months following the appointment of our Chief Revenue Officer in early 2010, as well as a decrease in the discount rate applied to our projected cash flows described below.

  •
  Discount rate applied was 12% based on the calculated weighted average cost of capital, representing a reduction by one percentage point from the previous valuation primarily due to a decrease in the U.S. Treasury 20 year bond rate during the period.

  •
  Lack of marketability discount was determined to be 6.6%, representing a decrease of 0.8 percentage points from the previous valuation due to the shorter expected time until the initial public offering.

  •
  Probability-weighted expected return method scenario probabilities—Our management estimated a 70% initial public offering probability, a 20% sale or merger probability and a 5% probability that we would continue as a private company. A bankruptcy scenario was deemed unlikely and was assigned a 5% probability.

September 15, 2010 and September 27, 2010

  •
  The most recent independent contemporaneous valuation report as of September 15, 2010.

  •
  The business enterprise value based on the income and market approaches increased by $175 million to $1.3 billion since the previous valuation date representing the continued successful performance of, and increasing confidence in, our business. Specifically, this included increased confidence in our medium term revenue growth rates stemming from the strong performance of content published in preceding periods. Accordingly, our analysis of actual results in the third quarter of 2010 provided greater assurance over the progress in scaling our content production in late 2009 and early 2010, providing us greater confidence over the medium term growth prospects of our content service offering. Additionally, the continued successful performance of our business further increased the probability of an initial public offering thus reducing the company specific risk premium and discount for lack of marketability.

  •
  Discount rate applied was 12% based on the calculated weighted average cost of capital, as the increase in the U.S. Treasury 20 year bond rate since the date of the previous valuation was offset by a reduction in the company specific risk premium as we assessed there to be an increased probability of an initial public offering.

  •
  Lack of marketability discount was determined to be 4.0%, representing a decrease of 2.6 percentage points from the previous valuation largely due to the shorter expected time to an initial public offering coupled with our assessment that there is a greater probability of an initial public offering as well as the sustained growth rates in 2010 year to date.

  •
  Probability-weighted expected return method scenario probabilities—our management estimated a 90% initial public offering probability (an increase from the previous valuation by 20 percentage points) and a 4% sale or merger probability. The probability that we would continue as a private company and bankruptcy scenario were both deemed unlikely and were assigned a 5% and 1% probability, respectively. The probability of an initial public offering increased between the June 30, 2010 valuation and the September 15, 2010 valuation as a result of our increased confidence that an initial public offering would be consummated given the continued successful performance of, and increasing confidence in, our business described above.

          In April 2010 and in conjunction with the preparation of our consolidated financial statements, we performed a retrospective analysis to reassess the fair value of our common stock for certain option grants made during the year ended December 31, 2009 and the three months ended March 31, 2010, for financial reporting purposes. The retrospective analysis was largely a result of the reassessed increase in the probability of achieving a liquidity event under prevailing market conditions, such as an initial public offering for shares of our common stock. In addition, we also considered the impact of certain limited offers and transactions made by and between existing shareholders and, at times, with certain members of our management to exchange, sell or transfer our common stock during 2009 at values in excess of our then-estimated fair value of our shares. In conjunction with this retrospective analysis, we also considered a variety of objective and subjective factors over these periods, including but not limited to contemporaneous valuations of our common stock.

          As a result of our retrospective valuation in April 2010 of our common stock during the year ended December 31, 2009 and the three months ended March 31, 2010, and for financial reporting purposes, we recorded stock-based compensation expense above the original estimated fair values of our common stock for certain grants made during the year ended December 31, 2009 and three months ended March 31, 2010. This resulted in additional stock based compensation of $1 million and $1.2 million for the year ended December 31, 2009 and nine months ended September 30, 2010.

          The table below highlights the stock options granted with the following exercise prices subsequent to January 1, 2009.

Date of Grant	Number of Shares	Exercise Price and Estimated Fair Value of the Shares at Date of Grant	Retrospective Fair Value(1)	Intrinsic Value(2)
February 2, 2009	179,250	$3.20	$4.80	$1.60
February 24, 2009	167,614	3.20	4.80	1.60
March 24, 2009	963,227	3.20	4.80	1.60
April 16, 2009	100,500	3.30	4.86	1.56
May 12, 2009	5,000	3.30	4.86	1.56
June 9, 2009(3)	3,150,000	9.50	4.86	—
June 24, 2009	76,500	3.30	4.86	1.56
July 30, 2009	144,750	4.30	5.54	1.24
September 16, 2009	185,500	4.90	5.94	1.04
November 5, 2009	209,750	5.30	6.20	0.90
January 20, 2010	328,500	6.70	7.14	0.44
March 3, 2010	157,250	7.70	8.64	0.94
March 24, 2010	1,096,820	7.70	8.86	1.16
March 26, 2010	200,000	7.70	8.86	1.16
May 4, 2010	92,000	9.74	9.74	—
May 18, 2010	179,000	9.74	9.74	—
June 11, 2010	69,250	10.74	10.74	—
July 15, 2010	125,500	11.50	11.50	—
August 3, 2010(4)	2,375,000	18.00	12.92	—
August 3, 2010(4)	1,150,000	24.00	12.92	—
August 3, 2010(4)	1,150,000	30.00	12.92	—
August 3, 2010(4)	1,150,000	36.00	12.92	—
August 27, 2010	236,500	13.94	13.94	—
September 15, 2010	82,250	14.74	14.74	—
September 27, 2010	118,000	15.24	15.24	—
October 27, 2010	131,000	15.36	15.36	—

(1)
Represents our retrospective fair value assessment of our common stock throughout the year ended December 31, 2009 and three months ended March 31, 2010 performed in April 2010. Represents the fair value of our common stock on the grant date for grants made after March 31, 2010.

(2)
Represents the difference between the exercise price and the retrospective fair value assessment of our common stock for grants made prior to March 31, 2010.

(3)
The June 9, 2009 grants were made to certain members of senior management where the exercise price was intentionally set by the board of directors at a price above the-then estimated fair value of the shares.

(4)
The August 3, 2010 grants were made to certain members of senior management with the exercise prices intentionally set by the board of directors at a price above the-then estimated fair value of the shares.

          We believe consideration of the factors described above by our board of directors was a reasonable approach to estimating the fair value of our common stock for those periods. Determining the fair value of our common stock requires complex and subjective judgments, however, and there is inherent uncertainty in our estimate of fair value.

          Based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus, the aggregate intrinsic value of outstanding stock options vested and expected to vest as of September 30, 2010 was $         million, of which $         million related to vested options and $         million related to options expected to vest as of September 30, 2010.

Results of Operations

          The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

				Nine Months ended September 30,
	Nine Months ended December 31, 2007	Year ended December 31,
		2008	2009	2009	2010
	(in thousands)
Revenues	$102,295	$170,250	$198,452	142,965	179,357
Operating expenses(1)(2):
Service costs (exclusive of amortization of intangible assets)	57,833	98,238	114,482	82,941	95,209
Sales and marketing	3,601	15,360	19,994	14,324	16,805
Product development	10,965	14,407	21,502	15,253	19,136
General and administrative	19,584	28,191	28,358	21,076	27,035
Amortization of intangible assets	17,393	33,204	32,152	24,254	24,482

Total operating expenses	109,376	189,400	216,488	157,848	182,667

Loss from operations	(7,081)	(19,150)	(18,036)	(14,883)	(3,310)

Other income (expense)
Interest income	1,415	1,636	494	285	19
Interest expense	(1,245)	(2,131)	(1,759)	(1,508)	(517)
Other income (expense), net	(999)	(250)	(19)	(2)	(164)

Total other expense	(829)	(745)	(1,284)	(1,225)	(662)

Loss before income taxes	(7,910)	(19,895)	(19,320)	(16,108)	(3,972)
Income tax (benefit) provision	(2,293)	(5,736)	2,663	1,990	2,382

Net loss	(5,617)	(14,159)	(21,983)	(18,098)	(6,354)
Cumulative preferred stock dividends	(14,059)	(28,209)	(30,848)	(22,858)	(24,649)

Net loss attributable to common shareholders	$(19,676)	$(42,368)	$(52,831)	(40,956)	(31,003)

(1) Depreciation expense included in the above line
items:
Service costs	$2,581	$8,158	$11,882	$8,435	$10,424
Sales and marketing	42	94	184	137	128
Product development	509	1,094	1,434	1,033	996
General and administrative	458	1,160	1,463	1,032	1,415

Total depreciation expense	$3,590	$10,506	$14,963	$10,637	$12,963

(2) Stock-based compensation included in the above
line items:
Service costs	$52	$586	$473	$327	$663
Sales and marketing	241	1,576	1,561	1,056	1,621
Product development	504	1,030	1,349	991	1,216
General and administrative	2,873	3,158	3,973	2,987	3,643

Total stock-based compensation	$3,670	$6,350	$7,356	$5,361	$7,143

          As a percentage of revenue:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Service costs (exclusive of amortization of intangible assets)	56.5%	57.7%	57.7%	58.0%	53.1%
Sales and marketing	3.5%	9.0%	10.1%	10.0%	9.4%
Product development	10.7%	8.5%	10.8%	10.7%	10.7%
General and administrative	19.1%	16.6%	14.3%	14.7%	15.1%
Amortization of intangible assets	17.1%	19.4%	16.2%	17.0%	13.6%

Total operating expenses	106.9%	111.2%	109.1%	110.4%	101.8%

Loss from operations	(6.9)%	(11.2)%	(9.1)%	(10.4)%	(1.8)%

Other income (expense)
Interest income	1.4%	1.0%	0.3%	0.2%	0.0%
Interest expense	(1.2)%	(1.3)%	(0.9)%	(1.1)%	(0.3)%
Other income (expense), net	(1.0)%	(0.2)%	(0.0)%	0.0%	(0.1)%

Total other expense	(0.8)%	(0.5)%	(0.6)%	(0.9)%	(0.4)%

Loss before income taxes	(7.7)%	(11.7)%	(9.7)%	(11.3)%	(2.2)%
Income tax (benefit) provision	(2.2)%	(3.4)%	1.4%	1.4%	1.3%

Net Loss	(5.5)%	(8.3)%	(11.1)%	(12.7)%	(3.5)%

Nine Months ended September 30, 2009 and 2010

Revenues

          Revenues by service line were as follows:

	Nine Months ended September 30,
	2009	2010	% Change
	(in thousands)
Content & Media:
Owned and operated websites	$51,649	$75,982	47%
Network of customer websites	23,992	30,126	26%

Total Content & Media	75,641	106,108	40%
Registrar	67,324	73,249	9%

Total revenues	$142,965	$179,357	25%

          Content & Media Revenue

  •
  Owned and operated websites.  Content & Media revenue from our owned and operated websites increased by $24.4 million, or 47% to $76.0 million for the nine months ended September 30, 2010, as compared to $51.6 million for the year ago period. The increase was primarily due to growth in page views and RPMs driven primarily from publishing our content to our owned and operated websites. Page views increased by 20%, from 5.0 billion page views in the nine months ended September 30, 2009 to 6.0 billion page views in the nine months ended September 30, 2010. RPMs increased by 22% from $10.33 in the nine months ended September 30, 2009 to $12.60 in the nine months ended September 30, 2010. The increase in RPMs was primarily attributable to a larger percentage of page views being represented by eHow which has a higher RPM than the weighted average of our other owned and operated properties. In addition, RPM growth was driven by increased display advertising revenue sold directly through our sales force during the first nine months of 2010 as compared to the same period in 2009. On average, our direct display advertising sales generate higher RPMs than display advertising we deliver from our advertising networks, such as Google.

  •
  Network of Customer Websites.  Content & Media revenue from our network of customer websites for the nine months ended September 30, 2010 increased by $6.1 million or 26% to $30.1 million, as compared to $24.0 million for the year ago period. The increase was due to growth in page views on our customer websites. Page views increased by 26%, from 7.4 billion page views in the nine months ended September 30, 2009 to 9.3 billion page views in the nine months ended September 30, 2010, driven primarily from growth in our social media customer base. RPMs remained relatively consistent from $3.25 in the nine months ended September 30, 2009 to $3.24 in the nine months ended September 30, 2010, which reflected declines in advertising yields on undeveloped customer websites, being offset partially by increased content RPMs, due to improved yields on video advertising on YouTube.

          Registrar Revenue.    Registrar revenue for the nine months ended September 30, 2010 increased $5.9 million or 9%, to $73.2 million as compared to $67.3 million for the same period in 2009. The increase was primarily due to an increase in domain registrations from the addition of certain large volume domain customers, an increased number of renewals and growth in value-added services, offset partially by a decrease in average revenue per domain due to the timing of cash receipts associated with our growth in certain domains occurring towards the end of the third quarter 2010 being deferred until such domains are renewed. The number of domains increased 1.6 million or 18% to 10.6 million at September 30, 2010, as compared to 9.0 million at September 30, 2010. Our average revenue per domain remained relatively flat at $9.93 during the nine months ended September 30, 2010 as compared to $10.04 for the same period in 2009.

Operating Expenses

          Operating costs and expenses were as follows:

	Nine Months ended September 30,
	2009	2010	% Change
	(in thousands)
Service costs	$82,941	$95,209	15%
Sales and marketing	14,324	16,805	17%
Product development	15,253	19,136	25%
General and administrative	21,076	27,035	28%
Amortization of intangible assets	24,254	24,482	1%

          Service Costs.    Service costs for the nine months ended September 30, 2010 increased by $12.3 million or 15% to $95.2 million, as compared to $82.9 million in the year-ago period. The increase was primarily due to a $2.9 million increase in registry fees due to the growth in domain name registrations and related revenues over the same period, a $1.9 million increase in TAC resulting from an increase in undeveloped website customers, and related revenue, a $2.0 million increase in depreciation expense of technology assets required to manage the growth of our Internet traffic, data centers, advertising and domain registration transactions, and new products and services and a $1.6 million increase in personnel and related costs due to increased head count. As a percentage of revenues, service costs decreased 490 basis points to 53.1% for the nine months ended September 30, 2010 from 58.0% during the same period in 2009 due primarily to Content & Media revenues representing a higher percentage of total revenues during the nine months ended September 30, 2010 as compared to the same period in 2009.

          Sales and Marketing.    Sales and marketing expenses for the nine months ended September 30, 2010 increased by $2.5 million or 17% to $16.8 million, as compared to $14.3 million in the year ago period. The increase was primarily due to a $1.5 million increase in personnel costs related to growing our direct advertising sales team and an increase in sales commissions as compared to the same period of 2009, as well as a $0.6 million related increase in stock-based compensation expense due to additional stock options granted to our employees. As a percentage of revenue, sales and marketing expense decreased 60 basis points to 9.4% during the nine months ended September 30, 2010 from 10.0% during the same period in 2009.

          Product Development.    Product development expenses increased by $3.8 million or 25% to $19.1 million during the nine months ended September 30, 2010, as compared to $15.3 million in the year ago period. The increase was largely due to approximately a $3.0 million increase in personnel and related costs, net of internal costs capitalized as internal software development, to further develop our platform, our owned and operated websites, and to support and grow our Registrar product and service offerings. As a percentage of revenue, product development expense was 10.7% in both periods.

          General and Administrative.    General and administrative expenses for the nine months ended September 30, 2010 increased by $5.9 million or 28% to $27.0 million as compared to $21.1 million in the year ago period. The increase was due primarily to a $3.8 million increase in personnel costs to support the growth in our business and professional fees related to our public company readiness efforts, a $0.7 million increase in stock-based compensation expense and a $0.4 million increase in rent expense for additional office space to support our growth. The increase in stock based compensation expense was due to additional employee stock option grants made during the nine months ended September 30, 2010, coupled with an increasing fair market value for new grants of common stock made over the same period. As a percentage of revenue, general and administrative expense increased 40 basis points to 15.1% during the nine months ended September 30, 2010 from 14.7% as compared to the same period in 2009.

          Amortization of Intangibles.    Amortization expense for the nine months ended September 30, 2010 increased by $0.2 million or 0.8% to $24.5 million as compared to $24.3 million in the year ago period. The movement included a $5.2 million increase in amortization of content due to our growing investment in our content. Largely offsetting this increase was a $2.9 million decrease in amortization of our identifiable intangible assets acquired in business combinations and a $1.9 million decrease in amortization of our undeveloped websites largely due to reduced investments in undeveloped websites in the nine months ended September 30, 2010 compared to 2009. As a percentage of revenue, amortization of intangibles decreased 330 basis points to 13.6% during the nine months ended September 30, 2010 from 17.0% during the same period in 2009 as a result of the increase in revenue and the factors listed above.

          Interest Income.    Interest income for the nine months ended September 30, 2010 decreased by $0.3 million to approximately $19,000 as compared to $0.3 million in the year ago period. The decrease in interest income was a result of relatively higher returns on our cash and short-term investment balances during 2009, coupled with higher average cash balances during the first nine months of 2009.

          Interest Expense.    Interest expense for the nine months ended September 30, 2010 decreased by $1.0 million or 66% to $0.5 million as compared to $1.5 million in the year ago period. The decrease in our interest expense was primarily a result of lower average debt balances in the first nine months of 2010 as compared to 2009. In addition, we issued $10.0 million in unsecured promissory notes in conjunction with the acquisition of our social media tools business in March 2008, which were repaid in full in April 2009. Interest expense related to these promissory notes was approximately $0.2 million in 2009.

          Income Tax (Benefit) Provision.    During the nine months ended September 30, 2009 and 2010, we recorded an income tax provision of $2.0 million and $2.4 million, respectively. The provision in both periods primarily reflects the tax amortization of deductible goodwill, the ultimate realization of which is uncertain and thus not available to assure the realization of deferred tax assets. Had we been able to offset our deferred tax assets with the tax amortization associated with our goodwill, our effective tax rate and income tax provision would have been insignificant as a result of our valuation allowance during the nine months ended September 30, 2009 and 2010. We reduce our deferred tax assets by a valuation allowance, and if based on the weight of the available evidence, it is more likely than not our deferred tax assets will not be realized.

Nine Months ended December 31, 2007 and Years ended December 31, 2008 and 2009

Revenues

          Revenues by service line were as follows:

				% Change
	Nine Months ended December 31, 2007	Year ended December 31,
				(2007 to 2008)	(2008 to 2009)
		2008	2009
	(in thousands)
Content & Media:
Owned and operated websites	$35,437	$62,833	$73,204	77%	17%
Network of customer websites	13,905	21,988	34,513	58%	57%

Total Content & Media	49,342	84,821	107,717	72%	27%
Registrar	52,953	85,429	90,735	61%	6%

Total revenues	$102,295	$170,250	$198,452	66%	17%

          Content & Media Revenue from Owned and Operated Websites

  •
  2009 compared to 2008.  Content & Media revenue from our owned and operated websites increased by $10.4 million, or 17% to $73.2 million for the year ended December 31, 2009, compared to $62.8 million for the same period in 2008. The year over year increase was largely due to increased page views, and, to a lesser extent RPMs. Page views on our owned and operated websites increased by 15%, from 5.9 billion page views in the year ended December 31, 2008 to 6.8 billion page views in the year ended December 31, 2009. The increase in page views was due primarily to increased publishing of our platform content on our owned and operated websites offset by a decrease in page views from certain owned and operated websites that are not heavily dependent upon our platform content, such as certain entertainment web properties. RPMs on our owned and operated websites increased slightly by 1%, from $10.56 in the year ended December 31, 2008 to $10.69 in the year ended December 31, 2009. The overall increase in RPMs was primarily attributable to the overall increase in page views on eHow, which has higher RPMs than the weighted average of our other owned and operated websites, offset by decreased RPMs on the monetization of our undeveloped websites, which was largely due to overall declines in advertising yields from our advertising providers.

  •
  2008 compared to 2007.  Content & Media revenue from our owned and operated websites increased by $27.4 million, or 77% to $62.8 million for the year ended December 31, 2008, compared to $35.4 million for the nine months ended December 31, 2007. While the increase was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), the period to period increase was also due to higher page views and RPMs on our owned and operated websites. Page views on our owned and operated websites increased by

    2.4 billion or 71%, from 3.5 billion pages viewed in the nine months ended December 31, 2007 to 5.9 billion pages viewed in the year ended December 31, 2008, combined with a 4% increase in RPMs from $10.18 in the nine months ended December 31, 2007 to $10.56 in the year ended December 31, 2008. The increase in page views was due primarily to the lack of comparability for the nine months in 2007 compared to a full year in 2008. The increase in RPMs was largely due to increased page views on our owned and operated properties, coupled with improved advertising yields on our undeveloped websites.

          Content & Media Revenue from Network of Customer Websites

  •
  2009 compared to 2008.  Content & Media revenue from our network of customer websites for the year ended December 31, 2009 increased by $12.5 million or 57% to $34.5 million, as compared to $22.0 million in the same period in 2008. The increase was largely due to growth in page views, offset by a decline in RPMs. Page views on our network of customer websites increased by 4.6 billion or 84%, from 5.4 billion page views in the year ended December 31, 2008 to 10.0 billion pages viewed in the year ended December 31, 2009. The increase in page views was due to the acquisition of Pluck in March 2008, which resulted in the inclusion of page views from our social media customer base for approximately ten months for the year ended December 31, 2008 compared to a full year in 2009, and the subsequent growth of publishers adopting our social media applications. RPMs decreased 15% from $4.04 in the year ended December 31, 2008 to $3.45 in the year ended December 31, 2009. The decrease in RPMs was largely due to overall declines in advertising yields from our advertising providers relating to our customers' undeveloped websites.

  •
  2008 compared to 2007.  Content & Media revenue from our network of customer websites increased by $8.1 million, or 58% to $22.0 million for the year ended December 31, 2008, as compared to $13.9 million for the nine months ended December 31, 2007. The increase in dollars was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007) and the contribution of $6.9 million in additional revenue from the Pluck acquisition that was completed in March 2008. Largely, as a result of this acquisition, page views on our network of customer websites grew by 5.3 billion page views, from 108 million page views in the nine months ended December 31, 2007 to 5.4 billion page views in the year ended December 31, 2008. Offsetting our growth in page views was a decrease in RPMs from $129.06 in the nine months ended December 31, 2007 to $4.04 in the year ended December 31, 2008. The decrease in RPMs was largely due to a higher mix of page views from our social media customers in 2008, which have significantly lower RPMs on average than our undeveloped websites.

          Registrar Revenue

  •
  2009 compared to 2008.  Registrar revenue for the year ended December 31, 2009 increased $5.3 million or 6%, to $90.7 million compared to $85.4 million for the same period in 2008. The increase was largely due to an increase in domains, due in large part to an increased number of domain renewal registrations in 2009 compared to 2008, coupled with a slight increase in our average revenue per domain. The number of domain registrations increased 0.3 million or 3% to 9.1 million during the year ended December 31, 2009 as compared to 0.3 million or 4% to 8.8 million during the same period in 2008. Our average revenue per domain increased slightly by $0.26 or 3% to $10.11 during the year ended December 31, 2009 from $9.85 in the same period in 2008 largely due to price increases effected by our registry partners and increased sales of value-added services.

  •
  2008 compared to 2007.  Registrar revenue for the year ended December 31, 2008 increased $32.4 million or 61%, to $85.4 million compared to $53.0 million during the nine months ended December 31, 2007. While the increase in dollars was largely due to non-comparable periods

    (twelve months in 2008 as compared to nine months in 2007), the period to period increase was also due to a smaller amount of non-cash purchase accounting adjustment and an increase in domains and average revenue per domain. Domains increased 0.3 million or 4%, to 8.8 million during the year ended December 31, 2008 from 8.5 million during the nine months ended December 31, 2007. Our average revenue per domain increased by $1.24 or 14% to $9.85 during the year ended December 31, 2008 from $8.61 in the nine months ended December 31, 2007 largely due to price increases effected by our registry partners and increased sales of value-added services.

Cost and Expenses

          Operating costs and expenses were as follows:

				% Change
	Nine Months ended December 31, 2007	Year ended December 31,
				(2007 to 2008)	(2008 to 2009)
		2008	2009
	(in thousands)
Service costs (exclusive of amortization of intangible assets)	$57,833	$98,238	$114,482	70%	17%
Sales and marketing	3,601	15,360	19,994	327%	30%
Product development	10,965	14,407	21,502	31%	49%
General and administrative	19,584	28,191	28,358	44%	1%
Amortization of intangible assets	17,393	33,204	32,152	91%	(3)%

          Service Costs

  •
  2009 compared to 2008.  Service costs for the year ended December 31, 2009 increased by approximately $16.3 million or 17% to $114.5 million compared to $98.2 million in the same period in 2008. The increase was largely due to a $2.9 million increase in domain registry fees associated with our growth in domain registrations and related revenue over the same period, a $2.9 million increase in TAC due to an increase in undeveloped website customers and related revenue over the same period, a $1.7 million increase in direct costs associated with operating our network, a $1.7 million increase in revenue share payments and a $3.7 million increase in depreciation expense of technology assets purchased in the prior and current periods required to manage the growth of our Internet traffic, data centers, advertising transactions, domain registrations and new products and services. As a percentage of revenues, service costs remained flat at 57.7% in 2009 compared to 2008 largely due to the revenue growth from our owned and operated websites, which decreased service costs as a percentage of revenue, offset by the revenue growth from our undeveloped website customers, which resulted in slightly higher TAC as a percentage of our revenue in 2009 compared to 2008.

  •
  2008 compared to 2007.  Service costs for the year ended December 31, 2008 increased by approximately $40.4 million or 70% to $98.2 million compared to $57.8 million for the nine months ended December 31, 2007. The increase was also due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007) and due to the acquisition of Pluck in March 2008. As a percentage of revenue, service costs increased 117 basis points to 57.7% during the year ended December 31, 2008 compared to 56.5% during the nine months ended December, 31 2007, largely as a result of higher TAC as a percentage of our overall revenue during the nine months ended December 31, 2007 compared to the year ended December 31, 2008.

          Sales and Marketing

  •
  2009 compared to 2008.  Sales and marketing expenses increased 30% or $4.6 million to $20.0 million for the year ended December 31, 2009 from $15.4 million for the same period in 2008. The increase was largely due to a $2.5 million increase in personnel costs related to growing our direct advertising sales team and an increase in sales commissions, coupled with a $1.5 million increase in marketing and advertising expense for our owned and operated properties in 2009 compared to 2008. As a percentage of revenue, sales and marketing expenses increased by 105 basis points from 9.0% during the year ended December 31, 2008 to 10.1% during the year ended December 31, 2009 largely due to the above-discussed growth of our sales personnel and advertising costs.

  •
  2008 compared to 2007.  Sales and marketing expenses for the year ended December 31, 2008 increased by approximately $11.8 million or 327% to $15.4 million compared to $3.6 million for the nine months ended December 31, 2007. While the increase was partially due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), the primary increases were increased sales personnel associated with the acquisition of Pluck in March 2008 (not comparable to 2007) and increased expenses associated with growing our direct advertising sales team in 2008. As a percentage of revenues, sales and marketing expenses increased by 550 basis points to 9.0% during the year ended December 31, 2008 compared to 3.5% during the nine months ended December, 31 2007 largely due to the above-discussed growth of our sales personnel ahead of our direct advertising sales initiatives, which were in their beginning phase in 2008.

          Product Development

  •
  2009 compared to 2008.  Product development expenses increased by $7.1 million or 49% to $21.5 million during the year ended December 31, 2009 compared to $14.4 million in the same period in 2008. The year-over-year increase was largely due to approximately $6.1 million increase in personnel and related costs, net of internal costs capitalized as internal software development, to further develop our platform, our owned and operated websites, and to support and grow our Registrar product and service offerings. As a percentage of revenue, product development expenses increased 237 basis points to 10.8% during the year ended December 31, 2009 compared to 8.5% during the same period in 2008.

  •
  2008 compared to 2007.  Product development expenses for the year ended December 31, 2008 increased by approximately $3.4 million or 31% to $14.4 million compared to $11.0 million for the nine months ended December 31, 2007. While the increase was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), the increase was also due to increased personnel costs related to supporting and developing the growth of current and future offerings, some of which were ahead of our growth in revenues during the nine months ended December 31, 2007. As a percentage of revenues, product development expenses decreased by 226 basis points to 8.5% during the year ended December 31, 2008 compared to 10.7% during the nine months ended December 31, 2007.

          General and Administrative

  •
  2009 compared to 2008.  General and administrative expenses increased by $0.2 million or 1% to $28.4 million during the year ended December 31, 2009 compared to $28.2 million in the same period in 2008. The increase was largely due to increases in personnel costs of $0.9 million and facilities-related expenses of $0.6 million offset by decreases of $0.4 million in our bad debt expense due to improved cash collections and the inclusion of a $0.6 million gain on sale of one of our acquired website properties as a reduction to general and administrative expenses. As a percentage of revenue, general and administrative costs decreased 227 basis points to 14.3% during the year ended December 31, 2009 compared to 16.6% during the same period in 2008.

  •
  2008 compared to 2007.  General and administrative expenses for the year ended December 31, 2008 increased by approximately $8.6 million or 44% to $28.2 million compared to $19.6 million for the nine months ended December 31, 2007. While the increase was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), the increase was also attributable to higher personnel costs, facilities and depreciation expense during the year ended 2008 compared to the nine months ended December 31, 2007 primarily associated with supporting the companywide growth during the year ended December 31, 2008. As a percentage of revenue, general and administrative expenses decreased by 259 basis points to 16.6% during the year ended December 31, 2008 compared to 19.1% during the nine months ended December 31, 2007.

          Amortization of Intangibles

  •
  2009 compared to 2008.  Amortization expense for the year ended December 31, 2009 decreased by $1.0 million or 3% to $32.2 million compared to $33.2 million in the same period in 2008. The decrease was due to a $1.8 million decrease in amortization of our identifiable intangible assets acquired in business combinations as a result of no business acquisition activities in 2009 compared to prior years, and a $1.4 million decrease in amortization of our undeveloped websites largely due to reduced investments in undeveloped websites in 2009 compared to 2008. Offsetting these decreases was a $2.1 million increase in amortization of content due to our growing investment in our platform. As a percentage of revenue, amortization of intangible assets decreased 330 basis points to 16.2% during the year ended December 31, 2009 compared to 19.5% during the same period in 2008.

  •
  2008 compared to 2007.  Amortization expense for the year ended December 31, 2008 increased by $15.8 million or 91% to $33.2 million compared to $17.4 million during the nine months ended December 31, 2007. The increase was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), and included increases of $8.5 million in amortization of our identifiable intangible assets acquired in business combinations, $5.1 million in amortization of our undeveloped websites and a $2.2 million increase in amortization of content. As a percentage of revenue, amortization of intangible assets increased 250 basis points to 19.5% during the year ended December 31, 2009 compared to 17.0% during the nine months ended December 31, 2007.

          Interest Income

  •
  2009 compared to 2008.  Interest income for the year ended December 31, 2009 decreased by $1.1 million or 70% to $0.5 million compared to $1.6 million in the same period in 2008. The decrease in our interest income during the year ended December 31, 2009 was a result of our receiving higher returns on our cash and short-term investment balances during the year ended December 31, 2008, coupled with higher average cash balances during the year ended December 31, 2008 as a result of our decision to pay down $45.0 million on our revolving line of credit throughout 2009.

  •
  2008 compared to 2007.  Interest income for the year ended December 31, 2008 increased by $0.2 million or 16% to $1.6 million compared to $1.4 million during the nine months ended December 31, 2007. The increase in dollars was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007).

          Interest Expense

  •
  2009 compared to 2008.  Interest expense for the year ended December 31, 2009 decreased by $0.3 million or 17% to $1.8 million compared to $2.1 million in the same period in 2008. The decrease in our interest expense during the year ended December 31, 2009 was primarily a result of lower overall interest rates associated with our revolving credit facility throughout the year ended December 31, 2009 compared to the same period in 2008. In addition, we issued $10 million in unsecured promissory notes in conjunction with the acquisition of Pluck in March 2008, which were repaid in full in April 2009. Interest expense related to these promissory notes was approximately $0.6 million in 2008 compared to $0.2 million in 2009.

  •
  2008 compared to 2007.  Interest expense for the year ended December 31, 2008 increased by $0.9 million or 71% to $2.1 million compared to $1.2 million during the nine months ended December 31, 2007. The increase was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), and a higher average debt balance under our revolving credit facility during the year ended December 31, 2008 compared to the nine months ended December 31, 2007.

          Other Income (Expense), Net

  •
  2009 compared to 2008.  Other income (expenses), net for the year ended December 31, 2009 decreased by $0.2 million or 92% to less than $0.1 million compared to $0.3 million in the same period in 2008. The decrease in other income (expense) net during the year ended December 31, 2009 was primarily a result of $0.2 million in lower overall transaction gains and losses on settlements of international receivables and an approximately $0.2 million decrease in the impact of changes in the fair value associated with our preferred warrant outstanding in 2008 and 2009, offset by one time write-down of a certain investments in 2008 of $0.3 million.

  •
  2008 compared to 2007.  Other expenses for the year ended December 31, 2008 decreased by $0.7 million or 75% to $0.3 million compared to $1.0 million during the nine months ended December 31, 2007. The decrease was primarily a result of approximately $0.6 million of higher write-downs of certain investments during the nine months ended December 31, 2007 as compared to the year ended December 31, 2008.

          Income Tax (Benefit) Provision

  •
  2009 compared to 2008.  During the year ended December 31, 2009, we recorded an income tax provision of $2.7 million compared to an income tax benefit of $5.7 million during the same period in 2008, representing an $8.4 million year-over-year increase despite no significant changes in our year over year operating losses before income taxes. The $8.4 million increase was largely due to a change in our valuation allowance, which increased by $8.8 million from $1.8 million during the year ended December 31, 2008, to $10.6 million in the same period in 2009, primarily as a result of tax amortization of deductible goodwill, the ultimate realization of which is uncertain and thus not available to assure the realization of deferred tax assets.

  •
  2008 compared to 2007.  Income tax benefit for the year ended December 31, 2008 increased by $3.4 million or 150% to $5.7 million compared to $2.3 million during the nine months ended December 31, 2007. While the increase was largely due to non-comparable periods (twelve months in 2008 as compared to nine months in 2007), the period to period increase was also a result of higher losses before income taxes, resulting in higher income tax benefit during the year ended December 31, 2008 compared to the nine months ended December 31, 2007. As a percentage of losses before income taxes, income tax benefits recognized in the 2008 and 2007 periods were relatively consistent at approximately 29%.

Quarterly Results of Operations

          The following unaudited quarterly consolidated statements of operations for the quarters in the year ended December 31, 2009 and the nine months ended September 30, 2010, have been prepared on a basis consistent with our audited consolidated annual financial statements, and include, in the opinion of management, all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. The period-to-period comparison of financial results is not necessarily indicative of future results and should be read in conjunction with our consolidated annual financial statements and the related notes included elsewhere in this prospectus.

	Quarter ended,
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(in thousands, except per share data)
Revenues:
Content & Media:
Owned and operated websites	$15,374	$16,823	$19,452	$21,555	$20,934	$25,702	$29,346
Network websites	6,721	8,133	9,138	10,521	9,264	10,391	10,471

Total Content & Media	22,095	24,956	28,590	32,076	30,198	36,093	39,817
Registrar	21,864	22,358	23,102	23,411	23,449	24,262	25,538

Total revenue	43,959	47,314	51,692	55,487	53,647	60,355	65,355
Operating expenses(1)(2):
Service costs (exclusive of amortization of intangible assets)(3)	25,995	27,314	29,632	31,541	30,164	31,571	33,474
Sales and marketing	4,549	4,632	5,143	5,670	4,751	5,645	6,409
Product development	4,843	4,932	5,478	6,249	6,032	6,482	6,622
General and administrative	7,181	6,813	7,082	7,282	7,978	9,462	9,595
Amortization of intangible assets	8,275	8,154	7,825	7,898	7,935	8,238	8,309

Total operating expenses	50,843	51,845	55,160	58,640	56,860	61,398	64,409

Income (loss) from operations	(6,884)	(4,531)	(3,468)	(3,153)	(3,213)	(1,043)	946

Other income (expense)
Interest income	139	84	62	209	8	3	8
Interest expense	(658)	(481)	(369)	(251)	(181)	(168)	(168)
Other income (expense), net	(115)	115	(2)	(17)	(19)	(109)	(36)

Total other expense	(634)	(282)	(309)	(59)	(192)	(274)	(196)

Income (loss) before income taxes	(7,518)	(4,813)	(3,777)	(3,212)	(3,405)	(1,317)	750
Income tax provision	1,002	594	394	673	717	610	1,055

Net loss	(8,520)	(5,407)	(4,171)	(3,885)	(4,122)	(1,927)	(305)
Cumulative preferred stock dividends	(7,398)	(7,617)	(7,843)	(7,990)	(7,963)	(8,243)	(8,443)

Net loss attributable to common stockholder	$(15,918)	$(13,024)	$(12,014)	$(11,875)	$(12,085)	$(10,170)	$(8,748)

Net loss per share:
Basic and diluted	$(1.57)	$(1.20)	$(1.05)	$(0.98)	$(0.94)	$(0.75)	$(0.64)

Weighted average shares outstanding(4)(5):
Basic and diluted	10,141	10,818	11,496	12,155	12,875	13,482	13,698

(1) Depreciation expense included in the above line items:
Service costs	$2,586	$2,805	$3,044	$3,447	$3,343	$3,483	$3,598
Sales and marketing	42	48	47	47	41	41	46
Product development	327	348	358	401	341	318	337
General and administrative	323	345	364	431	405	516	494

Total depreciation expense	$3,278	$3,546	$3,813	$4,326	$4,130	$4,358	$4,475

(2) Stock-based compensation included in the above line items:
Service costs	$59	$143	$125	$146	$207	$221	$235
Sales and marketing	347	266	443	505	464	504	653
Product development	167	296	528	358	338	437	441
General and administrative	888	1,035	1,064	986	1,233	1,367	1,043

Total stock-based compensation	$1,461	$1,740	$2,160	$1,995	$2,242	$2,529	$2,372

(3) Service costs include: traffic acquisitions costs of	$1,641	$2,261	$3,072	$3,580	$2,693	$3,063	$3,155

(4)
For a description of the method used to compute our basic and diluted net loss per share, refer to note 1 in section entitled "Selected Consolidated Financial Information and Other Data."

(5)
In October 2010, our stockholders approved a 1-for-2 reverse stock split of our outstanding common stock, and a proportional adjustment to the existing conversion ratios for each series of preferred stock to be made prior to the effectiveness of this offering. Accordingly, all share and per share amounts for all periods presented have been adjusted retrospectively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratio.

Seasonality of Quarterly Results

          In general, Internet usage and online commerce and advertising are seasonally strongest in the fourth quarter and generally slower during the summer months. While we believe that these seasonal trends have effected and will continue to effect our quarterly results, our rapid growth in operations may have overshadowed these effects to date. We believe that our business may become more seasonal in the future.

Liquidity and Capital Resources

          As of September 30, 2010, our principal sources of liquidity were our cash and cash equivalents in the amount of $29.2 million, which primarily are invested in money market funds, and our $100 million revolving credit facility with a syndicate of commercial banks. Historically, we have principally financed our operations from the issuance of convertible preferred stock, net cash provided by our operating activities and borrowings under our $100 million revolving credit facility. Our cash flows from operating activities are significantly affected by our cash-based investments in operations, including working capital, and corporate infrastructure to support our ability to generate revenue and conduct operations through cost of services, product development, sales and marketing and general and administrative activities. Cash used in investing activities has historically been, and is expected to be, significantly impacted by our upfront investments in content and also reflects our ongoing investments in our platform, company infrastructure and equipment for both service offerings and the net sales and purchases of our marketable securities. Since our inception through March 2008, we also used significant cash to make strategic acquisitions to further grow our business and may do so again in the future.

          On May 25, 2007, we entered into a five-year $100 million revolving credit facility with a syndicate of commercial banks. The agreement contains customary events of default and certain financial covenants, such as a minimum fixed charge ratio and a maximum net senior funded leverage ratio. As of September 30, 2010, no balance was outstanding on the credit agreement, $91.7 million was available for borrowing and we were in compliance with all covenants. In the future, we may utilize commercial financings, lines of credit and term loans with our syndicate of commercial banks or other bank syndicates for general corporate purposes, including acquisitions and investing in our content, platform and technologies.

          We expect that the proceeds of this offering, our $100 million revolving credit facility and our cash flows from operating activities together with our cash on hand, will be sufficient to fund our operations for at least the next 24 months. However, we may need to raise additional funds through the issuance of equity, equity-related or debt securities or through additional credit facilities to fund our growing operations, invest in content and make potential acquisitions.

          The following table sets forth our major sources and (uses) of cash for the each period as set forth below:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
	(in thousands)
Net cash provided by operating activities	$19,543	$35,942	$39,231	$28,492	$40,692
Net cash used in investing activities	(98,016)	(78,862)	(22,791)	(34,348)	(48,641)
Net cash provided by (used in) financing activities	88,263	86,144	(54,990)	(15,123)	(10,367)

Cash Flow from Operating Activities

Nine Months Ended September 30, 2010

          Net cash inflows from our operating activities of $40.7 million primarily resulted from improved operating performance. Our net loss during the period was $6.4 million, which included non-cash charges of $46.3 million such as depreciation, amortization, stock-based compensation and deferred taxes. The remainder of our sources of net cash inflows was from changes in our working capital, including deferred revenue and accrued expenses of $14.6 million, offset by net cash outflows from deferred registry fees and accounts receivable of $13.4 million. The increases in our deferred revenue and deferred registry fees were due to growth in our Registrar service during the period. The increase in accrued expenses reflects growth in business activities and the increase in accounts receivable reflects growth in advertising revenues from our platform.

Nine Months Ended September 30, 2009

          Net cash inflows from our operating activities of $28.5 million primarily resulted from improved operating performance. Our net loss during the period was $18.1 million, which included non-cash charges of $41.6 million such as depreciation, amortization, stock-based compensation and deferred taxes. The remainder of our sources of net cash inflows was from changes in our working capital, including deferred revenue, accounts payable and deposits with registries of $9.4 million, offset by net cash outflows from deferred registry fees and accounts receivable of $7.3 million. The increases in our deferred revenue and deferred registry fees were due to growth in our Registrar service during the period. The increase in deposits with registries is reflective of the timing of domain registrations relative to the required cash deposits we need to have on-hand with our registries. The increase in our accounts receivable reflects growth in advertising revenue from our platform.

Year ended December 31, 2009

          Net cash inflows from our operating activities of $39.2 million primarily resulted from improved operating performance. Our net loss during the year was $22.0 million, which included non-cash charges of $56.0 million such as depreciation, amortization, stock-based compensation and deferred taxes. The remainder of our sources of net cash inflows was from changes in our working capital, including deferred revenue and accrued expenses of $9.6 million, offset by net cash outflows from deferred registry fees and accounts receivable of $7.8 million. The increases in our deferred revenue and deferred registry fees were due to growth in our Registrar service during the period. The increase in accrued expenses is reflective of significant amounts due to certain vendors and our employees. The increase in our accounts receivable reflects growth in advertising revenue from our platform.

Year ended December 31, 2008

          Net cash inflows from our operating activities of $35.9 million primarily resulted from improved operating performance. Our net loss during the year was $14.2 million, which included non-cash charges of $49.9 million for depreciation, amortization and stock-based compensation. The remainder of our sources of net cash inflows was from changes in our non cash deferred income tax benefits of $5.9 million and from changes in our working capital, including deferred revenue and accounts payable of $12.0 million, offset by net cash outflows from deferred registry fees and accrued expenses of $5.3 million. The increases in our deferred revenue and accrued expenses was due to Registrar growth during the period and our acquisition of Pluck in March 2008. The increase in our accounts payable is reflective of significant amounts due to certain vendors. The increase in accrued expenses and other liabilities principally relates to pay downs in 2008 of certain significant accrued liabilities.

Nine months ended December 31, 2007

          Net cash inflows from our operating activities of $19.5 million primarily resulted from our net loss of $5.6 million for the period offset by non-cash charges of $24.7 million primarily associated with our depreciation and amortization and stock-based compensation, and adding back non-cash deferred income tax benefits of $2.3 million. The remainder of our sources of net cash inflows was from changes in our working capital, including deferred revenue and accrued expenses of $13.5 million, offset by net cash outflows from deferred registry fees and our accounts receivable of $11.9 million. The increases in our deferred revenue and deferred registry fees was due to Registrar growth during the period. The increase in our accrued expenses principally represents significant amounts due to certain vendors and employees. The increase in our accounts receivable reflects growth in advertising revenue from our platform.

Cash Flow from Investing Activities

Nine Months Ended September 30, 2010 and 2009

          Net cash used in investing activities was $48.6 million and $34.3 million during the nine months ended September 30, 2010 and 2009, respectively. For the nine months ended September 30, 2010, cash investments included intangible assets of $34.4 million and spending on property and equipment, including internally developed software to support the growth of our business of $16.5 million. Partially offsetting these increases were net sales of our marketable securities of $2.3 million. For the nine months ended September 30, 2009, cash investments included intangible assets of $14.6 million, spending on property and equipment, including internally developed software, to support the growth of our business of $12.0 million, and net purchases of our marketable securities of $6.8 million during the period.

Years Ended December 31, 2009 and 2008 and Nine Months Ended December 31, 2007

          Net cash used in investing activities was $22.8 million, $78.9 million and $98.0 million during the years ended December 31, 2009 and 2008, and the nine months ended December 31, 2007, respectively. Cash used in investing activities during the years ended December 31, 2009 and 2008 and the nine months ended December 31, 2007 included investments in our intangible assets of $22.7 million, $19.3 million, and $12.2 million, respectively, investments in our property and equipment, including internally developed software of $15.3 million, $20.1 million and $10.7 million, respectively, net cash paid for acquisitions of $0.5 million, $60.1 million and $38.3 million, respectively, and net purchases and sales of our marketable securities during the periods.

          Cash invested in our property and equipment, including internally developed software, was largely to support the growth of our business and infrastructure during 2009, 2008 and 2007. Significant acquisitions made during the year ended December 31, 2008 included Pluck for total purchase consideration of $56.3 million (excluding $10.0 million in one year promissory notes) and The Daily Plate, LLC, or the Daily Plate, for total purchase consideration of $5.0 million. Pluck became the basis of our social media applications, and the Daily Plate became a product feature on our LIVESTRONG.com website. Significant acquisitions made during the nine months ended December 31, 2007 included Pagewise, Inc., or Pagewise, which included a library of how-to videos and text articles, for total purchase consideration of $15.8 million.

Cash Flow from Financing Activities

Nine Months Ended September 30, 2010 and 2009

          Net cash used in financing activities was $10.4 million and $15.1 million for the nine months ended September 30, 2010 and 2009, respectively. During the nine months ended September 30, 2010, we used $10.0 million to pay down our revolving credit facility with a syndicate of commercial banks. By comparison, we made a net repayment of $5.0 million on our revolving credit facility in 2009, and repaid $10.0 million of promissory notes issued in conjunction with the acquisition of Pluck in March 2008.

Years Ended December 31, 2009 and 2008 and Nine Months Ended December 31, 2007

          Net cash used in financing activities was $55.0 million during the year ended December 31, 2009, compared to net cash provided by financing activities of $86.1 million and $88.3 million during the year ended December 31, 2008 and nine months ended December 31, 2007, respectively.

          In late 2008 and early 2009, we decided to borrow funds under our revolving credit facility as a result of instability in the financial markets. During the year ended December 31, 2009, we borrowed $37.0 million from our credit facility with a syndicate of commercial banks, and used $10.0 million of these borrowings to pay down promissory notes issued in conjunction with the acquisition of Pluck in March 2008. During the second half of 2009, we paid down $82.0 million of the $92.0 million outstanding under our revolving credit facility, as we believed our operations were generating sufficient cash flow to support our operating and investing activities at such time and we had sufficient cash on our balance sheet to do so. During the year ended December 31, 2008, gross borrowings under our revolving credit facility were $55.0 million and were primarily used to finance the acquisition of Pluck in March 2008. During the nine months ended December 31, 2007, we borrowed and paid down $17.8 million of our revolving credit facility with a syndicate of commercial banks. Borrowings of $17.7 million during the period were largely used for acquisitions in last nine months of 2007, including $15.8 million for Pagewise in June 2007.

          During the year ended December 31, 2008, we repaid certain promissory notes of $4.0 million associated with the acquisition of Hillclimb Media in August 2006. During the nine months ended December 31, 2007, we repaid certain promissory notes totaling $12.5 million associated with our acquisitions of eNom in April 2006 and eHow in May 2006.

          During the year ended December 31, 2008, we sold 5,833,334 shares of Series D Convertible Preferred Stock at $6.00 per share, for total proceeds of $35.0 million and issuance costs of $0.2 million. During the nine months ended December 31, 2007, we sold 16,666,667 shares of Series D Convertible Preferred Stock at $6.00 per share, for total proceeds of $100.0 million and issuance costs of $0.3 million.

          Our convertible preferred stock is not redeemable at the option of the holder or at a fixed or determinable date. Because the terms of the preferred stock contain certain deemed liquidation provisions upon a change-in-control, however remote in likelihood, this deemed liquidation provision is considered a contingent redemption feature that is not solely within our control. Accordingly, we present our convertible preferred stock outside of stockholders' equity in the mezzanine section of our consolidated balance sheets.

          Upon the completion of this offering, all shares of our convertible preferred stock outstanding will convert into shares of our common stock.

          To date, proceeds from employee stock option exercises have not been significant. After the completion of this offering and from time to time, we expect to receive cash from the exercise of employee stock options and warrants in our common stock. Proceeds from the exercise of employee stock options and warrants outstanding will vary from period to period based upon, among other factors, fluctuations in the market value of our common stock relative to the exercise price of such stock options and warrants.

Quantitative and Qualitative Disclosure about Market Risk

          We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, foreign exchange, inflation, and concentration of credit risk. To reduce and manage these risks, we assess the financial condition of our large advertising network providers, large direct advertisers and their agencies, large Registrar resellers and other large customers when we enter into or amend agreements with them and limit credit risk by collecting in advance when possible and setting and adjusting credit limits where we deem appropriate. In addition, our recent investment strategy has been to invest in high credit quality financial instruments, which are highly liquid, are readily convertible into cash and that mature within one year from the date of purchase.

Foreign Currency Exchange Risk

          While relatively small, we have operations and generate revenue from sources outside the United States. We have foreign currency risks related to our revenue being denominated in currencies other than the U.S. dollar, principally in the Euro and British Pound Sterling and a relatively smaller percentage of our expenses being denominated in such currencies. We do not believe movements in the foreign currencies in which we transact will significantly affect future net earnings or losses. Foreign currency risk can be quantified by estimating the change in cash flows resulting from a hypothetical 10% adverse change in foreign exchange rates. We believe such a change would not currently have a material impact on our results of operations. However, as our international operations grow, our risks associated with fluctuation in currency rates will become greater, and we intend to continue to assess our approach to managing this risk.

Inflation Risk

          We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Concentrations of Credit Risk

          As of September 30, 2010, our cash, cash equivalents and short-term investments were maintained primarily with four major U.S. financial institutions and two foreign banks. We also maintained cash balances with one Internet payment processor in both periods. Deposits with these institutions at times exceed the federally insured limits, which potentially subject us to concentration of credit risk. Historically, we have not experienced any losses related to these balances and believe that there is minimal risk of expected future losses. However, there can be no assurance that there will not be losses on these deposits.

          As of December 31, 2009 and September 30, 2010, components of our consolidated accounts receivable balance comprising more than 10%:

	December 31, 2009	September 30, 2010
Google, Inc.	22%	34%
Yahoo! Inc.	32%	11%

Off Balance Sheet Arrangements

          As of September 30, 2010, we did not have any off balance sheet arrangements.

Capital Expenditures

          For the years ended December 31, 2008 and 2009 and the nine months ended December 31, 2007, we used $20.1 million, $15.3 million and $10.7 million in cash to fund capital expenditures to create internally developed software and purchase equipment. For the nine months ended September 30, 2010 and 2009, we used $16.5 million and $12.0 million to fund capital expenditures to create internally developed software and purchase equipment. We currently anticipate making aggregate capital expenditures of between $6 million and $8 million through the remaining three months of the year ended December 31, 2010, which will primarily relate to the creation of internally developed software and equipment purchases, and between $20 million and $30 million through the year ended December 31, 2011.

Contractual Obligations

          The following table summarizes our outstanding contractual obligations as of December 31, 2009:

	Total	Less Than 1 Year	1 - 3 Years	More Than 3 Years
	(in thousands)
Operating lease obligations	$10,590	$3,745	$6,845	$—
Capital lease obligations	1,064	532	532	—
Purchase obligations(1)	2,512	2,366	146	—

Total contractual obligations	$14,166	$6,643	$7,523	$—

(1)
consists of minimum contractual purchase obligations for undeveloped websites with certain of our partners.

          Included in operating lease obligations are agreements to lease our primary office space in Santa Monica, California and other locations under various non-cancelable operating leases that expire between January 1, 2010 and July 2013. Subsequent to December 31, 2009 we entered into a new lease agreement for new office space in Kirkland, Washington. The lease agreement has a term of 5 years with required minimum lease payments of approximately $0.7 million per year. All property and equipment have been purchased for cash, with the exception of $1.1 million in capital lease obligations outstanding at December 31, 2009 that expires in 2011.

          We have no debt obligations, other than our $100.0 million revolving credit facility for general corporate purposes, which currently has no borrowings under it. At December 31, 2009, we had outstanding letters of credit for approximately $6.8 million primarily associated with certain payment arrangements with domain name registries and landlords.

Indemnifications

          In the normal course of business, we have made certain indemnities under which we may be required to make payments in relation to certain transactions. Those indemnities include intellectual property indemnities to our customers, indemnities to our directors and officers to the maximum extent permitted under the laws of the State of Delaware and indemnifications related to lease agreements. In addition, certain of our advertiser and distribution partner agreements contain certain indemnification provisions, which are generally consistent with those prevalent in our industry. We have not incurred significant obligations under indemnification provisions historically, and do not expect to incur significant obligations in the future. Accordingly, we have no recorded liability for any of these indemnities.

Recent Accounting Pronouncements

          In August 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value. This update provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach. The guidance in this update was effective for the quarter beginning October 1, 2009 and did not have a significant impact on the Company's financial statements.

          In June 2009, the FASB issued ASU 2009-17 which amends prior guidance to require an enterprise to replace the quantitative-based analysis in determining whether the enterprise's variable interest or interests give it controlling financial interest in a variable interest entity with a more qualitative approach by providing additional guidance regarding considerations for consolidating an entity. This guidance also requires enhanced disclosures to provide users of financial information with more transparent information about the enterprise's involvement in a variable interest entity. This statement was effective for January 1, 2010, and did not have a significant effect on the Company's consolidated financial statements.

          In October 2009, the FASB issued Update No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force ("ASU 2009-13"). ASU 2009-13 provides amendments to the criteria in ASC 605-25 "Multiple-Element Arrangements" for separating consideration in multiple-deliverable arrangements. As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing accounting guidance. ASU 2009-13: (1) establishes a selling price hierarchy for determining the selling price of a deliverable, (2) eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, (3) requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis and (4) significantly expands the disclosures related to a vendor's multiple-deliverable revenue arrangements. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, the Company may retrospectively apply the guidance to all periods. The Company plans to adopt ASU 2009-14 using the prospective method. The adoption of this accounting standard is not expected to have a material effect on the Company's financial position or results of operations.

          In October 2009, the FASB issued Update No. 2009-14, Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements, a consensus of the FASB Emerging Issues Task Force

("ASU 2009-14"). ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements and provides additional guidance on how to determine which software, if any, relating to tangible product would be excluded from the scope of the software revenue guidance. In addition, ASU 2009-14 provides guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that includes both tangible products and software. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, the Company may retrospectively apply the guidance to all periods. The Company plans to adopt ASU 2009-14 using the prospective method and this adoption is not expected to have a material effect on the Company's financial position or results of operations.

BUSINESS

Our Mission

          Our mission is to fulfill the world's demand for commercially valuable content.

Overview

          We are a leader in a new Internet-based model for the professional creation of high-quality, commercially valuable content at scale. While traditional media companies create content based on anticipated consumer interest, we create content that responds to actual consumer demand. Our approach is driven by consumers' desire to search for and discover increasingly specific information across the Internet. By listening to consumers, we are able to create and deliver accurate and precise content that fulfills their needs. Through our innovative platform—which combines a studio of freelance content creators with proprietary algorithms and processes—we identify, create, distribute and monetize in-demand content. We believe continued advancements in search, social media, mobile computing and targeted monetization will continue to be growth catalysts for our business.

          Our business is comprised of two distinct and complementary service offerings: Content & Media and Registrar. Our Content & Media offering includes the following components:

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  Content creation studio that identifies, creates and distributes online text articles and videos, utilizing our proprietary algorithms, editorial processes and community of freelance content creators;

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  Enterprise-class social media applications that enable websites to offer features such as user profiles, comments, forums, reviews, blogs and photo and video sharing; and

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  A system of monetization tools that are designed to match targeted advertisements with content in a manner that optimizes advertising revenue and enhances end-user experience.

          We deploy our proprietary Content & Media platform both to our owned and operated websites, such as eHow.com, as well as to websites operated by our customers, such as USATODAY.com. As a result, our platform serves a large and growing audience. According to comScore, for the month ended September 30, 2010, our owned and operated websites comprised the 17th largest web property in the United States and we attracted over 94 million unique visitors with over 621 million page views globally. Moreover, in the United States, we ranked in the top 10 in ten different comScore site categories for the month ended September 30, 2010, based on unique visitors. As we continue to populate selected site categories with new, highly specific, relevant content as well as broad functionality from our social media tools, we believe we can build leadership positions in a number of these categories, including Home, Health and Beauty/Fashion/Style. We also own and operate over 500,000 websites, primarily containing advertising listings, which we refer to as our undeveloped websites. These undeveloped websites generated over 90 million additional page views for the month ended September 30, 2010 according to our internal data. Our reach is further extended through over 375 websites operated by our customers where we deploy our platform. These websites generated over 1 billion page views to our platform during the month ended September 30, 2010 according to our internal data. As of September 30, 2010, our content studio had over 13,000 freelance content creators, who generated a daily average of over 6,300 text articles and videos during the quarter ended September 30, 2010, which we believe makes us one of the leading producers of professional online content.

          Our Registrar, with over 10 million Internet domain names under management, is the world's largest wholesale registrar and the world's second largest registrar overall. As a wholesaler, we provide domain name registration and offer value-added services to over 7,000 active resellers, including small businesses, large e-commerce websites, Internet service providers and web-hosting companies. Our

Registrar complements our Content & Media service offering by providing us with a recurring base of subscription revenue, a valuable source of data regarding Internet users' online interests, expanded third-party distribution opportunities and proprietary access to commercially valuable domain names that we selectively add to our owned and operated websites.

          Together, our Content & Media and Registrar service offerings provide us with proprietary data to identify Internet users' online interests, the ability to produce relevant content in an economically sustainable manner, broad distribution that enables our content to reach the audience that will want to consume it, a system of monetization tools that enable us to generate revenue and the scale to realize efficiencies within our overall business.

          Demand Media is a Delaware corporation headquartered in Santa Monica, California. We commenced operations in May 2006 with the acquisitions of eHow, a leading "how-to" content-oriented website and eNom, a provider of Internet domain name registration services. We generate revenue primarily through the sale of advertising in our Content & Media service offering and through domain name registration subscriptions in our Registrar service offering. For the year ended December 31, 2009 and the nine months ended September 30, 2010, we reported revenue of $198 million and $179 million, respectively. For these same periods, we reported net losses of $22 million and $6 million, respectively, and Adjusted OIBDA of $37 million and $42 million, respectively. See "Summary Consolidated Financial Information and Other Data—Non GAAP Financial Measures" for a reconciliation of these non-GAAP measures to the closest comparable measures calculated in accordance with GAAP.

Industry Background

          Over the last decade, the Internet has evolved into a new and significant source of content, challenging traditional media business models by reshaping how content is consumed, created, distributed and monetized. Prior to the widespread adoption of the Internet, content was primarily distributed through traditional media, such as newspapers, magazines and television. Increased access to the Internet as a result of extensive broadband penetration and the rapid proliferation of connected mobile devices is driving significant growth in demand for online content. As a result, there has been an exponential increase in the number of websites and mobile applications created and the amount of content available digitally. Concurrently, search technology has continued to improve the organization of and access to the broad range of websites and online information, reshaping consumer behavior and expectations for discovering credible and relevant information online.

Consumption Trends

          The Internet has fundamentally changed the consumption of media. Consumers are spending increasing amounts of time online. According to Forrester, on average, United States adults spent approximately 12 hours per week online in 2009, as compared to approximately five and a half hours per week in 2004. In contrast, television consumption has remained flat at approximately 13 hours per week per adult over the same period. Further, in contrast to consumers' relatively passive consumption of traditional media, the proliferation of the Internet and social media has enabled consumers to seek out and interact with content across an increasing number of websites.

          As a result, consumers are changing the way they discover content online, increasingly typing queries into web search engines to discover and access content from the millions of websites on the Internet. According to comScore, the number of typed-in search queries more than tripled from 39 billion during the month ended December 31, 2006 to 134 billion during the month ended September 30, 2010. The number of specific searches comprises a large portion of overall searches. For example, according to Experian Hitwise, queries three words or longer made up 53% of all U.S. Internet searches on the Internet in the four weeks ended October 2, 2010. Further, advancements in web search technology and the popularity of social media have enhanced the ability to find specific content associated with personal needs and interests, leading to migration of the consumer base away from content consumed on traditional portals. According to comScore, only 13% of online activity as measured by page views in the month ended September 30, 2010, originated from AOL, Microsoft and the Yahoo! Internet portals, as compared to 23% in the month ended September 30, 2004. However, we believe that consumers are often faced with incomplete or inaccurate information because the demand for highly specific, relevant information is outpacing the supply of thoughtfully researched, professionally produced content.

Content Creation Trends

          The rapid evolution of audience behavior, particularly the significant fragmentation and the shift of audiences online, is changing existing content creation models. Historically, traditional media companies have generated high-cost, general interest content targeted towards a mass audience of predominantly offline consumers, and have monetized it through advertising or by selling this content directly to consumers. This traditional cost structure is less effective for creating niche content and for selling targeted advertising to fragmented audiences. At the same time, the widespread adoption of social media and other publishing tools has reduced barriers to publishing online content and has enabled a large number of individuals to create and publish content on the Internet. However, the difficulty in constructing profitable business models from their individual endeavors has relegated online content publication largely to bloggers and passionate enthusiasts whose limited resources have often resulted in varying levels of quality.

Distribution Trends

          Advancements in social media, search monetization and digital publishing technologies have also dramatically reduced barriers to distributing content. As publishers attempt to meet increasing consumer demand for specific content, the number of websites has proliferated at an exponential scale to approximately 233 million websites globally as of October 2010 according to industry sources. Prior to these developments, website publishers, like traditional media companies, relied primarily on marketing to attract audiences. Now consumers primarily use search engines, social recommendations and mobile applications to discover content. Further, content increasingly is distributed and accessed virtually anywhere via smart phones, tablet computers and other mobile devices. According to Strategy Analytic's Global Handset Data Traffic Forecast, global mobile data consumption is expected to grow at a five year CAGR of over 59% from 608 petabytes in 2010 to 6,241 petabytes in 2015. As consumers continue to gravitate towards search and mobile devices as their point of entry and navigation to the Internet, we believe websites that leverage this and other emerging points of entry will benefit.

Monetization Trends

          The percentage of advertising spend allocated to online advertising significantly lags the percentage of time spent by people consuming media online. According to Forrester, in 2009, 34% of the hours spent by individuals consuming media per week were spent online, while Internet advertising represented only 12% of overall advertising in the United States. We believe advertisers are beginning to recognize greater opportunities for Internet advertising. As a result, Internet advertising in the United States is projected to grow at a compounded annual rate of 16% from 2009 to 2012 to $31 billion, while total major media advertising is only expected to grow at a compounded annual rate of less than 1% over the same time period, according to ZenithOptimedia.

          We believe marketers are seeking better ways to reach the fragmented consumer base in a more targeted fashion, a trend that is likely to accelerate as advertising dollars move from offline to online media. According to a 2008 survey of U.S. advertising agencies by Forrester, 60% named "high concentration of target demographics" and 31% named "deep content navigation" as one of their top three most important media planning factors when working with publishers on behalf of clients. In addition, according to industry sources, return on investment, or ROI, is the biggest challenge facing marketers in 2010 and is expected to drive a shift in marketing budgets from traditional media to online media, including search strategies such as search engine optimization, paid social media and search marketing.

Market Challenges

          Consuming, creating, distributing and monetizing online content presents new and complex challenges that traditional and new media business models have struggled to address. Currently, content produced by media companies and Internet portals is often expensive to create and focused on event-driven topics that, given their short useful lives, are challenging to sell to advertisers for sufficient amounts to justify their production. On the other hand, individuals such as bloggers are able to economically create and publish niche content, but often lack recognized credibility, production scale and broader distribution and monetization capabilities. These challenges have had a profound impact on consumers, freelance content creators, website publishers and advertisers who are in need of a solution that connects this disparate media ecosystem.

  •
  Consumers.  Consumers are becoming increasingly empowered and are demanding specific and reliable information relevant to their needs. In addition, traditional media content repurposed for online distribution often does not meet the granular and evolving needs of the fragmented consumer base and frequently is not optimized to easily enable discovery, whether by search or direct navigation. Moreover, the proliferation of websites with varying levels of quality and reliability creates uncertainty as to the trustworthiness and accuracy of content, even when search queries produce seemingly relevant results.

  •
  Freelance Content Creators.  Historically, freelance content creators have been an attractive source of content creation for traditional and online publishers. However, freelance content creators have found it challenging to earn a steady income. According to a survey of freelance content creators commissioned by the Company in 2010, 74% of respondents agreed that maintaining a steady income from freelance writing is difficult, while 56% of respondents indicated that it has become harder to obtain freelance work over the past two years. Additionally, 47% of respondents estimated that they spend the majority of their time on tasks other than writing stories, such as researching and pitching stories. Moreover, growing numbers of displaced broadcast and publishing professionals continue to increase competition for available freelance work.

  •
  Website Publishers.  Many website publishers are in need of specific and useful content to attract visitors, but lack the expertise, technology and scale to identify, develop and monetize the appropriate content. Publishers are also challenged by the high cost of traditional content creation. In addition, they may lack the technological capabilities to enable their customers to have rich and differentiated social experiences on their sites as well as to optimize the overall value of their advertising inventory.

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  Advertisers.  The fragmentation of media consumption has decreased the ability of advertisers to effectively reach their targeted audiences at scale through traditional channels. Performance-based Internet advertising, such as cost-per-click in which an advertiser pays only when the user clicks on its advertisement, has proven to be both popular and effective in targeting consumers who have specific commercial intent. However, we believe there is a limited supply of content around which to deploy cost-effective performance-based advertising. Additionally, we believe brand marketers are seeking solutions that target large numbers of consumers within a particular audience segment with an engaging and high-quality advertising experience that performance-based Internet advertising is currently not able to provide.

The Demand Media Solution

          We have built a platform with a proprietary set of solutions that we believe addresses the market challenges and unfulfilled needs of online consumers, freelance content creators, website publishers and advertisers. Our business is comprised of two distinct and complementary service offerings: Content & Media and Registrar. These service offerings provide us with a unique combination of proprietary technologies and social media tools, extensive audience reach through our owned and operated websites and our network of customer websites, a qualified community of freelance content creators and access to proprietary Internet data. We believe these attributes will help us to achieve our mission to fulfill the world's demand for commercially valuable content.

          Our Content & Media service offering is engaged in creating media content, primarily consisting of text articles and videos, and delivering it along with social media and monetization tools to our owned and operated websites and our network of customer websites. We deliver these through our proprietary Content & Media platform which includes our content creation studio, enterprise-class social media applications and a system of monetization tools designed to match content with advertisements in a manner that is optimized for revenue yield and end-user experience. We deploy our platform both to our owned and operated websites, such as eHow, as well as to websites operated by our customers, such as the online versions of the San Francisco Chronicle and the Houston Chronicle. Additionally, we believe our Registrar customers provide us with a potential opportunity for cross-selling our Content & Media service offerings to website publishers. Key elements of our solution include:

  •
  Content.  We create highly relevant and specific online text and video content that we believe will have commercial value over a long useful life. During the quarter ended September 30, 2010, we generated an average of over 6,300 wholly-owned text articles and videos per day. The process to select the subject matter of our content, or our title selection process, combines automated algorithms with third-party and proprietary data along with several levels of editorial input to determine what content consumers are seeking, if it is likely to be valuable to advertisers and whether it can be cost effectively produced. To produce original content for these titles at scale, we engage our robust community of highly-qualified freelance content creators. As of September 30, 2010, our content studio had over 13,000 freelance content creators, a significant number of which have prior experience in newspapers, magazines or broadcast television. Our content creation process is scaled through a variety of online management tools and overseen by an in-house editorial team, resulting in high-quality, commercially valuable content. Our technology and innovative processes allow us to produce articles and videos in a cost effective manner while ensuring high quality output.

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  Social Media.  We believe that social interaction and engagement is a core element of the online experience for consumers, online publishers, retailers and brands. Our enterprise-class social media tools allow websites to add feature-rich applications, such as user profiles, comments, forums, reviews, blogs and photo and video sharing. These social media applications facilitate social media interactions and are integral to our platform and strategy. Deployed to both our owned and operated websites and to our network of customer websites, our social media products are used by publishers to drive traffic and increase engagement by facilitating the creation of site-specific communities. Our social media tools have been designed with robust application programming interfaces, or APIs, which allow publishers to highly customize their websites, as well as ensure interoperability with popular social media platforms, such as Facebook and Twitter. Additionally, the deployment of our social media products on our network of customer websites presents us with an opportunity to cross-sell other components of our platform to these customers.

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  Monetization.  Our goal is to deliver targeted placements to advertisers who seek to reach consumers based on the content these consumers are seeking and discovering. Our platform generates revenue primarily through the sale of online advertisements, sourced through advertising networks and to a lesser degree through our direct advertising sales force. The system of monetization tools in our platform includes contextual matching algorithms that place advertisements based on website content, yield optimization systems that continuously evaluate performance of advertisements on websites to maximize revenue and ad management infrastructures to manage multiple ad formats and control ad inventory. In addition, our platform is well-positioned to benefit from the continued growth of advertising networks by giving us access to a broader set of advertisements we can more precisely match with our content, thereby increasing advertising yields.

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  Distribution.  We deploy some or all components of our platform to our owned and operated websites, such as eHow, LIVESTRONG.com, Trails, GolfLink and Cracked, as well as to over 375 websites operated by our customers. Driven in large part by our platform, our owned and operated content network has grown rapidly, evidenced by a 47% increase in unique users for the month ended September 30, 2010 as compared to the month ended September 30, 2009 according to internal data. We also distribute features of our platform to a portfolio of over 500,000 undeveloped websites that we own. Our platform helps power websites for customers such as the San Francisco Chronicle (SFGate.com) and the National Football League (NFL.com), generating an aggregate of over 1 billion page views to our platform during the month ended September 30, 2010 according to internal data. We have also begun to expand the distribution of our content by offering our Registrar customers the ability to add contextually related content from our extensive wholly-owned library to their sites as part of a recurring subscription offering.

          Our Registrar service, in providing domain name registration and related value-added services, contributes several benefits to our Content & Media service offering, including: proprietary data that augments our content creation process and enhances our analysis of potential valuable websites to add to our portfolio of owned and operated websites; access to potential new customers to add to our third-party network through which to distribute our content; and numerous cost savings and efficiencies from shared data centers, infrastructure and personnel.

          As a result, we are able to deliver significant value to our consumers, advertisers, customers and freelance content creators:

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  How We Provide Value to Our Consumers.  Our consumers are individuals who seek and access our content over the Internet. We make the Internet a more useful resource to the millions of users searching for information online by analyzing consumer demand to create and deliver commercially valuable, high-quality content. We use strategies and tools, such as search engine optimization, social media recommendations and downloadable and web-based applications, along with our strong brands, to make our content more accessible to consumers. In doing so, we connect consumers with content that helps them solve problems, answer questions, save money and time, enhance well-being, improve everyday life and interact with supporting communities. By maintaining rigorous quality control standards throughout our content creation process, including the use of detailed style guides that are designed to tailor content to further appeal to specific audience segments, we have instituted a reliable process for producing high-quality content. As consumers become better acquainted with our brands, their trust in our content increases, which is evidenced by the continued growth in unique visitors who return to our eHow property directly rather than through search engine queries.

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  How We Provide Value to Our Advertisers.  Our advertisers are large corporations, brand marketers and small businesses seeking access to our consumers. Our advertisers benefit from gaining access to our targeted audiences by matching their advertisements with our highly specific content delivered to our owned and operated websites and to our network of customer websites. We offer a highly valuable suite of marketing solutions, including targeted display advertising, interactive brand sponsorship and social networking and community features. Our owned and operated properties, such as eHow, are designed to deliver fulfilling experiences for consumers and attractive opportunities for both our advertising network and brand advertising customers. Our owned and operated properties have been awarded several Internet industry awards, including: 2009 OMMA Awards—Winner, Website Excellence in Reference category (eHow); 2009 CNET Webware 100—Winner, Search & Reference category (eHow); and 2009 W3 Awards—Gold Winner, Health category (LIVESTRONG.com). In addition to our leading owned and operated websites, our undeveloped websites provide us with an opportunity to gain access to additional consumers.

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  How We Provide Value to Our Customers.  Our customers are third-party website publishers who display our content on their websites, deploy our social media tools or use our domain registrar services and individuals who pay us to access portions of our websites. By utilizing some or all components of our platform, our customers are able to provide a more engaging experience for their visitors and have the potential to generate incremental revenue on their websites. We supply some or all of the components of our platform to our customers including, among others, website publishers, branded product and services marketers, retailers, web-hosting companies and domain name resellers. Our customers also benefit from the services offered by our Registrar, such as domain name registration and other related value-added services, as well as our shared infrastructure.

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  How We Provide Value to Our Freelance Content Creators.  Our freelance content creators are individuals who create and edit text articles and videos for our platform. We enable our freelance content creators to create valuable content, reach an audience of millions and earn income from a ready supply of available work assignments. We expend significant efforts to attract, serve and nurture our growing community of freelance content creators. We believe our streamlined title generation process and our proprietary billing and payment platform combine to increase the productivity of our freelance community by minimizing the time freelance content creators spend on non-content creation activities, such as pitching story ideas and following up on invoices for prior work. Freelance content creators receive bylines on their published content, helping promote their talent and experience. Our feedback, approval and ratings processes help educate creators and hone their skills. Additionally, we offer qualified freelance content creators certain benefits and perks, including access to discounted rates on third-party health insurance, paid memberships in writing organizations, grants to pursue other creative projects, professional training and mentoring opportunities and a community of peers.

Our Competitive Advantages

Proprietary Technologies and Processes

          We have well-developed proprietary technologies and processes that underlie our Content & Media and Registrar service offerings. We continue to refine our algorithms and processes, incorporating the substantial data we are able to collect as a result of the significant scale of our operations. Our Content & Media algorithms utilize this data to help us determine what content consumers are seeking, if that content is valuable to advertisers and whether we can cost-effectively produce this content. Our scalable content creation processes enable us to leverage our extensive and growing freelance content creator community to efficiently produce, edit and distribute high-quality content. Our processes also include a system of monetization tools that enables us to optimize revenue yield across our distribution channels by applying contextual matching algorithms that place advertisements based on website content, yield optimization systems that continuously evaluate performance of advertisements on websites to maximize revenue and ad management infrastructures to manage multiple ad formats and control ad inventory. The technology underlying our Registrar service offering reliably manages the registration of over 10 million domain names, as of September 30, 2010, and resolved an average of over 2 billion domain name system queries a day during the first nine months of 2010. These interactions provide insight into what consumers may be seeking online and represent a proprietary and valuable source of relevant information for our platform's title generation algorithms and the algorithms we use to acquire undeveloped websites for our portfolio. We also take steps to protect our intellectual property and, as of September 30, 2010, we have been granted eight patents by the United States Patent and Trademark Office and have 19 patent applications pending in the United States and other jurisdictions.

Extensive Freelance Content Creator Community

          Our freelance content creator community consists of more than 13,000 individuals who have satisfied our rigorous qualification standards. Through our recruiting and qualification process, we engage freelance content creators with relevant experience in multiple specific roles ranging from copy editor to writer to filmmaker. We have stringent qualification requirements, which generally include the submission of writing samples, minimum experience thresholds and the achievement of satisfactory results on qualification tests. Our creator community includes Associated Press and Society of Professional Journalists award-winning authors and Emmy award-winning filmmakers. We facilitate collaboration among our content creators through member-forums and other social media tools. We work with our professional community of freelance content creators to rate and provide feedback on each text article or video they create. We also continuously review the work product of our freelance content creators to ensure they are delivering content that meets our quality requirements.

Valuable and Growing Content Library

          Our wholly-owned content library consists of over 2.5 million articles and approximately 200,000 videos as of September 30, 2010, and during the quarter ended September 30, 2010, we produced an average of over 6,300 new high-quality text articles or videos per day. We continue to grow our content library to address specific topics for which we have identified unfulfilled consumer demand. Our content library is the foundation of our growing recurring revenue base and has historically helped finance investment in new content and growth initiatives in a largely self-sustaining manner. Our content library also provides other benefits to us, including generating strategic data regarding user behavior and preferences, building brand recognition by attracting substantial traffic to our owned and operated properties and facilitating strategic revenue-sharing relationships with customers.

Substantial and Growing Audience

          We have amassed a large audience of users across our owned and operated websites and our network of customer websites. According to comScore, for the month ended September 30, 2010, our owned and operated websites, including eHow, comprised the 17th largest web property in the United States and we attracted over 94 million unique visitors with over 621 million page views globally. Driven in large part by our platform, our owned and operated content network has grown rapidly, evidenced by a 47% increase in unique users for the month ended September 30, 2010 as compared to the month ended September 30, 2009 according to internal data. In addition, our over 500,000 undeveloped websites generated more than 90 million page views for the month ended September 30, 2010 according to our internal data. Moreover, we deploy our platform to over 375 websites operated by our customers. These websites generated over 1 billion page views to our platform during the month ended September 30, 2010 according to our internal data. We believe that our significant audience reach increases our advertising opportunities, provides feedback data that facilitates improvement of user experiences as well as refining and optimizing our platform, while also providing economic benefits to our customers through our revenue-sharing program. Under this program, we place content we have produced on our network of customer websites and share with them the advertising revenue generated by such content. Additionally, we believe that our relationships with our customers provide us valuable cross-selling opportunities with respect to our other products and services. For example, a number of our customers, including USATODAY.com and the online versions of the San Francisco Chronicle and the Houston Chronicle, began their relationships with us by purchasing our social media tools and then subsequently began deploying our content on their websites.

Large, Complementary Registrar Service Offering

          We own and operate the world's second largest domain name registrar, with over 10 million domain names under management, which provides us with proprietary and valuable data, access to new sources of traffic and expanded third-party distribution opportunities for our platform.

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  Proprietary Data.  In providing registration services for over 10 million domain names, our Registrar resolves an average of over 2 billion domain name system queries per day. Our Registrar also serviced, on average, more than 1.5 million domain name look-ups per day from potential customers seeking to register new websites or purchase existing domains during the quarter ended September 30, 2010. These queries and look-ups provide insight into what consumers may be seeking online and represent a proprietary and valuable source of relevant information for our platform's title generation algorithms and the algorithms we use to acquire undeveloped websites for our portfolio.

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  New Sources of Traffic.  Our Registrar gives us an advantage in accumulating valuable additions to our portfolio of owned and operated websites. Domain names not renewed by their prior registrants that meet certain of our criteria are acquired by us to augment our portfolio of undeveloped owned and operated websites. Our access to this stream of expiring names and visibility into the organic performance of those sites is a unique source of data and creates the potential for future growth for our Content & Media service offering.

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  Expanded Third-Party Distribution.  The millions of third-party owned domain names serviced by our Registrar offering represent a significant and ongoing source of customer relationships. Many of these customers are well-suited to take advantage of the content, social media and monetization services provided by our platform. We believe that the potential for growth in customers, along with their increased use of our new and existing products, represents a potentially significant source of growth for our business.

Highly Scalable Operating Platform

          We have built an extensive operating infrastructure that is designed to scale with our growing services. Our information technology infrastructure managed over 5 billion page views in the quarter ended September 30, 2010. We are hosted in data centers on both coasts of the United States, as well as in Europe, with a network of servers to rapidly respond to increases in consumer traffic, as well as to manage performance and reliability. Additionally, we use multiple content delivery network providers, providing significant incremental scalability, as well as an opportunity to optimize traffic based on cost and performance. Our service intelligence systems provide near real-time insight into the performance of our websites, which entails tracking over 1 billion discrete events per month. Our payment processing systems reliably calculated and distributed on average over 46,000 payments a month during the third quarter of 2010 to our freelance content creators and customers. These systems have been customized to meet our unique service needs, and provide us both the scale and flexibility that we need to manage our highly dynamic and growing service.

Growth Strategy

          Our mission is to fulfill the world's demand for commercially valuable content and we believe we are in the early stages of a large and long-term business opportunity. We believe that by successfully implementing our strategy, we can foster the following virtuous cycle:

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  Create and distribute in-demand content using proprietary algorithms and processes to our owned and operated websites and to our network of customer websites;

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  Monetize the traffic driven to our owned and operated websites and to our network of customer websites through targeted advertisements matched with our content in a manner that maximizes advertising revenue and end-user experience; and

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  Reinvest back into our platform to generate additional content, improve our proprietary algorithms and processes and expand our network of owned and operated websites and customer websites.

          Key elements of our strategy to extend our leadership position and further perpetuate the virtuous cycle are to:

Increase the Scale of Production of High-Quality, Commercially Valuable Content

          We have made substantial investments in building proprietary technologies, algorithms and processes capable of creating high-quality, cost-effective content at scale. We intend to leverage and continually refine these technologies, algorithms and processes to increase the scale of our content production. Additionally, the size and scalability of our platform allow us to create and distribute new formats of content, such as long-form video, and we intend to continue to evaluate the commercial viability of such formats.

Enhance Our Value Proposition to our Content Creators, Website Publishers and Advertisers

          We intend to continuously deliver outstanding service, scale of audience and feedback to our freelance content creators, website publishers and advertisers in a manner that enhances our leadership position in the professional creation of original content at scale. For freelance content creators, we are committed to developing the highest-quality and most diverse professional content creator community. We accomplish this through a deep understanding of this community's needs and by providing efficient tools to help creators identify opportunities to publish compelling content. For website publishers, we intend to enhance our platform's ability to help our customers attract users and provide an engaging and satisfying website experience that improves overall monetization. For advertisers, we will continue to deliver high-quality, commercially valuable content along with a sophisticated system of monetization tools to enhance the effectiveness of online advertising campaigns. We will also provide enhanced and differentiated opportunities for brand advertisers to market their products and services to highly-engaged, targeted audiences from within unique, appropriate and contextually relevant content as we have done successfully to date for advertisers.

Grow Our Audiences

          We aim to grow our online audience reach and build highly passionate, online user communities. We believe that we are well-positioned to leverage eHow's sizeable presence in several verticals such as Home & Garden, Health and Fashion, Style & Personal Care in combination with new and existing owned and operated properties to build a leading position in additional areas of consumer interest. We will specifically target high-value vertical market segments where we believe we can achieve a leadership position and attract a disproportionate share of advertising. In addition, as brands and prominent publishers struggle to address their high content costs, we believe our ability to supply them with lower cost, commercially valuable content will make us a partner of choice and will expand our strategic partner network. This is an integral part of our growth strategy as it continually provides new distribution channels for our content. We believe our successful relationships with respected media brands such as USATODAY.com and the San Francisco Chronicle underscore the quality of our content and our attractiveness as a partner and supplier to traditional media companies. Finally, we are also continuously looking for ways to increase the scope of our engagement with our current customers, including the customers of our Registrar service offering, by increasing their use of our platform components and expanding our audiences.

Improve Monetization

          We intend to increase monetization opportunities by improving ad-serving algorithms, growing our advertising base and expanding our direct sales force. We intend to continue optimizing our proprietary algorithms in order to maximize yields and fill rates from our advertiser feeds and grow our advertising base by entering into new relationships with additional advertising networks. In addition, we expect to significantly expand our direct sales force to augment the advertisements provided by our advertising networks. According to ZenithOptimedia, the online display advertising market is estimated to exceed $7 billion in 2010, with the overall display advertising market (including the offline advertising market) estimated to exceed $100 billion. We plan to expand our direct sales force to cultivate relationships with leading brand advertisers and engage their target audiences by utilizing our platform.

Expand Internationally

          We believe our model is readily transferrable to international markets. We intend to capitalize on the growing breadth of skills, including language skills, of our freelance content creator community and the versatility of our evergreen content that can often transcend geographies and cultures, to target certain foreign, including non-English speaking, countries. In addition to those from the United States, we accept content creators from the United Kingdom, or UK, and Canada and we have launched a UK version of eHow, which has grown since its launch in September 2009 to attract approximately 3.7 million unique visitors for the month ended September 30, 2010 according to our internal data. We have begun testing translation options for our platform, which will allow us to expand internationally in an efficient manner. For example, we are already conducting translation tests in Germany and Spain. Additionally, we believe we can expand the scope of new content to cover foreign, local and cultural phenomena which may represent new opportunities in new markets.

Embrace New Content Distribution Channels

          We intend to expand our existing distribution network to leverage emerging and alternative channels, including complementary social media platforms such as Facebook and Twitter, custom applications for mobile platforms such as the iPhone, Blackberry and Android operating systems, and new types of devices used to access the Internet such as the iPad. As these channels continue to grow and evolve, we intend to invest sufficient resources to ensure that our high-quality content is able to fulfill the world's demand for commercially valuable content on any device anywhere.

Grow our Registrar

          We intend to continue to grow the total number of domain names managed by our Registrar by offering domain name registration services at highly attractive price points, increasing customer loyalty through the sale of reliable and affordable value-added services and offering turnkey solutions to help new and existing resellers manage and grow their customer bases. As the world's largest wholesaler of domain name registration services, we believe we can continue to attract large, established domain name resellers to our platform while growing our domain name registrations from our existing reseller base through organic growth. We intend to use our internal sales and customer care teams to help encourage our new and existing reseller base to facilitate new domain name registrations and to encourage renewal of existing customer domains. We believe that as our total number of domain names under management grows, we will have increased opportunities to increase the penetration of existing value-added products and services and to use data generated from our Registrar services to enhance our Content & Media offerings.

Products and Services

          Our business is comprised of two distinct and complementary service offerings: Content & Media and Registrar. Through our Content & Media and Registrar service offerings, we offer a wide variety of products and services, including high-quality, commercially valuable content produced to meet consumer demand, enterprise-class social media applications designed to enhance user experience, a system of monetization tools intended to match targeted advertisements with content in a manner that maximizes advertising revenue and end-user experience and domain name registration services that provide domain name registration as well as additional value-added services designed to help our customers easily develop, enhance and protect their domains.

Content & Media

Content Creation

          Our Content & Media offering is engaged in creating media content, primarily consisting of text articles and videos, and delivering it along with our social media and monetization tools to our owned and operated websites and to our network of customer websites. We leverage proprietary technology and algorithms and our automated online workflow processes to create content. We believe that our process matches or exceeds the editorial processes of traditional media companies and of our online competitors, and ensures that the content we create is of high quality and factually accurate.

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  Title Generation.  Utilizing a series of proprietary technologies, algorithms and processes, we analyze search query and user behavior data to identify commercially valuable topics that are in-demand. This includes analysis of publicly available third-party data, such as keyword prices on large advertising networks and the frequency of specific search queries, as well as analysis of proprietary data from our Content & Media and Registrar service offerings, such as the types of domain names being purchased and the types of search queries driving consumers to our text articles and videos.

    Once commercially valuable titles have been identified, they undergo a multi-step process whereby a subset of our community of qualified freelance content creators quality check, edit and approve specific article and video titles to ensure that they are appropriate, accurate and clearly understandable. Before any title receives final approval, we compare the potential new title to those in our existing library to ensure uniqueness of the title and to minimize redundancy. Using criteria such as the target website's existing content library, taxonomy and editorial voice, we select titles that are editorially appropriate for each owned and operated website and customer website.

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  Content Generation.  Our creators can claim titles, both for text and video, by searching within categories we make available to them online. Once a title has been selected for creation, a freelance content creator has a limited amount of time to submit the completed text article or video for further review. After this time has lapsed, the title can be claimed by another freelance content creator. After the content creator submits a text article or video to us, it undergoes a series of human editorial reviews, including copy editing, fact checking and reference checking, as well as an automated plagiarism check. Currently each text article we create involves a multi-step process which includes direct interaction with at least 14 human touch points. At the end of the process, we own full rights to the content as works made for hire. The text article or video is then distributed to our owned and operated websites or to our network of customer websites.

Content Investment Strategy

          We strive to create content with positive growth characteristics over a long useful life that also yields an attractive financial return. We base our capital allocation decisions primarily on our analysis of a predicted internal rate of return and have generally observed favorable historical returns on content. For example, our article content published on eHow in the third quarter of 2008, or Q308 cohort, generated a 76% internal rate of return. This internal rate of return measure does not account for any revenue after September 30, 2010, although we anticipate that our Q308 cohort will continue to generate revenue for the foreseeable future and therefore achieve a higher internal rate of return. For example, article content produced in the Q308 cohort achieved 67% revenue growth in the third quarter of 2010 as compared to the third quarter of 2009.

          Further, this internal rate of return measure assumes that our Q308 cohort content has a fair value of zero as of September 30, 2010, even though we believe that our content continues to have substantial fair value as it ages. We have not attempted to incorporate actual fair values in our internal rate of return calculations because there is not an established market for content assets similar to ours, and accordingly, such assets may be difficult to value. Although we previously have sold select content assets to a number of purchasers, such sales have not been significant as a percentage of our total content assets. If we were to estimate the fair value of our content for purposes of our internal rate of return calculations, such calculations would increase materially. For example, if we were to assume that the fair value of our Q308 cohort as of September 30, 2010 is equal to our initial investment in that content, our internal rate of return calculation for such cohort would increase from 76% to 112%.

          We calculate the internal rate of return on all content we publish in a particular quarter, which we refer to as a cohort, as the discount rate that, when applied to the advertising revenue, less certain direct ongoing costs, generated from the cohort over a period of time, produces an amount equal to the initial investment in that cohort. When calculating internal rate of return for a cohort, we make estimates regarding when revenue for that cohort will be received. The calculation of internal rate of return is highly dependent on the timing of revenue, with revenue earned earlier resulting in greater internal rates of return than the same amount of revenue earned in subsequent periods. For purposes of calculating internal rate of return, we use averages to estimate upfront cost involved in creating content. Specifically, we estimate the aggregate cost to create a specific cohort of content by multiplying the average cash payment made to our freelance content creators by the number of articles produced in that period. These costs include certain in-house editorial costs, but exclude indirect services costs that support content creation and distribution, such as bandwidth and general corporate overhead. With respect to each cohort, we estimate the revenue generated over its lifetime to date by using the average revenue per thousand page views multiplied by the number of page views generated in that period. However, we do not include indirect revenue in our calculations, such as the revenue generated from advertising appearing on non-article pages or subscription revenues of websites to which content is distributed. In addition, we use more estimates and assumptions to calculate the internal rate of return on video content because our systems and process to collect historical data on video content are less robust. Because our internal rate of return calculation is based on estimates and assumptions of cost and revenue that may not be accurate, it may not reflect the actual internal rate of return for a cohort.

          We selected the Q308 cohort for analysis because it represents the oldest cohort that utilized the core elements of our current content creation process, yielding eight quarters of historical results to date. However, due to the evolving nature of our business, the composition and distribution of the Q308 cohort is not the same as the composition and distribution of the content produced in all other historic periods and will not be the same as the composition and distribution of future content cohorts. Certain variables that may affect our internal rate of return on content include the following:

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  Distribution outlets for our content are changing. We are distributing increasing amounts of content to customer websites and to our owned and operated websites other than eHow. For example, 69% of our content produced in the third quarter of 2010 was published to eHow while 100% of the content in our Q308 cohort was published to eHow. To date, eHow is our largest and most established distribution outlet for our content. On average, internal rates of return on content published on less established distribution outlets have not been as high as the rates achieved on eHow.

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  We have used and will continue to use new methodologies for content production. For example, approximately 32% of our Q308 cohort was sourced from third parties who were more expensive than our freelance content creators and who did not widely utilize our internal algorithms. Since the second quarter of 2009 our internal algorithms and freelance content creation processes have been used to produce substantially all of our article content.

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  The format, category and media of the content that we produce changes over time including the mix of article content versus video content. Although historically our data on video performance is not as comprehensive as our data on article performance, we believe currently that the internal rate of return on video is less than the internal rate of return on article content. Our Q308 cohort had no video content in it.

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  Content production costs, monetization rates and page views all affect internal rates of return, and these factors may vary among cohorts. For example, internal rates of return from articles published on eHow year to date in 2010 have, on average, been comparable to the internal rates of return from articles published on eHow over the comparable period of 2008, but have, on average, been lower than the internal rates of return from articles published on eHow over the comparable period of 2009. This is due to significantly higher page views generated on eHow by 2009 published content as compared to that initially published in 2008 and 2010. Further, in an effort to create long-term growth opportunities for our business such as expanding internationally or producing more expensive, long form content, we may elect to make investments that generate lower internal rates of return than those experienced in the past.

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  We have historically had a small number of revenue-sharing arrangements with our content creators and our customers. We are currently planning on entering into more of these revenue-sharing arrangements. Our Q308 cohort had no revenue sharing arrangements.

          Internal rates of return for content produced now or in the future may be significantly less than those achieved in previous periods. See "Risk Factor—Since our content creation and distribution model is new and evolving, the future internal rates of return on content may be less than our historic internal rates of return on content." However, we believe that our analytical approach to content creation allows us to make strategic investments designed to maximize return.

          Persons considering whether to purchase shares of our common stock should not consider internal rates of return on content as an indicator of the investment return on our stock. The rate of return on our common stock will depend on a number of financial and non-financial metrics, of which internal rate of return on content is only one. For example, the rate of return on our common stock will depend on our ability to efficiently manage the costs of our business which are not incorporated in the calculation of internal rates of return and on our ability to develop applications for our owned and operated websites that our users find engaging and helpful.

Freelance Content Creator Community

          We engage our robust community of professional freelance content creators, including copy editors, writers and filmmakers, to create original, commercially valuable online text and video content at scale. As of September 30, 2010, our content studio had over 13,000 freelance content creators, a significant number of which have prior experience in newspapers, magazines or broadcast television. We attract our freelance content creators predominantly through posting targeted advertisements on writing and journalism websites, initiating recruiting campaigns on social media websites, such as Facebook and Twitter, engaging in print campaigns and sponsoring events to promote our business to the freelance community. In order to ensure that we engage and retain highly qualified content creators with relevant experience, the individuals undergo a rigorous qualification process, which includes the submission of writing samples, minimum experience thresholds and, in certain instances, the achievement of satisfactory results on qualification tests, before they are allowed to participate in generating content for our network of owned and operated websites and customer websites.

          Through our title and content creation processes, we enable our freelance content creators to produce valuable content, reach an audience of millions and earn income from a ready supply of available work assignments. During the quarter ended September 30, 2010, our content creators generated a daily average of over 6,300 text articles and videos, which we believe makes us one of the leading producers of professional content online. For each text article and video that is created, freelance content creators receive feedback, approval and ratings that help educate the creators and hone their skills. Moreover, freelance content creators receive bylines on their published content, helping promote their talent and experience. We pay substantially all of our content creators a fixed fee for each text article or video they create, and we distribute these payments on a twice weekly basis. The fee is determined by the type of assignment and the qualifications of the content creator. A small portion of our content creators opt to receive, in lieu of fixed fees, a share of the revenue their content generates, which we pay out on a monthly basis subject to certain minimum earnings. Therefore, by offering our freelance content creators the ability to pursue a large volume of titles in the topic categories that most interest them, the training and mentoring provided by our in-house editorial team and competitive payments for their services, we are able to retain a highly qualified community of freelance content creators who deliver content that consumers demand at scale.

Content Distribution

          Owned and Operated.    We deploy our content, social media and system of monetization tools on our owned and operated websites that collectively attracted over 94 million unique visitors who generated over 621 million page views globally during the month ended September 30, 2010, according to comScore. Our websites offer users relevant, useful and/or entertaining content across a broad range of topics and categories. Our leading websites also offer extensive social media functionality, such as user profiles and comments, which enable users to personalize their experiences as well as foster community growth. In addition to the high-quality content and social media features provided through our platform, some of our websites also feature unique online and mobile applications that engage users at an even more personal level. Users visit our sites through search engine results, direct navigation and social media referrals. Our websites are designed to be easily discoverable by users due to the combination of relevant content, search engine optimization and the ability of users to recommend and share our content via social media websites such as Facebook.

          Across our owned and operated websites, we rank in the top 10 of ten different comScore site categories, such as Home, Health and Beauty/Fashion/Style, for the month ended September 30, 2010, based on unique visitors, as measured by comScore. Among our portfolio of owned and operated websites, eHow is our most successful website to-date based on the number of monthly unique visitors. eHow is a top 20 ranked website in the United States with 49 million unique visitors during the month ended September 30, 2010 as measured by comScore. eHow's wholly-owned current library includes approximately 1.8 million text articles and over 155,000 instructional videos that are presented in an easy-to-understand manner. A significant majority of the text articles and videos in the eHow library was created by professionals and topical experts. eHow has successfully integrated all aspects of our platform including content creation, social media tools or applications and monetization tools. For the year ended December 31, 2009 and the nine months ended September 30, 2010, we generated approximately 13% and 23%, respectively, of our revenue from eHow. No other individual site was responsible for more than 10% of our revenue in these periods. We intend to leverage eHow's sizeable presence in combination with new and existing owned and operated properties to build a leading position in additional areas of consumer interest.

          For example, by combining our eHow Home & Garden category with several other related owned and operated websites (including GardenGuides.com) and creating over 300,000 text articles and videos, we have built the top ranked Home website presence as measured by comScore, attracting over 8.5 million unique users during the month ended September 30, 2010. In the Health category, the combination of our eHow Health category with our LIVESTRONG.com website, which we launched in September 2008, has become the third most visited health website in the United States, according to comScore, attracting over 11 million unique users during the month ended September 30, 2010. LIVESTRONG.com has an extensive library of over 250,000 health, fitness, lifestyle and nutrition text articles and videos, which combined with interactive tools and social media community features, help users create customized goals and monitor their health, fitness and life achievements. We believe that this strategy enhances our monetization capabilities and provides an attractive solution for advertisers interested in reaching targeted audiences.

          As we continue to populate selected site categories with new, highly specific, relevant content as well as broad functionality from our social media tools, we believe we can continue to build leadership positions in a number of additional market segments. Moreover, our ability to cross-link related content spread across various websites within our portfolio improves the overall effectiveness and standing of our entire owned and operated network. This leads to a virtuous cycle in growing audience and traffic to our leading websites which allows us to attain leadership positions in new categories, which in turn augment and bolster our websites' attractiveness to advertisers, driving improved monetization opportunities and providing for further reinvestment in our platform.

          In addition to eHow and LIVESTRONG.com, our owned and operated websites include Trails.com, a leading subscription-based online resource for self-guided outdoor and adventure travel in North America, Golflink.com, a leading golf website with comprehensive score-tracking and golf-improvement applications, articles and videos, Cracked.com, a leading humor website offering original comedy-driven text articles and videos, Answerbag.com, a leading social question and answer website, and other enthusiast websites across a number of verticals, such as casual games, sports, automotive and general entertainment.

          Customer Network.    Our customer network includes leading publishers, brands and retailers, providing the potential to expand our distribution and enhance our monetization opportunities. Over 375 websites operated by our customers, such as the San Francisco Chronicle, deploy some or all components of our platform across their websites, enhancing their content, social media and monetization features and capabilities. Collectively, our network of customer websites generated over 1 billion page views to our platform during the month ended September 30, 2010 according to our internal data.

          Our relationship with the San Francisco Chronicle is an example of the power of our platform. After initially supplying the San Francisco Chronicle website, SFGate.com, with our social media products, we expanded the relationship to now deploy our content and system of monetization tools to create SFGate's Home Guides section, which is hosted and served by our technology on our platform's server network. Our platform provides unique text articles and videos relevant to the Home Guides section, social media functionality compatible with Facebook sharing and monetization tools.

          Another example is our relationship with YouTube. We believe we are YouTube's largest content provider as measured by the number of videos contributed. We believe that our videos on YouTube, which have been viewed more than 2 billion times, are particularly attractive to advertisers because they are rights cleared and professionally produced.

Content Monetization

          We have developed a multi-faceted, proprietary system incorporating advertising networks, including Google AdSense, designed to maximize yields. Our system of monetization tools includes contextual matching algorithms which place advertising based on website content, yield optimization systems which continuously evaluate performance of advertisements on websites to maximize revenue and ad management infrastructures to manage multiple ad formats and control ad inventory. These tools can be deployed alongside a publisher's own content or in conjunction with content from our platform. Consistent with other performance-based advertising programs, we enter into revenue-sharing arrangements with website publishers that utilize our system of monetization tools.

          We have started to expand our direct sales force to sell display advertisements across our entire distribution network, spanning both our owned and operated websites and our network of customer websites. We believe this initiative will give us greater access to advertisers' broader brand marketing campaigns.

Social Media Applications

          Our integrated social media applications for publishers and brands help drive audience, insights and revenue. Companies primarily use our social media applications to add community-building features to their websites and mobile applications. Key capabilities include user profiles, comments, forums, reviews, blogs, photo and video sharing, media galleries, groups and messaging. Through our social media products, websites can bridge user actions, identities and relationships to leading social networks such as Facebook. In 2009, Forrester gave us a perfect score for our breadth of features in a comparative review of nine community platform vendors, one of only two social media technology companies to receive perfect scores in this category.

          We deploy our social media products as programmable social application servers, which are designed to easily integrate with customers' existing technology systems and scale to high levels of user traffic. Our Widget Management, Software Development Kit, APIs and other developer tools are used by agencies and customers to create differentiated social media applications. Often, our social media applications are tightly built into core site services, such as the Fan War Rooms on NFL.com. Additionally, our social media applications provide a number of back-end tools, including: the Community and Moderation Manager for user, content and abuse management and the Analytics Manager for activity reporting and return on investment assessment. Additional services such as Rewards, which provide user incentives such as badges and points, help augment our product offerings.

Registrar

          We own and operate eNom, the world's largest wholesale registrar of Internet domain names and the world's second largest registrar overall, with over 10 million domain names under management. As of October 19, 2010, there were 121.9 million total active domain names in the top five generic top level domains—.com, .net, .org, .biz and .info—according to DomainTools, of which we managed approximately 8%. Our Registrar service offering processes and resolves a significant number of domain name and domain name system, or DNS, queries and these queries generate data that we utilize to augment our content creation process. For the year ended December 31, 2009 and the nine months ended September 30, 2010, we generated approximately 46% and 41%, respectively, of our revenue from our Registrar services.

          As a wholesaler, we provide domain name registration services and related value-added services to resellers, including small businesses, large e-commerce websites, Internet service providers and web-hosting companies. These resellers, in turn, contract directly with domain name registrants to deliver these services. Our Registrar service offering gives resellers the choice of either a highly customizable API model or a turnkey solution. Our customizable API solution includes a selection of over 275 commands and integrates with third-party merchant account and billing tools, hosting and email tools as well as other value-added services. Our turnkey reseller solution allows a reseller to quickly start selling our Registrar service offering products through their own website. We also provide domain name registration and related value-added services directly to consumers. Our Registrar service offering gives us a steady recurring base of subscription revenue and its wholesale nature allows us to operate with relatively low marketing and customer acquisition costs.

          Through our Registrar, we provide the following services to our customers:

Domain Name Look-up and Registration

          We offer our customers the ability to search for and register Internet domain names through our Registrar. Our Registrar serves existing and potential new customers looking to register new domain names or purchase existing domain names and allows customers to renew their existing registered domain names. For the quarter ended September 30, 2010, an average of over 1.5 million domain name search queries, or look-ups, are processed by our Registrar daily. We believe that the majority of these look-ups are for names intended to serve a commercial purpose and we use the data associated with the look-ups to augment our content algorithms. Users can search for and identify an available domain name that best fits their needs, and in just a few clicks can claim and register the name. In addition, we offer customers the ability to transfer the registration of a single domain name or multiple domain names to us from other registrars using our automated domain name transfer service.

Domain Name System

          Our Registrar service offering facilitates a significant portion of the world's domain name system Internet traffic with an average of over 2 billion DNS queries resolved per day. A DNS query represents the process of translating a domain name requested by an Internet user into the Internet Protocol, or IP, address, of the device hosting the requested website. In addition, as of October 19, 2010, nearly 71% of our Registrar's customers' registered domain names are .com gTLDs, representing approximately 8% of the 90.4 million total active .com gTLDs according to DomainTools. According to VeriSign, .com currently represents the largest and the most commercially established gTLD in terms of domain name registrations. Based on this fact, .com would also be the largest in terms of revenue and DNS traffic.

Value-Added Services

          In addition to domain name registration services, we also offer a number of other products and services designed to help our customers easily develop, enhance and protect their domains, including the following:

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  third-party website security services, such as Secure Socket Layer, or SSL, certificates;

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  identification protection services that help keep domain owners' information private through our ID Protect service;

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  web hosting plans for both Linux and Windows; and

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  customizable email accounts that allow the customer to set up multiple mailboxes using a domain name.

          We have also developed a number of proprietary services designed to help enhance visibility and help drive traffic to our customers' sites. These services include:

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  Rich Content, which allows website owners to add contextually relevant, high-quality articles and videos from our wholly-owned content library to their sites; and

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  Business Listing services to help our customers advertise through Whois lookup inquiries.

          All of our owned and operated websites, including over 500,000 undeveloped websites, are registered through our Registrar, providing cost savings through at-cost wholesale registration pricing.

Technology

          The primary objectives of our proprietary technologies are to create an engaging consumer experience and to achieve higher media yield, deliver better results for our customers and more efficiently and effectively manage our scale and growth. We continuously strive to develop technologies that allow us to better match Internet visitors in our verticals to the information or product offerings they seek at scale. In doing so, our technologies can allow us to simultaneously improve visitor satisfaction and increase our media yield. Some of the key applications in our technology platform are:

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  analytical tools evaluating third-party and proprietary data to identify consumer demand;

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  an ad server tracking the placement and performance of content, creative messaging and offerings on our websites and on those of publishers with whom we work;

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  data-driven applications for dynamically matching content, offers or brands to Internet visitors' expressed needs or interests;

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  an Internet scale content creation, classification and publishing system that allows us to find the best titles for our community of writers, produce those titles and supply them to our distribution points;

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  enterprise-class applications powering our social media suite;

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  dashboards and reporting tools displaying operating and financial metrics for thousands of ongoing marketing campaigns;

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  mechanisms for tracking, paying and fulfilling tax filing requirements for our extensive freelance content creator community;

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  a compliance tool capable of cataloging and filtering content from the thousands of websites on which our marketing programs appear to ensure adherence to customer branding guidelines and to regulatory requirements;

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  applications and infrastructure to quickly and reliably serve content at a massive scale; and

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  a wholesale and retail domain registrar platform.

          Our technologies are software applications built to run on independent clusters of standard commercially available servers, with redundancy at each layer: storage, proprietary application logic and presentation to web visitors. We make substantial use of off the shelf available open source technologies such as PHP, MySQL, Memcache, and Lucene in addition to commercial platforms from Microsoft, including Windows, SQL Server, and .NET. These applications are connected to the Internet via load balancers, firewalls, and routers installed in multiple redundant pairs. This architecture affords scaling up to dozens of servers for a large property, such as eHow, as well as scaling down to pairs of servers for smaller properties while sharing network and Internet infrastructure. This configuration allows us to expand for growth in page views and unique users, as well as add new web properties.

Data Centers and Network Access

          Our primary data centers are hosted by leading providers of hosting services in Santa Clara, California, Ashburn, Virginia, Austin, Texas and Amsterdam, The Netherlands. We are in the process of enabling back-up servers for all of our key systems and components that will run concurrently with our primary servers and mirror the information contained on our primary servers. This back-up system will enable additional fault tolerance and will support our continued growth.

          Our data centers host our various public-facing websites and applications, as well as many of our back-end business intelligence and financial systems. The websites are designed to be fault-tolerant, with collections of identical web servers connecting to enterprise databases. Our social media tools do not require an enterprise database, but instead rely on high performance, high availability disk systems for data storage. The design also includes load balancers, firewalls and routers that connect the components and provide connections to the Internet. The failure of any individual component is not expected to affect the overall availability of any of our websites.

          One of our systems also includes a proprietary method of accessing customer relevant content from the data center, providing very fast response times. This system is designed to scale to accommodate the growth in the amount of content and number of visitors to our properties.

Network Security

          Our data centers maintain real time encrypted communications with our various domain registry and domain reseller partners, as well as many social media customers. We also use leading commercial antivirus, firewall and patch-management technologies to protect and maintain the systems located at the data centers.

Sales and Marketing

          A significant portion of our revenue is derived from cost-per-click advertising provided by Google. We deliver online advertisements provided by Google to our owned and operated websites as well as on certain of our customers' websites where we share a portion of the revenue generated from those advertisements. For the year ended December 31, 2009 and the nine months ended September 30, 2010, we derived approximately 18% and 28%, respectively, of our total revenue from our advertising arrangements with Google. Google maintains the direct relationships with the advertisers and provides us with cost-per-click advertising services. Our Google agreements include the cost-per-click agreement, which expires in the second quarter of 2012, and the YouTube content agreement, pursuant to which we post video content on YouTube, which is currently on a year-to-year term and expires in the fourth quarter of 2010. Google can terminate its agreements with us before the expiration of the applicable terms upon the occurrence of certain events. For example, our agreements with Google can be terminated by Google for our failure to cure a material breach or if Google determines that we have violated a third party's rights. See "Risk Factor—We are dependent upon certain material agreements with Google for a significant portion of our revenue. A termination of these agreements, or a failure to renew them on favorable terms, would adversely affect our business."

          To date, we have generated advertising revenue primarily through the sale of online advertisements, sourced through advertising networks. We intend to increase our advertising revenues by expanding our direct sales force. As of September 30, 2010, we had over 25 employees in our direct sales force.

Customers

          We currently deploy our platform to website publishers and our Registrar products and services to resellers, including large e-commerce websites, Internet service providers and web-hosting companies and, to a lesser extent, consumers. No single publisher, consumer, e-commerce website, service provider or web-hosting company represents more than 10% of our total consolidated revenue.

Competition

Content & Media

          The online content and media market we participate in is new, rapidly evolving and intensely competitive. Competition is expected to intensify in the future as more companies enter the space. We compete for business on a number of factors including return on marketing investment, price, access to targeted audiences and quality. Our principal competitors in this space include traditional Internet companies like Yahoo! and AOL, both of whom are making significant investments in order to compete with aspects of our business. For example, in 2010, Yahoo! acquired Associated Content, an online publisher and distributor of original content. Associated Content allows anyone, both paid and non-paid content creators, to publish content in any format, and connects the content to consumers, partners and advertisers. In 2009, AOL launched Seed, a content and media platform that helps create online content for distribution across all of AOL's properties. However, we believe we compare favorably with these companies with respect to the focus, experience, scale, proprietary technology and processes and editorial control that characterize our content creation operations.

          Additionally, we compete with web portals that focus on particular areas of consumer interest such as Glam, WebMD and About.com for online audiences and marketing budgets. With respect to our social media tools we compete with several private companies such as Jive Software and KickApps. However, we believe, we compare favorably with these companies with respect to breadth of product features, flexibility of integration and scale of customer usage.

          We compete to attract and preserve interactions with consumers, content creators, website publishers and advertisers. We compete differently and on different dimensions for each of these constituents.

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  Consumers.  We compete to attract and retain users of our content by offering them the most relevant, high-quality, targeted information.

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  Content Creators.  We compete to attract and retain the top freelance writers, filmmakers and copy editors by offering them competitive payments for their services and the ability to pursue a large volume of titles in the topic categories that most interest them.

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  Website Publishers.  We compete to attract and retain content publishers by offering licensed access to the most relevant content developed specifically for their target audience.

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  Advertisers.  We compete to attract and retain advertisers by giving them access to the most relevant and targeted audiences for their products or services.

Registrar

          The markets for domain name registration and web-based services are intensely competitive. We compete for business on a number of factors including price, value-added services, such as e-mail and web-hosting, customer service and reliability. Our principal competitors include existing registrars, such as GoDaddy, Tucows and Melbourne IT, and new registrars entering the domain name registration business.

          We believe that we compete favorably within each of the groups mentioned above. However, the industries we compete in are rapidly evolving and we believe that new competitors will emerge that may try to undermine our market position.

Intellectual Property

          Our intellectual property, consisting of trade secrets, trademarks, copyrights and patents, is, in the aggregate, important to our business. We rely on a combination of trade secret, trademark, copyright and patent laws in the United States and other jurisdictions, together with confidentiality agreements and technical measures, to protect the confidentiality of our proprietary rights. As of September 30, 2010, we have been granted eight patents by the United States Patent and Trademark Office and have 19 patent applications pending in the United States and other jurisdictions. Our patents expire between 2021 and 2027. We rely more heavily on trade secret protection than patent protection. To protect our trade secrets, we control access to our proprietary systems and technology and enter into confidentiality and invention assignment agreements with our employees and consultants and confidentiality agreements with other third parties. In addition, because of the relatively high cost we would experience in registering all of our copyrights with the United States Copyright Office, we generally do not register the copyrights associated with our content with the United States Copyright Office.

Government Regulation

          Advertising and promotional information presented to visitors on our websites and our other marketing activities are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. In the United States, Congress has begun to adopt legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. Such legislation includes the following:

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  Communications Decency Act.  The Communications Decency Act, or CDA, regulates content of material on the Internet, and provides immunity to Internet service providers and providers of interactive computer services for certain claims based on content posted by third parties. The CDA and the case law interpreting it provide that domain name registrars and website hosting providers cannot be liable for defamatory or obscene content posted by customers on websites unless they participate in creating or developing the content.

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  Digital Millennium Copyright Act.  The Digital Millennium Copyright Act of 1998, or DMCA, provides recourse for owners of copyrighted material who believe that their rights under U.S. copyright law have been infringed on the Internet. The DMCA provides domain name registrars and website hosting providers a safe harbor from liability for third-party copyright infringement. However, to qualify for the safe harbor, registrars and website hosting providers must satisfy a number of requirements, including adoption of a user policy that provides for termination of service access of users who are repeat infringers, informing users of this policy, and implementing the policy in a reasonable manner. In addition, a registrar or a website hosting provider must expeditiously remove or disable access to content upon receiving a proper notice from a copyright owner alleging infringement of its protected works by domain names or content on hosted web pages. A registrar or website hosting provider that fails to comply with these safe harbor requirements may be found liable for copyright infringement.

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  Lanham Act.  The Lanham Act governs trademarks and service marks, and case law interpreting the Lanham Act has limited liability for search engine providers and domain name registrars in a manner similar to the DMCA. No court decision to date known to us has found a domain name registrar liable for trademark infringement or trademark dilution as a result of accepting registrations of domain names that are identical or similar to trademarks or service marks held by third parties, or by holding auctions for such domain names. Nevertheless, case law in this area is rapidly evolving and we may be subject to such claims in the future.

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  Anticybersquatting Consumer Protection Act.  The Anticybersquatting Consumer Protection Act, or ACPA, was enacted to address piracy on the Internet by curtailing a practice known as "cybersquatting," or registering a domain name that is identical or similar to another party's trademark, or to the name of another living person, in order to profit from that domain name. The ACPA provides that registrars may not be held liable for registration or maintenance of a domain name for another person absent a showing of the registrar's bad faith intent to profit from the use of the domain name. Registrars may be held liable, however, for failure to comply with procedural steps set forth in the ACPA.

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  Privacy and Data Protection.  In the area of data protection, the U.S. Federal Trade Commission and certain state agencies have investigated various Internet companies' use of their customers' personal information, and the federal government has enacted legislation protecting the privacy of consumers' non-public personal information. Other federal and state statutes regulate specific aspects of privacy and data collection practices. Although we believe that our information collection and disclosure policies will comply with existing laws, if challenged, we may not be able to demonstrate adequate compliance with existing or future laws or regulations. In addition, in the European Union member states and certain other countries outside the U.S., data protection is more highly regulated and rigidly enforced. To the extent that we expand our business into these countries, we expect that compliance with these regulatory schemes will be more burdensome and costly for us.

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  Internet Corporation for Assigned Names and Numbers.  The acquisition of Internet domain names generally is governed by Internet regulatory bodies, predominantly the Internet Corporation for Assigned Names and Numbers, or ICANN. ICANN is a private sector, not for profit corporation formed in 1998 for the express purposes of overseeing a number of Internet related tasks previously performed directly on behalf of the U.S. government. The regulation of Internet domain names in the United States and in foreign countries is subject to change. ICANN and other regulatory bodies could establish additional requirements for previously owned Internet domain names or modify the requirements for Internet domain names.

          Federal, state, local and foreign governments are also considering other legislative and regulatory proposals that would regulate the Internet in more and different ways than exist today. It is impossible to predict whether new taxes will be imposed on our services, and depending upon the type of such taxes, whether and how we would be affected. Increased regulation of the Internet both in the United States and abroad may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, financial condition or operational results.

Employees

          As of September 30, 2010, we had approximately 600 employees. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We believe that relations with our employees are good.

Facilities

          We do not own any real estate. We lease an aggregate of 46,000 square feet at two locations in Santa Monica, California for our corporate headquarters and Content & Media service offering. We also lease a 31,000 square-foot facility for the headquarters of our Registrar service offering in Bellevue, Washington and a 35,000 square-foot facility primarily for our Content & Media service offering in Austin, Texas. We also lease sales offices, support facilities and data centers in other locations in North America and Europe. We believe our current and planned data centers and offices will be adequate for the foreseeable future.

Legal Proceedings

          On August 10, 2010, Demand Media, Clearspring Technologies, Inc., or Clearspring, and six other defendants were named in a putative class-action lawsuit filed in the U.S. District Court, Central District of California. The lawsuit alleges a variety of causes of action, including violations of privacy and consumer rights. The plaintiffs claim that Clearspring worked with Demand Media and each of the other defendants to circumvent users' privacy expectations by installing a tracking device and accessing users' computers to obtain user personal information and data. Plaintiffs seek actual and statutory damages, restitution and to recover their attorney's fees and costs in the litigation. Plaintiffs allege that their aggregate claims exceed the sum of $5.0 million. As of October 28, 2010, Demand Media has not been served with the complaint. We do not believe that this litigation will have a material adverse effect on us and we intend to vigorously defend our position.

          Demand Media from time to time is a party to other various litigation matters incidental to the conduct of its business. There is no pending or threatened legal proceeding to which Demand Media is a party that, in our opinion, is likely to have a material adverse effect on Demand Media's future financial results.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth information about our executive officers and directors as of September 30, 2010:

Name	Age	Position
Richard M. Rosenblatt	41	Chairman and Chief Executive Officer
Charles S. Hilliard	47	President and Chief Financial Officer
Shawn J. Colo	38	Executive Vice President and Head of M&A
Joanne K. Bradford	47	Chief Revenue Officer
David E. Panos	47	Chief Marketing Officer
Larry D. Fitzgibbon	41	Executive Vice President, Media and Operations
Michael L. Blend	43	Executive Vice President, Registrar Services
Matthew P. Polesetsky	42	Executive Vice President and General Counsel
Fredric W. Harman(2)(3)	50	Director
Victor E. Parker(1)	41	Director
Gaurav Bhandari	42	Director
John A. Hawkins(1)(3)	50	Director
James R. Quandt(1)(2)	61	Director
Peter Guber(3)	68	Director
Joshua G. James(2)	37	Director

(1)
Member of the audit committee

(2)
Member of the compensation committee

(3)
Member of the nominating and corporate governance committee

          Richard M. Rosenblatt is our co-founder and has served as our Chairman and Chief Executive Officer, since our inception in 2006. In March 2004, Mr. Rosenblatt joined Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., a social networking website, and served as Intermix Media's Chief Executive Officer and the Chairman of MySpace from 2004 until Intermix Media and its MySpace subsidiary were sold to News Corporation in 2005. Prior to that, Mr. Rosenblatt founded iMALL, Inc., a provider of web tools to build e-commerce stores and transact commerce over the Internet, in 1994 and served as iMALL's Chairman and Chief Executive Officer until it was sold to Excite@Home, a cable-based Internet provider, in 1999. Mr. Rosenblatt also served as Chief Executive Officer and a director of drkoop.com, Inc., a provider of healthcare products, services and content, from 2000 to 2001. drkoop.com, Inc., filed for protection under Chapter 7 of the United States Bankruptcy Code in December 2001. Mr. Rosenblatt currently serves on the board of directors of The FRS Company, and previously served as the Chairman of the board of directors of iCrossing, Inc., from 2006 until it was sold to Hearst Corporation in 2010. Mr. Rosenblatt was named the USC Entrepreneur of the Year in 2008 and was recently named as a runner-up in Fortune's list of Smartest CEOs in technology. Mr. Rosenblatt holds a J.D. from the University of Southern California Gould School of Law and was a Phi Beta Kappa graduate of the University of California, Los Angeles with a B.A. in Political Science.

          Mr. Rosenblatt brings over 15 years of leadership experience running Internet-based technology and e-commerce companies to his role as Chairman and Chief Executive Officer. Additionally, Mr. Rosenblatt's significant industry experience and management acumen serve as a critical component in leading our board of directors. Mr. Rosenblatt is a serial entrepreneur who has demonstrated a proven ability to grow leading edge start-up companies, such as iMALL, Intermix Media and MySpace into successful ventures prior to their respective acquisitions.

          Charles S. Hilliard has served as our President and Chief Financial Officer since June 2007. Mr. Hilliard most recently served as President and Chief Financial Officer of United Online, Inc., a provider of consumer Internet and media services, from 2001 to 2007, and served as Chief Financial Officer of its predecessor, NetZero, Inc., from 1999 to 2001. Prior to joining United Online, Mr. Hilliard was an investment banker with Morgan Stanley & Co. and Merrill Lynch & Co. Mr. Hilliard began his career as an accountant with Arthur Andersen & Co., and became licensed as a certified public accountant in 1988. Mr. Hilliard earned an M.B.A. with distinction from the University of Michigan and a B.S. in Business Administration with an emphasis in Accounting from the University of Southern California. Mr. Hilliard currently serves as a commissioner for the State of California Public Infrastructure Advisory Commission.

          Shawn J. Colo is our co-founder and has served as our Executive Vice President and Head of M&A, focusing on mergers and acquisitions as well as strategic corporate partnerships, since April 2006. Prior to co-founding Demand Media, Mr. Colo was a principal with Spectrum Equity Investors, a media and communications focused private equity firm, from 1997 to 2006, where he was responsible for sourcing and analyzing media and technology investment opportunities in the United States and Europe. Mr. Colo holds a B.S.E. in Civil Engineering and Operations Research from Princeton University.

          Joanne K. Bradford has served as our Chief Revenue Officer since March 2010. Prior to joining Demand Media, Ms. Bradford served as Senior Vice President of Revenue and Market Development at Yahoo!, Inc., a provider of Internet services worldwide, from September 2008 to March 2010. Prior to joining Yahoo!, Ms. Bradford served as the Senior Vice President of National Marketing Services of Spotrunner, a technology-based advertising agency from March to September 2008. Prior to that, Ms. Bradford served as Corporate Vice President in the Internet Business unit at Microsoft Corporation, a multinational computer technology corporation that develops, manufactures, licenses and supports software products for computing devices, from November 2001 to March 2008. Ms. Bradford holds a B.A. in Journalism with an emphasis in Advertising from San Diego State University.

          David E. Panos has served as our Chief Marketing Officer since March 2010, and previously served as our Executive Vice President, Social Media Platforms, after we acquired Pluck Corporation, a provider of a variety of social media applications to address tasks such as online content generation, syndication, social networking and content personalization, in 2008. An entrepreneur with more than 20 years of early stage software company experience, Mr. Panos previously served as Chief Executive Officer and co-founder of Pluck Corporation from 2003 until we acquired it in 2008. Before starting Pluck Corporation, Mr. Panos was a Venture Partner at Austin Ventures from 2001 to 2003, and served as Vice President of Marketing and Business Development at DataBeam Corporation, from 1992 to 1999, before its sale to IBM's Lotus Development Corporation. Mr. Panos currently serves on the board of directors of the Nicaragua Resource Network, a 501(c)3 corporation. He holds an M.B.A. from the Harvard Business School and is a Phi Beta Kappa graduate of Furman University with a B.A. in Political Science.

          Larry D. Fitzgibbon is our co-founder and has served as our Executive Vice President, Media and Operations, since September 2007, and previously served as our Senior Vice President of Monetization from May 2006 to September 2007. Prior to joining Demand Media, Mr. Fitzgibbon served as Vice President of Business Development from July 2005 to May 2006, and Director of Strategic Partnerships, Inc. from June 2003 to July 2005, at Citysearch, Inc., an online city guide that provides information about businesses that is an operating business of IAC/InterActiveCorp. Mr. Fitzgibbon holds a B.A. in Communications from St. Louis University.

          Michael L. Blend has served as our Executive Vice President, Registrar Services, leading Demand Media's registrar business, which includes eNom, since January 2008. Prior to that, Mr. Blend served as our Senior Vice President, Hotkeys, from August 2006 to December 2008, after we acquired Hotkeys

Internet Group LLC, a web-technology firm. Mr. Blend was a co-founder of Hotkeys and served as its Chief Executive Officer from 2002 until 2006 when it was acquired by Demand Media. At Hotkeys, Mr. Blend was responsible for leading the company's strategy and operations from its inception through its acquisition by Demand Media. Mr. Blend holds a patent in the area of computer keyboard design. Mr. Blend holds a J.D. from the University of Chicago Law School and a double B.A. in Mathematics and Philosophy from Duke University.

          Matthew P. Polesetsky has served as our Executive Vice President and General Counsel since March 2010, and previously served as our Senior Vice President, Business & Legal Affairs from March 2007 to March 2010. During the two years prior to joining Demand Media, Mr. Polesetsky served as General Counsel of MySpace, Inc., a social networking website, until its acquisition by News Corporation, and then as Vice President of Business and Legal Affairs at Fox Interactive Media, Inc. Mr. Polesetsky previously practiced business law in private practice. Mr. Polesetsky holds a J.D. from the University of California, Berkeley School of Law and a B.A. in Sociology, magna cum laude, from Haverford College.

          Fredric W. Harman has served on our board of directors since 2006. Mr. Harman joined Oak Investment Partners, a multi-stage venture capital firm, as a General Partner in 1994, and currently serves as Managing Partner, focusing primarily on consumer Internet and Internet new media investments. He currently serves on the board of directors of Limelight Networks, Inc., a content delivery network service provider, and U.S. Auto Parts Network, Inc., an online provider of aftermarket auto parts, as well as a number of private technology companies that include Federated Media Publishing, Inc. and the HuffingtonPost.com, Inc. Mr. Harman holds an M.B.A. from the Harvard Business School and a B.S. and M.S. in Electrical Engineering from Stanford University. Mr. Harman was nominated to serve on our board of directors pursuant to our Third Amended and Restated Stockholders' Agreement.

          Mr. Harman brings both industry and financial expertise to his role as a member of our board of directors and Chairman of the compensation committee and a member of the nominating and corporate governance committee. Mr. Harman's extensive experience serving on the board of directors of 14 public and private companies over the past decade, combined with his considerable involvement with venture capital backed companies, principally those in the Internet and technology sectors, contribute to the knowledge base and oversight of our board of directors.

          Victor E. Parker has served on our board of directors since 2006. Mr. Parker is a Managing Director at Spectrum Equity Investors, a private equity firm focused primarily on media and information services which he joined in September 1998. He was previously at ONYX Software Corporation and was an associate at Summit Partners, L.P. from October 1992 to June 1996. Mr. Parker has served on the board of directors of Ancestry.com Inc., since 2003, SurveyMonkey, LLC, since 2009 and IBFX, LLC, since 2007. He also served on the board of directors of NetQuote, Inc., from 2005 to 2010 and NetScreen Technologies, Inc., from 2000 to 2004. He holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. Mr. Parker was nominated to serve on our board of directors pursuant to our Third Amended and Restated Stockholders' Agreement.

          Mr. Parker's financial expertise, combined with his experience with venture capital backed technology and Internet companies, provides our board of directors and audit committee with a valuable perspective for important business, financial and strategic initiatives. Mr. Parker's experience serving on the board of directors and committees of companies such as Ancestry.com, SurveyMonkey, NetQuote and IBFX brings practical business and financial leadership to our board of directors.

          Gaurav Bhandari has served on our board of directors since 2007. Mr. Bhandari has served in various capacities at Goldman, Sachs & Co., a global investment banking and securities firm, since 1990, and is currently a Managing Director, where his responsibilities include the private investment portfolio of Goldman Sachs Investment Partners Master Fund, L.P., a multi-strategy investment fund within Goldman Sachs Asset Management. Mr. Bhandari currently serves on the board of directors of Media Rights Capital II L.P., since 2006, Oberon Media, Inc., since 2006, Dale and Thomas Popcorn, LLC, since 2007, Tikona Digital Networks Private Limited, since 2008, and Franklin Holdings, since 2007. Mr. Bhandari previously served on the board of directors of iCrossing, Inc., from 2007 until it was sold in 2010, PetCareRx, Inc., from 2006 to 2009, and Lightfoot Capital Partners, LP, from 2007 to 2009. Mr. Bhandari holds a B.S. in Computer Science from Columbia University. Mr. Bhandari was nominated to serve on our board of directors pursuant to our Third Amended and Restated Stockholders' Agreement.

          Mr. Bhandari brings significant investment banking, capital markets and private equity experience to our board of directors. Mr. Bhandari has extensive experience investing in media and technology companies, which provides insightful and relevant industry, financial and business skills to our board of directors.

          John A. Hawkins has served on our board of directors since 2006. Mr. Hawkins has served as Managing Partner and co-founder of Generation Partners, a private equity firm that provides capital to companies in the business and information services, media and communications, and healthcare services industries, through growth equity and buyout investments, since 1995. Prior to founding Generation Partners, Mr. Hawkins was a General Partner at Burr, Egan, Deleage & Co., a venture capital firm which he joined in 1987. Prior to that, Mr. Hawkins was an investment banker at Alex. Brown & Sons, from 1986 to 1987. Mr. Hawkins has served on the board of directors of more than 20 companies, including HotJobs.com, Ltd., iCrossing, Inc., P-Com, Inc., thePlatform for Media, Inc., Agility Recovery Solutions, Inc., High End Systems, Inc. and ShopWiki Corporation, where he also serves as Chairman. Mr. Hawkins is also Membership Co-Chair of the Golden Gate Chapter of the Young Presidents' Organization. Mr. Hawkins holds an M.B.A. from Harvard Business School and a B.A. in English from Harvard College. Mr. Hawkins was nominated to serve on our board of directors pursuant to our Third Amended and Restated Stockholders' Agreement.

          Mr. Hawkins has over 25 years of investment banking and private equity investing experience, combined with a strong track-record investing in technology, media and business services companies, that brings extensive business and strategic expertise to his role as a member of our board of directors, audit committee and nominating and corporate governance committee.

          James R. Quandt has served on our board of directors since 2008. Mr. Quandt has served as co-founder and Managing Director at Thomas James Capital, Inc., a private equity firm that also provides financial advisory services, since 2005. Mr. Quandt has served on a number of public and private company board of directors, including Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc., from 2005 to 2006, Blue Label Interactive, Inc., in 2006 and Digital Orchid Incorporated, from 2005 to 2007, and has served on the board of directors of The FRS Company, since 2007, where he is currently Chairman of board, and the Brain Corporation, since 2009. Mr. Quandt has been a member of the Board of Trustees of Saint Mary's College of California since 1994, currently serving as Chairman Emeriti, and is the President of the Pacific Club of Newport Beach. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California's Marshall School of Business, and received a B.S. in Business Administration from Saint Mary's College.

          Mr. Quandt's mix of executive leadership and financial expertise provides our board of directors, audit committee and compensation committee with valuable insight and guidance with respect to the lines of business in which we operate. Mr. Quandt brings a seasoned and strategic perspective rooted in his role as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the New York Stock Exchange.

          Peter Guber has served on our board of directors since 2010. Mr. Guber has served as Chairman and Chief Executive Officer of Mandalay Entertainment Group, a multimedia entertainment company he founded in 1995 that is focused on motion pictures, television, sports entertainment and new media. Prior to founding Mandalay Entertainment, Mr. Guber served as Chairman and Chief Executive Officer of Sony Pictures Entertainment, Inc., the television and film production and distribution unit of Sony from 1989 to 1995, and co-founded Guber-Peters Entertainment Group in 1983, which was acquired by Sony Pictures Entertainment in 1989. Mr. Guber also co-founded Polygram Entertainment in 1979, and served as its Chairman and Chief Executive Officer until 1983, co-founded Casablanca Records & Filmworks, Inc., in 1975, and was a member of senior management and Studio Chief of Columbia Pictures Corporation, from 1968 to 1975. Mr. Guber's personal production film credits include motion pictures that are well known by consumers worldwide, including Midnight Express, The Color Purple, Missing, American Werewolf in London, Gorillas in the Mist, Rain Man and Batman. Mr. Guber serves as co-chairman of the board of directors of NeuMedia, Inc. Through Mandalay Sports Entertainment, Inc., Mr. Guber is a co-owner of five minor league baseball teams that are affiliated with the New York Yankees, Detroit Tigers, Cincinnati Reds and Texas Rangers. Through Mandalay Professional Sports LLC, Mr. Guber is a managing member of the ownership group that has agreed to acquire the Golden State Warriors, a National Basketball Association franchise located in the Bay Area in a pending transaction. Mr. Guber is also a professor at the UCLA School of Theater, Film & Television, where he has been a member of the faculty for over 30 years. Mr. Guber holds an L.L.M. and J.D. from New York University School of Law and a B.A. from Syracuse University, and is a member of the California and New York bars.

          Mr. Guber brings extensive business and industry expertise in the multimedia and film and television production industries to his role as a member of our board of directors and as Chairman of the nominating and corporate governance committee. Mr. Guber's breadth of entertainment and media industry knowledge and insight from over 40 years of experience in senior management positions within the entertainment and media industry serves as a key industry resource to the board of directors.

          Joshua G. James has served on our board of directors since 2010. Mr. James co-founded Omniture, Inc., a publicly traded online marketing and web analytics company, in 1996, and served as its President and Chief Executive Officer from 1996 until it was acquired by Adobe Systems, Inc. in 2009. Mr. James served as Senior Vice President and General Manager of the Omniture Business Unit of Adobe from 2009 to 2010. Mr. James has served on the board of directors of the Brigham Young University Kevin Rollins Center for Entrepreneurship & Technology since 2005, where he was a platinum founder, and The Utah Technology Council since 2000. Mr. James served on the board of directors of Omniture and its predecessor entities from 1996 until it was acquired in 2009. Mr. James was the recipient of the 2006 Ernst & Young Entrepreneur of the Year Award and Technology Entrepreneur of the Decade by Brigham Young University. Mr. James studied business management and entrepreneurship at Brigham Young University.

          Mr. James brings critical business and web analytics experience to our board of directors and compensation committee. As the co-founder and Chief Executive Officer of Omniture prior to its sale to Adobe in 2009, Mr. James has over 10 years of experience running a technology company focused on web analytics and online marketing metrics. In addition, Mr. James has strong entrepreneurial and managerial skills combined with broad industry knowledge that serve as a critical resource to our board of directors.

Board of Directors

          Our business and affairs are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will consist of eight directors, seven of whom will qualify as "independent" according to the rules and regulations of the New York Stock Exchange, which we also refer to as the NYSE. Our amended and restated bylaws permit our board of directors to establish by resolution the authorized number of directors, and eight directors are currently authorized.

          As of the closing date of this offering, our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

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  the Class I directors will be John A. Hawkins, Victor E. Parker and Joshua G. James, and their terms will expire at the annual general meeting of stockholders to be held in 2011;

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  the Class II directors will be Gaurav Bhandari and Peter Guber, and their terms will expire at the annual general meeting of stockholders to be held in 2012; and

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  the Class III directors will be Richard M. Rosenblatt, Fredric W. Harman and James R. Quandt, and their terms will expire at the annual general meeting of stockholders to be held in 2013.

          Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

          The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

          Pursuant to our stockholders' agreement, Messrs. Rosenblatt, Harman, Parker, Bhandari and Hawkins were each elected to serve as members of our board of directors and, as of the date of this prospectus, continue to so serve. Under the provisions of our stockholders' agreement, Messrs. Harman, Parker, Bhandari and Hawkins also have the right to nominate the remaining four directors to our board. The provisions of the stockholders' agreement relating to the nomination and election of directors will terminate upon completion of this offering, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until their successors are duly elected by holders of our common stock.

Board Leadership Structure and Risk Oversight

          In accordance with our bylaws, our board of directors appoints our officers, including our chief executive officer. Our board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected. Our board of directors believes that the current board leadership structure is best for our company and our stockholders at this time.

          Our board has seven independent members and one non-independent member. A number of our independent board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three standing board committees comprised solely of directors who are considered independent under the NYSE standards. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board by the non-executive chairman, benefits our company and our stockholders.

          Our board is primarily responsible for overseeing our risk management processes. Our board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management's strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Going forward, we expect that the audit committee and the nominating and corporate governance committee will receive periodic reports from management at least quarterly regarding our assessment of such risks. While the board oversees our risk management, company management is responsible for day-to-day risk management processes. Our board expects company management to consider risk and risk management in each business decision, to pro-actively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board. Our board believes its administration of its risk oversight function has not affected the board of directors' leadership structure.

          Our compensation committee, with input from our management, assists our board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee reviews, in depth, our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. A primary focus of our compensation program is intended to incentivize and reward growth in Adjusted OIBDA, among other metrics. We believe these metrics are positive indicators of our long-term growth, operating results and increased stockholder value and therefore believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company.

Board Committees

          Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below.

Audit Committee

          We have an audit committee that has responsibility for, among other things:

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  overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

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  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

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  reviewing our annual and quarterly financial statements;

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  appointing and evaluating the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants; and

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  discussing with management and our board of directors our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any.

          The members of our audit committee are Messrs. Hawkins, Parker and Quandt with Mr. Quandt serving as the committee's chair. All members of our audit committee meet the requirements for financial literacy, and all members meet the requirements for independence, under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the NYSE. Our board of directors has determined that Mr. Quandt is an audit committee "financial expert," as that term is defined by the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Our audit committee will operate under a written charter that will satisfy the applicable standards of the SEC and the NYSE.

Compensation Committee

          We have a compensation committee that has responsibility for, among other things:

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  reviewing management and employee compensation policies, plans and programs;

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  monitoring performance and compensation of our executive officers and other key employees;

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  preparing recommendations and periodic reports to our board of directors concerning these matters; and

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  administering our equity incentive plans.

          The members of our compensation committee are Messrs. Harman, James and Quandt with Mr. Harman serving as the committee's chair. Our compensation committee will operate under a written charter that will satisfy the applicable standards of the SEC and the NYSE.

Nominating and Corporate Governance Committee

          We have a nominating and corporate governance committee that has responsibility for, among other things:

  •
  recommending persons to be selected by our board of directors as nominees for election as directors and to fill any vacancies on our board;

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  considering and recommending to our board of directors qualifications for the position of director and policies concerning the term of office of directors and the composition of our board; and

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  considering and recommending to our board of directors other actions relating to corporate governance.

          The members of our nominating and corporate governance committee are Messrs. Guber, Harman and Hawkins with Mr. Guber serving as the committee's chair. All members of our nominating and corporate governance committee meet the independence requirements of the NYSE. When recommending persons to be selected by the board of directors as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual's personal and professional integrity, ethics and values, experience in corporate management, experience in the company's industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the company's operations and practical and mature business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors.

Compensation Committee Interlocks and Insider Participation

          None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee.

Code of Business Conduct and Ethics

          We will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.demandmedia.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Indemnification of Directors and Executive Officers and Limitations on Liability

          As of the closing of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

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  any breach of the director's duty of loyalty to us or to our stockholders;

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  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

          If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation will not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

          In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered, or will enter, into indemnification agreements with each of our current directors and officers. These agreements provide, or will provide, for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

          The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the "2009 Summary Compensation Table" and the factors relevant to an analysis of these policies and decisions. These "named executive officers" for 2009 are Richard M. Rosenblatt, Chairman and Chief Executive Officer; Charles S. Hilliard, President and Chief Financial Officer; Larry D. Fitzgibbon, Executive Vice President, Media and Operations; Shawn J. Colo, Executive Vice President and Head of M&A; and Michael L. Blend, Executive Vice President, Registrar Services.

          Specifically, this section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at specific compensation policies and decisions involving our named executive officers during 2009.

          Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.

Executive Compensation Philosophy and Objectives

          We operate in the highly competitive and dynamic media and Internet industries, which are characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continuously develop and refine new and existing products and services, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, financial and other business professionals.

          We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. The principles and objectives of our compensation and benefits programs for our executive officers and other employees are to:

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  attract, engage and retain the best executives to work for us, with experience and managerial talent enabling us to be an employer of choice in highly-competitive and dynamic industries;

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  align compensation with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

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  motivate and reward executives whose knowledge, skills and performance ensure our continued success; and

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  ensure that our total compensation is fair, reasonable and competitive.

          We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and which reward our executive officers for achieving our financial and strategic objectives.

Roles of Our Board of Directors, Compensation Committee and Chief Executive Officer in Compensation Decisions

          Historically, the initial compensation arrangements with our executive officers, including the named executive officers, have been determined in arm's-length negotiations with each individual executive. Typically, our Chief Executive Officer has been responsible for negotiating these arrangements, except with respect to his own compensation, with the oversight and final approval of our board of directors or the compensation committee. The compensation arrangements have been influenced by a variety of factors, including, but not limited to:

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  our financial condition and available resources;

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  our need to fill a particular position;

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  an evaluation of the competitive market, based on the collective experience of the members of the compensation committee with other companies;

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  the length of service of an individual; and

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  the compensation levels of our other executive officers,

each as of the time of the applicable compensation decision. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development, customer acquisition and growth objectives, while continuing to achieve our financial growth goals, as well as to maintain the level of talent and experience needed to further the growth of the Company.

          Since the completion of these arrangements, our board of directors and compensation committee have been responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements for our Chief Executive Officer and other executive officers, including the other named executive officers. For 2009, our Chief Executive Officer reviewed the performance of the other executive officers, including the other named executive officers and, based on this review, along with the factors described above, made non-binding recommendations to the compensation committee with respect to the total compensation, including each individual component of compensation, of these individuals for the coming year. Further, for 2009, the compensation committee reviewed the performance of our Chief Executive Officer and, based on this review and the factors described above, determined his total compensation, including each individual component of compensation, for the coming year. For 2009, the compensation committee also determined the total compensation, including each individual component of compensation, for our other named executive officers. We anticipate that, after the completion of this offering, the compensation committee will function largely independently of our board of directors in determining the compensation of the Chief Executive Officer and other senior executive officers.

          The current compensation levels of our executive officers, including the named executive officers, primarily reflect the varying roles and responsibilities of each individual, as well as the length of time each executive officer has been employed by the Company. As a result of the compensation committee's assessment of our Chief Executive Officer's role and responsibilities within the Company, there is a significant difference between his compensation level and those of our other executive officers, based on (but not limited to) our Chief Executive Officer's role as chairman of our board of directors, his prior experience and direct oversight of all facets of our operations.

Engagement of Compensation Consultant

          The compensation committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. Prior to 2010, the compensation committee did not engage the services of an executive compensation advisor in reviewing and establishing its compensation programs and policies. The compensation committee has not previously considered formal compensation market data or formally benchmarked total executive compensation or individual compensation elements against a peer group.

          In May 2010, in connection with the preparation of this offering, the compensation committee engaged Compensia, Inc., a national compensation consulting firm, to provide executive compensation advisory services, to help evaluate our compensation philosophy and objectives and to provide guidance in administering our compensation program. The compensation committee directed Compensia to develop a peer group of comparable companies in the technology sector and prepare a competitive market analysis of our executive compensation program to assist it in determining the appropriate level of overall compensation, as well as assess each separate component of compensation, with the goal of understanding the competitiveness of the compensation we offer to our executive officers. In June 2010, Compensia provided our compensation committee a report containing a market analysis of our named executive officers' cash compensation levels. The market data included proxy information for companies in a peer group (where available in the case of our Chief Executive Officer and Chief Financial Officer) as well as data from a proprietary executive compensation survey that covered high-technology companies with annual revenues between $200 million and $500 million. The peer group consisted of the following companies: Blackboard, Inc., Concur Technologies, Inc., Cybersource Corp., Fortinet, Inc., Informatica Corporation, Interactive Data Corporation, Morningstar, Inc., NetLogic Microsystems, Inc., Rackspace Hosting, Inc., Riskmetrics Group, Inc., Riverbed Technology, Inc., Solarwinds, Inc., SuccessFactors, Inc., Taleo Corporation, Tivo, Inc., Vistaprint N.V. and WebMD Health Corp. In determining post-IPO compensation, this data was used as a single reference point by the compensation committee and considered together with the other factors described here. In the future, we anticipate that the compensation committee will conduct an annual review of our executive officers' compensation and consider adjustments in executive compensation levels. Compensia serves at the discretion of the compensation committee.

Compensation Philosophy

          We design the principal components of our executive compensation program to fulfill one or more of the principles and objectives described above. Compensation of our named executive officers consists of the following elements:

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  base salary;

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  annual performance-based bonuses;

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  equity incentive compensation;

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  certain severance and change in control benefits;

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  a retirement savings (401(k)) plan; and

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  health and welfare benefits and certain limited perquisites and other personal benefits.

          We view each component of our executive compensation program as related but distinct, and we also regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are met. Historically, not all components have been provided to all executive officers. In addition, we have considered, in determining the appropriate level for each compensation component, but not relied on exclusively, our understanding of the competitive market based on the collective experience of members of our board of directors, our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executive officers, our overall performance and other considerations the compensation committee considers relevant.

          We offer cash compensation in the form of base salaries and annual performance-based bonuses that we believe appropriately reward our executive officers for their individual contributions to our business. When making bonus decisions, the compensation committee has considered the Company's financial and operational performance as well as each executive officer's individual contributions during the year.

          The key component of our executive compensation program, however, is equity awards covering shares of our common stock. As a privately-held company, we have emphasized the use of equity to incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders. As a result of this compensation practice, we have tied a greater percentage of each executive officer's total compensation to stockholder returns and kept cash compensation at comparatively modest levels, while providing the opportunity to be well-rewarded through equity if we perform well over time.

          Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation between currently-paid and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our philosophy is to tie a greater percentage of an executive officer's compensation to longer term stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. To this end, we have increasingly used stock options as a significant component of compensation because we believe that these awards best tie an individual's compensation to the creation of stockholder value over time. In the future, we may also increasingly use restricted stock and/or begin to use restricted stock units and other equity awards as components of our equity compensation program. These awards also tie compensation to longer-term shareholder return but enable us to confer value in excess of simple future appreciation in share price where appropriate. While we offer competitive base salaries, we believe stock-based compensation is a more significant motivator in attracting employees for Internet-related and other technology companies.

          Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives.

Executive Compensation Program Components

          The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

          To obtain the skills and experience that we believe are necessary to lead our growth, most of our executive officers, including the named executive officers, have been hired from larger organizations and/or from organizations that we acquired and subsequently integrated into our operations. Generally, their initial base salaries were established through arms-length negotiation at the time the individual was hired, taking into account his or her qualifications, experience and prior salary level.

          Thereafter, the base salaries of our executive officers, including the named executive officers, have been reviewed periodically by the compensation committee, and adjustments have been made as deemed appropriate based on such factors as the scope of an executive officer's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding base salary adjustments may also take into account the executive officer's current base salary, equity ownership and the amounts paid to the executive's peers inside the Company. In making base salary adjustments in years past, the compensation committee also took into consideration, in certain circumstances, the collective experience of its members with other companies. Base salaries are also customarily reviewed at the time of a promotion or other significant change in an executive officer's role or responsibilities.

          For 2009, the compensation committee determined that our executive officers, including the named executive officers, should not receive a base salary adjustment for the year, based on market conditions and its determination that prior and then-current increases in equity incentives better aligned their interests with the interests of our stockholders. The actual base salaries paid to the named executive officers during 2009 are set forth in the "2009 Summary Compensation Table" below.

          In April 2010, the compensation committee approved base salary increases of 33%, 30%, 12%, 12% and 60% for Messrs. Rosenblatt, Hilliard, Fitzgibbon, Colo and Blend, respectively. The base salary increases reflected improved market conditions and were intended to help compensate for the lack of any salary increases for 2009. The amounts of the salary increases were based on each executive's level of responsibility and were intended to bring the named executive officers' base salaries in line with levels that the compensation committee determined to be the market standard for compensation paid to similarly-situated executives at other companies based on their general knowledge of the competitive market.

Annual Performance-Based Bonuses

          We use cash bonuses to motivate our executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. Although certain of our named executive officers have target annual bonus opportunities, the determination of whether and how much of an annual bonus is awarded is made at the discretion of the compensation committee, based in part on the Company's performance against our annual budget. The following table lists 2009 target bonuses for, and 2009 cash bonuses actually paid to, our named executive officers.

Named Executive Officer	2009 Target Bonus (% Base Salary)		2009 Actual Bonus (% Base Salary)
Richard M. Rosenblatt	$104,112 (40%	)	$100,000 (38%	)
Charles S. Hilliard	92,626 (40%	)	88,000 (38%	)
Larry D. Fitzgibbon	84,000 (40%	)	80,000 (38%	)
Shawn J. Colo	84,000 (40%	)	72,200 (34%	)
Michael L. Blend	50,000 (40%	)	43,800 (35%	)

          In 2009, Messrs. Rosenblatt and Hilliard were eligible to receive their respective target bonuses upon the Company's attainment of positive total free cash flow (cash flow from operations less capital expenditures and purchases of intangible assets). For 2009, the Company achieved positive total free cash flow. However, Messrs. Rosenblatt and Hilliard requested that their bonuses be paid at a level slightly lower than their target bonuses in order to equalize their bonus payouts, as a percentage of base salary, to the payouts of certain other executive officers. The compensation committee approved the payment of their bonuses consistent with this request. Determination of the bonus payouts for the other named executive officers was based on funding of our company-wide bonus pool. For 2009, the bonus pool was funded based on our achievement of pre-established targets calculated as Adjusted OIBDA, before bonus expense and certain one-time gains and losses. Bonus pool funding was based on a tiered structure where funding for employees at more senior levels required achievement of more difficult targets. With respect to our executive vice presidents, including the named executive officers, the target to achieve threshold funding (10%) of the bonus pool was set at $37.9 million and the target to achieve maximum funding (100%) of the bonus pool was set at $44.0 million. For 2009, we achieved Adjusted OIBDA of $36.8 million, which included bonus expense of $4.0 million and a one-time gain on the sale of assets of $0.6 million, which resulted in funding for the executive officer level at 50% of target. The company-wide bonus pool funded at 73% of target. The compensation committee used its discretion to add an additional $400,000 to the aggregate bonus pool, resulting in the aggregate bonus pool funding at 81%. The compensation committee decided to add this amount to the aggregate bonus pool in order to further reward our executive officers and other participants in the bonus pool based on its subjective assessment of our overall performance, in particular, our successful management of the Company's cash position during a challenging economic period. The compensation committee further used its discretion to award bonuses to Messrs. Fitzgibbon, Colo and Blend above their bonus pool funding levels based on its subjective evaluation of their individual performance in 2009, as well as in consideration of other factors such as each executive's seniority and the compensation committee's assessment of their overall contributions to our success. Specifically, in making its subjective assessments with regard to enhanced bonus determinations for these named executive officers, the compensation committee focused on Mr. Fitzgibbon's contributions to the growth in our owned and operated websites, particularly eHow, both in revenue and traffic, Mr. Colo's success in closing a branded advertising transaction with one of our owned and operated websites and Mr. Blend's success in his management of our registrar business.

          In addition, in recruiting individuals to join us, from time to time, we may agree to pay a specified bonus amount in connection with his or her initial employment offer. We did not award any such one-time bonuses to any named executive officers in 2009. The cash bonuses paid to the named executive officers for the 2009 fiscal year are also set forth in the "2009 Summary Compensation Table" below.

Long-Term Equity Incentives

          The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. As discussed below, we currently maintain the Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan (the "2006 Plan") and the Demand Media, Inc. 2010 Incentive Award Plan (the "2010 Plan"), pursuant to which we have granted and, with respect to the 2010 Plan, will continue to grant, awards in advance of and following the closing of this offering. The vesting of awards described below under the caption "IPO-Related Equity Grants" granted to our executive officers under the 2010 Plan prior to the closing of the offering is conditioned upon the closing occurring no later than March 31, 2011, and such awards will be forfeited if the closing does not occur on or prior to this deadline. No further grants will be made under the 2006 Plan following the closing of this offering. The 2010 Plan and the 2006 Plan are described below under the caption "Equity Incentive Plans."

          To reward our executive officers in a manner that best aligns their interests with the interests of our stockholders, we have used stock options as a key equity incentive vehicle. Because our executive officers are able to benefit from stock options only if the market price of our common stock increases relative to the option's exercise price, we believe stock options provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time and are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these incentive awards to our future performance. We believe our long-term equity compensation also encourages the retention of our named executive officers because the vesting of equity awards is largely based on continued employment, in addition, in certain cases, to attaining pre-established performance criteria.

          Previously, we have granted restricted stock when making equity awards to our named executive officers at the time an individual was hired. These awards were intended to enable our named executive officers to establish a meaningful equity stake in the Company that would vest over a period of years based on continued service. We believe that these awards enabled us to deliver competitive compensation value to new executive officers at levels sufficient to attract and retain top talent within our executive officer ranks while, at the same time, enabling us to better manage the dilution levels of our equity incentive award program.

          Equity Award Decisions.    Historically, the size and form of the initial equity awards for our named executive officers have been established through arm's-length negotiation at the time the individual was hired. In making these awards, we considered, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, our compensation committee's collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

          In the past, we have made "refresher" stock option grants to our executive officers from time to time, including our named executive officers, as part of our annual review process. Typically, the compensation committee has approved a pool of shares of our common stock each year to be made available in the form of stock options as "refresher" grants to our employees, including our named executive officers. The size of the pool of shares is dependent on a number of factors, primarily our near-term forecasted hiring plans and/or the size of the pool of stock available compared to the forecasted amount of shares that we anticipate granting in the near term. The vast majority of our employees have been eligible for "refresher" stock option grants every other year, and the number of shares of common stock subject to "refresher" grants varies from individual to individual, but generally depends on length of service, individual performance history, job scope, function, and title, the value and size of outstanding equity awards and comparable awards granted to other individuals at similar levels. The size of the pool of stock option grants made available under "refresher" grants, and subsequently granted to our employees and executive officers, including our named executive officers, is decided by the compensation committee, taking into consideration the non-binding recommendation of our Chief Executive Officer. Historically, the compensation committee has also drawn upon the experience of its members to assess the competitiveness of the market in determining equity awards. Going forward, we may use restricted stock, restricted stock units, and other types of equity-based awards in addition to stock option grants, as we deem appropriate, to offer our employees, including our named executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.

          In February 2009, the compensation committee, upon the recommendation of our Chief Executive Officer (except with respect to his own award), approved stock option grants for our named executive officers in lieu of cash bonuses as part of our annual review process. The grants made to our named executive officers are shown in the table below. These award amounts were made in lieu of and in proportion to cash bonuses earned for 2008 based on the role and responsibility of each named executive officer and were made in order to retain cash and provide additional long-term incentives for the named executive officers.

Named Executive Officer	Number of Shares
Richard M. Rosenblatt	14,807
Charles S. Hilliard	13,061
Larry D. Fitzgibbon	11,845
Shawn J. Colo	11,845
Michael L. Blend	7,051

          These stock option awards were granted to our named executive officers in February 2009 with an exercise price equal to $3.20 per share, and were 100% vested on the grant date.

          In June 2009, the compensation committee decided to make additional stock option grants to our named executive officers and certain other executive officers and members of our senior management team. These stock options were granted at an exercise price equal to $9.50, which was substantially greater than the fair market value of a share of our common stock on the grant date. The purpose of these grants was to provide our executives with a meaningful increase in their equity ownership of our company over a period of time. In assessing the impact of these grants on our named executive officers' overall compensation packages, our compensation committee considered the fact that the vesting period of the initial equity awards made to our executive officers was nearly complete and determined that additional equity awards should be granted to our executive officers in order to properly incentivize these officers going forward in light of the significance of the role of equity awards in our compensation structure. The compensation committee set the size of this option pool for named executive officers at a level that it deemed sufficient to permit competitive option grant levels for the named executive officers based on the collective experience of its members, taking into consideration input from Messrs. Rosenblatt and Hilliard. In determining individual award amounts, the compensation committee exercised its judgment and discretion and considered the role and responsibility of each named executive officer, including expected future roles and responsibilities and the Company's specific need to retain and properly incentivize each such executive. As with setting the aggregate award pool, the compensation committee drew on its collective experience in determining grant levels that were appropriate based on these considerations. In particular, in determining the size of the awards for Mr. Rosenblatt and Mr. Hilliard, the compensation committee took into account their leadership roles and responsibilities within our organization, the relative size of their respective initial equity awards and the extent to which those awards had already vested and the compensation committee's assessment of their overall contributions to our success. In determining the size of award for Mr. Fitzgibbon, the compensation committee took into account Mr. Fitzgibbon's contributions to the growth in our owned and operated websites, particularly eHow, both in revenue and traffic, and his increased responsibilities within our organization. In determining the size of Mr. Colo's award, the compensation committee took into account Mr. Colo's performance as well as the fact that Mr. Colo's initial equity grant from 2006 was largely vested and that, unlike some of our other executive officers, Mr. Colo had not received any subsequent equity grants. Mr. Blend received a slightly smaller award in light of the fact that the compensation committee had awarded Mr. Blend a large performance based grant in 2008 as described in "2010 Amendments to Certain Performance-Based Grants." In addition, our compensation committee determined that the higher exercise price would better align the interests of our executive officers with the interests of our investors, some of whom had invested in our convertible preferred stock at valuations that exceeded the fair market value of our common stock. To compensate for the higher exercise price, and in light of the our general emphasis on equity incentives as a significant component of each named executive officer's total compensation package, our compensation committee made larger grants than it otherwise would have made if the exercise price had equaled the fair market value of the common stock on the date of grant. The June 2009 stock option grants made to our named executive officers are shown in the table below.

Named Executive Officer	Number of Shares
Richard M. Rosenblatt	2,100,000
Charles S. Hilliard	400,000
Larry D. Fitzgibbon	125,000
Shawn J. Colo	125,000
Michael L. Blend	75,000

          The total vesting period for the stock options granted in June 2009 is four years, with each option vesting in 48 equal installments on each monthly anniversary of the vesting commencement date (April 1, 2009) over the four-year vesting period. We determined that a four-year vesting period was appropriate in that its duration is consistent with the vesting period generally applicable to our historical equity awards. We further determined to commence monthly vesting immediately (rather than following a one-year "cliff" vest) since each of the named executive officers had already been employed with us for a number of years and immediate monthly vesting therefore did not pose any risk of providing a windfall to a short-term employee. In the event that we undergo a change in control, the vesting of the options will accelerate if the executive is terminated without cause (or, with respect to Messrs. Rosenblatt and Hilliard, terminated without cause or by the executive for good reason) or if the executive remains employed with us for a period of 380 days following the change in control. Our compensation committee determined that "double trigger" vesting acceleration upon a qualifying termination in connection with a change in control strikes an appropriate balance for these awards in that the executives are not provided with an immediate payout solely because the company is sold, but the executives are protected from being deprived of the value of the options by owners if the executives are willing to continue serving the Company. In addition, to help ensure that these officers would remain available to see the Company through a post-transaction transition period, our compensation committee determined that vesting our executive officers in these options following a specified period of continued service after a change in control was also appropriate. The equity awards granted to the named executive officers during 2009 are also set forth in the "2009 Summary Compensation Table" and the "Grants of Plan-Based Awards Table" below.

          As a privately-held company, there has been no market for shares of our common stock. Accordingly, in 2009, we had no program, plan, or practice pertaining to the timing of stock option grants to our executive officers coinciding with the release of material non-public information about the Company. We intend to adopt a formal policy regarding the timing of stock option grants and other equity awards in connection with this offering.

2010 Amendments to Certain Performance-Based Grants

          In January 2010, the compensation committee amended certain terms of the performance-based options granted to Messrs. Rosenblatt, Hilliard and Blend in 2007 and 2008 and a restricted stock award granted to Mr. Rosenblatt in 2007, each set forth in the following table. Certain aspects of Mr. Rosenblatt and Mr. Hilliard's awards were further amended in anticipation of this offering as described below under the caption "IPO-Related Amendments to Certain Grants."

Named Executive Officer	Date of Grant	Type of Award	Number of Shares
Richard M. Rosenblatt	April 19, 2007	Stock Option	1,000,000
Richard M. Rosenblatt	April 19, 2007	Restricted Stock	1,000,000
Charles S. Hilliard	June 1, 2007	Stock Option	375,000
Michael L. Blend	May 14, 2008	Stock Option	250,000

          Under these amended performance-based stock option grants, the options vest in full if the Company consummates an initial public offering of shares of our common stock and the average closing price per share of our common stock during any 30-day period following the offering equals or exceeds $20, subject to continued employment with us through such vesting date (with certain exceptions to such continued employment requirement if the executive is terminated without cause or for good reason or as a result of death or disability prior to the vesting date) or if the Company undergoes a change in control in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the one-year anniversary of the change in control (or through the six-month anniversary for Mr. Rosenblatt and, again, with certain exceptions to such continued employment requirement in each case if the executive is terminated without cause or for good reason or as a result of death or disability). The expiration date of these options is the later to occur of June 1, 2013, the thirteen-month anniversary of the consummation of a "liquidity event" (as defined in the applicable award agreement) or the thirteen-month anniversary of the closing of an initial public offering of shares of our common stock.

          Mr. Rosenblatt's restricted stock award will vest in full, and the restrictions thereon will lapse, if the Company consummates an initial public offering of shares of our common stock on or prior to the sixth anniversary of the grant date (April 19, 2013) and the average closing price per share of our common stock equals or exceeds $20 during any 30-day period following the closing of the offering and preceding the later of the sixth anniversary of the grant date and the first anniversary of the closing of the initial public offering, subject to continued employment with us through the vesting date (with certain exceptions to such continued employment requirement if the executive is terminated without cause or for good reason or as a result of death or disability) or if the Company undergoes a change in control on or prior to the sixth anniversary of the date of grant in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the six-month anniversary of the change in control (with certain exceptions to such continued employment requirement if the executive is terminated without cause or for good reason or as a result of death or disability).

          Prior to implementation of the 2010 amendments to the performance grants described above, the original awards would have vested in different tranches following an initial public offering at prices ranging from $24 per share to $28 per share. The primary purposes of the 2010 amendments was to make the price per share at which vesting of the awards could be triggered the same for an initial public offering and a change in control (e.g. $20 per share). Certain pre-amendment vesting conditions applicable to these awards as in effect on December 31, 2009 are described under the caption "Potential Payments Upon Termination or Change in Control" below.

IPO-Related Amendments to Certain Grants

          In anticipation of this offering, we also amended Mr. Rosenblatt's and Mr. Hilliard's performance-based awards (described in the preceding section "2010 Amendments to Certain Performance-Based Grants") and June 2009 stock option grants through provisions contained in their 2010 employment agreements (described in "Post-IPO Employment Agreements" below). These amendments provide that the excise tax gross-up protections applicable generally to any "excess parachute payments" made to these two executives upon or for a limited period of time following a change in control of the Company will extend to any such excise taxes arising in connection with these amended equity awards. Mr. Rosenblatt's performance-based awards were also amended to provide that the awards will vest in full if Mr. Rosenblatt remains employed by the Company through the sixth-month (rather than one-year) anniversary of a qualifying change in control event.

IPO-Related Equity Grants

          In anticipation of this offering, we have also granted stock options covering an aggregate of 5,825,000 shares of our common stock, including the grants of stock options to certain of our named executive officers detailed in the table below. The effectiveness of these grants is subject to the execution of a new employment agreement with us by each recipient of a grant.

          We granted options covering an aggregate of 4,600,000 shares of our common stock to Mr. Rosenblatt. These options were issued in four equal tranches, each covering 1,150,000 shares of common stock, with exercise prices of $18, $24, $30 and $36 per share, respectively. The options will vest in equal monthly installments over a three year period beginning on the second anniversary of the completion of this offering (for a total vesting period of five years), subject to the completion of this offering and Mr. Rosenblatt's continued employment with the Company through the applicable vesting dates. In the event that Mr. Rosenblatt's employment is terminated by the Company without cause or by Mr. Rosenblatt for good reason, the vesting of all of these options will accelerate. In addition, the vesting of all of the options will accelerate if there is a change in control of the Company and Mr. Rosenblatt remains employed through the six-month anniversary of the change in control. Although we generally expect to make periodic "refresher" grants of equity to our executive officers, our board of directors determined that Mr. Rosenblatt should instead receive a sizeable one-time equity grant in connection with this offering. This grant has been structured with what our board of directors considers to be significant retentive features and is designed to align Mr. Rosenblatt's interests with those of our stockholders and to incentivize him over a longer period of time. In this regard, the delayed vesting features of the option grant require Mr. Rosenblatt to remain with the Company for a significant period of time in order to realize any economic benefits from the option grant (unless the vesting of the option is accelerated). The staggered exercise prices, all of which exceeded the fair market value of our common stock on the date of grant and most of which are significantly higher than the exercise price of options we have granted to other executive officers in connection with this offering, are structured so that the economic benefit Mr. Rosenblatt will receive from the option grant is magnified if we achieve exceptional returns for our stockholders but is significantly diminished (as compared to a grant with an exercise price equal to the current fair market value) if we do not achieve significant returns. In light of the size and structure of Mr. Rosenblatt's option grant, our board of directors and compensation committee do not currently intend to issue additional equity awards to Mr. Rosenblatt in the next four to five years.

          Stock options granted to other named executive officers in anticipation of this offering each have an exercise price of $18 per share, and these options will vest over four years from the date of the closing of this offering in equal monthly installments (or on an accelerated basis due to certain terminations in connection with a change in control of the Company, as discussed below under the caption "Post-IPO Employment Agreements"), subject to the completion of this offering and the executive's continued service through the applicable vesting date. These option grants are intended to further incentivize our executive team and reward them for the additional demands placed upon them in connection with this initial public offering and in operating a publicly traded company. In determining the award amounts, the compensation committee exercised its judgment and discretion and considered, among other things, the role and responsibility of each named executive officer, the Company's need to retain each executive and the amount of equity compensation already held by the named executive officer.

Named Executive Officer	Stock Option Grant	Exercise Price
Richard M. Rosenblatt	1,150,000	$18.00
Richard M. Rosenblatt	1,150,000	24.00
Richard M. Rosenblatt	1,150,000	30.00
Richard M. Rosenblatt	1,150,000	36.00
Charles S. Hilliard	250,000	18.00
Larry D. Fitzgibbon	100,000	18.00
Shawn J. Colo	50,000	18.00

          For additional information, see "Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table—Post-IPO Employment Agreements" below.

Retirement Savings and Other Benefits

          We have established a 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2009, the prescribed annual limit was $16,500. Currently, we do not match contributions made by participants in the plan. However, we may make matching or other contributions to the 401(k) plan on behalf of eligible employees in the future. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

          Additional benefits received by our employees, including the named executive officers, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees, with the exception of certain additional medical and dental coverage, which covers plan participating executives, including our named executives and executive officers, for up to $10,000 of medical and dental care per family each calendar year.

          We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

          Beginning in 2010, our Chief Executive Officer and President and Chief Financial Officer executive officers are entitled to reimbursement of $16,000 per year for costs incurred for personal financial counseling services. We provide these benefits to assist these officers in efficiently managing their time and financial affairs so they can better focus on their work duties. We also pay the moving expenses of our named executive officers in instances where we have asked an executive to relocate and, to the extent that such payments result in the imposition of taxes on the executives, we gross-up the taxes to make the executives whole, as we do not believe that the executives should incur costs associated with a move for the benefit of the Company. Historically, we have not provided any other perquisites to our named executive officers and we do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee. We do not expect these perquisites to be a material component of our compensation program.

Severance and Change in Control Benefits

          As more fully described below under the caption "Potential Payments Upon Termination or Change in Control," each named executive officer's employment agreement that was in effect during 2009 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change in control. These included salary continuation for a specified period in the event of a qualifying termination and acceleration of certain unvested equity awards in the event of a change in control (subject to, in the case of Messrs. Hilliard, Fitzgibbon and Colo, remaining with us or the successor for a period of time after the change in control or being terminated without cause, or in the case of Mr. Hilliard, without cause or for good reason, during this period). The agreements also provided Messrs. Rosenblatt and Hilliard gross-up payments to reimburse for excise taxes payable by the executive in the event of a change in control. We believe that terminations of employment, both within and outside of the change in control context, are causes of great concern and uncertainty for senior executives and that providing protections to our named executives in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to the Company in all situations.

          In connection with this offering, we entered into new employment agreements with Mr. Rosenblatt and Mr. Hilliard and expect to enter into new employment agreements with Mr. Fitzgibbon and Mr. Colo, which new agreements will become effective upon completion of this offering. We believe that these new agreements will bring the compensation and benefits payable to these named executives more in line with those typical of comparable public companies. For a discussion of the material terms of these new agreements, see "Narrative Disclosure to Summary Compensation Table and IPO Grants of Plan-Based Awards Table—Post-IPO Employment Agreements" below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

          Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Internal Revenue Code.

          As we are not currently publicly-traded, the compensation committee has not previously taken the deductibility limit imposed by Section 162(m) of the Internal Revenue Code into consideration in setting compensation. Following this offering, we expect that, where reasonably practicable, the compensation committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m) of the Internal Revenue Code. As such, in approving the amount and form of compensation for our named executive officers in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit in Section 162(m) of the Internal Revenue Code when it believes that such payments are appropriate to attract and retain executive talent.

          Furthermore, we do not expect Section 162(m) of the Internal Revenue Code to apply to awards under the 2010 Incentive Award Plan until the earliest to occur of our annual shareholders' meeting in 2014, a material modification of the 2010 Plan or exhaustion of the share supply under the 2010 Plan. However, qualified performance-based compensation performance criteria may be used with respect to performance awards that are not intended to constitute qualified performance-based compensation.

Section 280G of the Internal Revenue Code

          Section 280G of the Internal Revenue Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on the executive's prior compensation. In approving the compensation arrangements for our named executive officers in the future, our compensation committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Internal Revenue Code. However, our compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Internal Revenue Code and the imposition of excise taxes under Section 4999 of the Internal Revenue Code when it believes that such arrangements are appropriate to attract and retain executive talent.

          Under their prior employment agreements, Messrs. Rosenblatt and Hilliard are entitled to gross-up payments that will make these executives whole in the event that any excise taxes are imposed on them. We have historically provided these protections to these most senior executives to help ensure that they will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction without concern for potential consequences of the transaction to these executives. Under their new employment agreements, Messrs. Rosenblatt and Hilliard will continue to be afforded this gross-up protection, but only with respect to a change in control occurring within a period of four years (with respect to Mr. Rosenblatt) and three years (with respect to Mr. Hilliard) following the effectiveness of this offering.

Section 409A of the Internal Revenue Code

          Section 409A of the Internal Revenue Code requires that "nonqualified deferred compensation" be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting for Stock-Based Compensation

          We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date "fair value" of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Tables

2009 Summary Compensation Table

          The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2009.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Non-Equity Incentive Plan Compensation($)(2)	Option Awards($)(3)	All Other Compensation($)(4)	Total($)
Richard M. Rosenblatt,	2009	260,280	—	100,000	4,302,050	10,000	4,672,330
Chairman and Chief Executive Officer
Charles S. Hilliard,	2009	231,565	—	88,000	845,574	10,000	1,175,139
President and Chief Financial Officer
Larry D. Fitzgibbon,	2009	210,000	38,000	42,000	284,057	10,000	584,057
Executive Vice President, Media and Operations
Shawn J. Colo,	2009	210,000	30,200	42,000	284,057	10,000	576,257
Executive Vice President, Head of M&A
Michael L. Blend,	2009	125,000	18,800	25,000	170,291	34,280	373,371
Executive Vice President, Registrar Services

(1)
Determination of bonus payouts for Messrs. Fitzgibbon, Colo and Blend was based on funding of our company-wide bonus pool based on pre-established targets calculated as Adjusted OIBDA, before bonus expense and certain one-time gains and losses, subject to the compensation committee's discretion to increase or decrease awards. For 2009, the bonus pool was funded at 50% of target for executive vice president level employees based on our achievement of Adjusted OIBDA of $36.8 million, which included bonus expense of $4.0 million and a one-time gain on the sale of assets of $0.6 million. Amounts shown in the Bonus column represent the amounts the compensation committee awarded to these named executive officers above the 50% bonus pool funding level based on its discretion.

(2)
In 2009, Messrs. Rosenblatt and Hilliard were eligible to receive their respective target bonuses upon the Company's attainment of positive total free cash flow (cash flow from operations less capital expenditures and purchases of intangible assets). Although the Company achieved positive total free cash flow, Messrs. Rosenblatt and Hilliard requested that their bonuses be paid at a slightly lower level in order to equalize their bonus payouts, as a percentage of base salary, to the payouts of certain other executive officers. Amounts shown in the Non-Equity Incentive Plan Compensation column for the other named executive officers represent bonus payouts to the other named executive officers based on the 2009 company-wide bonus pool funding at 50% of target for executive vice president level employees.

(3)
Amounts reflect the full grant-date fair value of stock options granted during 2009, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in note 13 to our consolidated financial statements included in this prospectus. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(4)
Amounts under the "All Other Compensation" column consist of company payments of premiums for supplemental medical and dental benefits and reimbursement of moving expenses and any associated tax-gross up payments.

Name	Supplemental Health Premiums($)	Moving Expenses($)	Tax-Gross Up Payments($)
Mr. Rosenblatt	10,000	—	—
Mr. Hilliard	10,000	—	—
Mr. Fitzgibbon	10,000	—	—
Mr. Colo	10,000	—	—
Mr. Blend	10,000	15,600	8,680

 Grants of Plan-Based Awards in 2009

          The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2009:

					All Other Option Awards: Number of Securities Underlying Options (# shares)
							Exercise or Base Price of Option Awards Per Share($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)						Grant Date Fair Value of Stock and Options Awards($)(4)
Name	Grant Date	Threshold	Target	Maximum
Richard M. Rosenblatt	February 24, 2009	—	—	—	14,807	(2)	3.20	37,790
	June 9, 2009	—	—	—	2,100,000	(3)	9.50	4,264,260
	February 24, 2009	—	104,112	104,112	—		—	—
Charles S. Hilliard	February 24, 2009	—	—	—	13,061	(2)	3.20	33,334
	June 9, 2009	—	—	—	400,000	(3)	9.50	812,240
	February 24, 2009	—	92,626	92,626	—		—	—
Larry D. Fitzgibbon	February 24, 2009	—	—	—	11,845	(2)	3.20	30,232
	June 9, 2009	—	—	—	125,000	(3)	9.50	253,825
	February 24, 2009	8,400	84,000	84,000	—		—	—
Shawn J. Colo	February 24, 2009	—	—	—	11,845	(2)	3.20	30,232
	June 9, 2009	—	—	—	125,000		9.50	253,825
	February 24, 2009	8,400	84,000	84,000	—		—	—
Michael L. Blend	February 24, 2009	—	—	—	7,051	(2)	3.20	17,995
	June 9, 2009	—	—	—	75,000	(3)	9.50	152,295
	February 24, 2009	5,000	50,000	50,000	—		—	—

(1)
In 2009, Messrs. Rosenblatt and Hilliard were eligible to receive their respective target bonuses upon the Company's attainment of positive total free cash flow (cash flow from operations less capital expenditures and purchases of intangible assets). Amounts shown in the "Target" column represent the named executive officer's incentive bonus opportunity in 2009. The bonus structure for Messrs. Rosenblatt and Hilliard only provided for a single payout at target subject to the compensation committee's discretion to increase or decrease the awards and does not contemplate a threshold. Determination of the bonus payouts for the other named executive officers was based on funding of our company-wide bonus pool, subject to the compensation committee's discretion to increase or decrease the awards. For 2009, the bonus pool was funded based on our achievement of pre-established targets calculated as Adjusted OIBDA, before bonus expense and certain one-time gains and losses. With respect to our executive vice presidents, including the named executive officers, the target to achieve threshold funding (10%) of the bonus pool was set at $37.9 million and the target to achieve the maximum funding (100%) of the bonus pool was set at $44.0 million.

(2)
On February 24, 2009, the compensation committee approved stock option grants to our named executive officers which were 100% vested on the grant date.

(3)
On June 9, 2009, the compensation committee approved stock option grants to our named executive officers which vest and become exercisable in equal monthly installments over a four-year vesting period following the vesting commencement date (April 1, 2009).

(4)
Amounts reflect the full grant date fair value of stock options granted during 2009 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to executive officers in note 13 to our consolidated financial statements included in this prospectus. There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

Narrative Disclosure to Summary Compensation Table
and IPO Grants of Plan-Based Awards Table

Pre-IPO Employment Letters

          We have previously entered into employment agreements or letters with our named executive officers. The principal elements of these agreements are summarized below. The existing agreements with Messrs. Rosenblatt, Hilliard, Colo and Fitzgibbon will, effective upon completion of the offering, be superseded by the terms of new employment agreements with each of those executives (the terms of which are described below under the caption "Post-IPO Employment Agreements").

          Richard M. Rosenblatt.    In April 2006 we entered into, and in December 2008 and April 2010 we amended, an employment letter with Richard M. Rosenblatt. The amended employment letter expired by its terms on June 17, 2010. Under the amended employment letter, Mr. Rosenblatt's annual base salary was initially set at $250,000; his 2009 annual base salary was $260,280. The amended employment letter also provided that Mr. Rosenblatt was eligible to receive an annual cash bonus targeted at 40% of his annual base salary. In connection with the execution of the employment letter, the Company granted Mr. Rosenblatt an award of 4,750,000 shares of restricted stock in April 2006. The restricted stock award vested over a four-year period. All of the shares underlying the restricted stock award are vested as of the date of this offering.

          Mr. Rosenblatt's amended employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

          Charles S. Hilliard.    In May 2007 we entered into, and in December 2008 we amended, an employment letter with Charles S. Hilliard. Under the amended employment letter, Mr. Hilliard's annual base salary was initially set at $225,000; Mr. Hilliard's 2009 base salary was $231,565. The amended employment letter provided that Mr. Hilliard was eligible to receive an annual cash bonus targeted at 40% of his annual base salary, which was also his 2009 target bonus opportunity. In connection with the execution of the employment letter, the Company granted Mr. Hilliard an award of 875,000 shares of restricted stock in June 2007. The restricted stock award is subject to service-vesting conditions that continue through February 15, 2011. In addition, in connection with the execution of the employment letter, the Company granted Mr. Hilliard a performance-based stock option covering 375,000 shares of our common stock in June 2007, which was amended in January 2010. The vesting terms and conditions of Mr. Hilliard's performance-based stock option is described above under the caption "2010 Amendments to Certain Performance-Based Grants." Upon the commencement of his employment, Mr. Hilliard also purchased 250,000 shares of our common stock at $2 per share.

          Mr. Hilliard's amended employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

          Larry D. Fitzgibbon.    In April 2006 we entered into an employment letter with Larry D. Fitzgibbon. Under the employment letter, Mr. Fitzgibbon's annual base salary was initially set at $175,000; Mr. Fitzgibbon's 2009 base salary was $210,000. The employment letter provided that Mr. Fitzgibbon was eligible to receive an annual cash bonus targeted at 25% of his annual base salary; for 2009, Mr. Fitzgibbon's target bonus was set at 40% of his base salary. In connection with the execution of the employment letter, the Company granted Mr. Fitzgibbon an award of 200,000 shares of restricted stock in April 2006. The restricted stock award vested over a four-year period. All of the shares underlying the restricted stock award are vested as of the date of this offering.

          Mr. Fitzgibbon's employment letter also provided for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

          Shawn J. Colo.    In April 2006 we entered into an employment letter with Shawn J. Colo. Under the employment letter, Mr. Colo's annual base salary was initially set at $200,000; Mr. Colo's 2009 base salary was $210,000. The employment letter provided that Mr. Colo was eligible to receive an annual cash bonus targeted at 40% of his annual base salary. In connection with the execution of the employment letter, the Company granted Mr. Colo an award of 1,575,000 shares of restricted stock in April 2006. The restricted stock award vested over a four-year period. All of the shares underlying the restricted stock award are vested as of the date of this offering.

          Mr. Colo's employment letter also provides for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

          Michael L. Blend.    In August 2006 we entered into an employment letter with Michael L. Blend. Under the employment letter, Mr. Blend's annual base salary was initially set at $100,000; Mr. Blend's 2009 base salary was $125,000. The employment letter provides that Mr. Blend is eligible to receive an annual cash bonus targeted at 20% of his annual base salary; for 2009, Mr. Blend's target bonus was set at 40% of his base salary. In connection with the execution of the employment letter, the Company granted Mr. Blend an award of 988,137 shares of restricted stock in August 2006. The restricted stock award vested over a two-year period. All of the shares underlying the restricted stock award are vested as of the date of this offering.

          Mr. Blend's employment agreement also provides for certain payments and benefits upon a qualifying termination or a change in control, which are described under the caption "Potential Payments Upon Termination or Change in Control" below.

Post-IPO Employment Agreements

          We have entered into new 2010 employment agreements with Mr. Rosenblatt and Mr. Hilliard and expect to enter into new employment agreements with our other named executive officers, other than Mr. Blend, which will become effective upon the completion of this offering. Below are summaries of the key terms of each individual agreement, followed by a discussion of the severance and change in control provisions contained in all of the agreements.

          Richard M. Rosenblatt.    Under his 2010 employment agreement, Mr. Rosenblatt will receive an initial annual base salary of $450,000 per year, effective January 1, 2011, which is subject to increase at the discretion of the compensation committee. In addition, beginning with fiscal year 2011, Mr. Rosenblatt will be eligible to receive an annual cash performance bonus targeted at 100% of his base salary, based on the achievement of performance criteria established by the compensation committee. The base salary and annual bonus opportunity in effect for Mr. Rosenblatt on the date of this offering are expected to remain in effect for the remainder of 2010. In connection with Mr. Rosenblatt's entering into his 2010 agreement, Mr. Rosenblatt has been granted four stock options, each covering 1,150,000 shares of our common stock (for an aggregate of 4,600,000 shares of our common stock). Each stock option will vest in equal monthly installments over the three-year period following the second anniversary of the closing date of this offering (for a total vesting period of five years). If the closing of this offering does not occur on or prior to March 31, 2011, each stock option award will terminate and be forfeited. In addition, under the terms of his 2010 employment agreement, Mr. Rosenblatt will be eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Rosenblatt's 2010 employment agreement will end on the fourth anniversary of the closing of this offering. In addition, pursuant to Mr. Rosenblatt's 2010 employment agreement, during the term of his employment, we have agreed to nominate him for election as a director. Mr. Rosenblatt's 2010 employment agreement also contains a customary non-solicitation provision.

          Charles S. Hilliard.    Under his 2010 employment agreement, Mr. Hilliard will receive an initial annual base salary of $325,000 per year, effective January 1, 2011, which is subject to increase at the discretion of the compensation committee. In addition, beginning with fiscal year 2011, Mr. Hilliard will be eligible to receive an annual cash performance bonus targeted at 60% of his base salary, based on the achievement of performance criteria established by the compensation committee. The base salary and annual bonus opportunity in effect for Mr. Hilliard on the date of this offering are expected to remain in effect for the remainder of 2010. In connection with Mr. Hilliard's entry into his 2010 employment agreement, Mr. Hilliard has been granted a stock option covering 250,000 shares of our common stock. The stock option will vest over four years in equal installments on each monthly anniversary of the closing date of this offering, subject to his continued service with the Company. If the closing of this offering does not occur on or prior to March 31, 2011, this stock option award will terminate and be forfeited. In addition, under the terms of his 2010 employment agreement, Mr. Hilliard will be eligible to participate in customary health, welfare and fringe benefit plans. The term of Mr. Hilliard's 2010 employment agreement will end on the fourth anniversary of the closing of this offering. Mr. Hilliard's 2010 employment agreement also contains a customary non-solicitation provision.

          Larry D. Fitzgibbon, Shawn J. Colo.    We expect to enter into 2010 employment agreements with Messrs. Fitzgibbon and Colo pursuant to which each will receive an initial annual base salary of $250,000 per year, effective January 1, 2011. In addition, beginning with the fiscal year ending December 31, 2011, each executive will be eligible to receive an annual cash performance bonus with an amount targeted at 50% of his base salary, based on the achievement of performance criteria established by the compensation committee. The base salary and annual bonus opportunity in effect for these executives on the date of this offering are expected to remain in effect for the remainder of 2010. Subject to entering into the 2010 employment agreements, Messrs. Fitzgibbon and Colo have been granted stock options covering 100,000 and 50,000 shares of our common stock, respectively. The stock options will each vest over four years in equal installments on each monthly anniversary of the closing date of this offering, subject to the executive's continued service with the Company. If the closing of this offering does not occur on or prior to March 31, 2011, each stock option award will terminate and be forfeited. In addition, under the expected terms of the 2010 employment agreements, the executives will be eligible to participate in customary health, welfare and fringe benefit plans. The term of the executives' 2010 employment agreements will end on the fourth anniversary of the closing of this offering. The 2010 employment agreements will also contain a customary non-solicitation provision.

Severance and Change in Control Provisions under Post-IPO Employment Agreements.

          Each of the 2010 employment agreements provides for certain severance and change in control benefits which are summarized below. As discussed above under "Compensation Discussion and Analysis," we believe that severance and change in control protections are important components of our named executive officers' compensation packages because these protections provide security and stability that help enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its shareholders in mind at all times, even under circumstances where the interests of the Company and its shareholders may be adverse to the officer's job security. We further believe that the risks to job security associated with executive officer roles become heightened following an initial public offering due to market factors, takeover potential and other typical pressures on publicly traded companies. Accordingly, our compensation committee has determined that enhanced severance and change in control protections are appropriate in the public company context under the 2010 employment agreements. In determining the amounts of, and triggers applicable to, the various benefits and protections described below, our compensation committee considered input provided by Compensia as to the appropriate levels and triggers, but based its ultimate determinations as to appropriate terms and conditions on the collective experience of its members.

          Severance triggers include (as described more fully below) (i) for all named executive officers, termination "without cause" or due to death or disability, (ii) for Messrs. Rosenblatt and Hilliard, termination for "good reason" (in all contexts), and (iii) for Messrs. Fitzgibbon and Colo, termination for "good reason" only in the context of a change in control. We believe that terminations "without cause" or due to death or disability constitute the types of non-culpable and unanticipated events which, absent suitable protections, often give rise to anxiety and distraction and are therefore appropriate severance triggers. In addition, as our most senior officers, Messrs. Rosenblatt and Hilliard are particularly susceptible to the types of demotion and other constructive terminations against which "good reason" severance triggers are generally intended to protect and, accordingly, we believe that "good reason" severance triggers are appropriate for these executives. Finally, we believe that, following a change in control, all officers are subject to a heightened risk of demotion or other constructive termination and, therefore, we have included "good reason" severance triggers for Messrs. Fitzgibbon and Colo in the change in control context.

          In the non-change in control severance context (as described more fully below), (i) Messrs. Rosenblatt and Hilliard are entitled to specified multiples of base salary plus prior-year bonus, paid as continuation payments after termination, as well as any unpaid prior-year bonus and subsidized healthcare, (ii) Mr. Rosenblatt is entitled to certain accelerated equity vesting, and (iii) Messrs. Fitzgibbon and Colo are entitled to continuation of base salary, payment of prior-year bonus and subsidized healthcare. Cash severance under these arrangements ranges from six months' base salary to one-and-one-half times the sum of base salary plus prior-year bonus, with subsidized healthcare ranging from six to 18 months. Our compensation committee has determined, based on their collective experience combined with input from Compensia, that these severance components and levels are competitive but reasonable and relatively typical for executive officers of public companies. In addition, our compensation committee has determined that, as the Company's founder and its Chief Executive Officer since inception, Mr. Rosenblatt should generally vest on a qualifying termination in the equity to which he would have become entitled had he been able to continue in service.

          In the change-in-control context, benefits under the 2010 employment agreements are generally "double trigger," meaning that the officer must experience a qualifying termination in connection with the transaction to become eligible for the applicable benefits. We believe that limiting change-in-control benefits to circumstances in which the transaction results in a loss of employment strikes an appropriate balance between the Company's (and an acquiror's) need for continuity of operations and the officer's need for employment security. We also believe that the change-in-control process generally increases (often substantially) the duties and responsibilities of our executive officers while also increasing the likelihood that these officers will lose their jobs—accordingly, we have provided for increased severance protections in this context, including (as described more fully below) (i) for Messrs. Rosenblatt and Hilliard, two times the sum of base salary plus prior-year bonus, paid as a lump sum, as well as two years of subsidized healthcare, and (ii) for Messrs. Fitzgibbon and Colo, accelerated vesting of equity awards. Messrs. Rosenblatt and Hilliard also vest in all but certain performance equity awards if they remain employed for specified periods following a change in control—our compensation committee made this determination based on its assessment that our most senior executive officers should be provided with the greatest incentive to see the Company through the crucial transition period following a transaction.

          In considering the impact of the enhanced protections provided under the 2010 employment agreements on the overall compensation packages of our named executive officers (other than Mr. Blend, whose existing employment agreement will continue in effect), we determined that the 2010 employment agreements sufficiently address change in control and severance concerns and, accordingly, have provided that these agreements will supersede and replace in their entirety the named executive officers' existing employment agreements (including all existing severance and change in control protections contained therein) to avoid any potential duplication of benefits.

          Richard M. Rosenblatt, Charles S. Hilliard.    If either Mr. Rosenblatt's or Mr. Hilliard's employment is terminated by the Company without "cause," by the executive for "good reason" (each, as defined in the employment agreements) or by reason of the executive's death or disability, in any case, outside the context of a change in control, then, in addition to accrued amounts, the executive will be entitled to receive the following:

  •
  continuation payments totaling one (or, with respect to Mr. Rosenblatt, one-and-one-half) times the sum of (i) the executive's annual base salary then in effect and (ii) the annual bonus earned by the executive for the year preceding the termination date, payable over the 12-month (or, with respect to Mr. Rosenblatt, 18-month) period following the termination of employment;

  •
  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

  •
  Company-subsidized healthcare continuation coverage for the executive and his or her dependents for twelve (and with respect to Mr. Rosenblatt, eighteen) months after the termination date; and

  •
  with respect to Mr. Rosenblatt only, (i) on a termination without "cause" or for "good reason," full accelerated vesting of all compensatory equity awards other than his performance-based stock option and restricted stock awards, and (ii) on a termination due to death or disability, (A) full accelerated vesting of all compensatory equity awards other than his performance-based stock option and restricted stock awards and his 2010 IPO-related stock option awards, and (B) accelerated vesting of 20% of the shares underlying his 2010 IPO-related stock option awards.

          If the Company experiences a "change in control" (as defined in the 2010 Plan) and the executive remains employed with the Company (or its successor or an affiliate) through the six-month anniversary (or, with respect to Mr. Hilliard, the one-year anniversary) of the consummation of the change in control, the executive will be entitled to accelerated vesting of all outstanding equity awards held by the executive (except for any performance-based vesting equity awards held by the executive as of the effective date of the agreement) on such date.

          If the executive's employment is terminated by the Company without "cause," by the executive for "good reason" (each, as defined in the employment agreements) or by reason of the executive's death or disability, in any case, within ninety days prior to, on or within one year following a change in control of the Company, then in addition to accrued amounts (and in lieu of the severance described above), the executive will be entitled to receive the following:

  •
  a lump-sum payment in an amount equal to two times the sum of (i) the executive's annual base salary then in effect and (ii) the annual bonus earned by the executive for the calendar year preceding the termination date;

  •
  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonuses;

  •
  accelerated vesting of all outstanding equity awards held by the executive (except for any performance-based vesting equity awards held by the executive as of the effective date of the agreement, which shall be governed in accordance with the terms of the applicable equity award agreements) as of the termination date; and

  •
  Company-subsidized healthcare continuation coverage for the executive and his dependents for twenty-four months after the termination date.

          Each executive's right to receive the severance payments described above is subject to the executive's delivery of an effective general release of claims in favor of the Company. In the event that a change in control of the Company occurs within three (or, with respect to Mr. Rosenblatt, four) years following the date of the closing of this offering and an excise tax is imposed as a result of any payments made to either Mr. Rosenblatt or Mr. Hilliard in connection with such change in control, the Company will pay or reimburse to the affected executive an amount equal to such excise tax plus any taxes resulting from such payments. The right of these executives to receive gross-up payments will not apply to payments made in connection with any transaction occurring more than three (or, with respect to Mr. Rosenblatt, four) years after the effectiveness of the offering.

          Larry D. Fitzgibbon, Shawn J. Colo.    If either Mr. Fitzgibbon's or Mr. Colo's employment is terminated by the Company without "cause" (as defined in the 2010 Plan), by the executive for "good reason" (as defined in the employment agreements) in connection with a "change in control" (as defined in the 2010 Plan) or by reason of the executive's death or disability, in any case, then in addition to accrued amounts, the executive will be entitled to receive the following:

  •
  six months' continuation payments of the executive's annual base salary then in effect over the 6-month period following the termination of employment;

  •
  a lump-sum payment in an amount equal to any earned but unpaid prior-year bonus;

  •
  Company-subsidized healthcare continuation coverage for the executive and his or her dependents for six months after the termination date; and

  •
  if the executive's employment is terminated for any of the reasons set forth above within ninety days prior to, on or within one year following a change in control of the Company, accelerated vesting of all outstanding equity awards held by the executive as of the termination date.

          Each executive's right to receive the severance payments described above is subject to the executive's delivery of an effective general release of claims in favor of the Company.

Outstanding Equity Awards at 2009 Fiscal Year-End

          The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2009:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number Of Shares Of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested($)(1)
Richard M. Rosenblatt	June 9, 2009(2)	350,000	1,750,000	9.50	June 8, 2019	—	—
	February 24, 2009(3)	14,807	—	3.20	February 24, 2019	—	—
	April 19, 2007(4)	—	1,000,000	2.00	April 19, 2013	—	—
	April 19, 2007(5)	—	—	—	—	1,000,000	7,140,000
	April 18, 2006(6)	—	—	—	—	333,333	2,380,001
Charles S. Hilliard	June 9, 2009(2)	66,666	333,333	9.50	June 8, 2019	—	—
	February 24, 2009(3)	13,061	—	3.20	February 24, 2019	—	—
	June 1, 2007(4)	—	375,000	2.00	June 1, 2013	—	—
	June 1, 2007(7)	—	—	—	—	264,328	1,887,302
Larry D. Fitzgibbon	June 9, 2009(2)	20,833	104,167	9.50	June 8, 2019	—	—
	February 24, 2009(3)	11,845	—	3.20	February 24, 2019	—	—
	August 14, 2008(8)	20,833	41,667	5.70	August 14, 2018	—	—
	January 4, 2007(8)	36,458	13,542	1.88	January 4, 2017	—	—
	April 18, 2006(9)	—	—	—	—	16,667	119,002
Shawn J. Colo	June 9, 2009(2)	20,833	104,167	9.50	June 8, 2019	—	—
	February 24, 2009(3)	11,845	—	3.20	February 24, 2019	—	—
	April 18, 2006 (10)	—	—	—	—	131,250	937,125
Michael L. Blend	June 9, 2009(2)	12,500	62,500	9.50	June 8, 2019	—	—
	February 24, 2009(3)	7,051	—	3.20	February 24, 2019	—	—
	May 14, 2008(4)	—	250,000	4.70	May 14, 2013	—	—

(1)
The market value of shares of stock that have not vested is calculated based on the fair market value of our common stock as of December 31, 2009 ($7.14), as determined by our board of directors.

(2)
These options vested and continue to vest as to 1/48th of the shares subject to the options on each monthly anniversary of the vesting commencement date (April 1, 2009), subject to continued service with us through the applicable vesting date.

(3)
These options were 100% vested on the grant date.

(4)
In January 2010, the compensation committee amended these performance-based options which were granted to Messrs. Rosenblatt, Hilliard and Blend in 2007 and 2008. The shares underlying the amended performance-based stock option grants vest in full if the Company consummates an initial public offering of shares of our common stock and the average closing price per share of our common stock during any 30-day period following the offering equals or exceeds $20, subject to continued employment with us through such vesting date or, if the Company undergoes a change in control in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the one-year anniversary of the change in control (or, in the case of Mr. Rosenblatt, the six-month anniversary of a change in control).

(5)
In January 2010, the compensation committee amended this performance-based restricted stock award, which was granted to Mr. Rosenblatt in 2007. The restricted stock subject to this award will vest in full, and the restrictions thereon will lapse, if the Company consummates an initial public offering of shares of our common stock on or prior to the sixth anniversary of the grant date (April 19, 2007) and the average closing price per share of our common stock equals or exceeds $20 during any 30-day period following the closing of the offering and preceding the later of the sixth anniversary of the grant date and the first anniversary of the closing of the initial public offering, subject to continued employment with us through the vesting date or, if the Company undergoes a change in control on or prior to the sixth anniversary of the date of grant in which the consideration per share is at least $20 in cash or freely tradeable securities, subject to continued employment of the executive through the six-month anniversary of the change in control.

(6)
This restricted stock award vested as to 750,000 shares on the grant date and as to 83,333 shares on each monthly anniversary of the grant date thereafter, subject to continued service with us through the applicable vesting dates.

(7)
This restricted stock award (i) vested as to 63,802 shares on the grant date; (ii) vested and continues to vest as to 18,229 shares on each monthly anniversary of the commencement of the executive's employment, through February 1, 2011; and (iii) will vest with respect to the remaining 9,122 shares, on February 15, 2011, subject to continued service with us through the applicable vesting dates.

(8)
These options vested and continue to vest as to 25% of the shares subject to the option on the first anniversary of the grant date and 1/48th monthly over the three-year period thereafter, subject to continued service with us through the applicable vesting dates.

(9)
This restricted stock award vested as to 50,000 shares on the first anniversary of the grant date and as to 4,166 2/3 shares on each monthly anniversary of the grant date thereafter, subject to continued service with us through the applicable vesting dates.

(10)
This restricted stock award vested as to 393,750 shares on the first anniversary of the grant date and as to 32,812 shares on each monthly anniversary of the grant date thereafter, subject to continued service with us through the applicable vesting dates.

2009 Option Exercises and Stock Vested

          The following table summarizes vesting of stock applicable to our named executive officers during the year ended December 31, 2009. None of the named executive officers exercised any options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(1)
Richard M. Rosenblatt	1,000,000	5,383,333
Charles S. Hilliard	218,748	1,057,282
Larry D. Fitzgibbon	50,000	269,167
Shawn J. Colo	393,750	2,119,688
Michael L. Blend	—	—

(1)
Amounts shown are based on the fair market value of our common stock on the applicable vesting dates as determined by our board of directors.

Potential Payments Upon Termination or Change in Control

          Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment or a change in control. The employment agreements with Messrs. Rosenblatt, Hilliard, Colo and Fitzgibbon that provide for many of these benefits will, effective upon completion of the offering, be superseded by the terms of new employment agreements with each of those executives (the terms of which are described above under the caption "Post-IPO Employment Agreements"). The following discussion describes the payments and benefits to which our named executive officers would have become entitled pursuant to agreements in effect as of December 31, 2009, in accordance with applicable disclosure rules.

          Richard M. Rosenblatt.    If Mr. Rosenblatt had terminated his employment for "good reason," we had terminated his employment for any reason other than for "cause" (each as defined in his then-applicable employment letter) or Mr. Rosenblatt's employment had terminated due to his death or disability, in any case, on December 31, 2009, Mr. Rosenblatt would have been entitled to receive under his then applicable employment agreement, in addition to payment of accrued compensation and benefits through the date of termination and subject to his execution of a general waiver and release of claims, (i) continuation payments of his base salary for four months; (ii) continuation of Company-subsidized healthcare coverage for four months after the termination date; and (iii) accelerated vesting in full of all 333,333 then-unvested shares of restricted stock granted in connection with the execution of his then-applicable employment letter.

          Had a change in control of the Company occurred on December 31, 2009, the restricted stock award granted in connection with the execution of Mr. Rosenblatt's then-applicable employment letter would have vested in full upon the consummation of the change in control. Mr. Rosenblatt also would have been entitled to a gross-up payment in an amount equal to any excise taxes imposed as a result of any "excess parachute payments" made to Mr. Rosenblatt in connection with the change in control (in addition to any taxes resulting from such gross-up payment), as determined under Section 280G of the Internal Revenue Code.

          Charles S. Hilliard.    If Mr. Hilliard had terminated his employment for "good reason," we had terminated his employment for any reason other than for "cause" (each as defined in his then-applicable amended employment letter) or Mr. Hilliard's employment was terminated due to death or disability, in any case, on December 31, 2009, Mr. Hilliard would have been entitled to receive, under his then applicable employment agreement, in addition to payment of accrued compensation and benefits through the date of termination and subject to his execution of a general waiver and release of claims, (i) continuation payments of his base salary for four months; (ii) continuation of Company-paid healthcare coverage for four months after the termination date; and (iii) accelerated vesting of 218,750 unvested shares subject to the restricted stock award granted in connection with the execution of his then-applicable employment letter.

          Had a "change in control" (as defined in his then-applicable amended employment letter) of the Company occurred on December 31, 2009 and either (i) Mr. Hilliard remained employed by us (or our successor) through the six-month anniversary of the occurrence of such change in control; or (ii) Mr. Hilliard terminated his employment for "good reason" or the Company terminated Mr. Hilliard's employment without cause, in either case, at any time within six months before or after the change in control (including upon the change in control), the 264,328 shares of then-unvested restricted stock granted in connection with the execution of Mr. Hilliard's then-applicable employment letter would have vested in full upon such six month anniversary or earlier termination. Mr. Hilliard also would have been entitled to a gross-up payment in an amount equal to any excise taxes imposed as a result of any "excess parachute payments" made to Mr. Hilliard in connection with the change in control (in addition to any taxes resulting from such gross-up payment), as determined under Section 280G of the Internal Revenue Code.

          Larry D. Fitzgibbon.    If we had terminated Mr. Fitzgibbon's employment for any reason other than for "cause" (as defined in his then-applicable employment letter) on December 31, 2009, he would have been entitled to receive, under his then-applicable employment agreement, in addition to payment of accrued compensation and benefits through the date of termination and subject to his execution of a general waiver and release of claims, continuation payments of his base salary for four months.

          Had a change in control of the Company occurred on December 31, 2009 and either (i) Mr. Fitzgibbon remained employed by us through the six-month anniversary of the occurrence of such change in control; or (ii) we terminated Mr. Fitzgibbon's employment without cause at any time during the six-month period after the change in control (including upon the change in control), the

16,667 shares of then-unvested restricted stock granted in connection with the execution of Mr. Fitzgibbon's then-applicable employment letter would have vested in full upon such six-month anniversary or earlier termination.

          Shawn J. Colo.    If we had terminated Mr. Colo's employment for any reason other than for "cause" (as defined in his then-applicable employment letter) on December 31, 2009, he would have been entitled to receive, in addition to payment of accrued amounts and subject to his execution of a general waiver and release of claims, continuation payments of his base salary for four months.

          Had a change in control of the Company occurred on December 31, 2009 and either (i) Mr. Colo remained employed by us through the six-month anniversary of the occurrence of such change in control; or (ii) we terminated Mr. Colo's employment without cause at any time during the six-month period after the change in control (including upon the change in control), the 131,250 shares of then-unvested restricted stock granted in connection with the execution of Mr. Colo's then-applicable employment letter would have vested in full upon such six-month anniversary or earlier termination.

          Michael L. Blend.    If we had terminated Mr. Blend's employment for any reason other than for "cause" (as defined in his then-applicable employment letter) or we had required him to relocate his principal work outside of the San Francisco bay area without his consent, in either case, on December 31, 2009, he would have been entitled to receive, in addition to payment of accrued amounts and subject to his execution of a general waiver and release of claims, continuation payments of his base salary for four months.

Accelerated Vesting of Certain Additional Equity Awards

          Performance Options and Restricted Stock.    In addition to the compensation, accelerated vesting and benefits described above, assuming the occurrence, on or within specified periods around December 31, 2009, of either (A) an initial public offering of the Company's common stock attaining a volume weighted average price of $28 per share (for the option awards, $26 per share for Mr. Rosenblatt's restricted stock award only) over a pre-determined period or (B) (i) a liquidity event transaction (as defined in the applicable award agreements) consummated at a price of no less than $20 per share of Company common stock, and (ii) the termination of Mr. Rosenblatt's, Mr. Hilliard's and/or Mr. Blend's employment on December 31, 2009 by the executive with "good reason" (for Messrs. Rosenblatt and Hilliard only), by the Company without "cause" or due to the executive's death or disability, then Mr. Rosenblatt, Mr. Hilliard and Mr. Blend would have vested in option awards covering 1,000,000, 375,000 and 250,000 shares of our common stock, respectively, and Mr. Rosenblatt would have vested in 1,000,000 shares of restricted stock. These awards would also have vested subject to continued employment for one year following the consummation of a qualifying liquidity event. These award agreements were subsequently amended in 2010 to provide for different accelerated vesting terms going forward, as discussed above under the caption "Compensation Discussion and Analysis—Long-Term Equity Incentives."

          June 2009 Options.    In the event we undergo a change in control, the named executive officers' June 2009 stock option grants vest in full if the executive is terminated without cause (or, with respect to Messrs. Rosenblatt and Hilliard, terminated without cause or by the executive for good reason) within 90 days before the change in control (if such termination is in connection with the change in control) or within 380 days after the change in control or if the executive remains employed with us for a period of 380 days following the change in control. Going forward, in accordance with the 2010 employment agreements, Mr. Rosenblatt's June 2009 stock option will vest in full upon a qualifying termination of employment (not in connection with a change in control) or if he remains employed with us through the six-month anniversary of the change in control. Mr. Hilliard's 2010 employment agreement provides that his June 2009 stock option will vest in full if he remains employed with us through the one-year anniversary of the change in control. The June 2009 stock option grants made to our named executive officers are discussed under the caption "Compensation Discussion and Analysis—Long-term Equity Incentives."

          Fitzgibbon 2008 Option.    Upon Mr. Fitzgibbon's continued employment with the Company through the six-month anniversary of a change in control, the shares underlying the option will vest with respect to the greater of 25% of the shares subject to the option and 50% of the then-unvested shares subject to the option.

Summary of Potential Payments

          The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment, including in connection with a change in control, assuming that each named executive officer's termination of employment with the Company occurred on December 31, 2009 and, where relevant, that a change in control of the Company occurred on December 31, 2009 and satisfied any performance criteria applicable to equity vesting at the maximum level, as applicable. Amounts shown include benefits payable under the named executive officers' employment agreements in effect prior to this offering. Amounts shown in the table below do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

          The agreements with Messrs. Rosenblatt, Hilliard, Colo and Fitzgibbon will, effective upon completion of the offering, be superseded by the terms of new employment agreements with each of those executives which provide for different termination and change in control benefits not shown in the table below. The terms of the new employment agreements are described above under the caption "Post-IPO Employment Agreements".

Name	Benefit	Termination without Cause or for Good Reason($)		Termination due to death or Disability($)		Change in Control($)		Qualifying Termination or Event in Connection with a Qualifying Change in Control($)
Richard M. Rosenblatt	Severance(1)	105,000		105,000		—		105,000
	Value of Accelerated Restricted Stock Awards(2)	2,380,001	(6)	2,380,001	(6)	2,380,001	(6)	9,520,001	(7)
	Value of Accelerated Option Awards(3)	—		—		—		5,140,000	(8)
	Value of Continued Health Care Coverage Premiums(4)	3,333		3,333		—		3,333
	Excise tax gross up(5)	—		—		471,458		4,088,851

	Total	2,488,334		2,488,334		2,851,459		18,857,185

Charles S. Hilliard	Severance(1)	92,626		92,626		—		92,626
	Value of Accelerated Restricted Stock Awards(2)	1,561,875	(9)	1,561,875	(9)	—		1,887,302	(10)
	Value of Accelerated Option Awards(3)	—		—		—		1,927,500	(11)
	Value of Continued Health Care Coverage Premiums(4)	3,333		3,333		—		3,333
	Excise tax gross up(5)	—		—		—		378,178

	Total	1,657,834		1,657,834		—		4,288,939

Larry D. Fitzgibbon	Severance(1)	84,000		84,000		—		84,000
	Value of Accelerated Restricted Stock Awards(2)	—		—		—		119,002	(12)
	Value of Accelerated Option Awards(3)	—		—		—		148,751	(13)
	Value of Continued Health Care Coverage Premiums(4)	—		—		—		—

	Total	84,000		84,000		—		351,753

Shawn J. Colo	Severance(1)	84,000		84,000		—		84,000
	Value of Accelerated Restricted Stock Awards(2)	—		—		—		937,125	(14)
	Value of Accelerated Option Awards(3)	—		—		—
	Value of Continued Health Care Coverage Premiums(4)	—		—		—		—

	Total	84,000		84,000		—		1,021,125

Michael L. Blend	Severance(1)	50,000		50,000		—		50,000
	Value of Accelerated Restricted Stock Awards(2)	—		—		—		—
	Value of Accelerated Option Awards(3)	—		—		—		610,000	(15)
	Value of Continued Health Care Coverage Premiums(4)	—		—		—		—

	Total	50,000		50,000		—		660,000

(1)
Represents continuation of salary payments for the payout period provided under each named executive officer's pre-IPO employment agreement.

(2)
Represents the aggregate value of the executive's unvested restricted stock that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the fair market value of our common stock ($7.14) on December 31, 2009, as determined by our board of directors.

(3)
Represents the aggregate value of the executive's unvested stock options that would have vested on an accelerated basis, determined by multiplying the number of accelerating option shares by the fair market value of our common stock ($7.14) on December 31, 2009, as determined by our board of directors, and subtracting the applicable exercise prices.

(4)
Represents the cost of Company-subsidized continued benefits for the payout period provided under each named executive officer's pre-IPO employment agreement, based on our current costs to provide such coverage.

(5)
Represents, in the case of Messrs. Rosenblatt and Hilliard, additional tax-gross up payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the benefits provided. The assumptions used to calculate the excise tax gross-up include the following: an excise tax rate of 20%, a federal tax rate of 35%, California state tax rate of 9.55% and a Medicare tax rate of 1.45%.

(6)
Represents the value attributable to 333,333 unvested shares subject to Mr. Rosenblatt's April 2006 restricted stock award.

(7)
Represents the value of attributable to (i) 333,333 unvested shares subject to Mr. Rosenblatt's April 2006 restricted stock award and (ii) 1,000,000 shares subject to Mr. Rosenblatt's 2007 performance restricted stock award.

(8)
Represents the value attributable to 1,000,000 unvested shares underlying Mr. Rosenblatt's performance option award.

(9)
Represents the value attributable to 218,750 unvested shares subject to Mr. Hilliard's June 2007 restricted stock award.

(10)
Represents the value attributable to 264,328 unvested shares subject to Mr. Hilliard's June 2007 restricted stock award.

(11)
Represents the value attributable to 375,000 unvested shares underlying Mr. Hilliard's performance option.

(12)
Represents the value attributable to 16,667 unvested shares subject to Mr. Fitzgibbon's April 2006 restricted stock award.

(13)
Represents the value attributable to 50% of the 41,667 unvested shares underlying Mr. Fitzgibbon's August 2008 stock option award, subject to Mr. Fitzgibbon's continued employment with the company through the six-month anniversary following the change in control.

(14)
Represents the value attributable up to 131,250 unvested shares subject to Mr. Colo's April 2006 restricted stock award.

(15)
Represents the value attributable to 250,000 unvested shares underlying Mr. Blend's performance option award.

2009 Director Compensation

          None of our non-employee independent directors received compensation or incentives during the year ended December 31, 2009. Members of our board of directors are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management. Mr. James R. Quandt held 30,000 options as of December 31, 2009. None of our non-employee directors, other than Mr. Quandt, held any stock options or unvested stock awards as of December 31, 2009. We intend to establish a compensation program for our non-employee directors.

Equity Incentive Plans

2006 Equity Incentive Plan

          In April 2006 we adopted, and on June 26, 2008 we amended and restated, the 2006 Plan for the benefit of members of our board of directors, our employees and consultants and our subsidiaries. As a result of our adoption of the 2010 Plan (discussed below), we will not make any further awards under the 2006 Plan. The material terms of the 2006 Plan are summarized below.

          Eligibility and Administration.    Our employees, directors and consultants are eligible to receive grants of stock options and stock purchase rights under the 2006 Plan. The 2006 Plan has been administered by our board of directors and compensation committee, which has delegated to our chief executive officer and chief financial officer authority to make certain grants of awards to non-executive employees. Our board may also delegate its administrative powers to the compensation committee and/or to other subcommittees of the board (referred to collectively as the plan administrator). After the closing of this offering, certain limitations as to the composition of the plan administrator may be imposed under Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Our board of directors administers the 2006 Plan with respect to awards to independent directors. The plan administrator has broad authority to make determinations and interpretations under, prescribe forms for use with, and adopt rules for the administration of, the 2006 Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2006 Plan, including any vesting and acceleration conditions.

          Limitation on Awards and Shares Available.    The aggregate number of shares of our common stock that is authorized pursuant to the 2006 Plan is 27,500,000, which shares may be authorized but unissued shares, or represent shares underlying forfeited awards. Shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award granted under the 2006 Plan, shares subject to an award that is granted under the 2006 Plan that is forfeited or expires and shares of restricted stock that are repurchased by us at their original purchase price may be used again for new grants under the 2006 Plan.

          Awards.    The 2006 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, and stock purchase rights. Awards under the 2006 Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards are generally settled in shares of our common stock. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Internal Revenue Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. A stock option may provide for "early exercise" prior to vesting in exchange for shares of restricted shares that vest on the option's vesting schedule.

  •
  Stock Purchase Rights.  Stock purchase rights represent rights to acquire restricted stock, which is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Conditions applicable to stock purchase rights may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

          Certain Transactions.    The plan administrator has broad discretion to equitably adjust the provisions of the 2006 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, consolidations, reorganizations, asset sales and other corporate transactions. In the event of a change in control of the Company (as defined in the 2006 Plan), the surviving entity may assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then (i) options and stock purchase rights held by service providers whose service with the Company has not terminated prior to the change in control will vest in full, and all restrictions thereon will lapse, and such awards will be made exercisable not later than immediately prior to the closing of the transaction, and any options or stock purchase rights not exercised prior to the closing of the transaction will terminate and (ii) any other options or stock purchase rights outstanding under the 2006 Plan will be terminated if not exercised prior to the change in control. Individual award agreements may provide for additional accelerated vesting and payment provisions.

          Foreign Participants, Transferability and Participant Payments.    The plan administrator may modify award terms, establish supplements, amendments or alternative versions of the 2006 Plan and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for gifts or domestic relations orders, guardians or executors of the participant's estate upon the participant's death or disability, in connection with certain acquisitions or a change in control and transfers to the Company, awards under the 2006 Plan are generally non-transferable prior to exercise or delivery and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2006 Plan, as applicable, the plan administrator may, in its discretion, accept cash or check, a full recourse promissory note, shares of our common stock that meet specified conditions, other property that constitutes good and valuable consideration, a "market sell order" or any combination thereof.

          Plan Amendment and Termination.    Our board of directors may amend or terminate the 2006 Plan at any time; however, (i) no amendment or termination may adversely affect an outstanding award without the affected participant's consent, and (ii) except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2006 Plan or extends the term of the 2006 Plan. No award may be granted pursuant to the 2006 Plan after June 26, 2018, however, we ceased granting awards under the 2006 Plan upon effectiveness of the 2010 Plan.

2010 Incentive Award Plan

          In August 2010 we adopted, and our stockholders approved, the 2010 Plan under which we expect to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2010 Plan are summarized below.

          Eligibility and Administration.    Our employees, consultants and directors are eligible to receive awards under the 2010 Plan. The 2010 Plan is administered by our compensation committee, which may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. Our board of directors administers the 2010 Plan with respect to awards to non-employee directors. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2010 Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2010 Plan, including any vesting and vesting acceleration conditions.

          Limitation on Awards and Shares Available.    The aggregate number of shares of our common stock that are available for issuance under awards granted pursuant to the 2010 Plan is equal to the sum of 15,500,000 shares, (ii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason and (iii) an annual increase in shares on the first day of each year beginning in 2011 and ending in 2020. The annual increase will be equal to the lesser of (A) 6,000,000 shares, (B) 5% of our common stock outstanding on the last day of the prior year or (C) such smaller number of shares as may be determined by the Board. Upon effectiveness of the 2010 Plan, no additional awards will be granted under the 2006 Plan. Shares granted under the 2010 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. Shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award granted under the 2010 Plan, and shares subject to an award that is granted under the 2010 Plan that is forfeited, expires or is settled for cash, may be used again for new grants under the 2010 Plan. However, the following shares may not be used again for grant under the 2010 Plan: (i) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the

SAR on its exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

          Awards granted under the 2010 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2010 Plan. After a transition period that may apply following the effective date of the offering, the maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2010 Plan during any calendar year is 5,000,000 and the maximum amount that may be paid in cash pursuant to the 2010 Plan to any one participant during any calendar year period is ten million dollars ($10,000,000).

          Awards.    The 2010 Plan provides for the grant of stock options, including ISOs and NSOs, restricted stock, dividend equivalents, stock payments, RSUs, performance shares, other incentive awards, SARs and cash awards. Certain awards under the 2010 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2010 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

  •
  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

  •
  Stock Appreciation Rights.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

  •
  Restricted Stock, Deferred Stock, RSUs and Performance Shares.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

  •
  Stock Payments, Other Incentive Awards and Cash Awards.  Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

  •
  Dividend Equivalents.  Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards granted under the 2010 Plan unless and until such awards have vested.

          Performance Awards.    Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to constitute "qualified performance-based compensation," or QPBC, within the meaning of Section 162(m) of the Internal Revenue Code, in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

          Section 162(m) of the Internal Revenue Code imposes a $1,000,000 cap on the compensation deduction that we may take in respect of compensation paid to our "covered employees" (which should include our chief executive officer and our next three most highly compensated employees other than our chief financial officer), but excludes from the calculation of amounts subject to this limitation any amounts that constitute QPBC. We do not expect Section 162(m) of the Internal Revenue Code to apply to awards under the 2010 Plan until the earliest to occur of our annual shareholders' meeting in 2014, a material modification of the 2010 Plan or exhaustion of the share supply under the 2010 Plan. However, QPBC performance criteria may be used with respect to performance awards that are not intended to constitute QPBC.

          In order to constitute QPBC under Section 162(m) of the Internal Revenue Code, in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our compensation committee and linked to stockholder-approved performance criteria. For purposes of the 2010 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders' equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms for us or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2010 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

          Certain Transactions.    The plan administrator has broad discretion to equitably adjust the provisions of the 2010 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as "equity restructurings," the plan administrator will make equitable adjustments to the 2010 Plan and outstanding awards. In the event of a change in control of the Company (as defined in the 2010 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

          Foreign Participants, Transferability, Repricing and Participant Payments.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2010 Plan are generally non-transferable prior to vesting and are exercisable only by the participant. Subject to applicable limitations of the Internal Revenue Code, the plan administrator may increase or reduce the applicable price per share of an award, or cancel and replace an award with another award. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2010 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a "market sell order" or such other consideration as it deems suitable.

          Plan Amendment and Termination.    Our board of directors may amend or terminate the 2010 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2010 Plan or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. After the tenth anniversary of the date on which we adopt the 2010 Plan, no automatic annual increases to the 2010 Plan's share limit will occur and no incentive stock options may be granted; however, the 2010 Plan does not have a specified expiration and will otherwise continue in effect until terminated by the Company.

2010 Employee Stock Purchase Plan

          In September 2010, we adopted, and in October 2010 our stockholders approved, an employee stock purchase plan, or the ESPP. The purpose of the ESPP is to assist our employees in acquiring stock ownership in the Company and to encourage our employees to remain employed with us. The material terms of the ESPP are described below. We expect to adopt an initial offering period under the ESPP after the effectiveness of this offering that will establish the terms and conditions pursuant to which participants in the ESPP will be able to purchase shares of our common stock, as described below. Because the initial offering period has not yet been adopted, its terms and conditions are subject to change prior to its adoption.

          Administration.    The ESPP is administered by the compensation committee, which has broad authority to construe the ESPP and to make determinations with respect to the terms and conditions of each offering period under the ESPP, awards, eligible participants, designated subsidiaries and other matters pertaining to plan administration.

          Common Stock Reserved for Issuance under the ESPP.    An aggregate of 10,000,000 shares of our common stock are authorized for grant under the ESPP. The common stock made available for sale under the ESPP may be unissued shares, treasury shares or shares reacquired in private transactions or open market purchases. In computing the number of shares of common stock available for grant, shares relating to options which terminate prior to exercise will be available for future grants of options.

          Participating Subsidiaries and Sub-plans.    The plan administrator may designate certain of our subsidiaries as participating subsidiaries in the ESPP and may change these designations from time to time. The following subsidiary has been designated to participate in the ESPP for the initial offering under the ESPP (and thereafter unless changed by the plan administrator): Pluck UK Limited. The plan administrator may also adopt sub-plans in order to ensure that the terms of the ESPP, as applicable to any non-U.S. participating subsidiaries, comply with applicable foreign laws.

          Eligible Employees.    Our employees and those of our participating subsidiaries are generally eligible to participate in the ESPP, though employees who own 5% or more of the total combined voting power or value of all classes of our stock or the stock of one of our subsidiaries are not allowed to participate in the ESPP. Under applicable tax rules, the plan administrator may also exclude certain categories of employees from participation in the ESPP. For the initial offering period (and thereafter unless changed by the plan administrator), we expect that any employee who has been employed by us or a participating subsidiary for less than thirty calendar days will be excluded from participation in offerings under the ESPP until the employee satisfies this thirty-day employment requirement.

          Participation.    Eligible employees may generally elect to contribute and apply to the purchase of shares of our common stock up to 50% of their base pay and commissions during an offering period under the terms of the ESPP (though the plan administrator may set a lower maximum percentage under the initial or any subsequent offering period). Options granted under the ESPP are exercisable on specified exercise dates only through funds accumulated by an employee through payroll deductions made during the applicable offering period, and any such funds that are not used to purchase shares (other than a balance that is sufficient only to purchase a fractional share) are returned to participants within thirty days after the end of the offering period. Participants may not accrue the right to purchase stock under the ESPP (or any other tax-qualified stock purchase plan) with a fair market value exceeding $25,000 in any calendar year. In addition, we expect that the plan administrator will provide for the initial offering period (and thereafter unless changed by the plan administrator) that participants may not purchase more than 10,000 shares of our common stock individually, or more than 2,000,000 shares of our common stock in the aggregate, during any offering period. Participation in the ESPP is voluntary.

          Offering Periods.    Under the ESPP, employees are offered the option to purchase discounted shares of our common stock during offering periods designated by the plan administrator. The plan administrator may designate varying offering periods (including offering periods that overlap). We expect the initial offering period will commence after the date on which this registration statement becomes effective, will end in February 2013 and will be comprised of four purchase periods. Thereafter, we expect that offering periods under the ESPP generally will span two years and will be comprised of four semiannual purchase periods, unless otherwise designated by the plan administrator in the future. Under the terms of the initial offering period (and thereafter unless changed by the plan administrator), if the price of a share of our common stock declines over the period beginning with the start date of the offering period and ending on the last date of any purchase period during such offering period, we expect that the offering period will terminate on the last day of such purchase period with a new offering period commencing on the next trading day.

          Share Purchase.    Shares are purchased on the applicable exercise date(s), as designated by the plan administrator for each offering period. We expect that the exercise date(s) for the initial offering period (and thereafter unless changed by the plan administrator) will be the last trading day of each of the four (or fewer) purchase periods occurring during the offering period. The option purchase price will be 85% of the closing price of our common stock on either the grant date or the exercise date, whichever is lower, as reported on the New York Stock Exchange. The grant date generally will be the date on which the participant's participation in the offering period commences. Unless a participant has previously canceled his or her participation in the ESPP, an amount equal to the amount credited to his or her ESPP account will be used to purchase the maximum number of whole shares of our common stock that can be purchased based on the amount credited to such participant's account on the exercise date and subject to individual and aggregate share limitations under the applicable offering period established by the plan administrator. No fractional shares will be issued.

          A participant may cancel his or her payroll deduction authorization no later than fifteen calendar days prior to the end of any offering period (or later, if permitted by the plan administrator). Upon cancellation, the participant may elect either to withdraw all of the funds then credited to his or her ESPP account and withdraw from the ESPP or have the balance of his or her account applied to the purchase of whole shares of common stock that can be purchased for the offering period in which his or her cancellation is effective (with any remaining ESPP account balance returned to the participant).

          Termination of Employment and Transferability.    If a participant dies during an offering period, the participant's estate or beneficiary may elect to use amounts credited to the participant's account to purchase shares at the end of the relevant offering period or may elect to have such amounts returned to the estate or beneficiary. If a participant's employment is terminated for any reason other than death during an offering period, any amounts credited to the participant's ESPP account will be returned to the participant.

          Options granted under the ESPP are generally not transferable and are exercisable only by the participant.

          Adjustments.    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our stock or the share price of our stock, the plan administrator has broad discretion to equitably adjust awards under the ESPP to prevent the dilution or enlargement of benefits under outstanding awards as a result of such transaction.

          Insufficient Shares.    If the total number of shares of common stock which are to be purchased under outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the ESPP, the plan administrator will make a pro rata allocation of the available shares on a uniform and equitable basis, and unless additional shares are authorized under the ESPP, no further offering periods will take place. In this event, excess payroll deductions will be refunded to participants.

          Amendment or Termination of the ESPP.    The plan administrator has the right to amend, suspend, or terminate the ESPP at any time and from time to time to the extent that it deems advisable. However, absent the approval of our shareholders, the plan administrator may not amend the ESPP (1) to increase the maximum number of shares that may be purchased under the ESPP or (2) in any manner that would cause the ESPP to no longer be an "employee stock purchase plan" within the meaning of Code Section 423. Unless terminated earlier by the plan administrator, the ESPP will terminate automatically on September 27, 2020. No further offerings will take place once all shares of common stock available for purchase thereunder have been purchased unless shareholders approve an amendment authorizing new shares under the ESPP.

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information as of December 31, 2009 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by stockholders(1)	11,770,403	$4.88	2,228,323
Equity compensation plans not approved by stockholders	—	—	—

Total	11,770,403	$4.88	2,228,323

(1)
Consists of the Demand Media, Inc. 2006 Equity Incentive Plan.

(2)
In August 2010, we adopted the 2010 Incentive Award Plan. The number of securities available for issuance under the 2010 Plan is equal to the sum of 15,500,000 shares, (ii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason and (iii) an annual increase in shares on the first day of each year beginning in 2011 and ending in 2020. The annual increase will be equal to the lesser of (A) 6,000,000 shares, (B) 5% of our common stock outstanding on the last day of the prior year or (C) such smaller number of shares as may be determined by the Board.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          In addition to the director and executive officer compensation arrangements discussed above under "Executive Compensation," the following is a description of transactions since January 1, 2007, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Stockholders' Agreement

          We are party to a stockholders' agreement which provides that holders of our convertible preferred stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights." The stockholders' agreement also contains agreements among the parties with respect to the election of our directors and restrictions on the issuance or transfer of shares, including certain corporate governance provisions. Each of our current directors was nominated and elected pursuant to the terms of the stockholders agreement. The provisions of the stockholders' agreement relating to the nomination and election of directors will terminate upon completion of this offering, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until their successors are duly elected by holders of our common stock.

Indemnification Agreements

          We have entered, or will enter, into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management—Indemnification of Directors and Officers and Limitations on Liability."

Participation in this Offering

          Peter Guber, a member of our board of directors, may purchase up to            shares of our common stock in this offering, based upon an assumed initial offering price of $            per share, which is the mid-point of the range set forth on the cover of this prospectus. As of September 30, 2010, Mr. Guber beneficially owned            % of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock). If Mr. Guber purchases all             shares, the number of shares beneficially owned by Mr. Guber will increase to            shares, and the percentage of common stock beneficially owned after this offering will be approximately            %. In addition, the number of shares beneficially owned by all directors and executive officers as a group will increase to            , and the percentage of common stock beneficially owned after this offering will be approximately            %.

Shares Sold and Purchased by Insiders

Issuance of Series D Preferred Stock and Series D-1 Preferred Stock

          On September 10, 2007, we issued a total of 16,666,667 shares of Convertible Series D Preferred Stock, for $6.00 per share, pursuant to a stock purchase agreement. Purchasers of the Series D Preferred Stock include Oak Investment Partners, which holds more than 5% of our outstanding capital stock and whose representative, Fredric W. Harman, is a member of our board of directors, the Spectrum Funds, which hold more than 5% of our outstanding capital stock and whose representative, Victor E. Parker, is a member of our board of directors, and Goldman Sachs Investment Partners Master Fund, L.P., an affiliate of Goldman, Sachs & Co., the co-lead underwriter for this offering which holds more than 5% of our outstanding capital stock and whose representative, Gaurav Bhandari, is a member of our board of directors. In March 2008, we issued to Goldman, Sachs & Co. 2,683,334 shares of Convertible Series D Preferred Stock, for $6.00 per share. Also, in March 2008, we issued to Goldman Sachs Investment Partners Master Fund, L.P., which is affiliated with Goldman, Sachs & Co., and to Oak Investment Partners XII, L.P. an aggregate 3,150,000 shares of Convertible Series D-1 Preferred Stock, at $6.00 per share. The rights, preferences and privileges of our Series D Preferred Stock and Series D-1 Preferred Stock are identical except that shares of Series D-1 Preferred Stock did not have any voting rights. Each share of Series D-1 Preferred Stock automatically converted into a share of Series D Preferred Stock in May 2008 following the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The following table summarizes the number of Series D Preferred Stock and Series D-1 Preferred Stock sold to the above-listed investors:

Name	Number of Shares of Series D Preferred Stock	Number of Shares of Series D-1 Preferred Stock
Oak Investment Partners(1)	5,000,000	1,666,667
Spectrum Equity Investors V, L.P.(2)	833,333	—
Goldman, Sachs & Co.(3)	7,500,000	4,166,667

(1)
Includes 3,333,333 shares of Series D Preferred Stock issued to Oak Investment Partners XII, L.P. and 1,666,667 shares of Series D Preferred Stock issued to Oak Investment Partners XI, L.P. Includes 1,666,667 shares of Series D-1 Preferred Stock issued to Oak Investment Partners XII, L.P.

(2)
Includes 829,166 shares of Series D Preferred Stock issued to Spectrum Equity Investors V, L.P. and 4,167 shares issued to Spectrum V Investment Managers' Fund, L.P.

(3)
Includes 7,500,000 shares of Series D Preferred Stock issued to Goldman, Sachs & Co. that are now held by Goldman Sachs Investment Partners Master Fund, L.P., an affiliate of Goldman, Sachs & Co. Includes 4,166,667 shares of Series D-1 Preferred Stock issued to Goldman Sachs Investment Partners Master Fund, L.P.

          Pursuant to our amended and restated certificate of incorporation, each share of Convertible Series D Preferred Stock automatically converts to common stock on a two-to-one basis, subject to adjustments for stock splits, dilutive issuances and similar events, upon the Company's initial underwritten public offering resulting in gross proceeds to the Company and/or selling stockholders of not less than $100 million with a per share offering price to the public of not less than $11.553. If shares of Convertible Series D Preferred Stock are automatically converted into common stock and the offering price is less than the greater of (i) $15.00 per share of common stock and (ii) the lesser of (A) $18.00 per share of common stock and (B) an amount equal to two times the sum of (1) the Convertible Series D Preferred Stock original purchase price and (2) the amount of accrued but unpaid Convertible Series D Preferred Stock dividends, if any, each share of Convertible Series D Preferred Stock will be converted into shares of common stock having a value equal to the greater of (y) $7.50 per share of Convertible Series D Preferred Stock, and (z) the Convertible Series D Preferred Stock original purchase price plus accrued and unpaid Convertible Series D Preferred Stock dividends, if any; provided further, that if the amount provided in clause (y) is greater than the amount provided in clause (z), the number of the shares of common stock received upon conversion will be reduced to the extent necessary, but in no event to an amount less than the amount provided in clause (z), for the Convertible Series D Preferred Stock internal rate of return to be equal to (but not to exceed) the Convertible Series C Preferred Stock internal rate of return. The current Convertible Series D Preferred Stock conversion price is $12.00, subject to adjustments provided therein. The shares of Convertible Series D Preferred Stock accrue dividends cumulatively, whether or not declared, at a rate of 9% per annum and are compounded quarterly on the last day of March, June, September and December. As of September 30, 2010, an initial public offering price below $15.82 per share would result in an increase in the conversion ratio of our Convertible Series D Preferred Stock in accordance with the immediately preceding adjustment equation.

          We have granted stock options to our executive officers and certain of our directors. For a description of these options, see the "Executive Compensation—Grants of Plan-Based Awards in 2009" table above.

Other Transactions

          Our Chief Executive Officer served as the Chairman of the board of iCrossing, Inc., or iCrossing, until 2010, which provided approximately $15,000, $10,000 and $94,000 in marketing services to us during the years ended December 31, 2009 and 2008 and the nine-month period ended December 31, 2007, respectively. Four of our shareholders were also investors in iCrossing. iCrossing was acquired by the Hearst Corporation in June 2010.

          Messrs. Rosenblatt, Quandt, and Harman are all directors of The FRS Company, a developer and distributor of FRS Health Energy products and one of our media clients, and Mr. Quandt serves as its non-executive chairman. The FRS Company has an agreement under which it has agreed to pay us advertising fees related to ads principally placed on LIVESTRONG.com. The FRS Company paid approximately $124,000, $47,000 and $0 in ad sale fees to us during the years ended December 31, 2009 and 2008 and for the nine month period ended December 31, 2007, respectively. In addition, The FRS Company paid approximately $99,000 in ad sale fees to us during the nine month period ended September 30, 2010. In addition, in April 2008, we entered into a Pluck service agreement with The FRS Company. This agreement expired in October 2009. Pursuant to this agreement, The FRS Company paid approximately $27,000 and $40,000 in fees to us during the years ended December 31, 2009 and 2008, respectively. In August 2010, The FRS Company entered into another agreement with us under which it has agreed to pay us approximately $112,728 in advertising fees for a campaign to place ads on LIVESTRONG.com from August 17, 2010 to March 31, 2011. As of September 30, 2010, our receivable balance due from The FRS Company was $48,000. In September 2010, we entered into a Content Channels Agreement with The FRS Company to deploy our content on The FRS Company's website for a flat monthly content licensing fee of $45,000 payable following the launch date of the content channel to the public and continuing through the first anniversary of the launch date unless otherwise terminated as provided in the agreement.

          In December 2007, we waived our rights under a $350,000 promissory note owed to us by Focalex, Inc. in exchange for a one-time payment of $50,000 due to the risk that Focalex, Inc. would not be able to continue operations and repay the Focalex note. The Focalex note was issued to us as consideration to our transfer of the capital stock of Focalex, Inc. to Seed Capital. The principal equityholder of Seed Capital (and indirectly of Focalex, Inc.) was our Chief Executive Officer's brother-in-law.

          In March 2008 and in connection with the acquisition of Pluck, we issued an unsecured promissory note on part of the purchase, including an approximately $899,000 unsecured promissory note to David Panos, a former Pluck shareholder, who is currently our Chief Marketing Officer. The approximately $899,000 unsecured promissory note bore interest at 7% annually, matured and was repaid on April 3, 2009.

          In December 2008, we entered into a Content Order agreement with U.S. Auto Parts Network, Inc., or U.S. Auto Parts. Oak Investment Partners XI, L.P., which holds more than 10% of our outstanding stock, owns approximately 29% of U.S. Auto Parts' shares. In addition, Fredric W. Harman, the General Partner of Oak Investment Partners and one of our directors, serves on the board of directors of U.S. Auto Parts. Under the terms of the agreement, we agreed to sell 400 units of automotive-related video content to U.S. Auto Parts for a purchase price of $100,000. In May 2009, we amended U.S. Auto Parts' agreement and we agreed to sell additional automotive repair videos to U.S. Auto Parts for $35,000, totaling $135,000 in the aggregate.

          Jeffrey Quandt, the son of James R. Quandt who is one of our directors, is an employee of the Company and earned compensation of approximately $150,000 in 2009, inclusive of salary, commissions, value and equity awards and other benefits.

          In May 2009, we entered into a Master Relationship Agreement with Mom, Inc., or Modern Mom, a Delaware corporation that is co-owned and operated by the wife of our Chairman and Chief Executive Officer. Under the terms of the Master Relationship Agreement, we entered into various services and product agreements (which we refer to as the Modern Mom Agreements) in exchange for certain services, promotions and endorsements from Modern Mom. Terms of the Modern Mom Agreements included, but were not limited to, providing Modern Mom with dedicated office space, limited resources, set-up and hosting services of our social media applications and a perpetual right to display certain content on the Modern Mom website. In consideration of our obligations under the Modern Mom Agreements, Modern Mom agreed to provide us with certain promotional and branding services, and $57,000 to acquire certain content from us. The term of the Master Relationship Agreement was two years from the effective date (unless specified otherwise). As of December 31, 2009, we received our $57,000 fee, as well as certain promotional and branding services from Modern Mom.

          In September 2009, we entered into a Media and Advertising Agreement with Modern Mom. Under the terms of the Media and Advertising Agreement, Modern Mom appointed us as Modern Mom's nonexclusive sales agent to sell advertising on Modern Mom's website, www.modernmom.com, in exchange for commissions equal to 35% of the related advertisements that we sell, bill and collect on behalf of Modern Mom. Through December 31, 2009, there were no advertisements sold by us on behalf of Modern Mom. The amount of advertisements sold by the Company during the nine-month period ended September 30, 2010 was not significant.

          In March 2010, we agreed to provide Modern Mom with 10,000 units of textual articles, to be displayed on the Modern Mom website, for an aggregate fee of up to $500,000. As of September 30, 2010, approximately three thousand articles have been delivered to Modern Mom and we have recognized revenue of approximately $144,000 in the nine month period ended September 30, 2010 and held a receivable balance of approximately $21,000 at September 30, 2010.

          One of our board members, who became a director in April 2010, was the Senior Vice President and General Manager of Omniture, Inc, which provided approximately $210,000 in online marketing services to us during the nine month period ended September 30, 2010 and no amount was outstanding as of that date.

Policies and Procedures for Related Party Transactions

          Our board of directors intends to adopt a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy will cover related party transactions in which the amount involved exceeds $100,000, the policy will state that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our board of directors intends to set the $100,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000.

          Pursuant to this policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions will be pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party's interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

          All related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures described above. However, these transactions were reviewed and approved by our board of directors and some were approved by the audit committee, or, for those transactions in which one or more of our directors was an interested party, by a majority of disinterested directors.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2010 for:

  •
  each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  the selling stockholders.

          Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

          Applicable percentage ownership is based on                  shares of common stock outstanding at September 30, 2010, after giving effect to a 1-for-2 reverse stock split of our common stock and a corresponding adjustment to the conversion price of all outstanding convertible preferred stock and the conversion of all outstanding shares of our convertible preferred stock into common stock effective immediately prior to the closing of this offering. For purposes of the table below, we have assumed that                  shares of common stock will be outstanding upon completion of this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of September 30, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

          Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Demand Media, Inc., 1299 Ocean Avenue, Suite 500, Santa Monica, California 90401.

	Shares Beneficially Owned(1)			Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
	Prior to the Offering	Shares Being Offered	Shares Subject To Over- allotment Option	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**	Prior to the Offering	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**
Greater Than 5% Stockholders and Selling Stockholders:
Entities affiliated with Oak Investment Partners(2)	22,475,875	—	—	22,475,875	22,475,875
Entities affiliated with Spectrum Equity(3)	15,391,892	819,542	122,931	14,572,350	14,449,419
Entities affiliated with W Capital Partners(4)	7,647,119	407,170	61,076	7,239,949	7,178,873
Entities affiliated with Goldman, Sachs & Co.(5)	5,833,333	—	—	5,833,333	5,833,333

	Shares Beneficially Owned(1)			Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
	Prior to the Offering	Shares Being Offered	Shares Subject To Over- allotment Option	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**	Prior to the Offering	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**
Entities affiliated with Generation Partners(6)	4,000,000	—	—	4,000,000	4,000,000
Directors and Named Executive Officers:
Richard M. Rosenblatt(7)	6,649,807	664,981	99,747	5,984,826	5,885,079
Charles S. Hilliard(8)	1,458,894	145,890	21,883	1,313,004	1,291,121
Shawn J. Colo(9)	1,478,824	147,883	22,182	1,330,942	1,308,760
Larry D. Fitzgibbon(10)	314,397	31,440	4,716	282,957	278,241
Michael L. Blend(11)	1,074,875	107,488	16,123	967,388	951,265
Fredric W. Harman(12)	22,475,875	—	—	22,475,875	22,475,875
Victor E. Parker(13)	15,391,893	—	—	15,391,893	15,391,893
Gaurav Bhandari(14)	5,833,333	—	—	5,833,333	5,833,333
John A. Hawkins(15)	4,000,000	—	—	4,000,000	4,000,000
James R. Quandt(16)	47,916	—	—	47,916	47,916
Peter Guber(17)(18)	28,977	—	—	28,977	28,977
Joshua G. James(19)	28,977	—	—	38,977	38,977
Directors and Executive Officers as a Group (15 persons)(18)(20)	59,210,490	1,937,267	290,589	57,033,223	56,742,634
Other Selling Stockholders:
Brett Brewer	26,667	1,419	213	25,248	25,035
Byron W. Reese(21)	106,438	10,644	1,597	95,794	94,197
Capital Sport & Entertainment(22)	93,750	4,991	749	88,759	88,010
Clifford J. Monlux	8,207	437	65	7,770	7,705
Courtney S. Montpas(23)	345,312	34,531	5,180	310,781	305,601
David E. Panos(24)	118,909	11,891	1,784	107,018	105,234
Domain Holdings(25)	748,000	39,826	5,974	708,174	702,200
Echo Capital Growth Corp(26)	126,750	6,749	1,012	120,001	118,989
Florence Stahura 2007 Grantor Retained Annuity Trust(27)	531,249	28,285	4,243	502,964	498,721
Harvest Growth Capital LLC(28)	173,334	9,229	1,384	164,105	162,721
James Johanningsmeier(29)	92,233	4,910	737	87,323	86,586
James L. Beaver 2007 Grantor Retained Annuity Trust(30)	568,750	30,283	4,542	538,467	533,925
Jay B. Langer	26,666	1,419	213	25,247	25,034
Jeffrey & Jill Herzog Revocable Trust(31)	26,666	1,419	213	25,247	25,034
Jim Beaver	1,078,567	57,427	8,614	1,021,140	1,012,526
Joe Gorup	44,754	2,383	357	42,371	42,014
Joey Perez(32)	494,658	49,466	7,420	445,192	437,772
John L. Kane	237,181	12,628	1,894	224,553	222,659
Kelsie W. Greear	24,515	1,305	196	23,210	23,014

	Shares Beneficially Owned(1)			Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
	Prior to the Offering	Shares Being Offered	Shares Subject To Over- allotment Option	After the Offering	After the Offering (Over- allotment Option Exercised in Full)**	Prior to the Offering		After the Offering		After the Offering (Over- allotment Option Exercised in Full)**
Lance Armstrong(33)_	531,250	28,286	4,243	502,964	498,721
Lance Armstrong Foundation(34)	625,000	33,277	4,992	591,723	586,731
Martin S. Garthwaite	10,483	557	84	9,926	9,842
Mary C. Beaver 2007 Grantor Retained Annuity Trust(35)	568,750	30,283	4,542	538,467	533,925
Matthew P. Polesetsky(36)	57,812	8,152	1,223	49,660	48,437
Mike Heather	25,079	1,335	200	23,744	23,544
Paul A. Stahura 2007 Grantor Retained Annuity Trust(37)	531,249	28,285	4,243	502,964	498,721
Robert Verratti	28,938	1,540	231	27,398	27,167
Rosenblatt Family Trust(38)	26,666	1,419	213	25,247	25,034
Russell Moore	13,333	710	106	12,623	12,517
St.Cloud Capital Partners LP(39)	66,666	3,550	532	63,116	62,584
Stahura Family Revocable Trust(40)	1,945,798	103,603	15,541	1,842,195	1,826,654
Steven Kydd(41)	402,783	40,279	6,042	362,504	356,462
TomBar LLC(42)	26,666	1,419	213	25,247	25,034
William H. Ballard(43)	105,127	10,513	1,577	94,614	93,037
WRW Investments LP(44)	93,334	4,969	745	88,365	87,620
All other selling stockholders as a group(45)	745,415	68,187	10,228	677,228	667,000		*		*		*

*
Represents beneficial ownership of less than 1%.

**
If the underwriters do not exercise their option to purchase additional shares in full, then the shares to be sold by each selling stockholder will be reduced pro rata according to the portion of the over-allotment option that is not exercised.

(1)
Shares shown in the table above include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account.

(2)
Includes 7,693,877 shares held by Oak Investment Partners XII, Limited Partnership and 14,665,136 shares and a warrant to purchase 116,862 shares that would otherwise expire upon the completion of this offering held by Oak Investment Partners XI, Limited Partnership. Mr. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and of Oak Associates XII, LLC. Mr. Harman is the General Partner of Oak Investment Partners XI, Limited Partnership and of Oak Investment Partners XII, Limited Partnership. Mr. Harman has shared power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. and Oak Investment Partners XII, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners XI, L.P. with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates XI, LLC, the General Partner of Oak Investment Partners XI, L.P. The names of the parties who share power to vote and dispose of the shares held by Oak Investment Partners XII, L.P. with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, Gerald R. Gallagher, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley, all of whom are Managing Members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners II, L.P. Each of the above listed individuals disclaims beneficial ownership of the shares held by such partnerships, except to the extent of their individual pecuniary interest therein. The address of the entities and Mr. Harman is 525 University Avenue, Ste 1300, Palo Alto, CA 94301.

  Entities affiliated with Oak Investment Partners hold an aggregate of 6,666,667 shares of our Series D Preferred Stock which, absent adjustment as described below, are convertible into 3,333,333 shares of our common stock. The number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. Accordingly, an initial public offering price of $            and $            per share would result in an increase in the number of shares of our common stock received by entities affiliated with Oak Investment Partners by            shares and             shares after the offering, respectively, and an initial public offering price below $            per share would result in a further increase in the number of shares of our common stock received by entities affiliated with Oak Investment Partners upon conversion of our Series D Preferred Stock. See "Related Party Transactions" for a more detailed discussion regarding the conversion mechanics of our Series D Preferred Stock.

(3)
Includes 15,314,934 shares held by Spectrum Equity Investors V, L.P. ("SEI V"), the general partner of which is Spectrum Equity Associates V, L.P., the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell exercise voting and dispositive power, and 76,959 shares held by Spectrum V Investment Managers' Fund, L.P. ("IMF V," and together with SEI V, the "Spectrum Funds"), the general partner of which is SEA V Management, LLC, over which Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell exercise voting and dispositive power. Each of the controlling entities, individual general partners and managing directors of the Spectrum Funds, as the case may be, including Mr. Parker who is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V, and serves on our board of directors, Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson, Michael J. Kennealy, Victor E. Parker and Christopher T. Mitchell disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The principal business address of each of the Spectrum Funds is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

  Entities affiliated with Spectrum Equity hold an aggregate of 1,388,889 shares of our Series D Preferred Stock which, absent adjustment as described below, are convertible into 694,444 shares of our common stock. The number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. Accordingly, an initial public offering price of $            and $            per share would result in an increase in the number of shares of our common stock received by entities affiliated with Spectrum Equity by            shares and            shares after the offering, respectively, and an initial public offering price below $            per share would result in a further increase in the number of shares of our common stock received by entities affiliated with Spectrum Equity upon conversion of our Series D Preferred Stock. See "Related Party Transactions" for a more detailed discussion regarding the conversion mechanics of our Series D Preferred Stock.

(4)
Includes 1,668,868 shares held by W Capital Partners Orchid, L.P. and 5,978,251 shares held by W Capital Partners II, L.P. The sole general partner of W Capital Partners II, L.P. and W Capital Partners Orchid, L.P. is WCP GP II, L.P. and the sole general partner of WCP GP II, L.P. is WCP GP II, LLC. The managing members of WCP GP II, LLC exercise voting and investment power over securities held by W Capital Partners II, L.P. and W Capital Partners Orchid, L.P. The managing members of WCP GP II, LLC are Robert Migliorino, David Wachter and Stephen Wertheimer, each of whom disclaims beneficial ownership of the securities held by W Capital Partners II, L.P. and W Capital Partners Orchid, L.P., except to the extent of any pecuniary interest therein. The address of these entities is 1 East 52nd Street, Fifth Floor, New York, NY 10022.

  Entities affiliated with W Capital Partners hold an aggregate of 2,777,778 shares of our Series D Preferred Stock which, absent adjustment as described below, are convertible into 1,388,889 shares of our common stock. The number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. Accordingly, an initial public offering price of $            and $            per share would result in an increase in the number of shares of our common

  stock received by entities affiliated with W Capital Partners by            shares and            shares after the offering, respectively, and an initial public offering price below $            per share would result in a further increase in the number of shares of our common stock received by entities affiliated with W Capital Partners upon conversion of our Series D Preferred Stock. See "Related Party Transactions" for a more detailed discussion regarding the conversion mechanics of our Series D Preferred Stock.

(5)
Includes 5,833,333 shares beneficially owned by a fund affiliated with The Goldman Sachs Group, Inc. (the "Goldman Fund"). Wholly owned subsidiaries of The Goldman Sachs Group, Inc. are the general partner and the investment manager of the Goldman Fund. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the common units owned by the Goldman Fund, except to the extent of its pecuniary interest therein, if any. This does not include any securities, if any, beneficially owned by any operating units of The Goldman Sachs Group, Inc., its subsidiaries or affiliates whose ownership of securities is disaggregated from the Goldman Fund in accordance with positions taken by the Securities and Exchange Commission and its staff. The address for The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

  Entities affiliated with Goldman, Sachs & Co. hold an aggregate of 11,666,667 shares of our Series D Preferred Stock which, absent adjustment as described below, are convertible into 5,833,333 shares of our common stock. The number of shares of our common stock to be issued upon the conversion of our outstanding shares of Series D Preferred Stock depends in part on the initial offering price and the date of the consummation of our public offering. Accordingly, an initial public offering price of $             and $            per share would result in an increase in the number of shares of our common stock received by entities affiliated with Goldman, Sachs & Co. by            shares and            shares after the offering, respectively, and an initial public offering price below $            per share would result in a further increase in the number of shares of our common stock received by entities affiliated with Goldman, Sachs & Co. upon conversion of our Series D Preferred Stock. See "Related Party Transactions" for a more detailed discussion regarding the conversion mechanics of our Series D Preferred Stock.

(6)
Includes 3,965,954 shares held by Generation Capital Partners II LP ("GCP") and 34,046 shares held by Generation Members' Fund II LP ("GMF," and together with GCP, the "Generation Funds"). Mr. Hawkins, one of our directors, is Managing Partner and co-founder of Generation Partners and has shared power to vote and dispose of the shares held by the Generation Funds. These shares may be deemed to be beneficially owned by the Mr. Hawkins and the Generation Funds. Each of Mr. Hawkins and the Generation Funds disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Mr. Hawkins is One Maritime Plaza, Ste 1555, San Francisco, CA 94111 and the address for the Generation Funds is One Greenwich Office Park, Greenwich, CT 06831.

(7)
Includes 460,267 shares held by the Rosenblatt 2007 Grantor Retained Annuity Trust dated July 12, 2007. Includes 846,057 shares subject to options that are exercisable within 60 days of September 30, 2010. Also includes 1,000,000 shares of restricted stock and 1,000,000 shares that are subject to options that vest following the consummation of an initial public offering if the average daily closing price of our common stock equals or exceeds certain thresholds set forth in the restricted stock purchase agreement and option agreement during any 30 calendar-day period prior to the later of the 13-month anniversary of our initial public offering and June 1, 2013, so long as Mr. Rosenblatt remains an employee of ours through such vesting date.

(8)
Includes 100,267 shares subject to vesting and a right of repurchase in our favor upon Mr. Hilliard's cessation of service prior to vesting, and 171,394 shares subject to options that are exercisable within 60 days of September 30, 2010. Also includes 375,000 shares that are subject to options that vest following the consummation of an initial public offering if the average daily closing price of our common stock equals or exceeds certain thresholds set forth in the option agreement during any 30 calendar-day period prior to the later of the 13-month anniversary of our initial public offering and June 1, 2013, so long as Mr. Hilliard remains an employee of ours through such vesting date.

(9)
Includes 140,762 shares held by the Shawn J. Colo Grantor Retained Annuity Trust, dated 9/12/08, 33,475 shares held by the Colo and O'Neil Revocable Trust, dated 9/12/08 and 140,762 shares held by the Deirdre A. O'Neil Grantor Retained Annuity Trust, dated 9/12/08. Includes 61,325 shares subject to options that are exercisable within 60 days of September 30, 2010.

(10)
Includes 144,397 shares subject to options that are exercisable within 60 days of September 30, 2010.

(11)
Includes 738,137 shares held by the Michael Louis Blend Revocable Trust and 50,000 shares held by the Dante Jacob Oakes Blend Trust of 2009. Includes 36,738 shares subject to options that are exercisable within 60 days of September 30, 2010. Also includes 250,000 shares that are subject to options that vest following the consummation of an initial public offering if the average daily closing price of our common stock equals or exceeds certain thresholds set forth in the option agreement during any 30 calendar-day period prior to the later of the 13-month anniversary of our initial public offering and June 1, 2013, so long as Mr. Blend remains an employee of ours through such vesting date.

(12)
Includes 22,475,875 shares held by entities affiliated with Oak Investment Partners as described in footnote (2) above. Mr. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and of Oak Associates XII, LLC. Mr. Harman disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Harman is 525 University Avenue, Ste 1300, Palo Alto, CA 94301.

(13)
Includes 15,391,893 shares held by entities affiliated with Spectrum Equity as described in footnote (3) above. Mr. Parker, one of our directors, is a managing director of the general partner of the general partner of SEI V and a managing director of the general partner of IMF V. Mr. Parker disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Parker is 333 Middlefield Road, Suite 200, Menlo Park, CA 94025.

(14)
Includes 5,833,333 shares beneficially owned by the Goldman Fund as described in footnote (5) above. Mr. Bhandari, one of our directors, is a Managing Director of Goldman, Sachs & Co. Mr. Bhandari disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Bhandari is 200 West Street, New York, NY 10282.

(15)
Includes 4,000,000 shares held by entities affiliated with Generation Partners as described in footnote (6) above. Mr. Hawkins, one of our directors, is Managing Partner and co-founder of Generation Partners. Mr. Hawkins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Mr. Hawkins is One Maritime Plaza, Ste 1555, San Francisco, CA 94111.

(16)
Includes 21,250 shares subject to options that are exercisable within 60 days of September 30, 2010.

(17)
Includes 22,727 shares held by the Guber Family Trust and 6,250 shares subject to options that are exercisable within 60 days of September 30, 2010.

(18)
Mr. Guber may purchase up to            shares of our common stock in this offering, based upon an assumed initial public offering price of $            per share, which is the mid-point of the range set forth on the cover of this prospectus. If any shares are purchased by Mr. Guber, the number of shares beneficially owned and the percentage of common stock beneficially owned after the offering will differ from that set forth in the table above. If Mr. Guber purchases all             shares, the number of shares beneficially owned by Mr. Guber will increase to            shares, and the percentage of common stock beneficially owned after this offering will be approximately             %. In addition, the number of shares beneficially owned by all directors and executive officers as a group will increase to            , and the percentage of common stock beneficially owned after this offering will be approximately            %.

(19)
Includes 22,727 shares held by Cocolalla, LLC, of which Mr. James is the Managing Member, and 6,250 shares subject to options that are exercisable within 60 days of September 30, 2010. On October 27, 2010 Mr. James acquired an additional 10,000 shares in a private transaction.

(20)
Includes an aggregate of 1,505,383 shares subject to options that are exercisable within 60 days of September 30, 2010 that are held by our directors and officers as a group and an aggregate of 1,625,000 shares that are subject to options held by certain of our officers that vest following the consummation of an initial public offering if the average daily closing price of our common stock equals or exceeds certain thresholds set forth in the option agreements during any 30 calendar-day period prior to the later of the 13-month anniversary of our initial public offering and June 1, 2013, so long as such officers remain employees of ours through such vesting date.

(21)
Includes 101,894 shares subject to options that are exercisable within 60 days of September 30, 2010. Mr. Reese currently serves as our Executive Vice President, Innovation.

(22)
Includes a warrant to purchase 93,750 shares that would otherwise expire upon the completion of this offering. William Stapleton and Barton Knaggs are the Managers of Capital Sports & Entertainment LLC and may be deemed to share voting and investment power over the shares owned by Capital Sports &

  Entertainment LLC. Mr. Stapleton and Mr. Knaggs disclaim any beneficial ownership of these shares except to the extent of their pecuniary interests therein, if any. Capital Sports & Entertainment LLC is a party to an Endorsement and Spokesman Agreement with us under which Lance Armstrong provides certain services and endorsement rights to us. The address of Capital Sports & Entertainment LLC is 98 San Jacinto, Ste. 430, Austin, TX 78701.

(23)
Includes 26,562 shares subject to options that are exercisable within 60 days of September 30, 2010. Ms. Montpas currently serves as our Executive Vice President, People Operations.

(24)
Includes 118,909 shares subject to options that are exercisable within 60 days of September 30, 2010. Mr. Panos currently serves as our Chief Marketing Officer.

(25)
Gregg McNair is a director of Domain Holdings and may be deemed to have voting and investment power over the shares held by Domain Holdings. Mr. McNair disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address of Domain Holdings is S. Madonna Court, Vermont, Victoria 3133, Australia.

(26)
Paul J. Hill is a director of Echo Capital Growth Corp. and may be deemed to have voting and investment power over the shares owned by Echo Capital Growth Corp. Mr. Hill disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for Echo Capital Growth Corp. is 2000-1874 Scarth St., Regina SK S4P 4B3, Canada.

(27)
Florence Stahura is the trustee of the Florence Stahura 2007 Grantor Retained Annuity Trust and may be deemed to share voting and investment power over the shares owned by the Florence Stahura 2007 Grantor Retained Annuity Trust. Ms. Stahura disclaims any beneficial ownership of these shares except to the extent of her pecuniary interests therein, if any. The address for the Florence Stahura 2007 Grantor Retained Annuity Trust is c/o Perkins Coie LLP, 1201 3rd Avenue, Suite 4800, Seattle, WA 98101.

(28)
Eric Garcia is the Managing Partner at Harvest Growth Capital LLC and may be deemed to have voting and investment power over the shares owned by Harvest Growth Capital LLC. Mr. Garcia disclaims any beneficial ownership of these shares extent to the extent of his pecuniary interest therein, if any. The address for Harvest Growth Capital LLC is 600 Montgomery St., Suite 2000, San Francisco, CA 94111.

(29)
Includes 48,369 shares subject to options that are exercisable within 60 days of September 30, 2010. James Johanningsmeier currently serves as our Director of Internet Systems.

(30)
James L. Beaver is the trustee of the James L .Beaver 2007 Grantor Retained Annuity Trust. Mr. Beaver may be deemed to have voting and investment power over the shares owned by the James L .Beaver 2007 Grantor Retained Annuity Trust. Mr. Beaver disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address for the James L. Beaver 2007 Grantor Retained Annuity Trust is 8027 255th Ave. NE, Redmond, WA 98053.

(31)
Jeffrey and Jill Herzog are the trustees of the Jeffrey & Jill Herzog Revocable Trust. These individuals may be deemed to share voting and investment power over the shares owned by the Jeffrey & Jill Herzog Revocable Trust. Mr. and Mrs. Herzog disclaim any beneficial ownership of these shares except to the extent of their pecuniary interests therein, if any. The address for the Jeffrey & Jill Herzog Revocable Trust is 21297 110 Way, Scottsdale, AZ 95255.

(32)
Includes 61,325 shares subject to options that are exercisable within 60 days of September 30, 2010. Mr. Perez currently serves as our Executive Vice President, Products.

(33)
Includes a warrant to purchase 531,250 shares that would otherwise expire upon the completion of this offering. Lance Armstrong is a party to an Endorsement and Spokesman Agreement with us under which he provides certain services and endorsement rights to us.

(34)
Includes a warrant to purchase 625,000 shares that would otherwise expire upon the completion of this offering. The Lance Armstrong Foundation is a party to a license agreement with us under which the Lance Armstrong Foundation grants us a perpetual, worldwide, exclusive license to use the LIVESTRONG.com brand, trademark and certain website names associated therewith, including LIVESTRONG.com.

(35)
Mary C. Beaver is the trustee of the Mary C. Beaver 2007 Grantor Retained Annuity Trust. Ms. Beaver may be deemed to have voting and investment power over the shares owned by the Mary C. Beaver 2007 Grantor Retained Annuity Trust. Ms. Beaver disclaims any beneficial ownership of these shares except to the extent of her pecuniary interest therein, if any. The address for the Mary C. Beaver 2007 Grantor Retained Annuity Trust is 8027 255th Ave. NE, Redmond, WA 98053.

(36)
Includes 42,812 shares subject to options that are exercisable within 60 days of September 30, 2010. Mr. Polesetsky currently serves as our Executive Vice President and General Counsel.

(37)
Paul A. Stahura is the trustee of the Paul A. Stahura 2007 Grantor Retained Annuity Trust and may be deemed to have voting and investment power over the shares owned by the Paul A. Stahura 2007 Grantor Retained Annuity Trust. Mr. Stahura disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. Mr. Stahura formerly served as our employee and director. The address for the Paul A. Stahura 2007 Grantor Retained Annuity Trust is c/o Perkins Coie LLP, 1201 3rd Avenue, Suite 4800, Seattle, WA 98101.

(38)
Martin Rosenblatt and Jane Rosenblatt are the trustees of the Rosenblatt Family Trust and may be deemed to share voting and investment power over the shares owned by the Rosenblatt Family Trust. Mr. Rosenblatt and Ms. Rosenblatt disclaim any beneficial ownership of these shares except to the extent of their pecuniary interests therein, if any. The address for the Rosenblatt Family Trust is 23909 Berdon St., Woodland Hills, CA 91367.

(39)
Marshall Geller is the Senior Managing Director of St. Cloud Capital Partners, LP and may be deemed to have voting and investment power over the shares held by St. Cloud Capital Partners, LP. Mr. Geller disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. The address of St. Cloud Capital Partners, LP is 10866 Wilshire Blvd., Suite 1450, Los Angeles, CA 90024.

(40)
Paul A. Stahura and Florence Stahura are the trustees of the Stahura Revocable Family Trust and may be deemed to share voting and investment power over the shares owned by the Stahura Family Revocable Trust. Mr. Stahura and Ms. Stahura disclaim any beneficial ownership of these shares except to the extent of their pecuniary interests therein, if any. Mr. Stahura formerly served as our employee and director. The address for the Stahura Family Revocable Trust is c/o Perkins Coie LLP, 1201 3rd Avenue, Suite 4800, Seattle, WA 98101.

(41)
Includes 41,533 shares subject to options that are exercisable within 60 days of September 30, 2010. Mr. Kydd currently serves as our Executive Vice President, Studios.

(42)
Thomas Israel and Barry Gray are the Managing Members of TomBar LLC and may be deemed to have voting and investment power over the shares held by TomBar LLC. Mr. Israel and Mr. Gray disclaim any beneficial ownership of these shares except to the extent of their pecuniary interests therein, if any. The address for TomBar LLC is c/o A.C. Israel Enterprises Inc., 12 E. 49th St., 27th Floor, New York, NY 10017.

(43)
Includes 105,128 shares subject to options that are exercisable within 60 days of September 30, 2010. Mr. Ballard currently serves as our Executive Vice President, Technology & Engineering.

(44)
Holden Woodward, William Woodward, Dillon Woodward and Tristen Woodward are the beneficiaries of WRW Investments LP and may be deemed to share voting and investment power over the shares held by WRW Investments LP. These individuals disclaim any beneficial ownership of these shares except to the extent of their pecuniary interest therein, if any. The address for WRW Investments LP is 225 Arizona St., Santa Monica, CA 90401.

(45)
Includes all other selling stockholders, who in the aggregate beneficially own less than 1% of our common stock.

 DESCRIPTION OF CAPITAL STOCK

General

          Upon the completion of this offering, our amended and restated certificate of incorporation will authorize us to issue up to 500,000,000 shares of common stock, $0.0001 par value per share. The following information reflects a 1-for-2 reverse stock split of our common stock and a corresponding adjustment to the conversion price of all outstanding convertible preferred stock, the filing of our amended and restated certificate of incorporation, the conversion of all outstanding shares of our preferred stock into 61,672,256 shares of common stock immediately prior to the completion of this offering and the issuance of            shares of common stock upon the net exercise of warrants that expire upon the completion of this offering based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus as if such events had already occurred as of the date of the information provided.

          As of September 30, 2010, there were outstanding:

  •
  shares of common stock held by approximately      stockholders;

  •
  19,024,633 shares of common stock issuable upon exercise of outstanding stock options; and

  •
  375,000 shares of common stock issuable upon exercise of a common stock warrant that does not expire upon the completion of this offering.

          All of our issued and outstanding shares of common stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable. Our shares of common stock are not redeemable and, following the closing of this offering, will not have preemptive rights.

          The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws to be adopted prior to the closing of this offering are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Common Stock

Dividend Rights

          Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid dividends on any of our common stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Voting Rights

          Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

          In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

          Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

          Upon the completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. Upon completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

          The following table shows the outstanding warrants to purchase shares of our common stock as of September 30, 2010. These warrants may be exercised at any time prior to their respective termination dates.

Name of Holder	Class of Stock Subject to Warrant	Date of Issuance	Shares Subject to Warrant	Exercise Price
Lance Armstrong	Common Stock	January 15, 2008	531,250	$12.00/share
Lance Armstrong Foundation	Common Stock	January 15, 2008	625,000	12.00/share
Capital Sports & Entertainment, LLC	Common Stock	January 15, 2008	93,750	12.00/share
Tatum, LLC	Common Stock	October 4, 2006	3,437	0.62/share
Oak Investment Partners XI, Limited Partnership	Common Stock	December 31, 2008	116,862	5.90/share
Bobbi Brown	Common Stock	November 20, 2008	3,750	12.00/share
Tyra Banks	Common Stock	June 25, 2010	375,000	12.00/share
InfoSearch Media, Inc.	Series C	October 4, 2006	125,000	3.851/share

          The warrants issued to Lance Armstrong, the Lance Armstrong Foundation and Capital Sports & Entertainment, LLC terminate upon the earliest of January 15, 2018, the closing date of our initial public offering or the closing of a change of control (as defined therein). The warrant issued to Tatum, LLC terminates upon the earliest of October 4, 2011, the closing date of our initial public offering or the closing of a change of control (as defined therein); provided, however, that the expiration dates of the closing date of our initial public offering or the closing of a change of control (as defined therein) do not apply to unvested shares. The warrant issued to Oak Investment Partners XI, Limited Partnership terminates upon the earliest of August 18, 2011, the closing date of our initial public offering or the closing of a change of control (as defined therein). The warrant issued to Bobbi Brown terminates upon the earliest of November 20, 2018, the closing date of our initial public offering or the closing of a change of control (as defined therein). The warrant issued to Tyra Banks terminates upon the earlier of June 30, 2014 or a change of control (as defined therein). The warrant issued to InfoSearch Media, Inc. terminates upon the earliest of October 4, 2011, the closing date of our initial public offering or the closing of a change of control (as defined therein).

Registration Rights

          After the completion of this offering, certain holders of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our Third Amended and Restated Stockholders' Agreement, dated as of March 3, 2008 and are described in additional detail below. These registration rights will expire on the second anniversary of the effective date of this offering.

          We will pay the registration expenses of the holders of the shares registered pursuant to the registrations describe below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

          In connection with this offering, each stockholder that has registration rights agreed not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period not to exceed 180 days from the effective date of such registration, subject to certain terms and conditions. See section entitled "Underwriting."

Demand Registration Rights

          After the completion of this offering, the holders of approximately                        shares of our common stock will be entitled to certain demand registration rights. The holders of at least 20% of the outstanding unregistered common shares having registration rights, which must include at least two stockholders that are not affiliates of each other who each beneficially own and each propose to register at least 1,750,000 shares of common stock (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock) can, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000. However, we will not be obligated to take any action to effect any such registration prior to six months following the effective date of this offering. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a registration statement relating to a public offering of our securities, provided that we are, in good faith, taking reasonable efforts to cause such registration statement to become effective and our estimate of the date of filing such registration statement is made in good faith. Moreover, we will not be required to effect a demand registration for any unregistered common shares which are immediately registerable on Form S-3 or in any particular jurisdiction in which we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless we are already subject to service in such jurisdiction and except as may be required under the Securities Act. If we determine that it would be seriously detrimental to our stockholders to effect such a demand registration and it is essential to defer such registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 90 days.

Piggyback Registration Rights

          After the completion of this offering, in the event that we propose to register any of our securities under the Securities Act in connection with the public offering of such securities solely for cash, the holders of approximately                        shares of our common stock will be entitled to certain "piggyback" registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

S-3 Registration Rights

          The holders of approximately                        shares of our common stock may make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers shares with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $5,000,000. However, we will not be required to effect a registration on Form S-3 if we have effected any such registration in the preceding 12-month period. Additionally, we will not be required to effect a registration during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a registration statement relating to a public offering of our securities, provided that we are, in good faith, taking reasonable efforts to cause such registration statement to become effective and our estimate of the date of filing such registration statement is made in good faith. Moreover, we will not be required to effect a registration on Form S-3 in any particular jurisdiction in which we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless we are already subject to service in such jurisdiction and except as may be required under the Securities Act. If we determine that it would be seriously detrimental to our stockholders to effect such registration statement and it is essential to defer such registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 90 days.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

          Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, our certificate of incorporation and bylaws will provide that only our board of directors may fill vacancies created by expansion of our board of directors or the resignation, death or removal of a director. Subject to the rights of holders of any series of preferred stock then outstanding, our certificate of incorporation and bylaws to be effective upon the completion of this offering will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, Chairman of our board of directors, Chief Executive Officer or president (in the absence of a Chief Executive Officer) may call a special meeting of stockholders. In addition, our bylaws will provide that stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

          Subject to the rights of holders of any series of preferred stock then outstanding, our certificate of incorporation and bylaws will require a 66 2/3% stockholder vote for the rescission, alteration, amendment or repeal of the bylaws by stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the inability of our stockholders to remove a director without cause will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

          These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. They are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the General Corporation Law of the State of Delaware

          We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

          In general, Section 203 defines a "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of assets of the corporation with an aggregate market value of 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

          In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the stockholder's affiliates and associates (as defined in Section 203), beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Acceleration of Options Upon Change of Control

          Generally, under our Amended and Restated Demand Media 2006 Equity Incentive Plan and our 2010 Incentive Award Plan, in the event of certain mergers, a reorganization or consolidation of our company with or into another corporation or the sale of all or substantially all of our assets or all of our capital stock wherein the successor corporation does not assume outstanding options or issue equivalent options, our board of directors is required to accelerate vesting of options outstanding under such plans.

Listing

          We have applied to have our common stock approved for listing on the New York Stock Exchange under the symbol "DMD."

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company LLC. The transfer agent's telephone number is (800) 937-5449.

DESCRIPTION OF INDEBTEDNESS

Senior secured revolving credit facility

          We are party to a secured credit agreement with a syndicate of commercial banks that provides for a $100 million revolving credit facility. The revolving credit facility expires on May 25, 2012. After deducting amounts attributable to letters of credit, at September 30, 2010, we had unused availability of approximately $91.7 million available under the revolving credit facility. The credit agreement permits us to increase the revolving credit facility by up to $50 million, subject to the satisfaction of certain conditions and obtaining commitments from lenders.

          All borrowings under the secured credit agreement are guaranteed by certain of our domestic subsidiaries. Borrowings under the secured credit agreement are secured by substantially all of our assets and those of our subsidiary guarantors. Borrowings are also secured by a pledge of equity in most our domestic subsidiaries and stock of certain of our foreign subsidiaries.

          Borrowings under the secured credit agreement bear interest, at our option, at the Base Rate or the Eurodollar Rate, as defined in the secured credit agreement, plus a margin based on our net senior leverage ratio. The margins range from 1.00% to 2.50% for Eurocurrency Rate loans and from 0.00% to 1.50% for Base Rate loans. In addition, we pay a commitment fee on the unused revolving credit facility commitments ranging from 0.20% to 0.50% per annum based on our net senior leverage ratio. As of September 30, 2010, we were in compliance with all covenants and restrictions in the secured credit agreement. In addition, we believe that we will remain in compliance and that our ability to borrow funds under the secured credit agreement will not be adversely affected by such covenants and restrictions.

          The secured credit agreement contains various covenants that restrict, among other things and subject to certain exceptions, our ability and the ability of our subsidiaries to incur indebtedness, to incur certain liens, make certain investments and acquisitions, pay dividends and make other restricted payments, make certain asset dispositions subject to guidelines and limits, engage in material transactions with officers, directors and affiliates, participate in sale and leaseback financing arrangements, fundamentally or substantially alter the character of its business, enter into restrictive contractual obligations and prepay certain outstanding debt obligations.

          The secured credit agreement also contains two financial maintenance covenants: (1) a maximum net senior leverage ratio covenant that requires us and our subsidiaries to maintain a ratio calculated by dividing consolidated total debt (for us and our subsidiaries) other than subordinated debt, less cash and cash equivalents (short-term investments) in excess of $15,000,000, by Consolidated EBITDA for the last four fiscal quarters, as defined in the secured credit agreement, that does not exceed 2.5 to 1 for the period ending March 31, 2011, or 2.0 to 1 for the period ending March 31, 2012, and (2) a minimum fixed charge coverage ratio covenant that requires us and our subsidiaries to maintain a ratio calculated by dividing Consolidated EBITDA, as defined in the secured credit agreement, less capital expenditures, by the sum of certain taxes, interest and dividends and other distributions (in each case, paid in cash) for the last four fiscal quarters that does not fall below 2.0 to 1.

          Failure to comply with these covenants and restrictions or the occurrence of certain other events could result in an event of default under the secured credit agreement. In such an event, we could not request borrowings under the revolving facility, and all amounts outstanding under the secured credit agreement, together with accrued interest, could then be declared immediately due and payable.

 SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities in the future.

          Upon the closing of this offering, we will have                  shares of common stock outstanding assuming the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock upon the completion of this offering and the issuance of            shares and            shares of common stock upon the net exercise of common stock warrants and a convertible preferred stock warrant, respectively, that would otherwise expire upon the completion of this offering based upon an assumed initial public offering price of $        per share, which is the mid-point of the range set forth on the cover of this prospectus. Of these shares, all shares sold in this offering by us and the selling stockholders, plus any additional shares sold upon exercise of the underwriters' option to purchase additional shares, will be freely tradable without restriction under the Securities Act, unless they are held by our affiliates, as that term is defined in Rule 144 under the Securities Act, which is summarized below.

          The remaining shares of common stock will be deemed restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below, these restricted securities are eligible for sale in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, which are summarized below.

          Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	—
Between 90 and 180 days (subject to extension) after the date of this prospectus	—
At various times beginning more than 180 days (subject to extension) after the date of this prospectus

          In addition, of the 19,024,633 shares of our common stock that were subject to stock options outstanding as of September 30, 2010, options to purchase                  shares of common stock were vested as of                  and will be eligible for sale 180 days following the effective date of this offering, subject to extension as described in the section entitled "Underwriters."

Lock-up Agreements

          Our directors, executive officers and certain of our significant stockholders have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities into or exercisable or exchangeable for shares of our common stock without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley, as representatives of the underwriters, for a period of 180 days, subject to a possible extension under certain circumstances, after the date of this prospectus. The holders of            shares of common stock have executed lock-up agreements. These agreements are described below under "Underwriting."

Goldman, Sachs & Co. and Morgan Stanley may, in their sole discretion, at any time and without prior notice, release all or any portion of the shares from the restrictions contained in these lock-up agreements.

          Any participant in the directed share program who purchases more than $1,000,000 of shares will be subject to a 25-day lock-up with respect to any shares sold to him or her pursuant to that program.

Rule 144

          In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately                        shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

          Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Options

          In addition to the                  shares of common stock outstanding immediately after this offering, as of September 30, 2010, there were outstanding options to purchase 19,024,633 shares of our common stock. As soon as practicable upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our stock plans. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus, subject to a possible extension under certain circumstances, without the prior written consent from us or our underwriters.

Registration Rights

          On the date beginning 180 days after the date of this prospectus, subject to a possible extension under certain circumstances, the holders of approximately                                    shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, please see "Description of Capital Stock—Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

 MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

          The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

          This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

  •
  financial institutions, banks and thrifts;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  partnerships, S corporations or other pass-through entities;

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  traders in securities that elect to mark to market;

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  broker-dealers or dealers in securities or currencies;

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  United States expatriates;

  •
  "controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons that own, or are deemed to own, more than 5% of our outstanding common stock (except to the extent specifically set forth below);

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  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons subject to the alternative minimum tax; or

  •
  persons that hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction.

          PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

          For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" or a partnership for United States federal income tax purposes. A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

          If we make cash or other property distributions on our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the common stock and will be treated as described under "—Dispositions of Our Common Stock" below.

          Dividends paid to a non-U.S. holder of our common stock generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

          Dividends paid on our common stock that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

          Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the

United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Dispositions of Our Common Stock

          Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

  •
  our common stock constitutes a "United States real property interest" by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock.

          Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

          Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

          With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to tax if such class of stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. holder's holding period for such stock. We expect our common stock to be "regularly traded" on an established securities market, although we cannot guarantee that it will be so traded. If gain on the sale or other taxable disposition of our stock were subject to taxation under the third bullet point above, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a U.S. person.

Information Reporting and Backup Withholding

          We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

          Unless a non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with, and the non-U.S. holder may be subject to backup withholding on the proceeds from, a sale or other disposition of our common stock. The certification procedures described in the above paragraph will satisfy these certification requirements as well.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

          Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" (as specially defined under these rules) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

          We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the joint book-runners and the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Allen & Company LLC
Jefferies & Company, Inc.
Stifel, Nicolaus & Company, Incorporated
RBC Capital Markets Corporation
Pacific Crest Securities LLC
Raine Securities
JMP Securities LLC

Total	7,500,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,125,000 shares from us and the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,125,000 additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We, our officers and directors, and holders of substantially all of the outstanding shares of our common stock, including the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of each of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to securities issued pursuant to any existing employee benefit plans, securities issued upon the exercise of options or upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities outstanding as of the date hereof, securities issued in connection with mergers or acquisitions we may make in an aggregate amount not to exceed 5% of our fully diluted outstanding stock as of the date of this prospectus, certain shares purchased in the open market after the completion of this offering, shares sold to a third party in connection with any acquisition, sale or merger of the Company in which all of the stockholders of the Company are entitled to participate and other customary exceptions. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for our common stock. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have filed an application to list our common stock on the New York Stock Exchange under the symbol "DMD."

          At our request, the underwriters have reserved for sale at the initial public offering price up to                        shares of our common stock being offered for sale to business associates and Demand Media customers. We will offer these shares to the extent permitted under applicable regulations in the United States. The sales will be made by UBS Financial Services, Inc., a selected dealer affiliated with UBS Securities LLC, through a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any participant in the directed share program who purchases more than $1,000,000 of shares will be subject to a 25-day lock-up with respect to any shares sold to him or her pursuant to that program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described above. We have agreed to indemnify UBS Financial Services Inc. in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of common stock sold pursuant to the directed share program.

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered. In addition and in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which is overseen by the Financial Industry Regulatory Authority, Goldman, Sachs & Co. may not make sales in this offering to any discretionary account without the prior approval of the customer.

          We and the selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

          We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933 arising out of, or based upon, certain material misstatements or omissions as well as to reimburse each underwriter for any expenses reasonably incurred by such underwriter in connection with investigating or defending any such action or claim. We and the selling stockholders have also agreed to contribute to payments the underwriters may be required to make in respect of such liabilities.

Material Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

          In September 2007, we sold shares of our Series D preferred stock to certain investors, after which sale certain entities affiliated with Goldman, Sachs & Co., the co-lead underwriter for this offering, held approximately 4.8% of the outstanding shares of our capital stock on an as converted, fully diluted basis. In March of 2008, we sold additional shares of our Series D preferred stock and completed the sale of our Series D-1 preferred stock to certain investors, after which sale certain entities affiliated with Goldman, Sachs & Co. held approximately 7.0% of the outstanding shares of our capital stock on an as converted, fully diluted basis. In connection with Goldman, Sachs & Co.'s investment, our Stockholders' Agreement was amended to provide Goldman, Sachs & Co. the right to nominate one director to our board. Goldman, Sachs & Co. has nominated Gaurav Bhandari pursuant to this right. The Stockholders' Agreement (other than the registration rights provision provided therein) will terminate upon completion of this offering after which Goldman, Sachs & Co.'s right to nominate a director will terminate. Goldman, Sachs & Co.'s Series D-1 preferred stock was automatically converted into Series D preferred stock in May 2008 upon the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Because Goldman, Sachs & Co. is an underwriter, Goldman, Sachs & Co. is deemed to have a "conflict of interest" under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which is overseen by the Financial Industry Regulatory Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that a "qualified independent underwriter" meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. Incorporated has agreed to act as a "qualified independent underwriter" within the meaning of Rule 2720 in connection with this offering. Morgan Stanley & Co. Incorporated will not receive any additional compensation for acting as a qualified independent underwriter. We have agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities incurred in connection with acting as a "qualified independent underwriter," including liabilities under the Securities Act. See "Conflict of Interest" for a more detailed discussion of potential conflicts of interest.

          In April 2006, we sold shares of our Series A preferred stock to certain investors, after which sale Thomas W. Weisel, an individual affiliated with Stifel Nicolaus Weisel, a co-manager for this offering, held less than 1% of the outstanding shares of our capital stock on an as converted, fully diluted basis. Mr. Weisel is also a party to our Stockholders' Agreement.

          In April 2010, a private equity fund managed by an affiliated entity of JMP Securities LLC, a co-manager for this offering, acquired shares of our Series B preferred stock representing less than 1% of the outstanding shares of our capital stock on an as converted, fully diluted basis, from an individual investor in a private transaction. The private equity fund is also a party to our Stockholders' Agreement.

          RBC Capital Markets Corporation, a co-manager for this offering, is the Syndication Agent and a lender under our credit facility.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Selling Restrictions

          In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each of which is referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances that do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 CONFLICT OF INTEREST

          In September 2007, we sold shares of our Series D preferred stock to certain investors, after which sale certain entities affiliated with Goldman, Sachs & Co., the co-lead underwriter for this offering, held approximately 4.8% of the outstanding shares of our capital stock on an as converted, fully diluted basis. In March of 2008, we sold additional shares of our Series D preferred stock and completed the sale of our Series D-1 preferred stock to certain investors, after which sale certain entities affiliated with Goldman, Sachs & Co. held approximately 7.0% of the outstanding shares of our capital stock on an as converted, fully diluted basis. In connection with Goldman, Sachs & Co.'s investment, our Stockholders' Agreement was amended to provide Goldman, Sachs & Co. the right to nominate one director to our board. Goldman, Sachs & Co. has nominated Gaurav Bhandari pursuant to this right. The Stockholders' Agreement (other than the registration rights provision provided therein) will terminate upon completion of this offering after which Goldman, Sachs & Co.'s right to nominate a director will terminate. Goldman, Sachs & Co.'s Series D-1 preferred stock was automatically converted into Series D preferred stock in May 2008 upon the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          Pursuant to our amended and restated certificate of incorporation, each share of Convertible Series D Preferred Stock automatically converts to common stock on a two-to-one basis, subject to adjustments for stock splits, dilutive issuances and similar events, upon the Company's initial underwritten public offering resulting in gross proceeds to the Company and/or selling stockholders of not less than $100 million with a per share offering price to the public of not less than $11.553. If shares of Convertible Series D Preferred Stock are automatically converted into common stock and the offering price is less than the greater of (i) $15.00 per share of common stock and (ii) the lesser of (A) $18.00 per share of common stock and (B) an amount equal to two times the sum of (1) the Convertible Series D Preferred Stock original purchase price and (2) the amount of accrued but unpaid Convertible Series D Preferred Stock dividends, if any, each share of Convertible Series D Preferred Stock will be converted into shares of common stock having a value equal to the greater of (y) $7.50 per share of Convertible Series D Preferred Stock, and (z) the Convertible Series D Preferred Stock original purchase price plus accrued and unpaid Convertible Series D Preferred Stock dividends, if any; provided further, that if the amount provided in clause (y) is greater than the amount provided in clause (z), the number of the shares of common stock received upon conversion will be reduced to the extent necessary, but in no event to an amount less than the amount provided in clause (z), for the Convertible Series D Preferred Stock internal rate of return to be equal to (but not to exceed) the Convertible Series C Preferred Stock internal rate of return. The current Convertible Series D Preferred Stock conversion price is $12.00, subject to adjustments provided therein. The shares of Convertible Series D Preferred Stock accrue dividends cumulatively, whether or not declared, at a rate of 9% per annum and are compounded quarterly on the last day of March, June, September and December. As of September 30, 2010, an initial public offering price below $15.82 per share would result in an increase in the conversion ratio of our Convertible Series D Preferred Stock in accordance with the immediately preceding adjustment equation.

          Because Goldman, Sachs & Co. is an underwriter, Goldman, Sachs & Co. is deemed to have a "conflict of interest" under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which is overseen by the Financial Industry Regulatory Authority. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that a "qualified independent underwriter" meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Morgan Stanley & Co. Incorporated has agreed to act as a "qualified independent underwriter" within the meaning of Rule 2720 in connection with this offering. Morgan Stanley & Co. Incorporated will not receive any additional compensation for acting as a qualified independent underwriter. We have agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities incurred in connection with acting as a "qualified independent underwriter," including liabilities under the Securities Act.

 LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Simpson Thacher & Bartlett LLP, Palo Alto, California, is acting as counsel to the underwriters. An affiliate and certain partners of Latham & Watkins LLP own shares of preferred stock that will convert into a number of shares of common stock equal to less than one percent of our total common shares outstanding after this offering.

EXPERTS

          The consolidated financial statements as of December 31, 2008 and 2009 and for the nine-month period ended December 31, 2007 and for the years ended December 31, 2008 and 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Following this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Demand Media, Inc.:

          The reverse stock split described in Note 1 to the financial statements has not been consummated as of October 28, 2010. When it has been consummated, we will be in a position to furnish the following report:

          "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Demand Media, Inc. and its subsidiaries (the "Company") as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008 and the nine-month period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
April 30, 2010, except for Notes 19 and 20 to the financial
statements as to which the date is August 6, 2010

Demand Media, Inc. and Subsidiaries

Consolidated Balance Sheets

(Information at September 30, 2010 is unaudited)

(In thousands, except per share amounts)

	December 31,		September 30,
	2008	2009	2010	2010
			(unaudited)	(Pro Forma, unaudited)
Assets
Current assets
Cash and cash equivalents	$85,989	$47,608	$29,230	$29,230
Marketable securities	17,507	2,300	—	—
Accounts receivable, net	14,699	18,641	24,395	24,395
Prepaid expenses and other current assets	5,155	5,943	6,739	6,739
Deferred registration costs	33,592	36,563	43,366	43,366
Deposits with registries	1,757	428	678	678

Total current assets	158,699	111,483	104,408	104,408
Deferred registration costs, less current portion	6,450	7,087	7,838	7,838
Deferred tax assets	5,128	2,443	2,406	2,406
Property and equipment, net	28,953	30,642	35,107	35,107
Intangible assets, net	98,821	88,834	99,043	99,043
Goodwill	225,202	224,920	224,920	224,920
Other assets	3,899	2,909	5,853	5,853

Total assets	$527,152	$468,318	$479,575	$479,575

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$6,095	$5,991	$5,400	$5,400
Accrued expenses and other liabilities	16,411	20,186	26,674	26,674
Deferred tax liabilities	13,544	13,302	15,236	15,236
Deferred revenue	48,010	52,339	61,415	61,415
Notes payable	10,000	—	—	—

Total current liabilities	94,060	91,818	108,725	108,725
Revolving line of credit	55,000	10,000	—	—
Deferred revenue, less current portion	11,525	12,912	14,280	14,280
Other liabilities	435	1,681	1,080	693

Total liabilities	161,020	116,411	124,085	123,698

Commitments and contingencies (Note 8)
Convertible preferred stock
Convertible Series A Preferred Stock, $0.0001 par value.
Authorized 85,000 shares; issued and outstanding 65,333 shares at December 31, 2009 and 2008, and September 30, 2010 (unaudited); no shares outstanding September 30, 2010, pro forma; aggregate liquidation preference of $152,462 and $159,506 (unaudited) at December 31, 2009 and September 30, 2010, respectively	122,168	122,168	122,168	—
Convertible Series B Preferred Stock, $0.0001 par value.
Authorized 15,000 shares; issued and outstanding 9,464 shares at December 31, 2009 and 2008, and September 30, 2010 (unaudited); no shares outstanding September 30, 2010, pro forma; aggregate liquidation preference of $19,007 and $19,442 (unaudited) at December 31, 2009 and September 30, 2010, respectively	17,000	17,000	17,000	—
Convertible Series C Preferred Stock, $0.0001 par value.
Authorized 27,000 shares; issued and outstanding 26,047 shares at December 31, 2009 and 2008, and September 30, 2010 (unaudited); no shares outstanding September 30, 2010, pro forma; aggregate liquidation preference of $122,147 and $127,790 (unaudited) at December 31, 2009 and September 30, 2010, respectively	100,098	100,098	100,098	—
Convertible Series D Preferred Stock, $0.0001 par value.
Authorized 26,150 shares; issued and outstanding 22,500 shares at December 31, 2009 and 2008, and September 30, 2010 (unaudited); no shares outstanding September 30, 2010, pro forma; aggregate liquidation preference of $164,457 and $175,984 (unaudited) at December 31, 2009 and September 30, 2010, respectively	134,488	134,488	134,488	—

Total convertible preferred stock	373,754	373,754	373,754	—

Stockholders' equity (deficit)
Common Stock, $0.0001 par value. Authorized 500,000 shares; issued and outstanding 14,473, 14,525, and 15,217 shares at December 31, 2008 and 2009, and September 30, 2010 (unaudited), respectively; 77,450 issued and outstanding pro forma at September 30, 2010 (unaudited)	1	1	2	8
Additional paid-in capital	16,029	23,673	33,671	407,806
Accumulated other comprehensive income	55	169	107	107
Accumulated deficit	(23,707)	(45,690)	(52,044)	(52,044)

Total stockholders' equity (deficit)	(7,622)	(21,847)	(18,264)	355,877

Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$527,152	$468,318	$479,575	$479,575

The accompanying notes are an integral part of these consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Consolidated Statements of Operations

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)
Revenues	$102,295	$170,250	$198,452	$142,965	$179,357
Operating expenses
Service costs (exclusive of amortization of intangible assets shown separately below)	57,833	98,238	114,482	82,941	95,209
Sales and marketing	3,601	15,360	19,994	14,324	16,805
Product development	10,965	14,407	21,502	15,253	19,136
General and administrative	19,584	28,191	28,358	21,076	27,035
Amortization of intangible assets	17,393	33,204	32,152	24,254	24,482

Total operating expenses	109,376	189,400	216,488	157,848	182,667

Loss from operations	(7,081)	(19,150)	(18,036)	(14,883)	(3,310)

Other income (expense)
Interest income	1,415	1,636	494	285	19
Interest expense	(1,245)	(2,131)	(1,759)	(1,508)	(517)
Other income (expense), net	(999)	(250)	(19)	(2)	(164)

Total other expense	(829)	(745)	(1,284)	(1,225)	(662)

Loss before income taxes	(7,910)	(19,895)	(19,320)	(16,108)	(3,972)
Income tax (benefit) provision	(2,293)	(5,736)	2,663	1,990	2,382

Net loss	(5,617)	(14,159)	(21,983)	(18,098)	(6,354)
Cumulative preferred stock dividends	(14,059)	(28,209)	(30,848)	(22,858)	(24,649)

Net loss attributable to common stockholders	$(19,676)	$(42,368)	$(52,831)	$(40,956)	$(31,003)

Net loss per share:
Basic and diluted	$(4.25)	$(5.18)	$(4.73)	$(3.78)	$(2.32)
Weighted average number of shares	4,631	8,184	11,159	10,823	13,350
Pro forma net loss per share:
Basic and diluted (unaudited)			$(0.30)		$(0.08)

Weighted average number of shares used in computing pro forma net loss per share:
Basic and diluted (unaudited)			72,831		75,022

The accompanying notes are an integral part of these consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Deficit

(Information for the nine-month period ended September 30, 2010 is unaudited)

(In thousands, except per share amounts)

	Common stock		Additional paid-in capital amount	Accumulated Other comprehensive income
					Accumulated deficit	Total stockholders' deficit
	Shares	Amount
Balance at March 31, 2007	11,062	$1	$1,727	$—	$(3,931)	$(2,203)
Issuance of common stock	275	—	570	—	—	570
Grant of restricted stock purchase rights	2,622	—	251	—	—	251
Proceeds from the exercise of stock options	145	—	69	—	—	69
Repurchase of restricted stock	(187)	—	—	—	—	—
Stock-based compensation expense	—	—	3,721	—	—	3,721
Unrealized gain on marketable securities	—	—	—	4	—	4
Net loss	—	—	—	—	(5,617)	(5,617)

Comprehensive loss						(5,613)

Balance at December 31, 2007	13,917	1	6,338	4	(9,548)	(3,205)
Grant of restricted stock purchase rights	221	—	18	—	—	18
Issuance of warrants to purchase common stock	—	—	3,475	—	—	3,475
Proceeds from the exercise of stock options	348		376	—	—	376
Repurchase of restricted stock	(13)	—	—	—	—	—
Stock-based compensation expense	—	—	5,745	—	—	5,745
Exchange of warrants to purchase Convertible						—
Series C preferred stock into common stock warrants	—	—	77	—	—	77
Unrealized gain on marketable securities	—	—	—	51	—	51
Net loss	—	—	—	—	(14,159)	(14,159)

Comprehensive loss						(14,108)

Balance at December 31, 2008	14,473	1	16,029	55	(23,707)	(7,622)
Proceeds from the exercise of stock options	289	—	591	—	—	591
Repurchase of restricted stock	(237)	—	—	—	—	—
Stock-based compensation expense	—	—	7,053	—	—	7,053
Unrealized loss on marketable securities	—	—	—	(55)	—	(55)
Foreign currency translation adjustment	—	—	—	169	—	169
Net loss	—	—	—	—	(21,983)	(21,983)

Comprehensive loss						(21,814)

Balance at December 31, 2009	14,525	1	23,673	169	(45,690)	(21,847)
Grant of restricted stock purchase rights (unaudited)	200	—	—	—	—	—
Proceeds from the exercise of stock options (unaudited)	492	1	1,044	—	—	1,045
Issuance of warrants to purchase common stock (unaudited)	—	—	1,880	—	—	1,880
Stock-based compensation expense (unaudited)	—	—	7,074	—	—	7,074
Foreign currency translation adjustment (unaudited)	—	—	—	(62)	—	(62)
Net loss (unaudited)	—	—	—	—	(6,354)	(6,354)

Comprehensive loss (unaudited)	—	—	—	—	—	(6,416)

Balance at September 30, 2010 (unaudited)	15,217	$2	$33,671	$107	$(52,044)	$(18,264)

The accompanying notes are an integral part of these consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(Unaudited)
Cash flows from operating activities
Net loss	$(5,617)	$(14,159)	$(21,983)	$(18,098)	$(16,354)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	20,983	43,710	47,115	34,891	37,445
Deferred income taxes	(2,293)	(5,878)	2,436	1,809	1,971
Stock-based compensation	3,670	5,451	6,791	4,911	6,859
Other	1,108	742	(311)	540	288
Change in operating assets and liabilities, net of effect of acquisitions
Accounts receivable, net	(3,490)	(854)	(4,172)	(2,985)	(5,845)
Prepaid expenses and other current assets	(1,144)	(911)	(437)	(554)	(51)
Deferred registration costs	(8,375)	(3,719)	(3,608)	(4,333)	(7,554)
Deposits with registries	1,599	246	1,329	1,064	(250)
Other assets	(38)	900	1,345	902	321
Accounts payable	(352)	2,554	1,100	1,913	(692)
Accrued expenses and other liabilities	4,140	(1,585)	3,911	2,000	4,110
Deferred revenue	9,352	9,445	5,715	6,432	10,444

Net cash provided by operating activities	19,543	35,942	39,231	28,492	40,692

Cash flows from investing activities
Purchases of property and equipment	(10,735)	(20,103)	(15,327)	(12,036)	(16,540)
Purchases of intangible assets	(12,232)	(19,317)	(22,701)	(14,611)	(34,401)
Purchases of marketable securities	(49,227)	(68,701)	(48,916)	(47,416)	(975)
Proceeds from maturities and sales of marketable securities	11,635	88,837	64,069	40,640	3,275
Investment in equity-method investees	(230)	(58)	—	—	—
Cash paid for acquisitions, net of cash acquired	(38,297)	(60,128)	(525)	(525)	—
Other investing activities	1,070	608	609	(400)	—

Net cash used in investing activities	(98,016)	(78,862)	(22,791)	(34,348)	(48,641)

Cash flows from financing activities
Proceeds from line of credit	17,700	55,000	37,000	37,000	—
Payments on line of credit	(17,750)	—	(82,000)	(42,000)	(10,000)
Repayment of notes payable	(12,499)	(4,000)	(10,000)	(10,000)	—
Capital lease obligation principal paid	(3)	(24)	(581)	(437)	(415)
Proceeds from issuances of common stock, restricted					—
common stock and exercises of stock options	819	376	591	314	1,028
Proceeds from issuances of preferred stock	100,300	35,000	—	—	—
Other financing activities	(304)	(208)	—	—	(980)

Net cash provided by (used in) financing activities	88,263	86,144	(54,990)	(15,123)	(10,367)

Effect of foreign currency on cash and cash equivalents	—	—	169	31	(62)
Change in cash and cash equivalents	9,790	43,224	(38,381)	(20,948)	(18,378)
Cash and cash equivalents, beginning of period	32,975	42,765	85,989	85,989	47,608

Cash and cash equivalents, end of period	$42,765	$85,989	$47,608	$65,041	$29,230

The accompanying notes are an integral part of these consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Supplemental disclosure of cash flows
Cash paid for interest	$1,149	$1,061	$2,129	$1,946	$285
Cash paid for income taxes	105	64	175	123	175
Supplemental disclosure of noncash investing and financing activities
Issuance of common stock warrants in consideration for the LIVESTRONG.com license, services and endorsement rights	—	3,475	—	—	—
Issuance of common stock warrants in consideration for the website development, endorsement and license agreement with Tyra Banks	—	—	—	—	1,880
Issuance of promissory notes payable for acquisition of Pluck Corp.	—	10,000	—	—	—
Deferred acquisition consideration	655	500	—	—	—
Issuance of restricted stock purchase rights for acquisition of assets	—	18	—	—	—
Issuance of common stock for acquisition of assets	70	—	—	—	—
Exchange of warrants to purchase Convertible Series C Preferred Stock to common stock warrants	—	77	—	—	—
Capitalized stock-based compensation	52	714	700	567	656
Property and equipment purchased through accounts payable and accrued expenses	655	239	709	601	2,318
Intangible assets purchased through accounts payable and accrued expenses	99	201	125	5	621

The accompanying notes are an integral part of these consolidated financial statements.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

1. Company Background and Overview

          Demand Media, Inc., together with its consolidated subsidiaries (the "Company") is a Delaware corporation headquartered in Santa Monica, California. The Company's business is focused on an Internet-based model for the professional creation of content at scale, and is comprised of two distinct and complementary service offerings, Content & Media and Registrar. Since March 23, 2006, the Company has completed a number of acquisitions and has accounted for them as business combinations (see Note 18—Business Combinations).

Content & Media

          The Company's Content & Media service offering is engaged in creating media content, primarily consisting of text articles and videos, and delivering it along with its social media and monetization tools to the Company's owned and operated and network of customer websites. Content & Media services are delivered through the Company's Content & Media platform, which includes its content creation studio, social media applications and a system of monetization tools designed to match content with advertisements in a manner that is optimized for revenue yield and end-user experience.

Registrar

          The Company's Registrar service offering provides domain name registration and related value added service subscriptions to third parties through its wholly owned subsidiary, eNom.

Change in Year-End

          Effective with the year ended December 31, 2007, the Company changed its fiscal year-end from March 31 to December 31 and as such, the Company's financial statements for the period ended December 31, 2007 represent a nine-month period from April 1, 2007 to December 31, 2007 (See Note 22—Change in Year End).

Reverse Stock-Split

          In October 2010, the Company's stockholders approved a 1-for-2 reverse stock split of its outstanding common stock, and a proportional adjustment to the existing conversion ratios for each series of preferred stock to be made prior to the effectiveness of the Company's initial public offering. Accordingly, all share and per share amounts for all periods presented in these consolidated financial statements and notes thereto, have been adjusted retrospectively, where applicable, to reflect this reverse split and adjustment of the preferred stock conversion ratio.

2. Summary of Significant Accounting Policies

          A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Principles of Consolidation

          The consolidated financial statements include the accounts of Demand Media, Inc. and its wholly owned subsidiaries. Acquisitions are included in the Company's consolidated financial statements from the date of the acquisition. The Company's purchase accounting resulted in all assets and liabilities of

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

acquired businesses being recorded at their estimated fair values on the acquisition dates. All significant intercompany transactions and balances have been eliminated in consolidation.

          Investments in affiliates over which the Company has the ability to exert significant influence, but does not control and is not the primary beneficiary of, including NameJet, LLC ("NameJet"), are accounted for using the equity method of accounting. Investments in affiliates which the Company has no ability to exert significant influence are accounted for using the cost method of accounting. The Company's proportional shares of affiliate earnings or losses accounted for under the equity method of accounting, which are not material for all periods presented, are included in other income (expense) in the Company's consolidated statements of operations. Affiliated companies are not material individually or in the aggregate to the Company's financial position, results of operations or cash flows for any period presented.

Unaudited Interim Financial Information

          The accompanying interim consolidated balance sheet as of September 30, 2010, the consolidated statements of operations and cash flows for the nine-month periods ended September 30, 2009 and 2010 and the consolidated statement of stockholders' deficit for the nine-month period ended September 30, 2010 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company's statement of financial position as of September 30, 2010 and its results of operations and its cash flows for the nine-month periods ended September 30, 2009 and 2010. The results for the nine-month period ended September 30, 2010 are not necessarily indicative of the results expected for the full year.

Unaudited Pro Forma Balance Sheet and Net Loss Per Share

          In August 2010, the Company's board of directors approved the filing of an initial public offering of the Company's common stock. If the initial public offering is consummated, all of the convertible preferred stock outstanding at September 30, 2010 will automatically convert into 61,842 shares of common stock, including 170 shares of common stock which will be issued to the Series D preferred stockholders due to the adjustment mechanism to the conversion ratio of the Series D preferred stock described in Note 15, and warrants to purchase common stock or convertible preferred stock will automatically net exercise to 390 shares of common stock based on the fair value of the Company's common stock as of September 30, 2010. The unaudited pro forma balance sheet gives effect to the conversion of the preferred stock and reclassification of the preferred stock warrant liability to additional paid-in capital as of September 30, 2010.

          Unaudited pro forma basic and diluted net loss per common share for the year ended December 31, 2009 and the nine-month period ended September 30, 2010 have been computed to give effect to the conversion of the Company's convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred as of January 1, 2009.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

          The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenues, allowance for doubtful accounts, fair value of marketable securities, fair value of the revolving line of credit and notes payable, investments in equity interests, fair value of issued and acquired stock warrants, the assigned value of acquired assets and assumed liabilities in business combinations, useful lives and impairment of property and equipment and intangible assets, goodwill, the fair value of the Company's equity-based awards, and deferred income tax assets and liabilities. Actual results could differ materially from those estimates. On an ongoing basis, the Company evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents. The Company considers funds transferred from its credit card service providers but not yet deposited into its bank accounts at the balance sheet dates, as funds in transit and these amounts are recorded as unrestricted cash, since the amounts are generally settled the day after the outstanding date. Cash and cash equivalents totaled $85,989, $47,608 and $29,230 (unaudited) at December 31, 2008 and 2009, and September 30, 2010, respectively, and consist primarily of checking accounts, money market accounts, money market funds, and short-term certificates of deposit.

Restricted Cash

          As of December 31, 2008, restricted cash consists of a holdback initially withheld by the Company to secure indemnification obligations from the selling shareholders of The Daily Plate (see Note 18—Business Combinations), as well as amounts held on deposit with credit card service providers to provide security for credit card chargebacks. As of September 30, 2010 and December 31, 2009, restricted cash consists of amounts held on deposit with certain credit card service and Internet payment providers, including amounts to provide security for credit card chargebacks. The amounts held on deposit with credit card providers, which are withheld monthly, represent a small percentage of the credit card and Internet payments processed and are remitted to the Company on a rolling basis every 90 days. The Company classifies restricted cash held on deposit with credit card service providers as a noncurrent asset since the credit card reserves, when released on a rolling basis are offset by reserves withheld from current credit card transactions, and therefore are not available to be used in current operations. As of December 31, 2008 and 2009, and September 30, 2010, restricted cash balances of $608, $83 and $66 (unaudited), respectively, are included in other non-current assets.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Investments in Marketable Securities

          Investments in marketable securities are recorded at fair value, with the unrealized gains and losses if any, net of taxes, reported as a component of shareholders' deficit until realized or until a determination is made that an other-than-temporary decline in market value has occurred.

          When the Company does not intend to sell a debt security, and it is more likely than not that the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections. The Company did not have any securities with other-than-temporary impairment at December 31, 2008 and 2009, and September 30, 2010 (unaudited).

          In determining whether other-than-temporary impairment exists for equity securities, management considers: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The Company determined that no impairment of its equity marketable securities existed at December 31, 2008 and 2009, and September 30, 2010 (unaudited).

          The cost of marketable securities sold is based upon the specific identification method and any realized gains or losses on the sale of investments are reflected as a component of interest income or expense. The unrealized gains or losses on short-term marketable securities were not significant for the years ended December 31, 2009 and 2008 and the nine-month period ended December 31, 2007.

          In addition, the Company classifies marketable securities as current or non-current based upon whether such assets are reasonably expected to be realized in cash or sold or consumed during the normal operating cycle of the business.

Accounts Receivable

          Accounts receivable primarily consist of amounts due from:

  •
  Third parties who provide advertising services to the Company's owned and operated websites in exchange for a share of the underlying advertising revenue. Accounts receivable from third parties are recorded as the amount of the revenue share as reported to the Company by the advertising networks and are generally due within 30 to 45 days from the month-end in which the invoice is generated. Certain accounts receivable from these parties are billed quarterly and are due within 45 days from the quarter-end in which the invoice is generated, and are non-interest bearing;

  •
  Social media services customers and include (i) account set-up fees, which are generally billed and collected once set-up services are completed, (ii) monthly recurring services, which are billed in advance of services on a quarterly or monthly basis, (iii) account overages, which are billed when incurred and contractually due, and (iv) consulting services, which are generally

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

    billed in the same manner as set-up fees. Accounts receivable from social media customers are recorded at the invoiced amount, are generally due within 30 days and are non-interest bearing;

  •
  Direct advertisers who engage us to deliver branded advertising impressions. Accounts receivable from direct advertisers are recorded at negotiated advertising rates (customarily based on advertising impressions) and as the related advertising is delivered over the Company's owned and operated websites. Direct advertising accounts receivables are due within 30 to 60 days from the date the advertising services are delivered and billed; and,

  •
  Customers who syndicate the Company's content over their websites in exchange for a share of related advertising revenue. Accounts receivable from these customers are recorded at the revenue share as reported by the underlying customers and are due within 30 to 45 days.

          The Company's Registrar services are primarily conducted on a prepaid basis or through credit card or Internet payments processed at the time a transaction is consummated, and as such, the Company does not carry receivables related to these business activities.

          Receivables from registries represent refundable amounts for registrations that were placed on auto-renew status by the registries, but were not explicitly renewed by a registrant as of the balance sheet dates. Registry services accounts receivable is recorded at the amount of registration fees paid by the Company to a registry for all registrations placed on auto-renew status. Subsequent to the lapse of a prior registration period, a registrant either renews the applicable domain name with the Company, which results in the application of the refundable amount to a consummated transaction, or the registrant lets the domain name registration expire, which results in a refund of the applicable amount from a registry to the Company.

          The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables from its customers based on its best estimate of the amount of probable losses in existing accounts receivable. The Company determines the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. In addition, past due balances over 90 days and specific other balances are reviewed individually for collectibility at least quarterly.

          The allowance for doubtful account activity for the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009 is as follows:

	Balance at beginning of period	Charged to costs and expenses	Write-offs, net of recoveries	Balance at end of period
Allowance for doubtful accounts:
December 31, 2007	$103	$40	$—	$143
December 31, 2008	143	672	402	413
December 31, 2009	413	178	199	392

Long-lived Assets

          The Company evaluates the recoverability of long-lived assets with finite useful lives for impairment when events or changes in circumstances indicate that the carrying amount of an asset

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

group may not be recoverable. Such trigger events or changes in circumstances may include: a significant decrease in the market price of a long-lived asset, a significant adverse change in the extent or manner in which a long-lived asset is being used, significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrates continuing losses associated with the use of a long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. Fair value is determined based upon estimated discounted future cash flows. Through December 31, 2009 and September 30, 2010 (unaudited), the Company has identified no such impairment loss. Assets to be disposed of would be separately presented on the balance sheets and reported at the lower of their carrying amount or fair value less costs to sell, and would no longer be depreciated or amortized.

Property and equipment

          Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Computer equipment is amortized over two to five years, software is amortized over two to three years, and furniture and fixtures are amortized over seven to ten years. Leasehold improvements are amortized straight-line over the shorter of the remaining lease term or the estimated useful lives of the improvements ranging from one to ten years. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's financial statements with the resulting gain or loss reflected in the Company's results of operations. Repairs and maintenance costs are expensed as incurred. In the event that property and equipment is no longer in use, the Company will record a loss on disposal of the property and equipment, which is computed as the net remaining value (gross amount of property and equipment less accumulated depreciation expense) of the related equipment at the date of disposal.

Intangibles—Undeveloped Websites

          The Company capitalizes costs incurred to acquire and to initially register its owned and operated undeveloped websites (i.e. Uniform Resource Locators). The Company amortizes these costs over the expected useful life of the underlying undeveloped websites on a straight-line basis. The expected useful lives of the website names range from 12 months to 84 months. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience with domain names of similar quality and value.

          In order to maintain the rights to each undeveloped website acquired, the Company pays periodic renewal registration fees, which generally cover a minimum period of 12 months. The Company records renewal registration fees of website name intangible assets in deferred registration costs and amortizes the cost over the renewal registration period, which is included in service costs.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Intangibles—Media Content

          The Company capitalizes the costs incurred to acquire and deploy its media content used to facilitate the generation of advertising revenue. Capitalized content is amortized on a straight-line basis over five years, representing the Company's estimate of the pattern that the underlying economic benefits are expected to be realized and based on its estimates of the projected cash flows from advertising revenues expected to be generated by the deployment of its content. These estimates are based on the Company's plans and projections, comparison of the economic returns generated by its content of comparable quality and an analysis of historical cash flows generated by that content to date.

Intangibles—Acquired in Business Combinations

          The Company performs valuations on each acquisition accounted for as a business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. Acquired intangible assets include: trade names, non-compete agreements, owned website names, customer relationships, technology, media content, and content publisher relationships. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are generally amortized over their estimated useful lives using the straight line method which approximates the pattern in which the economic benefits are consumed.

Goodwill

          Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. The Company tests goodwill for impairment annually during the fourth quarter of its fiscal year or when events or circumstances change that would indicate that goodwill might be permanently impaired. Events or circumstances which could trigger an impairment review include, but are not limited to a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

          The testing for a potential impairment of goodwill involves a two-step process. The first step is to identify whether a potential impairment exists by comparing the estimated fair values of the Company's reporting units with their respective book values, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, then the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss, if any. The amount of the impairment loss is the excess of the carrying amount of the goodwill over its implied fair value. The estimate of implied fair value of goodwill is primarily based on an estimate of the discounted cash flows expected to result from that reporting unit but may require valuations of certain internally generated and unrecognized intangible assets such as the Company's software, technology, patents and trademarks. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Operating Leases

          For operating leases that include escalation clauses over the term of the lease, the Company recognizes rent expense on a straight-line basis and the difference between expense and amounts paid are recorded as deferred rent in current and long-term liabilities.

Revenue Recognition

          The Company recognizes revenue when four basic criteria are met: persuasive evidence of a sales arrangement exists; performance of services has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. The Company considers persuasive evidence of a sales arrangement to be the receipt of a signed contract or insertion order. Collectability is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. The Company records cash received in advance of revenue recognition as deferred revenue.

          For arrangements with multiple elements, the Company allocates revenue to each element if all of the following three criteria have been met: (i) the delivered item(s) has value to the customer on a standalone basis; (ii) there is objective and reliable evidence of the fair value of the undelivered item(s); and, (iii) if a general right of return exists relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. If there is objective and reliable evidence of fair value for all elements in the arrangement, the Company allocates the total arrangement fee to each of the elements based on their relative fair values. If there is objective and reliable evidence of the fair value of the undelivered element but not the delivered element, the Company allocates the total arrangement fee using the residual method.

          The Company's revenues are principally derived from the following services:

Content & Media

          Advertising Revenue.    Advertising revenue is generated by performance-based Internet advertising, such as cost-per-click, or CPC, in which an advertiser pays only when a user clicks on its advertisement that is displayed on the Company's owned and operated websites and customer websites; fees generated by users viewing third-party website banners and text-link advertisements; fees generated by enabling customer leads or registrations for partners; and fees from referring users to, or from users making purchases on, sponsors' websites. In determining whether an arrangement exists, the Company ensures that a binding arrangement is in place, such as a standard insertion order or a fully executed customer-specific agreement. Obligations pursuant to the Company's advertising revenue arrangement typically include a minimum number of impressions or the satisfaction of the other performance criteria. Revenue from performance-based arrangements, including referral revenues, is recognized as the related performance criteria are met. The Company assesses whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and an analysis of the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of third-party performance data to the contractual

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

performance obligation and to internal or customer performance data in circumstances where that data is available.

          When the Company enters into advertising revenue sharing arrangements where it acts as the primary obligor, the Company recognizes the underlying revenue on a gross basis. In determining whether to report revenues gross for the amount of fees received from the advertising networks, the Company assesses whether it maintains the principal relationship with the advertising network, whether it bears the credit risk and whether it has latitude in establishing prices. In circumstances where the customer acts as the primary obligor, the Company recognizes the underlying revenue on a net basis.

          In certain cases, the Company records revenue based on available and preliminary information from third parties. Amounts collected on the related receivables may vary from reported information based upon third party refinement of estimated and reported amounts owing that occurs typically within 30 days of the period end. For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009 and the nine-month periods ended September 30, 2009 and 2010 (unaudited), the difference between the amounts recognized based on preliminary information and cash collected was not material.

          Subscription Services and Social Media Services.    Subscription services revenue is generated through the sale of membership fees paid to access content available on certain owned and operated websites. The majority of the memberships range from 6 to 12 month terms, and renews automatically at the end of the membership term, if not previously cancelled. Membership revenue is recognized on a straight-line basis over the membership term.

          The Company configures, hosts, and maintains its platform social media services under private-labeled versions of software for commercial customers. The Company earns revenues from its social media services through initial set-up fees, recurring management support fees, overage fees in excess of standard usage terms, and outside consulting fees. Due to the fact that social media services customers have no contractual right to take possession of the Company's private labeled software, the Company accounts for its social media services as service arrangements, whereby social media services revenues are recognized when persuasive evidence of an arrangement exists, delivery of the service has occurred and no significant obligations remain, the selling price is fixed or determinable, and collectibility is reasonably assured.

          Social media service arrangements may contain multiple elements, including, but not limited to, single arrangements containing set-up fees, monthly support fees and overage billings and consulting services. To the extent that consulting services have value on a standalone basis and there is objective and reliable evidence of social media services, the Company allocates revenue to each element based upon each element's objective and reliable evidence of fair value. Objective and reliable evidence of fair value for all elements of a service arrangement is based upon the Company's normal pricing and discounting practices for those services when such services are sold separately. To date, substantially all consulting services entered into concurrent with the original social media service arrangements are not treated as separate deliverables as such services are essential to the functionality of the hosted social media services and do not have value to the customer on a standalone basis. Such fees are recognized

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

as revenue on a straight-line basis over the greater of the contractual or estimated customer life once monthly recurring services have commenced. Fees for other items are recognized as follows:

  •
  Customer set-up fees:  set-up fees are generally paid prior to the commencement of monthly recurring services. The Company initially defers its set-up fees and recognizes the related revenue straight-line over the greater of the contractual or estimated customer life once monthly recurring services have commenced;

  •
  Monthly support fees:  recognized each month at contractual rates; and,

  •
  Overage billings:  recognized when delivered and at contractual rates in excess of standard usage terms.

          The Company determines the estimated customer life based on analysis of historical attrition rates, average contractual term and renewal expectations. The Company periodically reviews the estimated customer life at least quarterly and when events or changes in circumstances, such as significant customer attrition relative to expected historical of projected future results, occur. Outside consulting services performed for customers on a stand-alone basis are recognized ratably as services are performed at contractual rates.

Registrar

          Domain Name Registration Service Fees.    Registration fees charged to third parties in connection with new, renewed, and transferred domain name registrations are recognized on a straight-line basis over the registration term, which range from one to ten years. Payments received in advance of the domain name registration term are included in deferred revenue in the accompanying consolidated balance sheets. The registration term and related revenue recognition commences once the Company confirms that the requested domain name has been recorded in the appropriate registry under contractual performance standards. Associated direct and incremental costs, which principally consist of registry and ICANN fees, are also deferred and amortized to service costs on a straight-line basis over the registration term.

          The Company's wholly owned subsidiary, eNom, is an Internet Corporation for Assignment of Names and Numbers ("ICANN") accredited registrar. Thus, the Company is the primary obligor with its reseller and retail registrant customers and is responsible for the fulfillment of its registrar services. As a result, the Company reports revenue derived from the fees it receives from resellers and retail registrant customers for registrations on a gross basis in the accompanying consolidated statements of operations. A minority of the Company's resellers have contracted with the Company to provide billing and credit card processing services to the resellers' retail customer base in addition to domain name registration services. Under these circumstances, the cash collected from these resellers' retail customer base is in excess of the fixed amount per transaction that the Company charges for domain name registration services. As such, these amounts which are collected for the benefit of the reseller are not recognized as revenue and are recorded as a liability until remitted to the reseller on a periodic basis. Revenue from these resellers is reported on a net basis because the reseller determines the price to charge retail customers and maintains the primary customer relationship.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Value Added Services

          Revenue from online value added services, which include, but not limited to web hosting services, email services, domain name identification protection, charges associated with alternative payment methods, and security certificates, is recognized on a straight-line basis over the period in which services are provided. Payments received in advance of services being provided are included in deferred revenue.

Auction Service Revenues

          Domain name auction service revenues represent fees received from selling third-party owned domains through an online bidding process primarily through NameJet, a domain name aftermarket auction company formed in October 2007 by the Company and an unrelated third party. For names sold through the auction process that are registered on the Company's registrar platform upon sale, the Company has determined that auction revenues and related registration revenues represent separate units of accounting given the domain name has value to the customers on a standalone basis, and there is objective and reliable evidence of the fair value of the registration service. As a result, the Company recognizes the related registration fees on a straight-line basis over the registration term. The Company recognizes the bidding portion of auction revenues upon sale, net of payments to third parties since it is acting as an agent only.

Service Costs

          Service costs consist primarily of fees paid to registries and ICANN associated with domain registrations, advertising revenues recognized by the Company and shared with its customers as a result of its revenue-sharing arrangements, such as traffic acquisition costs and content revenue-sharing arrangements, Internet connection and co-location charges and other platform operating expenses associated with the Company's owned and operated and customer websites, including depreciation of the systems and hardware used to build and operate the Company's Content & Media platform and Registrar, personnel costs relating to in-house editorial, customer service and information technology.

          Registry fee expenses consist of payments to entities accredited by ICANN as the designated registry related to each top level domain ("TLD"). These payments are generally fixed dollar amounts per domain name registration period and are recognized on a straight-line basis over the registration term. The costs of renewal registration fee expenses for owned and operated undeveloped websites are also included in service costs. Amortization of the cost of website names and media content owned by the Company is included in amortization of intangible assets.

Deferred Revenue and Deferred Registration Costs

          Deferred revenue consists of amounts received from customers in advance of the Company's performance for domain name registration services, subscription services for premium media content, social media services and online value added services. Deferred revenue is recognized as revenue on a systematic basis that is proportionate to the unexpired term of the related domain name registration,

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

media subscription as services are rendered, over customer useful life, or online value added service period.

          Deferred registration costs represent incremental direct costs made to registries, ICAAN, and other third parties for domain name registrations and are recorded as a deferred cost on the balance sheets. Deferred registration costs are amortized to expense on a straight-line basis concurrently with the recognition of the related domain name registration revenue and are included in service costs.

Stock-Based Compensation

          Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period, on a straight-line basis. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options that do not include market conditions. Stock-based awards are comprised principally of stock options and restricted stock purchase rights ("RSPR").

          Some employee awards granted by the Company contain certain performance and/or market conditions. The Company recognizes compensation cost for awards with performance conditions based upon the probability of that performance condition being met, net of an estimate of pre-vesting forfeitures. Awards granted with performance and/or market conditions are amortized using the graded vesting method.

          The effect of a market condition is reflected in the award's fair value on the grant date. The Company uses a binomial lattice model to determine the grant date fair value of awards with market conditions. All compensation cost for an award that has a market condition is recognized as the requisite service period is fulfilled, even if the market condition is never satisfied.

          Stock-based awards issued to non-employees are accounted for at fair value determined using the Black-Scholes option-pricing model. Management believes that the fair value of the stock options is more reliably measured than the fair value of the services received. The fair value of each non-employee stock-based compensation award is re-measured each period until a commitment date is reached, which is generally the vesting date.

Advertising Costs

          Advertising costs are expensed as incurred and generally consist of Internet based advertising, sponsorships, and trade shows. Such costs are included in sales and marketing expense in Company's consolidated statements of operations. Advertising expense was $450, $1,097 and $2,230 for the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009, respectively.

Product Development and Software Development Costs

          Product development expenses consist primarily of expenses incurred in research and development, software engineering and web design activities and related personnel compensation to create, enhance and deploy our software infrastructure. Product and software development costs, other

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

than software development costs qualifying for capitalization, are expensed as incurred. Costs of computer software developed or obtained for internal use that are incurred in the preliminary project and post implementation stages are expensed as incurred. Certain costs incurred during the application and development stage, which include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing additional features and functionality of the services, are capitalized. The estimated useful life of costs capitalized is evaluated for each specific project. Capitalized costs are generally amortized using the straight-line method over a three year estimated useful life, beginning in the period in which the software is ready for its intended use. Unamortized amounts are included in property and equipment, net in the accompanying consolidated balance sheets. Capitalized software development costs totaled $10,198 (net of $3,123 accumulated amortization), $13,696 (net of $7,603 accumulated amortization) and $15,896 (net of $12,300 accumulated amortization) (unaudited) as of December 31, 2008 and 2009, and September 30, 2010, respectively.

Preferred Stock Warrants

          Preferred stock warrants on shares subject to mandatory or contingent redemption are classified as liabilities as the underlying preferred stock contains provisions that allow the holders the right to receive cash in the event of a deemed liquidation. Preferred stock warrants are recorded at fair value and are remeasured each reporting period, with changes in fair value recorded in other income (expense) in the accompanying statements of operations.

Income Taxes

          Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets and recognizes a valuation allowance for its deferred tax assets when it is more likely than not that a future benefit on such deferred tax assets will not be realized.

          The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax (benefit) provision in the accompanying statements of operations.

Net Loss Per Share

          Basic loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net loss attributable to common stockholders is increased for cumulative preferred stock dividends earned during the period. Diluted loss per share is computed by dividing the net loss attributable to common stockholders by the

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

weighted average common shares outstanding plus potentially dilutive common shares. Because the Company reported losses for the periods presented, all potentially dilutive common shares comprising of stock options, RSPRs, warrants and convertible preferred stock are antidilutive.

          RSPRs are considered outstanding common shares and included in the computation of basic earnings per share as of the date that all necessary conditions of vesting are satisfied. RSPRs are excluded from the dilutive earnings per share calculation when their impact is antidilutive. Prior to satisfaction of all conditions of vesting, unvested RSPRs are considered contingently issuable shares and are excluded from weighted average common shares outstanding.

Foreign Currency Transactions

          Foreign currency transaction gains and losses are charged or credited to earnings as incurred. During the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009, the Company recorded a gain of $103, a loss of $342 and a gain of $52, respectively, in other income (expense) in the accompanying statements of operations associated with foreign currency transactions.

Foreign Currency Translation

          The financial statements of foreign subsidiaries are translated into U.S. dollars. Where the functional currency of a foreign subsidiary is its local currency, balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period. Gains and losses resulting from translation are accumulated in accumulated other comprehensive earnings (loss) within stockholders' deficit.

Fair Value of Financial Instruments

          For the year ended December 31, 2008, the Company commenced providing expanded disclosures about fair value measurements for financial assets and financial liabilities. The Company elected to defer the disclosure requirements for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually, until January 1, 2009.

          Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures its financial assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

  •
  Level 1—valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

  •
  Level 2—valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 includes U.S. Treasury, U.S. government and agency debt securities, and certain corporate obligations. Valuations are usually obtained from third party pricing services for identical or comparable assets or liabilities.

  •
  Level 3—valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

          In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

          The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, receivables from domain name registries, registry deposits, accounts payable, accrued liabilities and customer deposits approximate fair value because of their short maturities. The carrying amount of the Company's notes payable approximates fair value based on interest rates that would be available for similar debt obligations having similar maturity terms as of the balance sheet dates. The fair value of the Company's revolving line of credit is estimated using discounted cash flows based on the Company's incremental borrowing rates of similar types of borrowings. The fair value of the Company's revolving line of credit was approximately $53,100 and $10,000 at December 31, 2008 and 2009, respectively. The Company's investments in marketable securities and its Series C preferred stock warrant liability are recorded at fair value. Certain assets, including equity investments, investments held at cost, goodwill and intangible assets are also subject to measurement at fair value on a nonrecurring basis, if they are deemed to be impaired as the result of an impairment review. During the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010 (unaudited), no impairments were recorded on those assets required to be measured at fair value on a nonrecurring basis.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          Financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2008, were as follows:

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents(1)	$—	$72,417	$—	$72,417
Obligations of U.S. government-sponsored agencies(2)	—	14,006	—	14,006
Corporate obligations(2)	—	2,499	—	2,499

Total assets at fair value	$—	$88,922	$—	$88,922

Liabilities
Series C preferred stock warrants(3)	—	—	166	166

Total liabilities at fair value	$—	$—	$166	$166

(1)
—   comprises money market funds which are included in Cash and cash equivalents in the accompanying balance sheet

(2)
—   included in Marketable securities in the accompanying balance sheet

(3)
—   included in Other liabilities in the accompanying balance sheet

          Financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2009, were as follows:

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents(1)	$—	$31,861	$—	$31,861
Corporate obligations(2)	—	800	—	800

Total assets at fair value	$—	$32,661	$—	$32,661

Liabilities
Series C preferred stock warrants(3)	—	—	225	225

Total liabilities at fair value	$—	$—	$225	$225

(1)
—   comprises money market funds which are included in Cash and cash equivalents in the accompanying balance sheet

(2)
—   included in Marketable securities in the accompanying balance sheet

(3)
—   included in Other liabilities in the accompanying balance sheet

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          Financial assets and liabilities carried at fair value on a recurring basis as of September 30, 2010, were as follows:

	Level 1	Level 2	Level 3	Total
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets
Cash equivalents(1)	$—	$21,700	$—	$21,700

Total assets at fair value	$—	$21,700	$—	$21,700

Liabilities
Series C preferred stock warrants(2)	—	—	387	387

Total liabilities at fair value	$—	$—	$387	$387

(1)
—   comprises money market funds which are included in Cash and cash equivalents in the accompanying balance sheet

(2)
—   included in Other liabilities in the accompanying balance sheet

          There were no transfers between levels within the fair value hierarchy for the periods presented.

          The Company chose not to elect the fair value option for its financial assets and liabilities that had not been previously carried at fair value. Therefore, material financial assets and liabilities not carried at fair value, such as the Company's notes payable, revolving line of credit and trade accounts receivable and payables, are reported at their carrying values.

          For financial assets that utilize Level 1 and Level 2 inputs, the Company utilizes both direct and indirect observable price quotes, including quoted market prices (Level 1 inputs) or inputs that are derived principally from or corroborated by observable market data (Level 2 inputs). The fair value of the Company's Series C preferred stock warrants (Note 16) was classified as a Level 3 instrument, as it uses unobservable inputs and requires management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such financial instruments.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

          Assets and liabilities carried at fair value on a recurring basis using significant unobservable inputs (Level 3) were as follows:

	Auction Rate Securities	Series C Preferred Stock Warrants
Balance at December 31, 2007	$26,774	$593
Change in fair value included in earnings(1)	—	(350)
Purchases	8,100	—
Sales	(34,874)	—
Exchanges	—	(77)

Balance at December 31, 2008	—	166
Change in fair value included in earnings(1)	—	59

Balance at December 31, 2009	—	225
Change in fair value included in earnings(1) (unaudited)	—	162

Balance at September 30, 2010 (unaudited)	$—	$387

(1)
included in Other income (expense) in the accompanying statements of operations

          At December 31, 2007, the Company held investments in auction rate securities of $26,774. Observable market information was not available to determine the fair value of the Company's investments in auction rate securities ("ARS"). Therefore, the Company estimated their fair value using valuation models that relied on Level 3 inputs including those that are based on expected cash flow streams and collateral values, assessments of counterparty credit quality, default risk underlying the security, market discount rates and overall capital market liquidity. During the year ended December 31, 2008, the Company sold all its investments in auction rate securities at par value.

Recent Accounting Pronouncements

          In August 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2009-05, Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value. This update provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach. The guidance in this update was effective for the quarter beginning October 1, 2009 and did not have a significant impact on the Company's financial statements.

          In June 2009, the FASB issued ASU 2009-17 which amends prior guidance to require an enterprise to replace the quantitative-based analysis in determining whether the enterprise's variable

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

interest or interests give it controlling financial interest in a variable interest entity with a more qualitative approach by providing additional guidance regarding considerations for consolidating an entity. This guidance also requires enhanced disclosures to provide users of financial information with more transparent information about the enterprise's involvement in a variable interest entity. This statement was effective for January 1, 2010, and did not have a significant impact on the Company's consolidated financial statements.

          In October 2009, the FASB issued Update No. 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force ("ASU 2009-13"). ASU 2009-13 provides amendments to the criteria in ASC 605-25 "Multiple-Element Arrangements" for separating consideration in multiple-deliverable arrangements. As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing accounting guidance. ASU 2009-13: 1) establishes a selling price hierarchy for determining the selling price of a deliverable, 2) eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, 3) requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis, 4) significantly expands the disclosures related to a vendor's multiple-deliverable revenue arrangements. ASU 2009- 13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, the Company may retrospectively apply the guidance to all periods. The Company plans to adopt ASU 2009-14 using the prospective method effective January 1, 2011. The adoption of this accounting standard is not expected to have a material impact on the Company's financial position or results of operations.

          In October 2009, the FASB issued Update No. 2009-14, Software (Topic 985)—Certain Revenue Arrangements That Include Software Elements, a consensus of the FASB Emerging Issues Task Force ("ASU 2009-14"). ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements and provides additional guidance on how to determine which software, if any, relating to tangible product would be excluded from the scope of the software revenue guidance. In addition, ASU 2009-14 provides guidance on how a vendor should allocate arrangement consideration to deliverables in an arrangement that includes both tangible products and software. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, the Company may retrospectively apply the guidance to all periods. The Company plans to adopt ASU 2009-14 using the prospective method effective January 1, 2011 and this adoption is not expected to have a material impact on the Company's financial position or results of operations.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

3. Property and Equipment

          Property and equipment consisted of the following:

	December 31,
	2008	2009
Computers and other related equipment	$21,012	$23,479
Purchased and internally developed software	17,490	28,233
Furniture and fixtures	1,588	1,959
Leasehold improvements	1,620	2,070

	41,710	55,741
Less accumulated depreciation	(12,757)	(25,099)

Property and equipment, net	$28,953	$30,642

          During the years ended December 31, 2008 and 2009, the Company wrote-off $2,756 and $2,621, respectively, of gross property and equipment associated with computers and other related equipment, and $1,979 and $2,316, respectively, of accumulated depreciation. These fixed asset write-offs were mostly identified through the Company's annual fixed asset physical inventory and were primarily related to disposals of assets with a zero net book value or assets that were deemed to be obsolete or inoperable. As a result and for the years ended December 31, 2008 and 2009, the Company recorded a loss on disposal of property and equipment of approximately $777 and $305, respectively, which is included in general and administrative expenses on the Company's statements of operations.

          At December 31, 2009, total software under capital lease and vendor financing obligations consisted of $1,633 with accumulated amortization of $499. Amortization expense for assets under capital lease and vendor financing obligations for the year ended December 31, 2009 was $499.

          Depreciation and software amortization expense, which includes a loss on disposal of property and equipment of approximately $0, $777, $305, $0 (unaudited) and $83 (unaudited) for the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009 and the nine-month period ended September 30, 2009 and 2010, respectively, by classification is shown below:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Service costs	$2,581	$8,158	$11,882	$8,435	$10,424
Sales and marketing	42	94	184	137	128
Product development	509	1,094	1,434	1,033	996
General and administrative	458	1,160	1,463	1,032	1,415

Total depreciation	$3,590	$10,506	$14,963	$10,637	$12,963

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

4. Intangible Assets

          Intangible assets consist of the following:

	December 31, 2008
	Gross carrying amount	Accumulated amortization	Net	Weighted average useful life
Owned website names	$36,275	$(20,377)	$15,898	4.1
Customer relationships	21,946	(9,987)	11,959	5.8
Media content	41,611	(12,378)	29,233	5.5
Technology	34,259	(8,719)	25,540	6.1
Non-compete agreements	14,248	(9,069)	5,179	3.3
Trade names	11,173	(1,580)	9,593	14.8
Content publisher relationships	2,113	(694)	1,419	5.0

	$161,625	$(62,804)	$98,821	5.8

	December 31, 2009
	Gross carrying amount	Accumulated amortization	Net	Weighted average useful life
Owned website names	$42,127	$(29,577)	$12,550	3.9
Customer relationships	21,946	(13,473)	8,473	5.8
Media content	56,619	(19,933)	36,686	5.4
Technology	34,259	(14,260)	19,999	6.1
Non-compete agreements	14,248	(12,722)	1,526	3.3
Trade names	11,013	(2,594)	8,419	14.8
Content publisher relationships	2,113	(932)	1,181	5.0

	$182,325	$(93,491)	$88,834	5.6

	September 30, 2010
	Gross carrying amount	Accumulated amortization	Net	Weighted average useful life
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Owned website names	$45,240	$(34,491)	$10,749	3.7
Customer relationships	21,946	(15,947)	5,999	5.8
Media content	87,654	(30,144)	57,510	5.1
Technology	34,259	(18,216)	16,043	6.1
Non-compete agreements	14,248	(14,163)	85	3.3
Trade names	11,013	(3,361)	7,652	14.8
Content publisher relationships	2,113	(1,108)	1,005	5.0

	$216,473	$(117,430)	$99,043	5.4

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

4. Intangible Assets (Continued)

          Identifiable finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense by classification is shown below:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Service costs	$9,824	$18,474	$18,607	$13,862	$15,976
Sales and marketing	3,305	4,471	3,486	2,649	2,475
Product development	1,704	5,041	5,541	4,179	3,955
General and administrative	2,560	5,218	4,518	3,564	2,076

Total amortization	$17,393	$33,204	$32,152	$24,254	$24,482

          Based upon the current amount of intangible assets subject to amortization, the estimated amortization expense for the next five years as of December 31, 2009 is as follows: $27,126 in 2010, $21,315 in 2011, $16,866 in 2012, $11,672 in 2013, $6,809 in 2014 and $5,011 thereafter.

5. Goodwill

          The following table presents the changes in the Company's goodwill balance:

Balance at March 31, 2007	$155,114
Goodwill arising from acquisitions	26,877
Adjustments related to prior year acquisitions	602

Balance at December 31, 2007	$182,593
Goodwill arising from acquisitions	42,540
Adjustments related to prior year acquisitions	69

Balance at December 31, 2008	$225,202
Adjustment related to sale of certain online game businesses	(282)

Balance at December 31, 2009 and September 30, 2010 (unaudited)	$224,920

          In December 2009, the Company completed the sale of one of the Company's businesses acquired in conjunction with one of the Company's acquisitions during the year ended March 31, 2007, and certain company-owned assets, for aggregate cash consideration of $1,000. The combined and historical results of operations of this business was not significant in the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009. The disposed assets included media content with an initial book value of $1,259 (fully amortized at the time of sale), trade names with an initial book value of $160 ($24 of accumulated amortization at the time of sale), and allocated goodwill of $282. In conjunction with this sale, the Company recorded a pretax gain on sale of $582, which is included as an offset against general and administrative expenses in the accompanying statements of operations.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

5. Goodwill (Continued)

          Adjustments to goodwill during the nine-month period ended December 31, 2007 and the year ended December 31, 2008 represented additional acquisition costs recorded during the year that related to acquisitions made in the preceding year(s).

6. Investments in Marketable Securities

          Marketable securities consisted of the:

	Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2008
Certificates of deposit	$1,000	$2	$—	$1,002
Obligations of U.S. government-sponsored agencies	13,962	44	—	14,006
Corporate obligations	2,490	9	—	2,499

Total marketable securities	$17,452	$55	$—	$17,507

December 31, 2009
Certificates of deposit	$1,500	$—	$—	$1,500
Corporate obligations	800	—	—	800

Total marketable securities	$2,300	$—	$—	$2,300

          In April 2010 the Company sold all its investments in marketable securities at par value.

          Realized gains and losses from sales of marketable securities are included in interest income, net, in the consolidated statements of operations and were not significant for the nine-month period ended December 31, 2007, the years ended December 31, 2009 and 2008 and the nine-month periods ended September 30, 2009 and 2010 (unaudited). The Company recognizes realized gains and losses upon sale of marketable securities using the specific identification method.

7. Other Balance Sheets Items

          Accounts receivable, net consisted of the following:

	December 31, 2008	December 31, 2009	September 30, 2010
			(unaudited)
Accounts receivable—trade	$11,640	$16,277	$22,150
Receivables from registries	3,059	2,364	2,245

Accounts receivable, net	$14,699	$18,641	$24,395

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

7. Other Balance Sheets Items (Continued)

          Accrued expenses and other liabilities consisted of the following:

	December 31, 2008	December 31, 2009	September 30, 2010
			(unaudited)
Accrued payroll and related items	$3,027	$5,795	$6,921
Domain owners' royalties payable	426	1,078	1,262
Commissions payable	2,229	2,597	2,662
Customer deposits	4,540	5,014	4,951
Other	6,189	5,702	10,878

Accrued expenses and other liabilities	$16,411	$20,186	$26,674

8. Commitments and Contingencies

Leases

          The Company conducts its operations utilizing leased office facilities in various locations. The Company's leases expire between January 2010 and July 2013.

          The following is a schedule of future minimum lease payments under operating and capital leases as of December 31, 2009:

	Operating Leases	Capital Leases
Year ending December 31,
2010	$3,745	$532
2011	3,338	532
2012	2,312	—
2013	1,195	—

Total minimum lease payments	$10,590	$1,064

Less interest expense		(25)

Capital lease obligation		$1,039

          As of December 31, 2009, capital lease obligations of $551 and $488 are included in accrued expenses and other liabilities, non-current, respectively.

          Rent expense incurred by the Company was $1,706, $3,601 and $3,776, respectively, for the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009. As of December 31, 2008 and 2009, the Company recorded a deferred rent liability included in accrued expenses and other liabilities in the accompanying consolidated balance sheets of $516 and $634, respectively.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

8. Commitments and Contingencies (Continued)

Letters of Credit

          At December 31, 2008 and 2009, the Company had outstanding letters of credit with the Company's primary commercial bank for approximately $7,100 and $6,800, respectively. In May 2008 and in October 2008, under the Company's $100,000 revolving credit agreement (see Note 9—Notes Payable and Revolving Line of Credit), the Company entered into three new standby letter of credit arrangements totaling $5,400, associated with certain payment arrangements with domain name registries and a $1,700 standby letter of credit, which replaced an existing standby letter of credit related to a security agreement under a real estate lease. In August 2009, the standby letter of credit related to a real estate lease was reduced by $300.

Litigation

          On August 10, 2010, the Company, Clearspring Technologies, Inc., or Clearspring, and six other defendants were named in a putative class-action lawsuit filed in the U.S. District Court, Central District of California. The lawsuit alleges a variety of causes of action, including violations of privacy and consumer rights. The plaintiffs claim that Clearspring worked with the Company and each of the other defendants to circumvent users' privacy expectations by installing a tracking device and accessing users' computers to obtain user personal information and data. Plaintiffs seek actual and statutory damages, restitution and to recover their attorney's fees and costs in the litigation. Plaintiffs allege that their aggregate claims exceed the sum of $5,000 (unaudited). As of October 28, 2010, the Company has not been served with the complaint. The Company has not accrued for any loss contingency relating to this matter as it does not believe that a loss is probable and intends to vigorously defend this position. The Company is unable to estimate a range of possible loss relating to this matter.

          From time to time, the Company is involved in various claims, lawsuits and pending actions against the Company in the normal course of its business. The Company believes that the ultimate resolution of such claims, lawsuits and pending actions will not have a material adverse effect on its financial position, results of operations or cash flows.

Taxes

          From time to time, various federal, state and other jurisdictional tax authorities undertake review of the Company and its filings. In evaluating the exposure associated with various tax filing positions, the Company accrues charges for possible exposures. The Company believes any adjustments that may ultimately be required as a result of any of these reviews will not be material to its consolidated financial statements.

Expired Domain Name Agreement

          On February 14, 2008, the Company entered into a three-year contract with an existing customer to manage certain expired website names owned and operated by the customer, as amended (the "Amended Domain Agreement"). Under the Amended Domain Agreement: (i) the Company manages its customer's revenues and sales of its website names in exchange for a revenue share; (ii) the Company committed to provide the customer with a minimum of $1,750 of revenues per year (the

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

8. Commitments and Contingencies (Continued)

"Annual Guarantee") for a total of $5,250 over the three year contractual period and (iii) in the event annual revenues generated under the Amended Domain Agreement are less than the Annual Guarantee (as defined), the Company is able to satisfy the difference through the purchase of the customer's then existing website names (as defined). The Amended Domain Agreement can be terminated without penalty by either the Company or the customer within 60 days prior to the end of each annual renewal period.

          Gross revenues generated through the sale and management of the customer's website names revenues was $332 and $349 during the years ended December 31, 2008 and 2009, respectively. The remaining Annual Guarantee for the years ended December 31, 2008 and 2009 was satisfied through the purchase of website names for the Company's own use in April 2009 and March 2010, respectively.

Domain Name Asset Purchase Agreement

          On February 9, 2009, the Company entered into an agreement with an unrelated party to purchase $1,000 of website names and to manage certain expired website names owned and operated by the customer in exchange for a revenue share (the "Domain Name Asset Purchase Agreement"). The Domain Name Asset Purchase Agreement expired in August 2010. In conjunction with the Domain Name Asset Purchase Agreement and beginning in June 2009, the Company also committed to purchase at least $300 of expired website names every sixty-day period or a total of $1,800 over the thirty-month contractual period. The contract can be terminated by either the Company or the counter party within 30 days prior to the end of each annual renewal period. The aggregate value of expired website names purchased by the Company from inception through December 31, 2009 and during the nine-month period ended September 30, 2010 was $1,184 and $832 (unaudited), respectively, thus fulfilling the $1,800 commitment. The agreement was terminated in September 2010.

Indemnifications

          In its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. Those indemnities include intellectual property indemnities to the Company's customers, indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware and indemnifications related to the Company's lease agreements. In addition, the Company's advertiser and distribution partner agreements contain certain indemnification provisions which are generally consistent with those prevalent in the Company's industry. The Company has not incurred significant obligations under indemnification provisions historically and does not expect to incur significant obligations in the future. Accordingly, the Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying balance sheets.

9. Notes Payable and Revolving Line of Credit

Revolving Line of Credit Agreements

          On May 25, 2007, the Company entered into a five-year $100,000 revolving line of credit agreement (the Credit Agreement) with a commercial bank syndicate. Under the terms of the Credit

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

9. Notes Payable and Revolving Line of Credit (Continued)

Agreement, the Company can borrow up to the lesser of $100,000 or three times trailing four quarters EBITDA (as defined) prior to March 2010. The borrowing limit declines to the lesser of $100,000 or two and a half times trailing four quarters EBITDA (as defined) prior to March 2011, and two times trailing four quarters EBITDA (as defined) prior to March 2012.

          The Company may choose a prime-based interest rate or LIBOR-based borrowings, plus an applicable interest rate margin. The Credit Agreement provides that the applicable interest margin is based on the level of borrowings relative to the Company's EBITDA (as defined). Principal amounts outstanding under the Credit Agreement are due on May 25, 2012 and interest is payable in arrears in accordance with the terms of each loan: quarterly for prime based loans and in one to six-month intervals for LIBOR based loans. The average interest rate during the years ended December 31, 2008 and 2009 was 4.21% and 1.83%, respectively.

          During the year ended December 31, 2008, the Company borrowed $55,000 in the form of LIBOR-based loans under the Credit Agreement to partially finance its acquisition of Pluck.

          In March 2009, the Company borrowed an additional $37,000 under the existing credit facility (the March 2009 Borrowing). The interest on the March 2009 Borrowing was paid monthly in arrears, in accordance with the terms.

          In August 2009 and in November 2009, the Company repaid $42,000 and $40,000 of the outstanding loans, respectively. The applicable interest on the remaining $10,000 of outstanding loans at December 31, 2009 was approximately 1.23%. These loans were repaid in full in February 2010.

          The collateral for the Credit Agreement consists of substantially all tangible and intangible assets of the Company, under perfected security interests, including pledges of the common stock of all subsidiaries of the Company. The Credit Agreement contains customary events of default, material adverse event clause and certain financial covenants, such as a minimum fixed charge ratio and a maximum leverage ratio. As of December 31, 2008 and 2009, the Company was in compliance with these covenants.

          At December 31, 2009 and September 30, 2010, the aggregate borrowings available under the Credit Agreement was approximately $82,200 and $91,700 (unaudited) based on the Company's trailing 12-month EBITDA (as defined).

          Total debt issuance costs associated with the Credit Agreement were $1,694, which are being amortized as interest expense over the term of the Credit Agreement. For the years ended December 31, 2008 and 2009, $403 and $386, respectively, of debt issuance costs were amortized and included in interest expense. At December 31, 2009, net debt issuance costs of $336 and $468 are included in other current assets and other assets, non-current, respectively.

Acquisition Related Debt

          In April 2006, the Company acquired 100% of the outstanding stock of eNom. As part of the purchase consideration, the Company provided certain eNom shareholders with $2,500 of unsecured

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

9. Notes Payable and Revolving Line of Credit (Continued)

promissory notes with a maturity date of April 28, 2009. These promissory notes were repaid in full in May 2007.

          In May 2006 the Company acquired 100% of the outstanding stock of eHow. As part of the purchase consideration, the Company provided the eHow sellers with $10,000 of secured promissory notes with a maturity date of May 1, 2009. These promissory notes were repaid in full in May 2007.

          In August 2006 the Company acquired 100% of the outstanding stock of Trails.com, Inc. ("Trails"). As part of the purchase consideration, the Company provided the shareholders with $4,000 of unsecured promissory notes with a maturity date of August 31, 2008, bearing interest at 7% annually and payable on a semi-annual basis. These promissory notes were repaid in full, including $142 accrued interest, in August 2008.

          In March 2008 the Company acquired 100% of the outstanding stock of Pluck. As part of the purchase consideration, the Company provided certain Pluck shareholders with $10,000 of unsecured promissory notes with a maturity date of April 3, 2009. These promissory notes and $772 accrued interest were repaid in full in April 2009.

10. Income Taxes

          The provision for income taxes for the Company consists of the following:

	Nine Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Current expense (benefit)
Federal	$—	$—	$7
State	—	124	175
International	—	18	45
Deferred expense (benefit)
Federal	(1,902)	(2,953)	3,033
State	(391)	(2,925)	(597)

Total income tax (benefit) provision	$(2,293)	$(5,736)	$2,663

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

10. Income Taxes (Continued)

          The reconciliation of the federal statutory income tax rate of 35% to the Company's effective income tax rate is as follows:

	Nine Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Expected income tax (benefit) provision at U.S. statutory rate	$(2,764)	$(6,983)	$(6,817)
State tax expense (benefit), net of federal taxes	(254)	(456)	(481)
Nondeductible stock-based compensation	670	1,217	832
Tax-exempt income	—	(137)	—
State rate changes	—	(1,578)	226
Valuation allowance	—	1,815	8,823
Other	55	386	80

Total income tax (benefit) provision	$(2,293)	$(5,736)	$2,663

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2008 and 2009 are presented below:

	2008	2009
Deferred tax assets
Accrued liabilities not currently deductible	$2,116	$3,272
Intangible assets—excess of financial statement amortization over tax	6,040	7,731
Deferred revenue	2,539	4,096
Net operating losses	25,755	25,482
Stock-based compensation	—	861
Other	97	224

	36,547	41,666

Deferred tax liabilities
Deferred registration costs	(11,842)	(12,568)
Prepaid expenses	(1,951)	(1,817)
Goodwill not amortized for financial reporting	(7,200)	(10,326)
Intangible assets—excess of financial statement basis over tax basis	(16,979)	(12,542)
Stock-based compensation	(950)	—
Property and equipment	(4,032)	(4,634)
Other	(194)	—

	(43,148)	(41,887)

Valuation allowance	(1,815)	(10,638)

Net deferred tax liabilities	$(8,416)	$(10,859)

Current	$(13,544)	$(13,302)
Noncurrent	5,128	2,443

	$(8,416)	$(10,859)

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

10. Income Taxes (Continued)

          As of December 31, 2008 and 2009, the Company had federal net operating loss ("NOL") carryforwards of approximately $71,000 each, which expire between 2020 and 2028, respectively. In addition, as of December 31, 2008 and 2009, the Company had state NOL carryforwards of approximately $10,000, which expire between 2013 and 2029.

          Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, provide for annual limitations on the utilization of net operating loss and credit carryforwards if the Company were to undergo an ownership change, as defined in Section 382. Changes in the Company's equity structure and the acquisitions by the Company of eNom, Trails, Maps a La Carte, Pagewise and Pluck resulted in such an ownership change. Accordingly, the estimated annual utilization of net operating loss carryforward is limited to approximately $6.7 million as of December 31, 2009.

          The Company reduces the deferred tax asset resulting from future tax benefits by a valuation allowance, if based on the weight of the available evidence, it is more likely than not that some portion or all of these deferred taxes will not be realized. The timing of the reversal of deferred tax liabilities associated with tax deductible goodwill is not certain and thus not available to assure the realization of deferred tax assets. Similarly, state deferred tax liabilities in excess of state deferred tax assets are not available to ensure the realization of federal deferred tax assets. After consideration of these limitations associated with deferred tax liabilities, the Company has deferred tax assets in excess deferred tax liabilities at December 31, 2008 and 2009. As the Company has no history of generating book income, the ultimate future realization of these excess deferred tax assets is not more likely than not and thus subject to a valuation allowance. Accordingly, a valuation allowance of $1,815 and $10,638 against its deferred taxes was required at December 31, 2008 and 2009, respectively. The change in the valuation allowance from December 31, 2007 to December 31, 2008 and from December 31, 2008 to December 31, 2009 was an increase of $1,815 and $8,823, respectively.

          The Company is subject to the accounting guidance for uncertain income tax positions. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company's financial condition, results of operations, or cash flow. Therefore, as of December 31, 2008 and 2009, and September 30, 2010 (unaudited) no reserves for uncertain income tax positions have been recorded.

          The Company's policy for recording interest and penalties as a result of tax audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties and interest as of or during the period for the tax years 2007, 2008 and 2009. No uncertain income tax positions were recorded during 2009, and the Company does not expect its uncertain tax position to change during the next twelve months. Management is currently unaware of any issues under review that could result in significant payment, accruals or material deviations from its position.

11. Related Party Transactions

          In April 2006 and in connection with the acquisition of eNom, the Company issued a $1,275 unsecured promissory note, bearing interest at 7% annually, to a certain former eNom shareholder, who was then an employee and board member of the Company. The promissory note was repaid in full

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

11. Related Party Transactions (Continued)

in May 2007. As of December 31, 2009, this individual was no longer an employee and board member of the Company.

          In August 2006 and in connection with the acquisition of Trails, the Company issued unsecured, interest-only promissory notes, bearing interest at 7% annually, in the amounts of $1,110 and $1,031 to two former Trails shareholders who became employees of the Company as a result of the acquisition. The promissory notes were repaid in full in August 2008.

          The Company's Chief Executive Officer was the Chairman of the board of iCrossing, Inc. ("iCrossing"), which provided approximately $94, $10 and $15 in marketing services to the Company during the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009, respectively. Four of the Company's shareholders were also investors in iCrossing. iCrossing was sold.

          The Company's Chief Executive Officer and certain members of the board of directors are on the board of The FRS Company ("FRS"). The Company recognized approximately $84, $151, $112 (unaudited) and $99 (unaudited) in revenues for advertising and social media services during the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010, respectively. As of September 30, 2010, the Company's receivable balance due from FRS was $48 (unaudited) and FRS had outstanding contractual commitments to purchase further advertising and content creation services from the Company of $540 (unaudited) through December 31, 2011 with an early termination clause exercisable by FRS at June 30, 2011 requiring purchases of approximately $300 through that date.

          In January 2008, the Company acquired substantially all the assets of The Daily Plate (TheDailyPlate.com), a community-based website for nutrition and fitness enthusiasts for total purchase consideration of $5,000, including acquisition costs. The Daily Plate was owned and operated by four employees of the Company prior to the acquisition by the Company.

          In March 2008 and in connection with the acquisition of Pluck, the Company issued an $899 unsecured promissory note to a certain former Pluck shareholder, who is currently an employee of the Company. The $899 unsecured promissory note bore interest at 7% annually, matured and was repaid on April 3, 2009.

          In May 2009 the Company entered into a Master Relationship Agreement with Mom, Inc. ("Modern Mom"), a Delaware corporation that is co-owned and operated by the wife of the Company's Chairman and Chief Executive Officer. Under the terms of the Master Relationship Agreement, the Company entered into various services and product agreements in exchange for certain services, promotions and endorsements from Modern Mom (collectively, the "Modern Mom Agreements"). Terms of the Modern Mom Agreements included, but were not limited to providing Modern Mom with dedicated office space, limited Company resources, set-up and hosting services of its social media applications and a perpetual right to display certain content on the Modern Mom website. In consideration of our obligations under the Modern Mom Agreements, Modern Mom agreed to provide the Company with certain promotional and branding services, and $57 to acquire certain content from the Company. The term of the Master Relationship Agreement was two years from the effective date (unless specified otherwise). As of December 31, 2009, Modern Mom received dedicated

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

11. Related Party Transactions (Continued)

office space, internal resource time, the Company's proprietary social media applications and tools on its website, and a license to use certain Content on its website. As of December 31, 2009, the Company received its $57 fee, as well as certain promotional and branding services from Modern Mom.

          In September 2009 the Company entered into a Media and Advertising Agreement with Modern Mom. Under the terms of the Media and Advertising Agreement, Modern Mom appointed the Company as its nonexclusive sales agent to sell advertising over its website, www.modernmom.com in exchange for commissions equal to 35% of the related advertisements the Company sells, bills and collects on behalf of Modern Mom (as defined). Through December 31, 2009, there were no advertisements sold by the Company on behalf of Modern Mom. The amount of advertisements sold by the Company during the nine-month period ended September 30, 2010 was not significant.

          In March 2010, the Company agreed to provide Modern Mom with ten thousand units of textual articles, to be displayed on the Modern Mom website, for an aggregate fee of up to $500. As of September 30, 2010 approximately three thousand articles had been delivered to Modern Mom. The Company recognized revenue of approximately $144 (unaudited) in the nine-month period ended September 30, 2010 and amounts due from Modern Mom as of September 30, 2010 was $21 (unaudited).

          One of the Company' s board members, who became a director in April 2010, was the Senior Vice President and General Manager of Omniture, Inc. ("Omniture"), which provided approximately $210 (unaudited) in online marketing services to the Company during the nine-month period ended September 30, 2010 and no amount was outstanding as at that date.

          From time to time, certain employees contracted with the Company to participate in certain Company-sponsored programs (collectively, the "Company-sponsored Programs"). In return for their participation in these Company-sponsored Programs, employees were remunerated in the form of monthly revenue sharing and or one-time payments during the years ended December 31, 2009 and 2008, and the nine-month period ended December 31, 2007. Payments to employees under these Company-sponsored Programs during the years ended December 31, 2009 and 2008, and the nine-month period ended December 31, 2007 were not significant individually and in the aggregate. In April 2010, the Company effectively discontinued certain employees' ongoing participation in one of these Company-sponsored Programs through a one-time payment, which was less than $100 in the aggregate.

12. Employee Benefit Plan

          The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code ("401(k) Plan") covering all full-time employees who meet certain eligibility requirements. Eligible employees may defer up to 90% of their pre-tax eligible compensation, up to the annual maximum allowed by the Internal Revenue Service. Under the 401(k) Plan, the Company may, but is not obligated to, match a portion of the employee contributions up to a defined maximum. The Company did not make any matching contributions for the nine-months period ended December 31, 2007, the years ended December 31, 2009 and 2008 and the nine-month periods ended September 30, 2009 and 2010 (unaudited).

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards

Stock Option Plans

          Under the Company's 2006 Amended Equity Incentive Plan ("the 2006 Plan"), the Administrator of the 2006 Plan, appointed by the Company's board of directors, may grant up to 27,500 stock options and RSPRs to employees, officers and non-employee directors and consultants. On August 5, 2010, the Company's board of directors and the majority of the Company's stockholders approved and adopted the 2010 Equity Incentive Plan ("the 2010 Plan") and terminated the 2006 Plan. Under the 2010 Plan, the Administrator, appointed by the Company's board of directors, may grant up to 15,500 stock options and RSPRs to employees, officers, nonemployee directors, and consultants and such options may be designated as incentive or nonqualified stock options at the discretion of the Plan Administrator. In connection with the termination of the 2006 Plan, 334 (unaudited) stock-based awards then available for grant were canceled. Any stock-based awards outstanding under the 2006 Plan as of August 5, 2010 which subsequently terminate, expire or lapse for any reason will be transferred to the 2010 Plan. As of December 31, 2009 and September 30, 2010, 2,228 and 9,444 (unaudited) stock-based awards were available for grant under the 2006 Plan and the 2010 Plan, respectively. Generally, stock option grants have 10-year terms and employee stock options and RSPRs vest 1/4th on the anniversary of the vesting commencement date and 1/48th monthly thereafter, over a 4-year period. Certain stock options and RSPRs have accelerated vesting provisions in the event of a change in control, termination without cause or an initial public offering (as defined).

Valuation of Awards

          The per share fair value of stock options granted with service and/or performance conditions was determined on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Nine Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2009
Expected life (in years)	6.25	6.19	5.72
Risk-free interest rate	3.28-4.98%	1.54-3.52%	1.37-2.86%
Expected volatility range	77-80%	65-72%	60-62%
Weighted average expected volatility	79%	69%	61%
Expected dividend yield	0%	0%	0%

          The expected term of stock options granted represents the weighted average period that the stock options are expected to remain outstanding. Effective January 1, 2009, the Company determined the expected term assumption based on the Company's historical exercise behavior combined with estimates of the post-vesting holding period. Prior to January 1, 2009, the Company did not have adequate history of exercises of its stock-based awards and used the simplified method to calculate the expected term for its options, as allowed by Staff Accounting Bulletin SEC Topic 14, Share-Based Payments. Expected volatility is based on historical volatility of peer companies in the Company's industry that have similar vesting and contractual terms. The risk free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

option. The Company currently has no history or expectation of paying cash dividends on its common stock.

          The expected term for performance-based and non-employee awards is based on the period of time for which each award is expected to be outstanding, which is typically the remaining contractual term.

Award Activity

Stock Options

          Stock option activity during the year ended December 31, 2009 and the nine-month period ended September 30, 2010 is as follows:

	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
	(In thousands, except share and per share data)
Balance at December 31, 2008	8,023	$3.08
Options granted	5,182	7.20
Options exercised	(289)	2.04
Options forfeited or expired	(1,145)	3.56

Balance at December 31, 2009	11,771	$4.88	8.34	$30,197
Options granted (unaudited)	8,510	20.07
Options exercised (unaudited)	(492)	2.12
Options forfeited or expired (unaudited)	(761)	5.54

Balance at September 30, 2010 (unaudited)	19,028	$11.72	8.53	$125,904

Exercisable at December 31, 2009	3,437	$3.82	7.62	$11,336
Exercisable at September 30, 2010 (unaudited)	4,956	$4.62	7.24	$53,208

          Included in options outstanding at December 31, 2009 and September 30, 2010 (unaudited) are warrants to purchase 3 shares of common stock issued to a consultant.

          The pre-tax aggregate intrinsic value of outstanding and exercisable stock options is based on the difference between the estimated fair value of the Company's common stock at December 31, 2009 and September 30, 2010 (unaudited) and their exercise prices, respectively.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

          Information related to stock option grants during the year ended December 31, 2009 and the nine-month period ended September 30, 2010 is as follows:

Grant date	Number of options granted	Weighted average exercise price	Weighted average fair value of common stock	Aggregate intrinsic value
	(In thousands, except share and per share data)
February 2009	347	$3.20	$4.80	$1.60
March 2009	963	3.20	4.80	1.60
April 2009	101	3.30	4.86	1.56
May 2009	5	3.30	4.86	1.56
June 2009	3,226	9.36	4.86	—
July 2009	145	4.30	5.54	1.24
September 2009	185	4.90	5.94	1.04
November 2009	210	5.30	6.20	0.90

Total granted during the year ended December 31, 2009	5,182

January 2010 (unaudited)	329	6.70	7.14	0.44
March 2010 (unaudited)	1,454	7.70	8.84	1.14
May 2010 (unaudited)	271	9.74	9.74	—
June 2010 (unaudited)	69	10.74	10.74	—
July 2010 (unaudited)	125	11.50	11.50	—
August 2010 (unaudited)	6,062	24.67	12.96	—
September 2010 (unaudited)	200	15.03	15.03	—

Total granted during the nine-month period ended September 30, 2010 (unaudited)	8,510

          During the nine-month period ended December 31, 2007, and the years ended December 31, 2008 and 2009, the Company granted certain senior-level employees performance-based stock options to purchase 225, 197 and 18 shares of common stock with weighted average exercise price of $3.02, $4.86 and $3.20, respectively. These performance-based stock options vest upon achieving various operational and financial benchmarks, such as sales targets. As of December 31, 2009, there were 181 performance-based options outstanding.

          For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, the Company recognized compensation cost of $47, $78 and $263, respectively, for performance-based stock option awards for which the Company concluded that the performance condition was achieved or is probable of being achieved. As of December 31, 2009, there was approximately $46 of unrecognized compensation cost related to these unvested performance-based stock option awards.

          During the nine-month period ended December 31, 2007 and the year ended December 31, 2008, the Company granted certain executive-level employees performance and market-based stock options to purchase an aggregate 1,375 and 250 shares of common stock with a weighted average exercise price of

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

$2.00 and $4.70 per share, respectively. These performance and market-based stock option awards vest upon a change in control event or following an initial public offering ("IPO") (as defined), subject to meeting certain minimum stock price thresholds. If these vesting events do not occur within six years from the grant date, no vesting will occur. Because neither a change-in-control event nor an IPO event was deemed to be probable as of December 31, 2009 and September 30, 2010 (unaudited), no compensation expense has been recorded for these performance and market-based stock option awards. The grant-date fair value of such awards was determined using a binomial lattice model. As of December 31, 2009, there was approximately $1,200 of unrecognized compensation cost related to these unvested performance and market-based stock option awards that will be recognized when and if the performance conditions become probable of being met. In February 2010, the Company modified the terms of these stock option awards to reduce the stock price upon which the awards would vest following an IPO, among other changes. The Company will recognize an additional $1,600 (unaudited) of compensation if an IPO occurs, as a result of the modification.

          During the nine-month period ended September 30, 2010, the Company granted certain executive-level employees options to purchase 2,375, 1,150, 1,150 and 1,150 shares of common stock at exercise prices per share of $18.00, $24.00, $30.00, $36.00, respectively (unaudited). The grant date fair value of these stock options is $30.8 million (unaudited). The stock options only commence vesting upon the completion of an IPO.

          The following table summarizes information concerning outstanding and exercisable options at December 31, 2009:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.16 - 1.88	1,132	6.80	$1.44	848	$1.42
2.00 - 2.00	2,547	7.00	2.00	792	2.00
2.88 - 3.12	466	7.87	3.00	274	3.00
3.20 - 3.20	1,230	9.13	3.20	107	3.20
3.30 - 4.40	1,521	8.41	4.18	544	4.24
4.70 - 5.10	742	8.72	4.82	105	4.88
5.30 - 5.30	210	9.52	5.30	—	—
5.70 - 5.70	452	8.59	5.70	157	5.70
5.90 - 5.90	321	8.82	5.90	98	5.90
9.50 - 9.50	3,150	9.44	9.50	512	9.50

	11,771	8.34	$4.88	3,437	$3.82

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

          Information related to stock-based compensation activity is as follows:

		Year ended December 31,
	Nine Months ended December 31, 2007
		2008	2009
Weighted average fair value of options granted	$1.54	$2.96	$2.50
Intrinsic value of options exercised	335	1,439	991
Total fair value of restricted stock vested	1,748	4,960	6,617

          As of December 31, 2009 and September 30, 2010, there was $15,466 and $21,566 (unaudited), respectively, of stock-based compensation expense related to the non-vested portion of time-vested stock options not yet recognized, which is expected to be recognized over a weighted average period of 3.10 and 3.71 years (unaudited), respectively.

RSPRs

          RSPR activity for the year ended December 31, 2009 and the nine-month period ended September 30, 2010 is as follows:

	Shares	Weighted average grant date fair value
Unvested at December 31, 2008	4,683	$0.92
Granted	—
Repurchased	(237)	2.40
Vested	(2,408)	0.72

Unvested at December 31, 2009	2,038	$1.70
Granted (unaudited)	200	8.86
Vested (unaudited)	(878)	0.81

Unvested at September 30, 2010 (unaudited)	1,360	$3.33

          Information related to RSPR grants during the nine-month period ended September 30, 2010 is as follows:

Grant date	Number of RSPRs granted	Weighted average exercise price	Weighted average fair value of common stock	Aggregate intrinsic value
March 2010 (unaudited)	200	$—	$8.86	$8.86

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

          During the nine-month period ended December 31, 2007, the Company granted 1,000 RSPR awards with performance and market conditions to a key executive. These awards vest based upon a change-in-control event or following an IPO (as defined), subject to meeting certain minimum stock price thresholds. If these vesting events do not occur within six years from the grant date, no vesting will occur. No such awards were granted during the years ended December 31, 2009 and 2008. Because neither a change-in-control event nor IPO is deemed to be probable as of December 31, 2009, no compensation expense has been recorded for these RSPR awards. As of December 31, 2009, there was approximately $900 of unrecognized compensation cost related to these awards that will be recognized when and if the performance conditions become probable of being met. In February 2010, the Company modified the terms of the RSPR to reduce the stock price upon which the award would vest following an IPO, among other changes. The Company will recognize an additional $1,300 (unaudited) of compensation if an IPO occurs, as a result of the modification.

          During the year ended December 31, 2008, the Company granted 167 RSPR awards, respectively, to certain executives which vest over a 4-year period and accelerate on an IPO event (as defined). The Company recorded compensation expense of $241, $193, $146 (unaudited) and $98 (unaudited) for the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010, respectively, related to these stock awards. The remaining unrecognized compensation cost as of September 30, 2010 of $101 (unaudited) will be recognized over the earlier of an IPO event (as defined) or ratably over the remaining service period.

          During the nine-month period ended September 30, 2010, the Company granted 200 RSPR awards to an executive which vest over a 4-year period. The Company recorded compensation expense of $236 (unaudited) for the nine-month period ended September 30, 2010, related to these stock awards. The remaining unrecognized compensation cost of $1,536 (unaudited) will be recognized ratably over the remaining service period.

          During the nine-month period ended December 31, 2007 and the year ended December 31, 2008, the Company recognized expense of $508 and $159, respectively, related to a performance-based RSPR award granted to a key senior-level employee during the year ended March 31, 2007. The operational benchmarks were achieved during the year ended December 31, 2008, and as such all remaining compensation cost for this award was recognized in the year ended December 31, 2008.

          As of December 31, 2009 there was approximately $942 of total RSPR compensation expense related to non-vested service-based RSPR awards without performance and/or market conditions not yet recognized (including the RSPR awards with the acceleration clause described above), which is expected to be recognized over a weighted average period of 1.3 years beyond December 31, 2009.

          For the nine-month period ended December 31, 2007 and the years ended December 31, 2008 and 2009, the compensation expense related to non-employee RSPR grants was $177, $72 and $16, respectively. The unvested portion of RSPRs granted to non-employees is remeasured to fair value each reporting period.

          In connection with the acquisition of Pluck (Note 18—Business Combinations), the Company agreed to pay out the remaining unvested Pluck stock options held by then-Pluck employees at the date

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

of the acquisition. Payments would be made as the then-unvested Pluck options vested and contingent on the employees continued employment with the Company. As a result, the Company paid and expensed as part of stock-based compensation $899 and $564 during the years ended December 31, 2008 and 2009, respectively, related to these options, and expects to pay approximately $600 beyond December 31, 2009.

LIVESTRONG.com Warrants

          In January 2008, the Company entered into a license agreement with the Lance Armstrong Foundation, Inc. (the "License Agreement") and an Endorsement and Spokesperson Agreement with Lance Armstrong (the "Endorsement Agreement"). Lance Armstrong Foundation ("LAF)" is a non-profit organization dedicated to uniting people to fight cancer and Lance Armstrong ("Mr. Armstrong") is a seven-time winner of the Tour de France and an advocate for cancer patients.

          The License Agreement grants the Company a perpetual, worldwide, exclusive license to use the LIVESTRONG.com brand, trademark and certain website names associated therewith, including LIVESTRONG.com. The Company used the license to build the LIVESTRONG.com website as the Company's anchor health and wellness media property. In consideration for the license, the

          Company agreed to pay LAF a one-time, upfront royalty in the form of ten-year warrants to purchase 625 shares of the Company's common stock at an exercise price of $12.00 per share (the "LAF Warrant"). The LAF Warrant is classified as an intangible asset and is being amortized over its estimated life, which is ten years. The aggregate value of the LAF Warrant was $1,738, of which $174 and $167 of amortization expense was recorded during the years ended December 31, 2009 and 2008, respectively. The LAF warrant terminates on the earlier of (i) January 15, 2018, (ii) the closing date of the Company's IPO or (iii) the closing of a change of control (as defined).

          During the term of the Endorsement Agreement ending on December 31, 2011, Lance Armstrong ("Armstrong") will provide certain services and endorsement rights to the Company. In consideration of Mr. Armstrong's services, the Company issued a one-time upfront consideration in the form of a ten-year warrant to purchase 625 shares of the Company's common stock at an exercise price of $12.00 per share (the "Livestrong Warrant"). The warrants are non-forfeitable, fully vested and are excercisable immediately upon execution of the agreement. No royalties or other consideration are immediately payable to Armstrong under this agreement. The Livestrong Warrant is being recognized as expense over the requisite service period, which is four years, on a straight-line basis. The aggregate value of the Livestrong Warrant was $1,738, of which $439 and $420 of stock-based compensation expense was recorded during the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, $439 and $440 is included in Prepaid expenses and other assets and Other assets, respectively, in the accompanying balance sheet.

          The Livestrong Warrant terminates on the earlier of (i) January 15, 2018, (ii) the closing date of the Company's IPO or (iii) the closing of a change of control (as defined).

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

          The per share fair value of the LAF Warrant and the Livestrong Warrant was determined using the Black-Scholes option pricing model considering the contractual life of 10 years; expected volatility of 91.3%; and risk-free interest rate of 3.7%.

BEI Warrant (unaudited)

          In June 2010, the Company entered into a website development, endorsement and license agreement with Bankable Enterprises, Inc. ("BEI") (the "BEI Agreement"). BEI is wholly owned by Tyra Banks ("Ms. Banks"), a business woman and celebrity.

          During the term of the BEI Agreement, which commences on July 1, 2010 and ends on July 1, 2014, Ms. Banks will provide certain services and endorsement rights to the Company, and will license to the Company certain intellectual property. The Company will use this intellectual property to build an owned and operated website on beauty and fashion. As consideration for Ms. Banks' services, the Company issued a fully-vested four-year warrant to purchase 375 shares of the Company's common stock at an exercise price of $12.00 per share. The warrant terminates on the earlier of (i) June 30, 2014 or (ii) the closing of a change of control (as defined). In addition, BEI will receive certain royalties on advertising revenues in excess of certain minimum royalty thresholds (as defined).

          The warrant is being recognized as expense over the requisite service period, which is approximately four years, on a straight-line basis. The aggregate value of the BEI warrant was approximately $1,880 (unaudited), of which $113 (unaudited) was recognized as expense was recorded during the nine-month period ended September 30, 2010. As of September 30, 2010, $451 (unaudited) and $1,316 (unaudited) is included in prepaid expenses and other assets and other assets, respectively, in the accompanying September 30, 2010 balance sheet. The BEI warrant fair value was determined using the Black-Scholes option pricing model considering the contractual life of 4 years; expected volatility of 57%; and risk-free interest rate of 1.5%.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

13. Share-based Compensation Plans and Awards (Continued)

Stock-based Compensation Expense

          Stock-based compensation expense related to all employee and non-employee stock-based awards was as follows:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Stock-based compensation included in
Service costs	$52	$586	$473	$327	$663
Sales and marketing	241	1,576	1,561	1,056	1,621
Product development	504	1,030	1,349	991	1,216
General and administrative	2,873	3,158	3,973	2,987	3,643

Total stock-based compensation included in net loss	3,670	6,350	7,356	5,361	7,143
Income tax benefit related to stock-based compensation included in net loss	(509)	(1,142)	—	—	—

	$3,161	$5,208	$7,356	$5,361	$7,143

          Included in the table above are cash payments of $899, $565, $451 (unaudited) and $284 (unaudited) related to the remaining unvested Pluck stock options for the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010, respectively. In addition, $420, $439, $329 (unaudited) and $329 (unaudited) of expense related to the Livestrong Warrant are included in the table above, for the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010, respectively. Also included in the table above is $113 (unaudited) of expense related to the BEI warrant for the nine-month period ended September 30, 2010.

          During the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010, $52, $714, $700, $567 (unaudited) and $656 (unaudited), respectively, of stock-based compensation expense related to stock options was capitalized as part of internally developed software projects.

14. Common Stock

          Each share of common stock has the right to one vote per share. Each restricted stock purchase right has the right to one vote per share and the right to receive dividends or other distributions paid or made with respect to common shares, subject to restrictions for continued employment service.

15. Convertible Preferred Stock

          The Company is authorized to issue 700,000 shares of stock comprised of 500,000 shares of common stock and 200,000 shares of preferred stock. The preferred stock may be issued in distinct

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

15. Convertible Preferred Stock (Continued)

series, of which there were four authorized as of December 31, 2009: Convertible Series A preferred stock ("Convertible Series A Preferred Stock"), 85,000 shares authorized; Convertible Series B preferred stock ("Convertible Series B Preferred Stock"), 15,000 shares authorized; Convertible Series C preferred stock ("Convertible Series C Preferred Stock"), 27,000 shares authorized; and Convertible Series D preferred stock ("Convertible Series D Preferred Stock"), 26,150 shares authorized.

          Convertible preferred stock activity during the periods indicated is as follows:

	Convertible Series A preferred stock		Convertible Series B preferred stock		Convertible Series C preferred stock		Convertible Series D preferred stock
									Total preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at March 31, 2007	65,333	$122,168	9,464	$17,000	25,969	$100,287	—	$—	$239,455
Issuance of Convertible Series C preferred stock	—	—	—	—	78	300	—	—	300
Issuance of Convertible Series D preferred stock	—	—	—	—	—	—	16,667	100,000	100,000
Stock issuance costs	—	—	—	—	—	—	—	(304)	(304)
Reclassification of warrants to purchase Series C preferred stock to non-current liabilities	—	—	—	—	—	(489)	—	—	(489)

Balance at December 31, 2007	65,333	122,168	9,464	17,000	26,047	100,098	16,667	99,696	338,962
Issuance of Convertible Series D preferred stock	—	—	—	—	—	—	5,833	35,000	35,000
Stock issuance costs	—	—	—	—	—	—	—	(208)	(208)

Balance at December 31, 2008 and 2009, and September 30, 2010 (unaudited)	65,333	$122,168	9,464	$17,000	26,047	$100,098	22,500	$134,488	$373,754

          The following is a summary of the rights and preferences of the classes of preferred stock as of December 31, 2009:

          Dividends— The Convertible Series A Preferred Stock, Convertible Series C Preferred Stock and Convertible Series D Preferred Stock are entitled to receive dividends on a pari passu basis, and out of any assets legally available when and if declared by the board of directors. The Convertible Series B Preferred Stock is entitled to receive dividends when and if declared by the board of directors after all accrued and unpaid dividends have been paid on the outstanding Convertible Series A Preferred Stock, Convertible Series C Preferred Stock and Convertible Series D Preferred Stock and prior to and in preference to the declaration of dividends on the Company's common stock. The preferred stock dividends accrue cumulatively, whether or not declared at the rate of: 6% per annum in the case of the Convertible Series A and Convertible Series C Preferred Stock; 3% per annum in the case of the Convertible Series B Preferred Stock; and 9% per annum in the case of the Convertible Series D Preferred Stock and are compounded quarterly on the last day of March, June, September and December for each year until paid.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

15. Convertible Preferred Stock (Continued)

          Liquidation preference— In the event of a liquidation (as defined), which includes a sale of the Company, the Convertible Series D Preferred Stock will receive the Series D Liquidation Preference (as defined), which is equal to the original price per share of Convertible Series D Preferred Stock ($6.00 per share), prior to and in preference to the Series A, Series B and Series C Liquidation Preferences (as defined). After the Series D Liquidation Preference has been paid, the Convertible Series C Preferred Stock will receive the Series C Liquidation Preference, which is equal to the original price per share of the Convertible Series C Preferred Stock ($3.8507), prior to and in preference to the Series A and Series B Liquidation Preferences. After the Series C Liquidation Preference has been paid, the Convertible Series A Preferred Stock will receive the Series A Liquidation Preference, which is equal to the original price per share of the Convertible Series A Preferred Stock ($1.875), prior to and in preference to the Series B Liquidation Preference. After the Series A Liquidation Preference has been paid, the Convertible Series B Preferred Stock will receive the Series B Liquidation Preference, which is equal to the original price per share ($1.7963). To the extent that the liquidation preference is insufficient to satisfy payment to the respective Series of Preferred Stock, then the assets will be distributed pro rata to that Series.

          After the payment to the holders of preferred stock in the preferential amounts as described above, the holders of preferred stock are entitled to receive (whether declared or not declared), out of the assets of the Company, any accrued but unpaid preferred dividends. The dividends for Convertible Series A, B, C and D Preferred Stock compounded quarterly on the last day of March, June, September and December and accrue cumulatively at the rate of: 6% per annum in the case of the Convertible Series A and Convertible Series C Preferred Stock; 3% per annum in the case of the Convertible Series B Preferred Stock; and 9% per annum in the case of the Convertible Series D Preferred Stock.

          If upon a liquidation, the assets to be distributed among the holders of preferred stock are insufficient to permit the payment to such holders of all accrued and unpaid preferred dividends, then the entire remaining assets of the Company legally available for distribution will be distributed among the holders of preferred stock with equal priority and on pro rata basis. If, after the payment to holders of preferred stock of all accrued but unpaid preferred dividends, holders of Convertible Series D Preferred Stock have not received preferred dividends in an amount equal to at least $1.50 per share of Convertible Series D Preferred Stock, then the holders of Convertible Series D Preferred Stock will be entitled to receive, out of the assets of the Company, the Series D Additional Amount per share of Convertible Series D Preferred Stock held by them. The Series D Additional Amount is an amount per share equal to the lesser of (i) $7.50 per share of Convertible Series D Preferred Stock less the amounts previously received per share of Convertible Series D Preferred Stock by holders of Convertible Series D Preferred Stock (either as dividends or pursuant to the preferential payment provisions described above) and (ii) an amount per share of Convertible Series D Preferred Stock which, when added to the amounts previously distributed to holders of Convertible Series D Preferred Stock (either as dividends or pursuant to the preferential payment provisions described above), that would result in the pre-tax internal rate of return received by the holders of Convertible Series D Preferred Stock equaling the pre-tax internal rate of return received by holders of Convertible Series C Preferred Stock with respect to shares of Convertible Series C Preferred Stock originally issued by the

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

15. Convertible Preferred Stock (Continued)

Company in September 2006 as a result of all amounts distributed to holders of Convertible Series C Preferred Stock in such liquidation. If upon the liquidation, the assets to be distributed among the holders of Convertible Series D Preferred Stock are insufficient to permit the payment to such holders of the full Series D Additional Amounts, then the entire remaining assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the holders of the Convertible Series D Preferred Stock.

          Notwithstanding the provisions above, in the event preferred stock holders would receive more proceeds from a liquidation on an as converted to common stock basis, then such holders (referred to below as holders of converted preferred stock) will be entitled to such greater amount in lieu of the preferential payments described above.

          After payment to the holders of the preferred stock of the full preferential amounts, the remaining assets will be distributed on a pro rata basis to the holders of common stock and, if applicable, the converted preferred stock.

          Conversion rights— Each share of preferred stock is convertible at the option of the holder in accordance with the conversion ratio applicable for each class of stock, which is one share of common stock for two shares of preferred stock, and may be further adjusted from time to time based on additional stock splits, dilutive issuances and similar events. The preferred stock is automatically converted to common stock upon (i) the affirmative vote of holders of more than 55% of preferred stock (voting together as a single class and not as separate series on an as converted to common stock basis), provided, however, that the affirmative vote of holders of 64% of the Convertible Series D Preferred Stock and, under certain circumstances, holders of 65% of the Convertible Series C Preferred Stock, is required with respect to such an automatic conversion (in addition to the affirmative vote of the holders of 55% of the preferred stock); or (ii) the Company's initial underwritten public offering resulting in gross proceeds to the Company of not less than $100,000 or an offering pursuant to Rule 144A under the Securities Act resulting in gross proceeds to the Company of not less than $150,000, in each case with a per share offering price to the public of not less than $11.553. If shares of Convertible Series D Preferred Stock are automatically converted into common stock and the offering price is less than the greater of (i) $15.00 per share of common stock and (ii) the lesser of (A) $18.00 per share of common stock and (B) an amount equal to two times the sum of (1) the Convertible Series D Preferred Stock original purchase price and (2) the amount of accrued but unpaid Convertible Series D Preferred Stock dividends, if any, each share of Convertible Series D Preferred Stock will be converted into shares of common stock having a value equal to the greater of (y) $7.50 per share, and (z) the Convertible Series D Preferred Stock original purchase price plus accrued and unpaid Convertible Series D Preferred Stock dividends, if any; provided further, that if the amount provided in clause (y) is greater than the amount provided in clause (z), the number of the shares of common stock received upon conversion will be reduced to the extent necessary, but in no event to an amount less than the amount provided in clause (z), for the Convertible Series D Preferred Stock internal rate of return to be equal to (but not to exceed) the Convertible Series C Preferred Stock internal rate of return. The Convertible Series A Preferred Stock conversion price is $3.750, the Convertible Series B Preferred Stock conversion price is $3.5926, the Convertible Series C Preferred Stock conversion price

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

15. Convertible Preferred Stock (Continued)

is $7.702, and the Convertible Series D Preferred Stock conversion price is $12.00, subject to adjustments provided therein.

          Redemption rights— The Company's preferred stock is not redeemable at the option of the holder or at a fixed or determinable date. Because the terms of the preferred stock contain the deemed liquidation provision on a change-in-control, however remote in likelihood, this deemed liquidation provision is considered a contingent redemption feature that is not solely within the control of the Company. As such, the Company has presented the preferred stock outside of stockholders' equity in the mezzanine section of the December 31, 2008 and 2009 and September 30, 2010 (unaudited) consolidated balance sheets.

          Voting rights— Except in the case of certain protective provisions applicable to holders of preferred stock (or one or more specific series thereof) summarized below, the preferred stock and the common stock will vote together and not as separate classes. Certain actions, including amendment of the Articles of Incorporation, increase in the number of authorized shares, declaration of dividends, the repurchase the Company's stock, an increase the number of shares reserved for issuance under stock plan approved by the Board of Directors, authorization of a liquidation of the Company or change the authorized number of directors, require the approval of holders of fifty five percent of the preferred stock voting as a single class.

          In addition, certain actions, such as adverse changes to the rights, preferences or privileges of a series of preferred stock, may require the consent of holders of a specified percentage of shares of such series.

          Each holder of shares of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock held by such holder of preferred stock could then be converted.

Convertible Series A Preferred Stock

          In April 2006, the Company issued 63,200 shares of Convertible Series A Preferred Stock for $1.875 per share for net proceeds of $118,200, net of issuance costs. The proceeds from the issuances were received by the Company in two tranches: $86,200, net of issuance costs, in April 2006 and $32,000 in July 2006. In addition, 2,133 shares of Convertible Series A Preferred Stock, valued at $4,000 were issued as part of the purchase price consideration in connection with the acquisition of eNom. For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month period ended September 30, 2010, the liquidation preference increased by approximately $6,000, $8,400, $8,900 and $7,000 (unaudited), respectively, for cumulative Convertible Series A Preferred Stock dividends. As of December 31, 2009 and September 30, 2010 the aggregate liquidation preference was $152,462 and $159,506 (unaudited), respectively.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

15. Convertible Preferred Stock (Continued)

Convertible Series B Preferred Stock

          In conjunction with the acquisition of eNom in April 2006, the Company issued 9,464 shares of Convertible Series B Preferred Stock for $1.7963 per share having a net aggregate fair value of approximately $17,000 as part of the purchase price consideration. For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month period ended September 30, 2010, the liquidation preference increased by approximately $400, $600, $600 and $400 (unaudited), respectively, for cumulative Convertible Series B preferred stock dividends. As of December 31, 2009 and September 30, 2010 the aggregate liquidation preference was $19,007 and $19,442 (unaudited), respectively.

Convertible Series C Preferred Stock

          In September 2006, the Company issued a total of 25,969 shares of Convertible Series C Preferred Stock for $3.8507 per share for net proceeds of $99,800, net of issuance costs. The shares issued (and proceeds received) included 2,597 shares issued upon conversion of the Company's then outstanding $10,000 Subordinated Convertible Note in September 2006 (Note 9—Notes Payable and Revolving Line of Credit). In May 2007, the Company issued a total of 78 shares of Convertible Series C Preferred Stock for $3.8507 per share to an investor.

          For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month period ended September 30, 2010, the liquidation preference increased by approximately $4,800, $6,800, $7,200 and $5,600 (unaudited), respectively, for cumulative Convertible Series C Preferred Stock dividends. As of December 31, 2009 and September 30, 2010 the aggregate liquidation preference was $122,147 and $127,790 (unaudited), respectively.

Convertible Series D Preferred Stock

          On September 10, 2007, the Company issued a total of 16,667 shares of Convertible Series D Preferred Stock, for $6.00 per share resulting in net proceeds of $99,700, net of issuance costs. In March 2008, the Company issued to two existing shareholders an aggregate 5,833 shares of Convertible Series D Preferred Stock, at $6.00 per share for proceeds totaling $34,800, net of issuance costs. Proceeds from this issuance of Convertible Series D Preferred Stock were used to finance the acquisition of Pluck. For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month period ended September 30, 2010, the liquidation preference was increased by approximately $2,837, $12,500, $14,100 and $11,500 (unaudited) for cumulative Convertible Series D Preferred Stock dividends. As of December 31, 2009 and September 30, 2010 the aggregate liquidation preference was $164,457 and $175,984 (unaudited), respectively.

16. Preferred Stock Warrants

          In August 2006, and in connection with a financing agreement, the Company issued a warrant to acquire 260 shares of Convertible Series C Preferred Stock at an exercise price of $3.85 per share. In December 2008, the Company exchanged this warrant for a warrant to purchase 117 shares of the

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

16. Preferred Stock Warrants (Continued)

Company's common stock, with an exercise price of $5.90 per share. The warrant expires on the earlier of (i) August 18, 2011, (ii) the closing date of the Company's initial public offering or (iii) the closing of a change in control (as defined).

          In October 2006 and as part of the purchase price consideration for the assets of Answerbag, the Company issued a warrant to purchase 125 shares of Convertible Series C Preferred Stock at an exercise price of $3.85 per share (the Answerbag Warrant). The warrant expires on the earlier of (i) October 3, 2011, (ii) the closing date of the Company's initial public offering or (iii) the closing of a change in control (as defined).

          The Company determined the fair value of the Convertible Series C preferred stock warrants using the Black-Scholes option pricing model using the following assumptions as of December 31, 2007, 2008 and 2009, and September 30, 2010:

	December 31,
				September 30, 2010
	2007	2008	2009
				(unaudited)
Weighted average remaining contractual term (years)	3.8	2.8	1.8	1.0
Volatility	53%	60%	60%	50%
Risk-free rate	3.52%	1.00%	1.14%	0.27%
Dividend yield	6%	6%	6%	6%

          For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month periods ended September 30, 2009 and 2010, the Company recorded expense of $104, $82, $59, $78 (unaudited) and $162 (unaudited), respectively, for the change in value of the Convertible Series C Preferred Stock warrants. The warrant liability related to the Answerbag Warrant of $166, $225 and $387 (unaudited) as of December 31, 2008 and 2009, and September 30, 2010, respectively, is recorded in other liabilities, non-current.

17. Concentrations

Concentration of the Cost of Registered Names

          For the nine-month period ended December 31, 2007, the years ended December 31, 2008 and 2009, and the nine-month period ended September 30, 2009 and 2010, approximately 86%, 87%, 85%, 85% (unaudited) and 83% (unaudited), respectively, of the payments for the cost of registered names and prepaid registration fees were made to a single domain name registry, which is accredited by ICANN to be the exclusive registry for certain TLD's. The failure of this registry to perform its operations may cause significant short-term disruption to the Company's domain registration business.

Concentrations of Credit and Business Risk

          Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

17. Concentrations (Continued)

          At December 31, 2008 and 2009, the Company's cash and cash equivalents and marketable securities were maintained primarily with four major U.S. financial institutions and two foreign banks. The Company also has used one Internet payment processor in both periods. Deposits with these institutions at times exceed the federally insured limits, which potentially subjects the Company to concentration of credit risk. The Company has not experienced any losses related to these balances and believes that there is minimal risk.

          A substantial portion of the Company's advertising revenue is generated through arrangements with two advertising network partners. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current agreements. The Company may not be successful in renewing its agreements with advertising network partners on commercially acceptable terms. The percentage of revenue generated through an advertising network partner representing more than 10% of consolidated revenue is as follows:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Advertising Network Partner A	14%	14%	14%	16%	*
Advertising Network Partner B	13%	*	*	*	*
Advertising Network Partner C	*	12%	18%	17%	28%

*—less than 10% for the period

          At December 31, 2008, 2009 and September 30, 2010, advertising network partners comprising more than 10% of the consolidated accounts receivable balance were as follows:

	2008	2009	2010
			(unaudited)
Advertising Network Partner A	34%	32%	11%
Advertising Network Partner C	19%	22%	34%

18. Business Combinations

          The Company accounts for acquisitions of businesses using the purchase method of accounting where the cost is allocated to the underlying net tangible and intangible assets acquired, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

          Determining the fair value of certain acquired assets and liabilities is subjective in nature and often involves the use of significant estimates and assumptions, including, but not limited to, the selection of appropriate valuation methodology, projected revenues, expenses and cash flows, weighted average cost of capital, discount rates, estimates of advertiser and publisher turnover rates and estimates of terminal values.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

18. Business Combinations (Continued)

          During the year ended December 31, 2008 and the nine-month period ended December 31, 2007, the Company acquired businesses consistent with the Company's strategic plan of acquiring, consolidating and developing Internet media properties and applications. The Company's first acquisition in 2006, eNom, resulted in the Company having a technology platform for domain advertising websites, full media content websites and an extensive network of reseller customer relationships. The Company's subsequent acquisitions primarily represent social media and media content properties designed to cater to online enthusiast communities with specific interest in the areas of knowledge, lifestyle and entertainment. In addition to identifiable assets acquired in these business combinations, the Company acquired goodwill that primarily derives from the ability to generate synergies across the Company's media services and the loyalty of a passionate user community.

          The acquisitions are included in the Company's consolidated financial statements as of the date of the acquisition. The following tables summarize the total purchase consideration and the estimated fair value of the assets acquired and the liabilities assumed for business acquisitions made by the Company during the year ended December 31, 2008 and nine-month period ended December 31, 2007:

Acquisitions during the year ended December 31, 2008:

	The Daily Plate	Pluck
Purchase consideration:
Cash and acquisition costs	$4,037	$54,421
Deferred acquisition consideration	1,000	250
Notes payable	—	10,000
Repayment of existing debt	—	1,614

Total purchase consideration:	$5,037	$66,285

Assets:
Cash	$—	$410
Current assets	—	2,175
Property & equipment	—	1,181
Intangible assets:
Trade names	18	2,029
Media content	1,231	451
Non-compete agreements	148	2,010
Customer relationships	21	2,092
Technology	208	23,790
Goodwill	3,411	39,129

Total assets acquired:	5,037	73,267
Current liabilities, excluding deferred tax liabilities	—	(1,494)
Deferred tax liabilities, net	—	(5,453)
Other long-term liabilities	—	(35)

Net assets acquired	$5,037	$66,285

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

18. Business Combinations (Continued)

Acquisitions during the nine-month period ended December 31, 2007:

	Pagewise	Airliners	Other	Total
Purchase consideration
Cash and acquisition costs	$15,761	$8,224	$15,223	$39,208
Deferred acquisition consideration	—	—	654	654
Common stock	—	—	70	70

Total purchase consideration	$15,761	$8,224	$15,947	$39,932

Assets
Cash	$384	$1,014	$114	$1,512
Current assets	403	153	14	570
Property and equipment	70	—	125	195
Deferred tax assets	12	—	43	55
Intangible assets
Trade names	230	90	227	547
Media content	3,515	1,717	2,917	8,149
Non-compete agreements	1,670	360	820	2,850
Subscriber relationships	—	156	221	377
Content publisher relationships	195	—	—	195
Advertiser relationships	—	—	378	378
Technology	—	—	398	398
Goodwill	10,942	5,012	10,923	26,877

Total assets acquired	17,421	8,502	16,180	42,103
Current liabilities, excluding deferred tax liabilities, current	(259)	(278)	(233)	(770)
Deferred tax liabilities, net	(1,401)	—	—	(1,401)

Net assets acquired	$15,761	$8,224	$15,947	$39,932

Pagewise

          In June 2007, the Company acquired 100% of the outstanding stock of Pagewise.com, Inc. (Pagewise), consisting of two websites: ExpertVillage.com—a how-to video production center and library—and Essortment.com—a text-driven how-to article site. The Company accounted for the transaction as a business combination. The purchase price consideration consisted of cash and acquisition costs of $15,800.

          In connection with the acquisition, $2,650 of cash consideration was placed in escrow to secure indemnification claims and was released in June 2008.

          The acquired intangible assets in the amount of $5,610 have a weighted average useful life of approximately five years. The identifiable intangible assets are comprised of trade names with a value of $230 (5-year straight-line useful life), filmmaker relationships with a value of $195 (3-year straight-line useful life), non-compete agreements with a value of $1,670 (range of useful lives from two

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

18. Business Combinations (Continued)

to three years, straight-line), and media content with a value of $3,515 (7-year straight-line useful life). The goodwill of $10,942 and the intangible assets valued at $5,610 are not deductible for federal tax purposes.

Airliners

          In June 2007, the Company acquired 100% of the outstanding stock of Ludgren Aerospace AB, a Swedish company operating Airliners.net and MyAviation.net. Airliners.net hosts a large database of high-quality airline photos and serves as an online resource for the aviation community. MyAviation.net is a related site that offers additional airline photo hosting as a supplement to Airliners.net. The Company accounted for the transaction as a business combination. The purchase price consideration consisted of cash and acquisition costs of $8,200.

          In connection with the acquisition, $844 of cash consideration was placed in escrow to secure indemnification claims. In December 2007, $800 of cash was released to sellers; the remainder was released in July 2008.

          The acquired intangible assets in the amount of $2,323 have a weighted average useful life of approximately six years. The identifiable intangible assets are comprised of trade names with a value of $90 (5-year straight-line useful life), customer relationships with a value of $156 (7-year straight-line useful life), non-compete agreements with a value of $360 (3-year straight-line useful life), and media content with a value of $1,717 (7-year straight-line useful life). The goodwill of $5,012 and the intangible assets valued at $2,323 are deductible over 15 years for federal tax purposes.

Other 2007 Acquisitions

          During the nine months ended December 31, 2007, the Company acquired thirteen other individually immaterial online businesses for a total purchase price consideration of $16,000, which was primarily in cash, consistent with the Company's strategic plan of acquiring, consolidating, and developing Internet media properties and applications.

          Goodwill and identifiable intangible assets recognized in those transactions amounted to $10,923 and $4,961, respectively. The weighted average amortization period of identifiable intangible assets is approximately 5 years. The goodwill of $9,385 and the intangible assets valued at $4,013 are deductible over 15 years for federal tax purposes. The goodwill of $1,538 and the intangible assets valued at $948 are not deductible for federal tax purposes.

The Daily Plate

          In January 2008, the Company acquired substantially all the assets of The Daily Plate (TheDailyPlate.com), a community-based website for nutrition and fitness enthusiasts for total purchase consideration of $5,037, including acquisition costs. The Daily Plate was owned and operated by four employees of the Company prior to the acquisition by the Company. The Company accounted for the transaction as a business combination.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

18. Business Combinations (Continued)

          In connection with TheDailyPlate.com acquisition, $1,000 of consideration was initially withheld by the Company to secure indemnification obligations from the selling shareholders. In July 2008, the first $500 installment payment of the withheld consideration was made. The remaining $500 portion of the holdback was released in January 2009, after confirmation that no indemnification claims were identified.

          The acquired intangible assets in the amount of $1,626 have a weighted average useful life of approximately five years. The identifiable intangible assets are comprised of trade names with a value of $18 (2-year straight-line useful life), direct advertiser relationships with a value of $381 (5-year straight-line useful life), customer relationships with a value of $21 (2-year straight-line useful life), non-compete agreements with a value of $148 (2-year straight-line useful life), content with a value of $850 (5-year straight-line useful life), and technology with a value of $208 (5-year straight-line useful life). The goodwill of $3,400 and the acquired intangibles with a value of $1,600 are deductible over 15 years for federal tax purposes.

Pluck

          In March 2008, the Company acquired 100% of the outstanding stock of Pluck. Pluck is a provider of social media tools and technologies which enable publishers, brands and retailers to grow their audiences by integrating content, community and social media technologies directly into their existing web properties. The Company accounted for the transaction as a business combination. The purchase consideration of $66,285 consisted of the following: cash and acquisition costs of $54,421; deferred consideration of $250; repayment of Pluck's existing debt of $1,614; and promissory notes for $10,000 that matured on April 3, 2009 and bore interest at 7% annually. On April 3, 2009, the Company paid the promissory notes and $772 accrued interest.

          The Company agreed to payout certain unvested stock options held by Pluck employees at the time of acquisition (Note 13—Share-based Compensation Plans and Awards). As a result, the Company was obligated to pay in cash approximately $2,500 over the original vesting period of the stock option awards. Such amount is recorded as compensation expense contingent on the employee's continued employment with Demand Media. During the years ended December 31, 2009 and 2008, $564 and $899, respectively, of cash related to the vested stock options was paid out to Pluck employees.

          In connection with the acquisition, $250 of cash consideration was deferred to secure working capital requirements. The deferred consideration was released in December 2008 after confirmation that the minimum working capital requirements were satisfied.

          In November 2008, $371 related to the final working capital adjustment was paid to the sellers. This working capital adjustment and consequent adjustments to deferred tax liabilities resulted in changes to the preliminary allocations of assets and liabilities, other than intangible assets.

          The acquired intangible assets in the amount of $30,372 have a weighted average useful life of approximately five years. The identifiable intangible assets are comprised of trade names with a value of $2,029 (5-year straight-line useful life), customer relationships with a value of $2,092 (5-year straight-line useful life), non-compete agreements with a value of $2,010 (range of useful lives from two

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

18. Business Combinations (Continued)

years to three years, straight-line), content rights with a value of $451 (5-year straight-line useful life) and technology with a value of $23,790 (5-year straight-line useful life). The goodwill of $39,100 and the acquired intangibles with a value of $30,372 are not deductible for federal tax purposes.

Supplemental Pro forma Information (unaudited)

          Supplemental information on an unaudited pro forma basis, as if the 2007 and 2008 acquisitions had been consummated as of the beginning of each period presented, is as follows:

	Nine-month period ended December 31,	Year ended December 31,
	2007	2008
	(unaudited)
Revenues	$106,663	$170,881
Net loss	(8,637)	(15,363)

          Included in revenues for the year ended December 31, 2008 is $6,911 related to social media services revenues generated by Pluck, which was acquired in March 2008. Disclosure of revenue and earnings for the other 2007 and 2008 acquisitions included in the consolidated results of the Company for the post acquisition periods is impracticable because their operations were integrated into our existing business and not managed or tracked on a separate basis.

          The unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable and reflects amortization of intangible assets as a result of the acquisitions. The pro forma results are not necessarily indicative of the results that have been realized had the acquisitions been consolidated as of the beginning of the periods presented.

19. Business Segments

          The Company operates in one operating segment. The Company's chief operating decision maker ("CODM") manages the Company's operations on a consolidated basis for purposes of evaluating financial performance and allocating resources. The CODM reviews separate revenue information for its Content & Media and Registrar offerings. All other financial information is reviewed by the CODM on a consolidated basis. All of the Company's principal operations and decision-making functions are located in the United States. Revenues generated outside of the United States are not material for any of the periods presented.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

19. Business Segments (Continued)

          Revenues derived from the Company's Content & Media and Registrar Services are as follows

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Revenues
Content & Media revenues
Owned & operated	$35,437	$62,833	$73,204	$51,649	$75,982
Network	13,905	21,988	34,513	23,992	30,126

Total Content & Media revenues	49,342	84,821	107,717	75,641	106,108
Registrar revenues	52,953	85,429	90,735	67,324	73,249

Total Revenues	$102,295	$170,250	$198,452	$142,965	$179,357

20. Net Loss Per Share

          The following table sets forth the computation of basic and diluted net loss per share of common stock:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Numerator:
Net loss	$(5,617)	$(14,159)	$(21,983)	$(18,098)	$(6,354)
Cumulative preferred stock dividends	(14,059)	(28,209)	(30,848)	(22,858)	(24,649)

Net loss attributable to common stockholders	$(19,676)	$(42,368)	$(52,831)	$(40,956)	$(31,003)

Denominator:
Weighted average common shares outstanding	13,631	14,266	14,554	14,552	14,905
Weighted average unvested RSPRs	(9,000)	(6,082)	(3,395)	(3,729)	(1,555)

Weighted average common shares outstanding—basic	4,631	8,184	11,159	10,823	13,350
Dilutive effect of stock options, warrants and convertible preferred stock	—	—	—	—	—

Weighted average common shares outstanding—diluted	4,631	8,184	11,159	10,823	13,350

Net loss per share—basic and diluted	$(4.25)	$(5.18)	$(4.73)	$(3.78)	$(2.32)

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

20. Net Loss Per Share (Continued)

          As of each period end, the following common equivalent shares were excluded from the calculation of the Company's net loss per share as their inclusion would have been antidilutive:

		Year ended December 31,		Nine Months ended September 30,
	Nine Months ended December 31, 2007
		2008	2009	2009	2010
				(unaudited)	(unaudited)
Stock options	5,830	8,023	11,771	11,827	19,028
Unvested RSPRs	7,845	4,683	2,038	2,814	1,360
Convertible Series A Preferred Stock	32,667	32,667	32,667	32,667	32,667
Convertible Series B Preferred Stock	4,732	4,732	4,732	4,732	4,732
Convertible Series C Preferred Stock	13,024	13,024	13,024	13,024	13,024
Convertible Series D Preferred Stock	8,334	11,250	11,250	11,250	11,250
Convertible Series C Preferred Stock Warrants	193	63	63	63	63
Common Stock Warrants	45	1,374	1,374	1,374	1,749

21. Unaudited Pro Forma Net Loss Per Share

          Unaudited pro forma basic and diluted net loss per common share have been computed to give effect to the conversion on a two-for-one basis of the Company's convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred as of January 1, 2009, as follows:

	Year ended December 31, 2009	Nine Months ended September 30, 2010
	(unaudited)
Numerator:
Net loss	$(21,983)	$(6,354)
Add: Change in fair value of preferred warrant liability	59	162

Pro-forma net loss	$(21,924)	$(6,192)

Denominator:
Shares used in computing basic and diluted net loss per share	11,159	13,350
Adjustment for assumed conversion of preferred stock	61,672	61,672

Shares used in computing basic and diluted pro-forma net loss	72,831	75,022

Pro-forma net loss per share—basic and diluted	$(0.30)	$(0.08)

          Pro-forma net loss per share excludes the issuance of shares of common stock upon the net exercise of warrants to purchase common stock and the Answerbag Warrant.

Demand Media, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Information for the nine-month periods ended September 30, 2009 and 2010 is unaudited)

(In thousands, except per share amounts)

22. Change in Year End

          Effective with the year ended December 31, 2007, the Company changed its fiscal year-end from March 31 to December 31 and as such, the Company's financial statements for the period ended December 31, 2007 represent a nine-month period from April 1, 2007 to December 31, 2007. The following table presents certain unaudited financial information for the nine-month periods ended December 2006 and 2007.

	Nine Months ended December 31,
	2006	2007
	(unaudited)
Revenues	$34,766	$102,295
Loss from operations	(1,542)	(7,081)
Loss before income taxes	(2,506)	(7,910)
Income tax benefit	804	2,293
Net loss	$(1,702)	$(5,617)
Basic and diluted net loss per share	$(4.66)	$(4.25)
Weighted average common shares outstanding	1,790	4,631

23. Subsequent Events

          In connection with the issuance of the consolidated financial statements for the year ended December 31, 2009, the Company evaluated subsequent events through April 30, 2010 and August 6, 2010, the date the consolidated financial statements were issued. In connection with the re-issuance of the consolidated financial statements and the issuance of the interim consolidated financial statements for the nine-month period ended September 30, 2010, the Company has evaluated subsequent events through October 28, 2010.

          During the period from October 1, 2010 to October 28, 2010, the Company granted stock options to purchase 131 shares of common stock at a weighted average exercise price of $15.36 per share and issued 13 restricted stock units (unaudited).

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7,500,000 Shares

Demand Media, Inc.

Common Stock

Goldman, Sachs & Co.	Morgan Stanley

UBS Investment Bank	Allen & Company LLC	Jefferies & Company

Stifel Nicolaus Weisel	RBC Capital Markets	Pacific Crest Securities

Raine Securities	JMP Securities

          Through and including                        , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

          The expenses, other than underwriting commissions, we expect to incur in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$
Financial Industry Regulatory Authority, Inc. Filing Fee
Listing Fee
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*

Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

          Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

          Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys' fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

          Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

          Our amended and restated bylaws that will be in effect upon completion of this offering will provide that we will indemnify, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our amended and restated bylaws that will be in effect upon completion of this offering will further provide for the advancement of expenses to each of our officers and directors.

          Our amended and restated certificate of incorporation that will be in effect upon completion of this offering will provide that, to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

          We also intend to maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.

          In connection with the sale of common stock being registered hereby, we intend to enter into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our amended and restated certificate of incorporation or amended and restated bylaws.

          In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

          Since January 1, 2007, we have issued unregistered securities to a limited number of persons, as described below.

  1.
  In May 2007, the registrant issued a total of 77,902 shares of Convertible Series C Preferred Stock for $3.8507 per share to an investor for an aggregate purchase price of $299,977.

  2.
  On September 10, 2007, the registrant issued a total of 16,666,667 shares of Convertible Series D Preferred Stock, for $6.00 per share resulting in net proceeds of $99,700,000, net of issuance costs.

  3.
  On January 15, 2008, the registrant issued warrants to purchase an aggregate of 1,250,000 shares of common stock to three persons at an exercise price of $12.00 per share.

  4.
  On March 3, 2008, the registrant issued a $10 million unsecured promissory note in connection with its acquisition of Pluck Corporation for the benefit of ten former stockholders of Pluck Corporation.

  5.
  In March 2008, the registrant issued to two existing shareholders an aggregate of 5,833,334 shares of Convertible Series D Preferred Stock and Series D-1 Preferred Stock, at $6.00 per share for proceeds totaling $34,800,000, net of issuance costs.

  6.
  In December 2008, the registrant issued a warrant to purchase 116,862 shares of common stock to an investor at an exercise price of $5.90 per share.

  7.
  In June 2010, the registrant issued a warrant to purchase 375,000 shares of common stock to a person at an exercise price of $12.00 per share.

  8.
  From January 1, 2007 through September 30, 2010, the registrant granted to its employees, consultants and other service providers options to purchase an aggregate of 21,441,507 shares of common stock at a weighted average exercise price of $10.93 per share (for an aggregate exercise price of $234,286,204).

  9.
  From January 1, 2007 through September 30, 2010, the registrant issued and sold an aggregate of 1,274,209 shares of common stock upon exercise of options issued to certain employees, consultants and other service providers at a weighted average exercise price of $1.63 per share, for aggregate consideration of $2,081,893.

  10.
  From January 1, 2007 through September 30, 2010, the registrant issued and sold an aggregate of 3,217,541 shares of restricted stock to certain employees, consultants and other service providers at a weighted average exercise price of $0.08 per share, for aggregate consideration of $250,319.

          The issuances of the securities described in items (1)-(7) above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions were accredited investors and represented that they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration, and the securities contained a legend to that effect.

          The issuances of the securities described in items (8)-(10) above were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation or, in the case of certain securities issued to executive officers and other accredited investors, Section 4(2) of the Securities Act and

Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. Each recipient of an option or restricted stock award was required (upon exercise of the applicable option or receipt of the applicable restricted stock award) to represent, among other things, that he or she was acquiring the applicable securities for investment only and not with a view toward the public sale or distribution thereof. Each such recipient also received written disclosures that the common stock underlying the stock options or restricted stock awards had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration, and all shares of common stock issued in connection with such awards contained a legend to that effect.

Item 16.    Exhibits and Financial Statement Schedules.

          See "Exhibit Index."

Item 17.    Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          The undersigned hereby undertakes as follows:

          (a)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (b)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commissions such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 29th day of October, 2010.

DEMAND MEDIA, INC.
By:	/s/ RICHARD M. ROSENBLATT Richard M. Rosenblatt Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of October, 2010.

Name	Title

/s/ RICHARD M. ROSENBLATT Richard M. Rosenblatt	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ CHARLES S. HILLIARD Charles S. Hilliard	President and Chief Financial Officer (Principal Financial Officer)
* Michael L. Zemetra	Senior Vice President and Controller (Controller)
* Fredric W. Harman	Director
* Victor E. Parker	Director
* Gaurav Bhandari	Director
* John A. Hawkins	Director

Name		Title

* James R. Quandt		Director
* Peter Guber		Director
* Joshua G. James		Director
*By:	/s/ RICHARD M. ROSENBLATT Richard M. Rosenblatt Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Document
1.01		Form of Underwriting Agreement

3.01	#	Fourth Restated Certificate of Incorporation of Demand Media, Inc., as currently in effect

3.01	A	Fifth Restated Certificate of Incorporation of Demand Media, Inc. (effecting a 1-for-2 reverse stock split of our common stock and a corresponding adjustment to the conversion price of all outstanding convertible preferred stock), to be in effect prior to the effectiveness of the offering

3.02	#	Form of Amended and Restated Certificate of Incorporation of Demand Media, Inc., to be in effect upon completion of the offering

3.03	#	Bylaws of Demand Media, Inc., as currently in effect

3.04	#	Form of Amended and Restated Bylaws of Demand Media, Inc., to be in effect upon completion of the offering

4.01	*	Form of Demand Media, Inc. Common Stock Certificate

4.02	#	Third Amended and Restated Stockholders' Agreement, by and among Demand Media, Inc., and the stockholders listed on Exhibit A thereto, dated March 3, 2008

4.03		Amendment No. 1 to Third Amended and Restated Stockholders' Agreement, dated October 21, 2010

5.01		Form of Opinion of Latham & Watkins LLP

10.01	#	Form of Indemnification Agreement entered into by and between Demand Media, Inc. and each of its directors and executive officers

10.02	#	Sublease, by and between Dimensional Fund Advisors LP and Demand Media, Inc., dated September 24, 2009

10.03	#	Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, adopted April 2006, amended and restated June 26, 2008

10.03	A#	First Amendment to the Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, dated June 1, 2009

10.04	#	Demand Media, Inc. 2010 Incentive Award Plan, adopted August 3, 2010

10.05	#	Form of Demand Media, Inc. 2010 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement

10.06	#	Form of Demand Media, Inc. 2006 Equity Incentive Plan Restricted Stock Purchase Agreement

10.07	#	Form of Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement

10.08	#	Employment Agreement between Demand Media, Inc. and Richard Rosenblatt, dated August 5, 2010

10.09	#	Employment Agreement between Demand Media, Inc. and Charles Hilliard, dated August 5, 2010

10.10	#	Offer Letter between Demand Media, Inc. and Shawn Colo, dated April 18, 2006

10.11	#	Offer Letter between Demand Media, Inc. and Larry Fitzgibbon, dated April 21, 2006

Exhibit No.		Description of Document
10.12	#	Offer Letter between Demand Media, Inc. and Michael Blend, dated August 1, 2006

10.13	#	Employment Agreement between Demand Media, Inc. and Joanne Bradford, dated March 15, 2010

10.14	#	Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Richard Rosenblatt, dated April 19, 2007, amended April 27, 2007, amended further February 10, 2010

10.15	#	Demand Media Inc. 2006 Equity Incentive Plan Restricted Stock Purchase Agreement, between Demand Media, Inc. and Richard Rosenblatt, dated April 19, 2007, amended April 27, 2007, amended further February 10, 2010

10.16	#	Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Charles Hilliard, dated June 1, 2007, amended February 9, 2010

10.17	#	Demand Media, Inc. 2006 Equity Incentive Plan Restricted Stock Purchase Agreement, between Demand Media, Inc. and Charles Hilliard, dated June 1, 2007

10.18	#	Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Michael Blend, dated May 29, 2008, amended February 10, 2010

10.19	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Richard Rosenblatt, dated June 2009

10.20	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Charles Hilliard, dated June 2009

10.21	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Shawn Colo, dated June 2009

10.22	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Larry Fitzgibbon, dated June 2009

10.23	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Michael Blend, dated June 2009

10.24	#†	Google Services Agreement, between Google, Inc. and Demand Media, Inc., dated May 28, 2010

10.25	#	Credit Agreement, among Demand Media, Inc., certain subsidiaries of the borrower, Bank of America, N.A., RBC Capital Markets and other lenders party thereto, dated May 25, 2007, amended July 2, 2007, further amended February 28, 2008 and further amended April 24, 2008

10.26		Demand Media, Inc. 2010 Employee Stock Purchase Plan, dated September 27, 2010

21.01	#	List of subsidiaries of Demand Media, Inc.

23.01		Consent of Latham & Watkins LLP (included in Exhibit 5.01)

23.02		Consent of Independent Registered Public Accounting Firm

*
To be filed by amendment

†
Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment

#
Previously filed

EXHIBIT INDEX

Exhibit No.		Description of Document
1.01		Form of Underwriting Agreement

3.01	#	Fourth Restated Certificate of Incorporation of Demand Media, Inc., as currently in effect

3.01	A	Fifth Restated Certificate of Incorporation of Demand Media, Inc. (effecting a 1-for-2 reverse stock split of our common stock and a corresponding adjustment to the conversion price of all outstanding convertible preferred stock), to be in effect prior to the effectiveness of the offering

3.02	#	Form of Amended and Restated Certificate of Incorporation of Demand Media, Inc., to be in effect upon completion of the offering

3.03	#	Bylaws of Demand Media, Inc., as currently in effect

3.04	#	Form of Amended and Restated Bylaws of Demand Media, Inc., to be in effect upon completion of the offering

4.01	*	Form of Demand Media, Inc. Common Stock Certificate

4.02	#	Third Amended and Restated Stockholders' Agreement, by and among Demand Media, Inc., and the stockholders listed on Exhibit A thereto, dated March 3, 2008

4.03		Amendment No. 1 to Third Amended and Restated Stockholders' Agreement, dated October 21, 2010

5.01		Form of Opinion of Latham & Watkins LLP

10.01	#	Form of Indemnification Agreement entered into by and between Demand Media, Inc. and each of its directors and executive officers

10.02	#	Sublease, by and between Dimensional Fund Advisors LP and Demand Media, Inc., dated September 24, 2009

10.03	#	Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, adopted April 2006, amended and restated June 26, 2008

10.03	A#	First Amendment to the Amended and Restated Demand Media, Inc. 2006 Equity Incentive Plan, dated June 1, 2009

10.04	#	Demand Media, Inc. 2010 Incentive Award Plan, adopted August 3, 2010

10.05	#	Form of Demand Media, Inc. 2010 Incentive Award Plan Stock Option Grant Notice and Stock Option Agreement

10.06	#	Form of Demand Media, Inc. 2006 Equity Incentive Plan Restricted Stock Purchase Agreement

10.07	#	Form of Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement

10.08	#	Employment Agreement between Demand Media, Inc. and Richard Rosenblatt, dated August 5, 2010

10.09	#	Employment Agreement between Demand Media, Inc. and Charles Hilliard, dated August 5, 2010

10.10	#	Offer Letter between Demand Media, Inc. and Shawn Colo, dated April 18, 2006

10.11	#	Offer Letter between Demand Media, Inc. and Larry Fitzgibbon, dated April 21, 2006

10.12	#	Offer Letter between Demand Media, Inc. and Michael Blend, dated August 1, 2006

Exhibit No.		Description of Document
10.13	#	Employment Agreement between Demand Media, Inc. and Joanne Bradford, dated March 15, 2010

10.14	#	Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Richard Rosenblatt, dated April 19, 2007, amended April 27, 2007, amended further February 10, 2010

10.15	#	Demand Media Inc. 2006 Equity Incentive Plan Restricted Stock Purchase Agreement, between Demand Media, Inc. and Richard Rosenblatt, dated April 19, 2007, amended April 27, 2007, amended further February 10, 2010

10.16	#	Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Charles Hilliard, dated June 1, 2007, amended February 9, 2010

10.17	#	Demand Media, Inc. 2006 Equity Incentive Plan Restricted Stock Purchase Agreement, between Demand Media, Inc. and Charles Hilliard, dated June 1, 2007

10.18	#	Demand Media, Inc. 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Michael Blend, dated May 29, 2008, amended February 10, 2010

10.19	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Richard Rosenblatt, dated June 2009

10.20	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Charles Hilliard, dated June 2009

10.21	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Shawn Colo, dated June 2009

10.22	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Larry Fitzgibbon, dated June 2009

10.23	#	Demand Media, Inc. Amended and Restated 2006 Equity Incentive Plan Stock Option Agreement, between Demand Media, Inc. and Michael Blend, dated June 2009

10.24	#†	Google Services Agreement, between Google, Inc. and Demand Media, Inc., dated May 28, 2010

10.25	#	Credit Agreement, among Demand Media, Inc., certain subsidiaries of the borrower, Bank of America, N.A., RBC Capital Markets and other lenders party thereto, dated May 25, 2007, amended July 2, 2007, further amended February 28, 2008 and further amended April 24, 2008

10.26		Demand Media, Inc. 2010 Employee Stock Purchase Plan, dated September 27, 2010

21.01	#	List of subsidiaries of Demand Media, Inc.

23.01		Consent of Latham & Watkins LLP (included in Exhibit 5.01)

23.02		Consent of Independent Registered Public Accounting Firm

*
To be filed by amendment

†
Certain provisions of this exhibit have been omitted pursuant to a request for confidential treatment

#
Previously filed